   As filed with the Securities and Exchange Commission on April 18, 2007

                                                            File Nos. 333-137370

                                                                       811-08306


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        Pre-Effective Amendment No. 1                [x]


                         Post-Effective Amendment No.

                                      and

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                              Amendment No. 109                      [x]


                        (Check Appropriate Box or Boxes)

              FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE

                           (Exact Name of Registrant)

                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                              (Name of Depositor)

                         200 Park Avenue, New York, NY  10166

             (Address of Depositor's Principal Executive Offices)  (Zip Code)

              (Depositor's Telephone Number, including Area Code)

                                 (800) 989-3752

                    (Name and Address of Agent for Service)

                               Richard C. Pearson

                            Executive Vice President

                   First MetLife Investors Insurance Company

                             c/o Richard C. Pearson

                            5 Park Plaza, Suite 1900

                                Irvine, CA 92614

                                 (949) 223-0590

                                   COPIES TO:

                                W. Thomas Conner

                        Sutherland Asbill & Brennan LLP

                          1275 Pennsylvania Avenue, NW

                           Washington, DC 20004-2415

                                 (202) 383-0590

                 Approximate Date of Proposed Public Offering:

   As soon as practicable after effectiveness of the Registration Statement.


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
  Section 8(a) of the Securities Act of 1933 or until Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) shall determine.


                        Title of Securities Registered:

Interest in a separate account under individual flexible premium deferred variable annuity contracts.

                          THE VARIABLE ANNUITY CONTRACT


                                    ISSUED BY

                    FIRST METLIFE INVESTORS INSURANCE COMPANY

                                       AND

              FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE

                                     CLASS S

                            CLASS S - L SHARE OPTION


                                 APRIL 30, 2007


This prospectus describes the flexible premium deferred variable annuity contract offered by First MetLife Investors Insurance Company (First MetLife Investors or we or us). The contract is offered for individuals and some tax qualified and non-tax qualified retirement plans.

The annuity contract has 6 investment choices. You can put your money in any of these investment portfolios.

MET INVESTORS SERIES TRUST - METLIFE ASSET ALLOCATION PROGRAM (CLASS B):

     MetLife Defensive Strategy Portfolio

     MetLife Moderate Strategy Portfolio

     MetLife Balanced Strategy Portfolio

     MetLife Growth Strategy Portfolio

     MetLife Aggressive Strategy Portfolio

METROPOLITAN SERIES FUND, INC. (CLASS B):

     BlackRock Money Market Portfolio

Please read this prospectus before investing and keep it on file for future reference. It contains important information about the First MetLife Investors Variable Annuity Contract.


To learn more about the First MetLife Investors Variable Annuity Contract, you can obtain a copy of the Statement of Additional Information (SAI) dated April 30, 2007. The SAI has been filed with the Securities and Exchange Commission
(SEC) and is legally a part of the prospectus. The SEC maintains a Web site (http://www.sec.gov) that contains the SAI, material incorporated by reference, and other information regarding companies that file electronically with the SEC. The Table of Contents of the SAI is on Page 45 of this prospectus. For a free copy of the SAI, call us at (800) 343-8496, visit our website at WWW.METLIFEINVESTORS.COM, or write to us at: 5 Park Plaza, Suite 1900, Irvine, CA 92614.


The contracts:

..  are not bank deposits

..  are not FDIC insured

..  are not insured by any federal government agency

..  are not guaranteed by any bank or credit union

..  may be subject to loss of principal

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


April 30, 2007

TABLE OF CONTENTS
                                                           PAGE
                                                           ----



INDEX OF SPECIAL TERMS ................................       3
HIGHLIGHTS ............................................       5
FEE TABLES AND EXAMPLES ...............................       7
1. THE ANNUITY CONTRACT ...............................      13
     Market Timing ....................................      13
2. PURCHASE ...........................................      13
     Purchase Payments ................................      13
     Termination for Low Account Value ................      14
     Allocation of Purchase Payments ..................      14
     Free Look ........................................      14
     Accumulation Units ...............................      15
     Account Value ....................................      15
     Replacement of Contracts .........................      15
3. INVESTMENT OPTIONS .................................      15
     Transfers ........................................      17
     Dollar Cost Averaging Program ....................      19
     Automatic Rebalancing Program ....................      20
     Description of the MetLife Asset Allocation
      Program .........................................      20
     Voting Rights ....................................      21
     Substitution of Investment Options ...............      21
4. EXPENSES ...........................................      21
     Product Charges ..................................      21
     Account Fee ......................................      22
     Guaranteed Withdrawal Benefit - Rider Charge .....      22
     Withdrawal Charge ................................      22
     Reduction or Elimination of the Withdrawal
      Charge ..........................................      23
     Premium and Other Taxes ..........................      24
     Transfer Fee .....................................      24
     Income Taxes .....................................      24
     Investment Portfolio Expenses ....................      24
5. ANNUITY PAYMENTS (THE INCOME PHASE) ................      24
     Annuity Date .....................................      24
     Annuity Payments .................................      24
     Annuity Options ..................................      25
6. ACCESS TO YOUR MONEY ...............................      27
     Systematic Withdrawal Program ....................      28
     Suspension of Payments or Transfers ..............      28
7. LIVING BENEFITS ....................................      28
     Guaranteed Withdrawal Benefit ....................      28
     Description of the Lifetime Withdrawal
      Guarantee .......................................      29
8. PERFORMANCE ........................................      34
9. DEATH BENEFIT ......................................      35
     Upon Your Death ..................................      35
     Standard Death Benefit ...........................      35
     General Death Benefit Provisions .................      35
     Spousal Continuation .............................      36
     Death of the Annuitant ...........................      36
     Controlled Payout ................................      36
10. FEDERAL INCOME TAX STATUS .........................      36
     Taxation of Non-Qualified Contracts ..............      37
     Taxation of Qualified Contracts ..................      38
     Tax Benefits Related to the Assets of the
      Separate Account ................................      41
     Possible Tax Law Changes .........................      41
11. OTHER INFORMATION .................................      41
     First MetLife Investors ..........................      41
     The Separate Account .............................      42
     Distributor ......................................      42
     Selling Firms ....................................      42
     Requests and Elections ...........................      43
     Ownership ........................................      44
     Legal Proceedings ................................      45
     Financial Statements .............................      45
TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL
 INFORMATION ..........................................      45
APPENDIX A ............................................     A-1
     Participating Investment Portfolios ..............     A-1
APPENDIX B ............................................     B-1
     Lifetime Withdrawal Guarantee Examples ...........     B-1

INDEX OF SPECIAL TERMS

Because of the complex nature of the contract, we have used certain words or terms in this prospectus which may need an explanation. We have identified the following as some of these words or terms. The page that is indicated here is where we believe you will find the best explanation for the word or term. These words and terms are in italics on the indicated page.


                                                                          PAGE
                                                                          ----

Account Value..........................................................    15
Accumulation Phase.....................................................    13
Accumulation Unit......................................................    15
Annual Benefit Payment.................................................    30
Annuitant..............................................................    44
Annuity Date...........................................................    24
Annuity Options........................................................    25
Annuity Payments.......................................................    24
Annuity Units..........................................................    25
Beneficiary............................................................    44
Business Day...........................................................    14
Guaranteed Principal Adjustment........................................    32
Income Phase...........................................................    13
Investment Portfolios..................................................    15
Joint Owners...........................................................    44
Owner..................................................................    44
Purchase Payment.......................................................    13
Remaining Guaranteed Withdrawal Amount.................................    30
Separate Account.......................................................    42
Total Guaranteed Withdrawal Amount.....................................    29

HIGHLIGHTS


The variable annuity contract that we are offering is a contract between you, the owner, and us, the insurance company, where you agree to make at least one purchase payment to us and we agree to make a series of annuity payments at a later date. The contract has a maximum issue age and you should consult with your registered representative. The contract provides a means for investing on a tax-deferred basis in the investment portfolios. The contract is intended for retirement savings or other long-term investment purposes. When you purchase the contract, you can choose fixed and variable income options. You can also select the guaranteed withdrawal benefit ("GWB").


The contract allows you to select one of two different charge structures, referred to as a class, based on your specific situation. Each class imposes different withdrawal charges and mortality and expense charges. Depending on your expectations and preferences, you can choose the class that best meets your needs.

Prior to issuance, you must select either:

.. Class S, which imposes a withdrawal charge on withdrawals equal to a maximum of 7% of each purchase payment, reducing annually over seven years, and a mortality and expense charge that is lower for the first four years than the mortality and expense charge of Class S - L Share Option; or


.. Class S - L Share Option, which imposes a withdrawal charge on withdrawals equal to a maximum of 7% of each purchase payment, reducing annually over four years, and a mortality and expense charge that is higher for the first four years than the mortality and expense charge of Class S.

If you elect the Class S - L Share Option, assuming you only submit the initial purchase payment, you may make a complete withdrawal from your contract in the fifth contract year (i.e., the contract year starting on the day after your fourth contract anniversary) without paying a withdrawal charge, whereas you would need to wait until the eight contract year (i.e., the contract year starting on the day after your seventh contract anniversary) under Class S to make a complete withdrawal without a withdrawal charge. This feature will give you earlier access to contract value without paying a withdrawal charge if you elect the Class S - L Share Option. However, the Class S - L Share Option has a higher mortality and expense charge for the first four contract years. Assuming an initial purchase payment only and no subsequent purchase payments, the combination of the mortality and expense charge and the applicable withdrawal charge associated with Class S - L Share Option may exceed the corresponding combined expenses associated with Class S in all contract years except the fifth contract year. Further, the combined expenses of Class S - L Share Option may exceed the combined expenses associated with Class S even during the fifth contract year, depending on your actual investment return. If, however, you make subsequent purchase payments after your initial purchase payment, depending on the timing of those payments and your actual investment return, there may be contract years when the combined expenses of Class S - L Share Option are lower than the combined expenses of Class S. You should carefully consider which of the two classes is appropriate for you.


The contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. If you make a withdrawal during the accumulation phase, we may assess a withdrawal charge of up to 7%. The income phase occurs when you or a designated payee begin receiving regular annuity payments from your contract. You and the annuitant (the person on whose life we base annuity payments) do not have to be the same, unless you purchase a tax qualified contract.

You can have annuity payments made on a variable basis, a fixed basis, or a combination of both. If you choose variable annuity payments, the amount of the variable annuity payments will depend upon the investment performance of the investment portfolio(s) you select for the income phase. If you choose fixed annuity payments, the amount of each payment will not change during the income phase.

TAX DEFERRAL AND QUALIFIED PLANS. The contracts are offered for individuals and some tax qualified and non-tax qualified retirement plans. For any tax qualified account (e.g., an IRA or 403(b) plan), the tax deferred accrual feature is provided by the tax qualified retirement plan. Therefore, there should be reasons other than tax deferral for acquiring the contract within a qualified plan. (See "Federal Income Tax Status.")

FREE LOOK. You may cancel the contract within 10 days after receiving it. You will receive whatever your contract is worth on the day that we receive your cancellation request and we will not deduct a withdrawal charge. The amount you receive may be more or less than your payment depending upon the performance of the investment portfolios. You bear the risk of any decline in account value. We do not refund any charges or deductions assessed during the free look period.

TAX PENALTY. The earnings in your contract are not taxed until you take money out of your contract. If you take money out of a non-qualified contract during the accumulation phase, for tax purposes any earnings are deemed to come out first. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal tax penalty on those earnings. Payments during the income phase are considered partly a return of your original investment until your investment is returned.


NON-NATURAL PERSONS AS OWNERS. If the owner of a non-qualified annuity contract is not a natural person (e.g., a corporation, partnership or certain trusts), gains under the contract are generally not eligible for tax deferral. The owner of this contract can be a natural person, a trust established for the exclusive benefit of a natural person, a charitable remainder trust or other trust arrangement (if approved by us). The owner of this contract can also be a beneficiary of a deceased person's contract that is an Individual Retirement Account or non-qualified deferred annuity. A contract generally may have two owners (both of whom must be individuals). The contract is not available to corporations or other business organizations, except to the extent an employer is the purchaser of a SEP or SIMPLE IRA contract. Subject to state approval, certain retirement plans qualified under the Internal Revenue Code may purchase the contract.


INQUIRIES. If you need more information, please contact our Annuity Service Center at:

                     MetLife Investors Distribution Company

                                 P.O. Box 10366
                           Des Moines, Iowa 50306-0366
                                 (800) 343-8496

ELECTRONIC DELIVERY. As an owner you may elect to receive electronic delivery of current prospectuses related to this contract, prospectuses and annual and semi-annual reports for the investment portfolios and other contract related documents.

Contact us at WWW.METLIFEINVESTORS.COM for more information and to enroll.

FEE TABLES AND EXAMPLES

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING, AND SURRENDERING THE CONTRACT. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE CONTRACT, SURRENDER THE CONTRACT, OR TRANSFER ACCOUNT VALUE BETWEEN INVESTMENT OPTIONS. STATE PREMIUM TAXES MAY ALSO BE DEDUCTED.

--------------------------------------------------------------------------------

OWNER TRANSACTION EXPENSES TABLE

WITHDRAWAL CHARGE (Note 1)                7%
(as a percentage of purchase payments)
TRANSFER FEE (Note 2)                     $0 (First 12 per year)
                                          $25 (Thereafter)

--------------------------------------------------------------------------------

Note 1. If an amount withdrawn is determined to include the withdrawal of prior purchase payments, a withdrawal charge may be assessed. Withdrawal charges are calculated in accordance with the following. (See "Expenses - Withdrawal Charge.")

CLASS S

          Number of Complete Years from      Withdrawal Charge
          Receipt of Purchase Payment      (% of Purchase Payment)
          ------------------------------   ------------------------
                         0                            7
                         1                            6
                         2                            6
                         3                            5
                         4                            4
                         5                            3
                         6                            2
                   7 and thereafter                   0

CLASS S - L SHARE OPTION

         Number of Complete Years from      Withdrawal Charge
         Receipt of Purchase Payment      (% of Purchase Payment)
         ------------------------------   ------------------------
                        0                            7
                        1                            6
                        2                            6
                        3                            5
                  4 and thereafter                   0

Note 2. There is no charge for the first 12 transfers in a contract year; thereafter the fee is $25 per transfer. First MetLife Investors is currently waiving the transfer fee, but reserves the right to charge the fee in the future.


THE NEXT TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT, NOT INCLUDING INVESTMENT PORTFOLIO FEES AND EXPENSES.


--------------------------------------------------------------------------------

                    ACCOUNT FEE (Note 1)    $ 30


SEPARATE ACCOUNT ANNUAL EXPENSES


(referred to as Separate Account Product Charges)

(as a percentage of average account value in the Separate Account)


                CLASS S
                --------------------------------------
                Mortality and Expense Charge             0.90%
                Administration Charge                    0.25%
                                                         ----
                Total Separate Account Annual Expenses 1.15% CLASS S - L SHARE OPTION
                --------------------------------------
                Mortality and Expense Charge             1.60%
                Administration Charge                    0.25%
                                                         ----
                Total Separate Account Annual Expenses   1.85%
                (Note 2)



--------------------------------------------------------------------------------

Note 1. The Account Fee is charged on the last day of each contract year if your account value is less than $50,000. Different policies apply during the income phase of the contract. (See "Expenses.")

Note 2. For Class S - L Share Option, the Mortality and Expense Charge is 1.60% for the first four contract years and declines to 0.90% for the fifth contract year and thereafter. For the fifth contract year and thereafter, Total Separate Account Annual Expenses are 1.15%.

ADDITIONAL OPTIONAL RIDER CHARGES*




GUARANTEED WITHDRAWAL BENEFIT (LIFETIME WITHDRAWAL GUARANTEE) RIDER CHARGE
  Single Life Version Prior to             0.50% of the Total Guaranteed Withdrawal Amount
  Automatic Annual
  Step-Up                                  (Note 1)

  Single Life Version Upon Automatic       0.95% of the Total Guaranteed Withdrawal Amount
  Annual
  Step-Up (maximum)                        (Note 1)
  Joint Life Version Prior to Automatic    0.70% of the Total Guaranteed Withdrawal Amount
  Annual
  Step-Up                                  (Note 1)
  Joint Life Version Upon Automatic        1.40% of the Total Guaranteed Withdrawal Amount
  Annual
  Step-Up (maximum)                        (Note 1)



--------------------------------------------------------------------------------

Note 1. The Total Guaranteed Withdrawal Amount is initially set at an amount equal to a percentage of your initial purchase payment. The Total Guaranteed Withdrawal Amount may increase with additional purchase payments. See "Living Benefits - Guaranteed Withdrawal Benefit" for a definition of the term Total Guaranteed Withdrawal Amount.

* Certain charges and expenses may not apply during the income phase of the contract. (See "Expenses.")

--------------------------------------------------------------------------------

THE NEXT TABLE SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE INVESTMENT PORTFOLIOS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE CONTRACT. MORE DETAIL CONCERNING EACH INVESTMENT PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUSES FOR THE INVESTMENT PORTFOLIOS AND IN THE FOLLOWING TABLES.



                                              Minimum       Maximum
                                              -------       -------

          Total Annual Portfolio Expenses       0.63%         1.14%
          (expenses that are deducted from
          investment portfolio assets,
          including management fees,
          12b-1/service fees, and other
            expenses)*


--------------------------------------------------------------------------------


* These expenses include the total annual portfolio expenses of the MetLife Asset Allocation Program Portfolios, as well as the weighted average of the total operating expenses (before any applicable fee waivers and expense reimbursements) of the underlying portfolios as of December 31, 2006.


FOR INFORMATION CONCERNING COMPENSATION PAID FOR THE SALE OF THE CONTRACTS, SEE "OTHER INFORMATION - DISTRIBUTOR."

INVESTMENT PORTFOLIO EXPENSES

(as a percentage of the average daily net assets of an investment portfolio)

The following table is a summary. For more complete information on investment portfolio fees and expenses, please refer to the prospectus for each investment portfolio.



                                          MANAGEMENT   12B-1/SERVICE     OTHER
                                             FEES           FEES       EXPENSES
                                         ------------ --------------- ----------
MET INVESTORS SERIES TRUST(2)
 MetLife Defensive Strategy Portfolio(1)   0.10%        0.25%          0.03%
 MetLife Moderate Strategy Portfolio(1)    0.08%        0.25%          0.02%
 MetLife Balanced Strategy Portfolio(1)    0.07%        0.25%          0.01%
 MetLife Growth Strategy Portfolio(1)      0.07%        0.25%          0.01%
 MetLife Aggressive Strategy               0.09%        0.25%          0.02%
  Portfolio(1)

                                                                                    TOTAL
                                                                                   ANNUAL
                                                                                  PORTFOLIO
                                                                                  EXPENSES
                                            TOTAL     CONTRACTUAL   NET TOTAL     INCLUDING
                                            ANNUAL      EXPENSE       ANNUAL     EXPENSES OF
                                          PORTFOLIO     SUBSIDY     PORTFOLIO    UNDERLYING
                                           EXPENSES   OR DEFERRAL    EXPENSES   PORTFOLIOS(1)
                                         ----------- ------------- ----------- --------------
MET INVESTORS SERIES TRUST(2)
 MetLife Defensive Strategy Portfolio(1)  0.38%       0.03%         0.35%        0.98%
 MetLife Moderate Strategy Portfolio(1)   0.35%       0.00%         0.35%        1.02%
 MetLife Balanced Strategy Portfolio(1)   0.33%       0.00%         0.33%        1.03%
 MetLife Growth Strategy Portfolio(1)     0.33%       0.00%         0.33%        1.09%
 MetLife Aggressive Strategy              0.36%       0.01%         0.35%        1.13%
  Portfolio(1)








                                                                                      TOTAL       CONTRACTUAL     NET TOTAL
                                                                                      ANNUAL        EXPENSE        ANNUAL
                                      MANAGEMENT     12B-1/SERVICE       OTHER      PORTFOLIO       SUBSIDY       PORTFOLIO
                                         FEES             FEES         EXPENSES      EXPENSES     OR DEFERRAL     EXPENSES
                                     ------------   ---------------   ----------   -----------   -------------   ----------
METROPOLITAN SERIES FUND, INC.(3)

 BlackRock Money Market Portfolio      0.34%          0.25%            0.04%        0.63%          0.01%          0.62%





Net Total Annual Portfolio Expenses have not been restated to reflect expense reductions that certain investment portfolios achieved as a result of directed brokerage arrangements. The investment portfolios provided the information on their expenses, and we have not independently verified the information. Unless otherwise indicated the information provided is for the year ended December 31, 2006.

(1) These Portfolios are "funds of funds" that invest substantially all of their assets in other portfolios of the Met Investors Series Trust and the Metropolitan Series Fund, Inc. Because the Portfolios invest in other underlying portfolios, each Portfolio will also bear its pro rata portion of the operating expenses of the underlying portfolios in which the Portfolio invests, including the management fee. The weighted averages of the total operating expenses of the underlying portfolios, after any
                                                               _____
    applicable fee waivers and expense reimbursements, as of December 31, 2006, were: 0.63% for the MetLife Defensive Strategy Portfolio, 0.67% for the MetLife Moderate Strategy Portfolio, 0.70% for the MetLife Balanced Strategy Portfolio, 0.76% for the MetLife Growth Strategy Portfolio and 0.78% for the MetLife Aggressive Strategy Portfolio. The total operating expenses of the Portfolios, including the weighted average of the total operating expenses of the underlying portfolios, before any applicable fee
                                                     ______
    waivers and expense reimbursements, as of December 31, 2006, were: 1.01% for the MetLife Defensive Strategy Portfolio, 1.02% for the MetLife Moderate Strategy Portfolio, 1.03% for the MetLife Balanced Strategy Portfolio, 1.09% for the MetLife Growth Strategy Portfolio and 1.14% for the MetLife Aggressive Strategy Portfolio. Contract owners may be able to realize lower aggregate expenses by investing directly in the underlying portfolios instead of investing in the Portfolios. A contract owner who chooses to invest directly in the underlying portfolios would not, however, receive the asset allocation services provided by Met Investors Advisory LLC. (See the fund prospectus for a description of each Portfolio's target allocation.)

(2) Other Expenses for the Met Investors Series Trust portfolios have been restated to reflect new custodian, fund administration and transfer agent fee schedules, as if these fee schedules had been in effect for the previous fiscal year.

(3) Other Expenses for the Metropolitan Series Fund, Inc. portfolio have been restated to reflect current fees, as if current fees had been in effect for the previous fiscal year.

EXAMPLES

THESE EXAMPLES ARE INTENDED TO HELP YOU COMPARE THE COST OF INVESTING IN THE CONTRACT WITH THE COST OF INVESTING IN OTHER VARIABLE ANNUITY CONTRACTS. THESE COSTS INCLUDE CONTRACT OWNER TRANSACTION EXPENSES, CONTRACT FEES, SEPARATE ACCOUNT ANNUAL EXPENSES, AND INVESTMENT PORTFOLIO FEES AND EXPENSES.


THE EXAMPLES ASSUME THAT YOU INVEST $10,000 IN THE CONTRACT FOR THE TIME PERIODS INDICATED. THE EXAMPLES ALSO ASSUME THAT YOUR INVESTMENT HAS A 5% RETURN EACH YEAR AND ASSUME: (A) MAXIMUM AND (B) MINIMUM FEES AND EXPENSES OF ANY OF THE INVESTMENT PORTFOLIOS (BEFORE SUBSIDY AND/OR DEFERRAL). IN THE EXAMPLES BELOW, THE TOTAL ANNUAL PORTFOLIO EXPENSES INCLUDING EXPENSES OF UNDERLYING PORTFOLIOS (BEFORE SUBSIDY AND/OR DEFERRAL) OF 1.14% FOR THE METLIFE AGGRESSIVE STRATEGY PORTFOLIO ARE USED AS THE MAXIMUM INVESTMENT PORTFOLIO FEES AND EXPENSES. ALTHOUGH YOUR ACTUAL COSTS MAY BE HIGHER OR LOWER, BASED ON THESE ASSUMPTIONS, YOUR COSTS WOULD BE:


CLASS S


CHART 1. Chart 1 assumes you select the Joint Version of the Lifetime Withdrawal Guarantee rider (assuming the maximum 1.40% charge applies in all contract years), which is the most expensive way to purchase the contract.

(1) IF YOU SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD:



                               Time Periods
            1 year         3 years        5 years       10 years
         ------------   ------------   ------------   ------------
          (a)$1,079      (a)$1,685      (a)$2,282      (a)$3,919
          (b)$1,028      (b)$1,533      (b)$2,030      (b)$3,426


(2) IF YOU DO NOT SURRENDER YOUR CONTRACT OR IF YOU ANNUITIZE AT THE END OF THE APPLICABLE TIME PERIOD:


                               Time Periods
            1 year         3 years        5 years       10 years
         ------------   ------------   ------------   ------------
            (a)$379      (a)$1,145      (a)$1,922      (a)$3,919
            (b)$328       (b)$ 993      (b)$1,670      (b)$3,426



CHART 2. Chart 2 assumes that you do not select the Lifetime Withdrawal Guarantee rider, which is the least expensive way to purchase the contract.

(1) IF YOU SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD:




                               Time Periods
            1 year         3 years        5 years       10 years
         ------------   ------------   ------------   ------------
            (a)$932      (a)$1,254      (a)$1,582      (a)$2,614
            (b)$881      (b)$1,100      (b)$1,323      (b)$2,087



(2) IF YOU DO NOT SURRENDER YOUR CONTRACT OR IF YOU ANNUITIZE AT THE END OF THE
                                        APPLICABLE TIME PERIOD:




                               Time Periods
            1 year        3 years        5 years        10 years
         ------------   ------------   ------------   ------------
            (a)$232       (a)$714       (a)$1,222      (a)$2,614
            (b)$181       (b)$560       (b)$  963      (b)$2,087

CLASS S - L SHARE OPTION

CHART 1. Chart 1 assumes you select the Joint Version of the Lifetime Withdrawal Guarantee rider (assuming the maximum 1.40% charge applies in all contract years), which is the most expensive way to purchase the contract.

(1) IF YOU SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD:



                               Time Periods
            1 year        3 years        5 years        10 years
         ------------   ------------   ------------   ------------
           (a)$1,149      (a)$1,890      (a)$2,258      (a)$4,551
           (b)$1,098      (b)$1,741      (b)$2,015      (b)$4,095


(2) IF YOU DO NOT SURRENDER YOUR CONTRACT OR IF YOU ANNUITIZE AT THE END OF THE APPLICABLE TIME PERIOD:


                               Time Periods
            1 year         3 years        5 years       10 years
         ------------   ------------   ------------   ------------
            (a)$449      (a)$1,350      (a)$2,258      (a)$4,551
            (b)$398      (b)$1,201      (b)$2,015      (b)$4,095





CHART 2. Chart 2 assumes that you do not select the Lifetime Withdrawal Guarantee rider, which is the least expensive way to purchase the contract.

(1) IF YOU SURRENDER YOUR CONTRACT AT THE END OF THE APPLICABLE TIME PERIOD:




                               Time Periods
            1 year        3 years        5 years        10 years
         ------------   ------------   ------------   ------------
          (a)$1,002      (a)$1,463      (a)$1,568      (a)$3,291
          (b)$  951      (b)$1,311      (b)$1,317      (b)$2,803



(2) IF YOU DO NOT SURRENDER YOUR CONTRACT OR IF YOU ANNUITIZE AT THE END OF THE APPLICABLE TIME PERIOD:




                              Time Periods
            1 year        3 years        5 years        10 years
         ------------   ------------   ------------   ------------
            (a)$302      (a)$923        (a)$1,568      (a)$3,291
            (b)$251      (b)$771        (b)$1,317      (b)$2,803




The Examples should not be considered a representation of past or future expenses or annual rates of return of any investment portfolio. Actual expenses and annual rates of return may be more or less than those assumed for the purpose of the Examples.

1. THE ANNUITY CONTRACT

This prospectus describes the Variable Annuity Contract offered by us.

The variable annuity contract is a contract between you as the owner, and us, the insurance company, where we promise to pay an income to you, in the form of annuity payments, beginning on a designated date that you select. Until you decide to begin receiving annuity payments, your annuity is in the ACCUMULATION PHASE. Once you begin receiving annuity payments, your contract switches to the INCOME PHASE.

The contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you take money out of your contract. For any tax qualified account (e.g. an IRA, 401 plan or 403(b) plan), the tax deferred accrual feature is provided by the tax qualified retirement plan. Therefore, there should be reasons other than tax deferral for acquiring the contract within a qualified plan. (See "Federal Tax Status.")

The contract is called a variable annuity because you can choose among the investment portfolios and, depending upon market conditions, you can make or lose money in any of these portfolios. If you select the variable annuity portion of the contract, the amount of money you are able to accumulate in your contract during the accumulation phase depends upon the investment performance of the investment portfolio(s) you select. The amount of the annuity payments you receive during the income phase from the variable annuity portion of the contract also depends, in part, upon the investment performance of the investment portfolio(s) you select for the income phase. We do not guarantee the investment performance of the variable annuity portion. You bear the full investment risk for all amounts allocated to the variable annuity portion.

If you select a fixed annuity payment option during the income phase, payments are made from our general account assets. Our general account consists of all assets owned by us other than those in the Separate Account and our other separate accounts. We have sole discretion over the investment of assets in the general account.

The amount of the annuity payments you receive during the income phase from a fixed annuity payment option of the contract will remain level for the entire income phase, provided that the payment may increase in the event you make a transfer from a variable annuity payment option to the fixed annuity payment. Please see the terms of your actual contract for more detailed information.


As owner of the contract, you exercise all interests and rights under the contract. You can change the owner at any time, subject to our underwriting rules (a change of ownership may terminate certain optional riders). The contract may be owned generally by joint owners (limited to two natural persons). We provide more information on this under "Other Information - Ownership."


MARKET TIMING

We have policies and procedures that attempt to detect transfer activity that may adversely affect other owners or investment portfolio shareholders in situations where there is potential for pricing inefficiencies or that involve certain other types of disruptive trading activity (I.E., market timing). We employ various means to try to detect such transfer activity, such as periodically examining the frequency and size of transfers into and out of particular investment portfolios made by owners within given periods of time and/or investigating transfer activity identified by the investment portfolios on a case-by-case basis. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our market timing policies and procedures are discussed in more detail in "Investment Options - Transfers - Market Timing."

2. PURCHASE

The maximum issue age for the contract and certain of its riders may be reduced in connection with the offer of the contract through certain broker dealers ("selling firms"). You should discuss this with your registered representative.


PURCHASE PAYMENTS

A PURCHASE PAYMENT is the money you give us to invest in the contract. The initial purchase payment is due on the date the contract is issued. Subject to the minimum and maximum payment requirements (see below), you may make additional purchase payments.

.. The minimum initial purchase payment we will accept is: $5,000 for Class S when the contract is purchased as a non-qualified contract, unless you have elected an electronic funds transfer program approved by us, in which case the minimum initial purchase payment for a non-qualified contract is $500; or $10,000 for Class S

   - L Share Option when the contract is purchased as a non-qualified contract.

..  If you are purchasing the contract as part of an IRA (Individual Retirement
   Annuity), 401(k) or other qualified plan, the minimum initial purchase payment we will accept is $2,000 for Class S and $10,000 for Class S - L Share Option.

.. If you want to make an initial purchase payment of $1 million or more, or an additional purchase payment that would cause your total purchase payments to exceed $1 million, you will need our prior approval.

.. You can make additional purchase payments of $500 or more to either type of contract (qualified and non-qualified) unless you have elected an electronic funds transfer program approved by us, in which case the minimum additional purchase payment is $100 per month.


..  We will accept a different amount if required by federal tax law.

.. We reserve the right to refuse purchase payments made via a personal check in excess of $100,000. Purchase payments over $100,000 may be accepted in other forms, including, but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions. The form in which we receive a purchase payment may determine how soon subsequent disbursement requests may be fulfilled. (See "Access to Your Money.")

.. We will not accept purchase payments made with cash, money orders, or travelers checks.


We reserve the right to reject any application or purchase payment and to limit future purchase payments.

TERMINATION FOR LOW ACCOUNT VALUE


We may terminate your contract by paying you the account value in one sum if, prior to the annuity date, you do not make purchase payments for three consecutive contract years, the total amount of purchase payments made, less any partial withdrawals, is less than $2,000 or any lower amount required by federal tax laws, and the account value on or after the end of such three year period is less than $2,000. Accordingly, no contract will be terminated due solely to negative investment performance. Federal tax law may impose additional restrictions on our right to cancel your Traditional IRA, Roth IRA, SEP, SIMPLE IRA or other Qualified Contract.


ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, we will allocate your purchase payment to the investment portfolios you have selected. Each allocation must be at least $500 and must be in whole numbers.

If you make additional purchase payments, we will allocate them in the same way as your first purchase payment unless you tell us otherwise. However, if you make an additional purchase payment and you have a Dollar Cost Averaging ("DCA") program in effect, we will allocate your additional payments to the investment portfolios selected under the DCA program unless you tell us otherwise. (See "Investment Options-Dollar Cost Averaging Program.") You may change your allocation instructions at any time by notifying us in writing, by calling us or by Internet. If there are joint owners, unless we are instructed to the contrary, we will accept allocation instructions from either joint owner.


If you choose the Lifetime Withdrawal Guarantee rider, until the rider terminates, we will require you to allocate your purchase payments and account value solely among the BlackRock Money Market Portfolio and the MetLife Asset Allocation Program portfolios, excluding the MetLife Aggressive Strategy Portfolio.


Once we receive your purchase payment and the necessary information, we will issue your contract and allocate your first purchase payment within 2 business days. A BUSINESS DAY is each day that the New York Stock Exchange is open for business. A business day closes at the close of normal trading on the New York Stock Exchange, usually 4:00 p.m. Eastern Time. If you do not give us all of the information we need, we will contact you to get it before we make any allocation. If for some reason we are unable to complete this process within 5 business days, we will either send back your money or get your permission to keep it until we get all of the necessary information. (See "Requests and Elections.")

FREE LOOK

If you change your mind about owning this contract, you can cancel it within 10 days after receiving it. We ask that you submit your request to cancel in writing, signed by you, to our Annuity Service Center. When you cancel the contract within this "free look" period, we will not assess a withdrawal charge. You will receive back whatever your contract is worth on the day we receive your request. This may be more or less than your payment depending upon the performance of the portfolios you allocated your purchase payment to during the free look period. This means that you bear the risk of any decline in the value of your contract during the free look period. We do not refund any charges or deductions assessed during the free look period.

ACCUMULATION UNITS

The portion of your account value allocated to the Separate Account will go up or down depending upon the investment performance of the investment portfolio(s) you choose. In order to keep track of this portion of your account value, we use a unit of measure we call an ACCUMULATION UNIT. (An accumulation unit works like a share of a mutual fund.)

Every business day we determine the value of an accumulation unit for each of the investment portfolios by multiplying the accumulation unit value for the immediately preceding business day by a factor for the current business day. The factor is determined by:

1) dividing the net asset value per share of the investment portfolio at the end of the current business day, plus any dividend or capital gains per share declared on behalf of the investment portfolio as of that day, by the net asset value per share of the investment portfolio for the previous business day, and

2) multiplying it by one minus the Separate Account product charges (including any death benefit rider charge) for each day since the last business day and any charges for taxes.

The value of an accumulation unit may go up or down from day to day.

When you make a purchase payment, we credit your contract with accumulation units. The number of accumulation units credited is determined by dividing the amount of the purchase payment allocated to an investment portfolio by the value of the accumulation unit for that investment portfolio.

We calculate the value of an accumulation unit for each investment portfolio after the New York Stock Exchange closes each day (generally 4:00 p.m. Eastern
Time) and then credit your contract.

EXAMPLE:

   On Monday we receive an additional purchase payment of $5,000 from you before 4:00 p.m. Eastern Time. You have told us you want this to go to the MetLife Balanced Strategy Portfolio. When the New York Stock Exchange closes on that Monday, we determine that the value of an accumulation unit for the MetLife Balanced Strategy Portfolio is $12.50. We then divide $5,000 by $12.50 and credit your contract on Monday night with 400 accumulation units for the MetLife Balanced Strategy Portfolio.

ACCOUNT VALUE

ACCOUNT VALUE is equal to the sum of your interests in the investment portfolios. Your interest in each investment portfolio is determined by multiplying the number of accumulation units for that portfolio by the value of the accumulation unit.

REPLACEMENT OF CONTRACTS

Generally you can exchange one variable annuity contract for another in a tax-free exchange under Section 1035 of the Internal Revenue Code. Before making an exchange, you should compare both annuities carefully. Remember that if you exchange another annuity for the one described in this prospectus, you might have to pay a surrender charge on your old annuity, and there will be a new surrender charge period for this contract and other charges may be higher (or lower) and the benefits may be different. Also, because we will not issue the contract until we have received the initial premium from your existing insurance company, the issuance of the contract may be delayed. Generally, it is not advisable to purchase a contract as a replacement for an existing variable annuity contract. Before you exchange another annuity for our contract, ask your registered representative whether the exchange would be advantageous, given the contract features, benefits and charges.


3. INVESTMENT OPTIONS

The contract offers 6 INVESTMENT PORTFOLIOS, which are listed below. Additional investment portfolios may be available in the future.

YOU SHOULD READ THE PROSPECTUSES FOR THESE FUNDS CAREFULLY. COPIES OF THESE PROSPECTUSES WILL ACCOMPANY OR PRECEDE THE DELIVERY OF YOUR CONTRACT. YOU CAN OBTAIN COPIES OF THE FUND PROSPECTUSES BY CALLING OR WRITING TO US AT: FIRST METLIFE INVESTORS INSURANCE COMPANY, ANNUITY SERVICE CENTER, P.O. BOX 10366, DES MOINES, IOWA 50306-0366, (800) 343-8496. YOU CAN ALSO OBTAIN INFORMATION ABOUT THE FUNDS

(INCLUDING A COPY OF THE STATEMENT OF ADDITIONAL INFORMATION) BY ACCESSING THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://
WWW.SEC.GOV. CERTAIN INVESTMENT PORTFOLIOS DESCRIBED IN THE FUND PROSPECTUSES MAY NOT BE AVAILABLE WITH YOUR CONTRACT. APPENDIX A CONTAINS A SUMMARY OF ADVISERS AND SUBADVISERS, AND INVESTMENT OBJECTIVES AND STRATEGIES FOR EACH INVESTMENT PORTFOLIO.

The investment objectives and policies of certain of the investment portfolios may be similar to the investment objectives and policies of other mutual funds that certain of the portfolios' investment advisers manage. Although the objectives and policies may be similar, the investment results of the investment portfolios may be higher or lower than the results of such other mutual funds. The investment advisers cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the funds may have the same investment advisers.

Shares of the investment portfolios may be offered to insurance company separate accounts of both variable annuity and variable life insurance contracts and to qualified plans. Due to differences in tax treatment and other considerations, the interests of various owners participating in, and the interests of qualified plans investing in the investment portfolios may conflict. The investment portfolios will monitor events in order to identify the existence of any material irreconcilable conflicts and determine what action, if any, should be taken in response to any such conflict.


CERTAIN PAYMENTS WE RECEIVE WITH REGARD TO THE INVESTMENT PORTFOLIOS. We do not receive compensation from any of the advisers or subadvisers of any of the investment portfolios of the Met Investors Series Trust or the Metropolitan Series Fund, Inc. (or their affiliates) for administrative or other services relating to the portfolios, excluding 12b-1 fees (see below). However, we and/or certain of our affiliated insurance companies have joint ownership interests in our affiliated investment advisers, MetLife Advisers, LLC and Met Investors Advisory LLC, which are formed as "limited liability companies." Our ownership interests in MetLife Advisers, LLC and Met Investors Advisory LLC entitle us to profit distributions if the adviser makes a profit with respect to the advisory fees it receives from the investment portfolios. We will benefit accordingly from assets allocated to the investment portfolios to the extent they result in profits to the advisers. (See "Fee Tables and Examples - Investment Portfolio Expenses" for information on the management fees paid by the investment portfolios and the Statement of Additional Information for the investment portfolios for information on the management fees paid by the advisers to the subadvisers.) Additionally, an investment adviser or subadviser of an investment portfolio or its affiliates may provide us with wholesaling services that assist in the distribution of the contracts and may pay us and/or certain of our affiliates amounts to participate in sales meetings. These amounts may be significant and may provide the adviser or subadviser (or its affiliate) with increased access to persons involved in the distribution of the contracts.

Each of the Met Investors Series Trust and the Metropolitan Series Fund, Inc. has adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940. Each investment portfolio's 12b-1 Plan is described in more detail in the investment portfolio's prospectus. (See "Fee Tables and Examples - Investment Portfolio Expenses" and "Other Information - Distributor.") Any payments we receive pursuant to those 12b-1 Plans are paid to us or our distributor. Payments under an investment portfolio's 12b-1 Plan decrease the investment portfolio's investment return.

We select the investment portfolios offered through this contract based on several criteria, including asset class coverage, the strength of the adviser's or subadviser's reputation and tenure, brand recognition, performance, and the capability and qualification of each investment firm. Another factor we consider during the selection process is whether the investment portfolio's adviser or subadviser is one of our affiliates or whether the investment portfolio, its adviser, its subadviser(s), or an affiliate will make payments to us or our affiliates. In this regard, the profit distributions we receive from our affiliated investment advisers are a component of the total revenue that we consider in configuring the features and investment choices available in the variable insurance products that we and our affiliated insurance companies issue. Since we and our affiliated insurance companies may benefit more from the allocation of assets to portfolios advised by our affiliates than to those that are not, we may be more inclined to offer portfolios advised by our affiliates in the variable insurance products we issue. We review the investment portfolios periodically and may remove an investment portfolio or limit its availability to new purchase payments and/or transfers of account value if we determine that the investment portfolio no longer meets one or more of the selection criteria, and/or if the investment portfolio has not attracted significant allocations from owners. In some cases, we have included investment portfolios based on recommendations made by selling firms.

WE DO NOT PROVIDE ANY INVESTMENT ADVICE AND DO NOT RECOMMEND OR ENDORSE ANY PARTICULAR INVESTMENT PORTFOLIO. YOU BEAR THE RISK OF ANY DECLINE IN THE ACCOUNT VALUE OF YOUR CONTRACT RESULTING FROM THE PERFORMANCE OF THE INVESTMENT PORTFOLIOS YOU HAVE CHOSEN.


MET INVESTORS SERIES TRUST - METLIFE ASSET ALLOCATION PROGRAM (CLASS B)


Met Investors Series Trust is a mutual fund with multiple portfolios. Met Investors Advisory LLC (Met Investors Advisory), an affiliate of First MetLife Investors, is the investment manager of Met Investors Series Trust. The following Class B portfolios are available under the contract:


     MetLife Defensive Strategy Portfolio

     MetLife Moderate Strategy Portfolio

     MetLife Balanced Strategy Portfolio

     MetLife Growth Strategy Portfolio

     MetLife Aggressive Strategy Portfolio

METROPOLITAN SERIES FUND, INC. (CLASS B)

Metropolitan Series Fund, Inc. is a mutual fund with multiple portfolios, one of which is available under this contract. MetLife Advisers, LLC (MetLife Advisers), an affiliate of First MetLife Investors, is the investment adviser to the portfolio. MetLife Advisers has engaged a subadviser to provide investment advice for the portfolio. (See Appendix A for the name of the subadviser.) The following Class B portfolio is available under the contract:

     BlackRock Money Market Portfolio

TRANSFERS

GENERAL. You can transfer a portion of your account value among the investment portfolios. The contract provides that you can make a maximum of 12 transfers every year and that each transfer is made without charge. We measure a year from the anniversary of the day we issued your contract. We currently allow unlimited transfers but reserve the right to limit this in the future. We may also limit transfers in circumstances of market timing or other transfers we determine are or would be to the disadvantage of other contract owners. (See "Investment Options - Transfers - Market Timing.") We are not currently charging a transfer fee, but we reserve the right to charge such a fee in the future. If such a charge were to be imposed, it would be $25 for each transfer over 12 in a year. The transfer fee will be deducted from the investment portfolio from which the transfer is made. However, if the entire interest in an account is being transferred, the transfer fee will be deducted from the amount which is transferred.

You can make a transfer to or from any investment portfolio, subject to the limitations below. All transfers made on the same business day will be treated as one transfer. Transfers received before the close of trading on the New York Stock Exchange will take effect as of the end of the business day. The following apply to any transfer:

.. Your request for transfer must clearly state which investment portfolio(s) are involved in the transfer.

..  Your request for transfer must clearly state how much the transfer is for.

.. The minimum amount you can transfer is $500 from an investment portfolio, or your entire interest in the investment portfolio, if less (this does not apply to pre-scheduled transfer programs).


.. If you have elected to add the Lifetime Withdrawal Guarantee rider to your contract, you may only make transfers between certain investment portfolios. Please refer to the section "Living Benefits - Guaranteed Withdrawal Benefit
   - Description of the Lifetime Withdrawal Guarantee - Investment Allocation Restrictions."


During the accumulation phase, to the extent permitted by applicable law, during times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with simultaneous request for purchase of another investment portfolio). In such a case, the redemption order would be processed at the source investment portfolio's next determined accumulation unit value. However, the purchase of the new investment portfolio would be effective at the next determined accumulation unit value for the new investment portfolio only after we receive the proceeds from the source investment portfolio, or we otherwise receive cash on behalf of the source investment portfolio.

During the income phase, you cannot make transfers from a fixed annuity payment option to the investment portfolios. You can, however, make transfers during the income phase from the investment portfolios to a fixed annuity payment option and among the investment portfolios.

TRANSFERS BY TELEPHONE OR OTHER MEANS. You may elect to make transfers by telephone, Internet or other means acceptable to us. To elect this option, you must first provide us with a notice or agreement in a form that we may require. If you own the contract with a joint owner, unless we are instructed otherwise, we will accept instructions from either you or the other owner. (See "Other Information - Requests and Elections.")

All transfers made on the same day will be treated as one transfer. A transfer will be made as of the end of the business day when we receive a notice containing all the required information necessary to process the request. We will consider telephone and Internet requests received after 4:00 p.m. Eastern Time to be received the following business day.

PRE-SCHEDULED TRANSFER PROGRAM. There are certain programs that involve transfers that are pre-scheduled. When a transfer is made as a result of such a program, we do not count the transfer in determining the applicability of any transfer fee and certain minimums do not apply. The current pre-scheduled transfers are made in conjunction with the following: Dollar Cost Averaging, and Automatic Rebalancing Programs.

MARKET TIMING. Frequent requests from contract owners to transfer account value may dilute the value of an investment portfolio's shares if the frequent trading involves an attempt to take advantage of pricing inefficiencies created by a lag between a change in the value of the securities held by the portfolio and the reflection of that change in the portfolio's share price ("arbitrage trading"). Regardless of the existence of pricing inefficiencies, frequent transfers may also increase brokerage and administrative costs of the underlying investment portfolios and may disrupt portfolio management strategy, requiring a portfolio to maintain a high cash position and possibly resulting in lost investment opportunities and forced liquidations ("disruptive trading"). Accordingly, arbitrage trading and disruptive trading activities (referred to collectively as "market timing") may adversely affect the long-term performance of the investment portfolios, which may in turn adversely affect contract owners and other persons who may have an interest in the contracts (E.G., annuitants and beneficiaries).

We have policies and procedures that attempt to detect and deter frequent transfers in situations where we determine there is a potential for arbitrage trading. We do not believe that such situations may be presented in the portfolios that are available under this contract. However, if we determine in our sole discretion there is potential for arbitrage trading in the portfolios available under this contract, we may commence monitoring such portfolio(s) (the "Monitored Portfolios"). We would employ various means to monitor transfer activity, such as examining the frequency and size of transfers into and out of the Monitored Portfolios within given periods of time.

In addition to monitoring transfer activity in certain investment portfolios, we rely on the underlying investment portfolios to bring any potential disruptive trading activity they identify to our attention for investigation on a case-by-case basis. We will also investigate any other harmful transfer activity that we identify from time to time. We may revise these policies and procedures in our sole discretion at any time without prior notice.

Our policies and procedures may result in transfer restrictions being applied to deter market timing. Currently, if we were to detect transfer activity in the Monitored Portfolios that exceeds our current transfer limits, or other transfer activity that we believe may be harmful to other owners or other persons who have an interest in the contracts, we would require all future transfer requests to or from any Monitored Portfolios or other identified investment portfolios under that contract to be submitted with an original signature.

Transfers made under a Dollar Cost Averaging Program, a rebalancing program or, if applicable, any asset allocation program described in this prospectus are not treated as transfers when we evaluate trading patterns for market timing.

The detection and deterrence of harmful transfer activity involves judgments that are inherently subjective, such as the decision to monitor only those investment portfolios that we believe are susceptible to arbitrage trading, or the determination of the transfer limits. Our ability to detect and/or restrict such transfer activity may be limited by operational and technological systems, as well as our ability to predict strategies employed by owners to avoid such detection. Our ability to restrict such transfer activity also may be limited by provisions of the contract. Accordingly, there is no assurance that we will prevent all transfer activity that may adversely affect owners and other persons with interests in the contracts. We do not accommodate market timing in any investment portfolios and there are no arrangements in place to permit any contract owner to engage in market timing; we apply our policies and procedures without exception, waiver, or special arrangement.


The investment portfolios may have adopted their own policies and procedures with respect to frequent purchases and redemptions of their respective shares, and we reserve the right to enforce these policies and procedures. For example, investment portfolios may assess a redemption fee (which we reserve the right to collect) on shares held for a relatively short period. The prospectuses for the investment portfolios describe any such policies and procedures, which may be more or less restrictive than the policies and procedures we have adopted. Although we may not have the contractual authority or the operational capacity to apply the frequent trading policies and procedures of the investment portfolios, we have entered into a written agreement, as required by SEC regulation, with each investment portfolio or its principal underwriter that obligates us to provide to the investment portfolio promptly upon request certain information about the trading activity of individual contract owners, and to execute instructions from the investment portfolio to restrict or prohibit further purchases or transfers by specific contract owners who violate the frequent trading policies established by the investment portfolio.

In addition, contract owners and other persons with interests in the contracts should be aware that the purchase and redemption orders received by the investment portfolios generally are "omnibus" orders from intermediaries, such as retirement plans or separate accounts funding variable insurance contracts. The omnibus orders reflect the aggregation and netting of multiple orders from individual owners of variable insurance contracts and/or individual retirement plan participants. The omnibus nature of these orders may limit the investment portfolios in their ability to apply their frequent trading policies and procedures. In addition, the other insurance companies and/or retirement plans may have different policies and procedures or may not have any such policies and procedures because of contractual limitations. For these reasons, we cannot guarantee that the investment portfolios (and thus contract owners) will not be harmed by transfer activity relating to other insurance companies and/or retirement plans that may invest in the investment portfolios. If an investment portfolio believes that an omnibus order reflects one or more transfer requests from contract owners engaged in disruptive trading activity, the investment portfolio may reject the entire omnibus order.


In accordance with applicable law, we reserve the right to modify or terminate the transfer privilege at any time. We also reserve the right to defer or restrict the transfer privilege at any time that we are unable to purchase or redeem shares of any of the investment portfolios, including any refusal or restriction on purchases or redemptions of their shares as a result of their own policies and procedures on market timing activities (even if an entire omnibus order is rejected due to the market timing activity of a single contract owner). You should read the investment portfolio prospectuses for more details.

DOLLAR COST AVERAGING PROGRAM

We offer a dollar cost averaging (DCA) program as described below. By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. The dollar cost averaging program is available only during the accumulation phase.

We reserve the right to modify, terminate or suspend the dollar cost averaging program. There is no additional charge for participating in the dollar cost averaging program. If you participate in the dollar cost averaging program, the transfers made under the program are not taken into account in determining any transfer fee. We may, from time to time, offer other dollar cost averaging programs which have terms different from those described in this prospectus.

This program allows you to systematically transfer a set amount each month from a money market investment portfolio to any of the other available investment portfolio(s) you select. These transfers are made on a date you select or, if you do not select a date, on the date that a purchase payment or account value is allocated to the dollar cost averaging program.

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


You can make subsequent purchase payments while you have an active DCA program in effect, provided, however, that no amount will be allocated to the DCA program without your express direction. (See "Purchase - Allocation of Purchase Payments.") If you make such an addition to your existing DCA program, the DCA transfer amount will not be increased; however, the number of months over which transfers are made is increased, unless otherwise elected in writing. You can terminate the program at any time, at which point transfers under the program will stop.

AUTOMATIC REBALANCING PROGRAM

Once your money has been allocated to the investment portfolios, the performance of each portfolio may cause your allocation to shift. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Automatic Rebalancing Program. You can tell us whether to rebalance quarterly, semi-annually or annually.

An automatic rebalancing program is intended to transfer account value from those portfolios that have increased in value to those that have declined or not increased as much in value. Over time, this method of investing may help you "buy low and sell high," although there can be no assurance that this objective will be achieved. Automatic rebalancing does not guarantee profits, nor does it assure that you will not have losses.


We will measure the rebalancing periods from the anniversary of the date we issued your contract. If a dollar cost averaging program is in effect, rebalancing allocations will be based on your current DCA allocations. If you are not participating in a dollar cost averaging program, we will make allocations based upon your current purchase payment allocations, unless you tell us otherwise.

The Automatic Rebalancing Program is available only during the accumulation phase. There is no additional charge for participating in the Automatic Rebalancing Program. If you participate in the Automatic Rebalancing Program, the transfers made under the program are not taken into account in determining any transfer fee.


EXAMPLE:


   Assume that you want your initial purchase payment split between 2 investment portfolios. You want 50% to be in the MetLife Balanced Strategy Portfolio and 50% to be in the MetLife Growth Strategy Portfolio. Over the next 2 1/2 months the MetLife Growth Strategy Portfolio outperforms the MetLife Balanced Strategy Portfolio. At the end of the first quarter, the MetLife Growth Strategy Portfolio now represents 60% of your holdings because of its increase in value. If you have chosen to have your holdings rebalanced quarterly, on the first day of the next quarter, we will sell some of your units in the MetLife Growth Strategy Portfolio to bring its value back to 50% and use the money to buy more units in the MetLife Balanced Strategy Portfolioto increase those holdings to 50%.


DESCRIPTION OF THE METLIFE ASSET ALLOCATION PROGRAM


The MetLife Asset Allocation Program consists of the following five MetLife asset allocation portfolios (Class B), each of which is a portfolio of the Met Investors Series Trust. Met Investors Advisory LLC ("Met Investors Advisory"), an affiliate of ours, is the investment manager of the MetLife asset allocation portfolios.


METLIFE ASSET ALLOCATION PROGRAM PORTFOLIOS
-------------------------------------------

     MetLife Defensive Strategy Portfolio

     MetLife Moderate Strategy Portfolio

     MetLife Balanced Strategy Portfolio

     MetLife Growth Strategy Portfolio

     MetLife Aggressive Strategy Portfolio


Each portfolio is well diversified and was designed on established principles of asset allocation and risk tolerance. Each portfolio will invest substantially all of its assets in the Class A shares of other investment portfolios of the Met Investors Series Trust or of the Metropolitan Series Fund, Inc., which invest either in equity securities, fixed income securities or cash equivalent money market securities, as applicable. Each portfolio has a target allocation among the three types of asset classes (equity, fixed income and cash/money market). Met Investors Advisory establishes specific target investment percentages for the asset classes and the various components of each asset category and then selects the underlying investment portfolios in which a portfolio invests based on, among other things, the underlying investment portfolios' investment objectives and policies, Met Investors Advisory's investment process, its outlook for the economy, interest rates, financial markets and historical performance of each underlying investment portfolio and/or asset class. At least annually, Met Investors Advisory will evaluate each portfolio's target allocation between equity and fixed


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



income securities, including the allocation among sub-classes of these asset classes, based on the portfolio's risk profile. At the same time, Met Investors Advisory will also consider whether to make changes to each portfolio's underlying investment portfolio target. (See the fund prospectus for a description of each portfolio's target allocation.)

Met Investors Advisory has hired an independent consultant to provide research and consulting services with respect to the periodic asset allocation targets for each of the portfolios and to investment in the underlying investment portfolios, which may assist Met Investors Advisory in determining the underlying investment portfolios that may be available for investment and with the selection of and allocation of each portfolio's investments among the underlying investment portfolios. Met Investors Advisory is responsible for paying the consulting fees.


VOTING RIGHTS


We are the legal owner of the investment portfolio shares. However, we believe that when an investment portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you and other affected owners instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our own behalf. The effect of this proportional voting is that a small number of contract owners may control the outcome of a vote. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.


SUBSTITUTION OF INVESTMENT OPTIONS

If investment in the investment portfolios or a particular investment portfolio is no longer possible, in our judgment becomes inappropriate for purposes of the contract, or for any other reason in our sole discretion, we may substitute another investment portfolio or investment portfolios without your consent. The substituted investment portfolio may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future purchase payments, or both. However, we will not make such substitution without any necessary approval of the Securities and Exchange Commission and applicable state insurance departments. Furthermore, we may close investment portfolios to allocation of purchase payments or account value, or both, at any time in our sole discretion.

4. EXPENSES

There are charges and other expenses associated with the contract that reduce the return on your investment in the contract. These charges and expenses are:

PRODUCT CHARGES


SEPARATE ACCOUNT PRODUCT CHARGES. Each day, we make a deduction for our Separate Account product charges (which consist of the mortality and expense charge and the administration charge). We do this as part of our calculation of the value of the accumulation units and the annuity units (I.E., during the accumulation phase and the income phase).

MORTALITY AND EXPENSE CHARGE. For Class S, we assess a daily mortality and expense charge that is equal, on an annual basis, to 0.90% of the average daily net asset value of each investment portfolio. For Class S - L Share Option, we assess a daily mortality and expense charge that is equal, on an annual basis, to 1.60% of the average daily net asset value of each investment portfolio for the first four contract years. For the fifth contract year and thereafter, this charge declines to 0.90%.


This charge compensates us for mortality risks we assume for the annuity payment and death benefit guarantees made under the contract. These guarantees include making annuity payments that will not change based on our actual mortality experience, and providing a guaranteed minimum death benefit under the contract. The charge also compensates us for expense risks we assume to cover contract maintenance expenses. These expenses may include issuing contracts, maintaining records, making and maintaining subaccounts available under the contract and performing accounting, regulatory compliance, and reporting functions. This charge also compensates us for costs associated with the establishment and administration of the contract, including programs like transfers and dollar cost averaging. If the mortality and expense charge is inadequate to cover the actual expenses of mortality, maintenance, and administration, we will bear the loss. If the charge exceeds the actual expenses, we will add the excess to our profit and it may be used to finance distribution expenses or for any other purpose.

ADMINISTRATION CHARGE. This charge is equal, on an annual basis, to 0.25% of the average daily net asset value of each investment portfolio. This charge, together with the account fee (see below), is for the expenses associated with the administration of the contract. Some of these expenses are: issuing contracts, maintaining records, providing accounting, valuation, regulatory and reporting services, as well as expenses associated with marketing, sale and distribution of the contracts.

ACCOUNT FEE

During the accumulation phase, every contract year on your contract anniversary (the anniversary of the date when your contract was issued), we will deduct $30 from your contract as an account fee for the prior contract year if your account value is less than $50,000. If you make a complete withdrawal from your contract, the full account fee will be deducted from the account value regardless of the amount of your account value. During the accumulation phase, the account fee is deducted pro rata from the investment portfolios. This charge is for administrative expenses (see above). This charge cannot be increased.


A pro rata portion of the charge will be deducted from the account value on the annuity date if this date is other than a contract anniversary. If your account value on the annuity date is at least $50,000, then we will not deduct the account fee. After the annuity date, the charge will be collected monthly out of the annuity payment, regardless of the size of your contract.

GUARANTEED WITHDRAWAL BENEFIT - RIDER CHARGE

We offer an optional Guaranteed Withdrawal Benefit ("GWB") called the Lifetime Withdrawal Guarantee that you can select when you purchase the contract. If you elect the Lifetime Withdrawal Guarantee rider, a charge is deducted from your account value during the accumulation phase on each contract anniversary. The charge for the Lifetime Withdrawal Guarantee rider is equal to 0.50% (Single Life version) or 0.70% (Joint Life version) of the Total Guaranteed Withdrawal Amount (see "Living Benefits - Guaranteed Withdrawal Benefit - Description of the Lifetime Withdrawal Guarantee") on the applicable contract anniversary, after applying any 5% Compounding Income Amount and prior to taking into account any Automatic Annual Step-Up occurring on such contract anniversary.

If an Automatic Annual Step-Up occurs under the Lifetime Withdrawal Guarantee, we may increase the rider charge to the Lifetime Withdrawal Guarantee charge applicable to current contract purchases of the same rider at the time of the step-up, but to no more than a maximum of 0.95% (Single Life version) or 1.40% (Joint Life version) of the Total Guaranteed Withdrawal Amount.

The Lifetime Withdrawal Guarantee rider charge is deducted from your account value pro rata from each investment portfolio. We take amounts from the investment options that are part of the Separate Account by canceling accumulation units from the Separate Account. If you make a full withdrawal (surrender) of your account value, you apply your account value to an annuity option, there is a change in owners, joint owners or annuitants (if the owner is a non-natural person), or the contract terminates (except for a termination due to death), a pro rata portion of the rider charge will be assessed based on the number of full months from the last contract anniversary to the date of the change. If the Lifetime Withdrawal Guarantee rider is cancelled following an eligible contract anniversary pursuant to the cancellation provisions of each rider, a pro rata portion of the rider charge will not be assessed based on the period from the contract anniversary to the date the cancellation takes effect.


If the Lifetime Withdrawal Guarantee rider is in effect, the rider charge will continue if your Remaining Guaranteed Withdrawal Amount (see "Living Benefits - Guaranteed Withdrawal Benefit - Description of the Lifetime Withdrawal Guarantee") equals zero.


WITHDRAWAL CHARGE

During the accumulation phase, you can make a withdrawal from your contract (either a partial or a complete withdrawal). If the amount you withdraw is determined to include the withdrawal of any of your prior purchase payments, a withdrawal charge is assessed against the purchase payment withdrawn. To determine if your withdrawal includes prior purchase payments, amounts are withdrawn from your contract in the following order:

1. Earnings in your contract (earnings are equal to your account value, less purchase payments not previously withdrawn); then

2.   The free withdrawal amount described below; then

3. Purchase payments not previously withdrawn, in the order such purchase payments were made: the oldest purchase payment first, the next purchase payment second, etc. until all purchase payments have been withdrawn.

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


FREE WITHDRAWAL AMOUNT. The free withdrawal amount for each contract year after the first (there is no free withdrawal amount in the first contract year) is equal to 10% of your total purchase payments, less the total free withdrawal amount previously withdrawn in the same contract year. Also, we currently will not assess the withdrawal charge on amounts withdrawn during the first contract year under the Systematic Withdrawal Program. Any unused free withdrawal amount in one contract year does not carry over to the next contract year.

The withdrawal charge is calculated at the time of each withdrawal in accordance with the following:

CLASS S

         Number of Complete Years from        Withdrawal Charge
          Receipt of Purchase Payment      (% of Purchase Payment)
         ------------------------------   ------------------------
                      0                               7
                      1                               6
                      2                               6
                      3                               5
                      4                               4
                      5                               3
                      6                               2
                7 and thereafter                      0

CLASS S - L SHARE OPTION

          Number of Complete Years from        Withdrawal Charge
           Receipt of Purchase Payment      (% of Purchase Payment)
          ------------------------------   ------------------------
                      0                               7
                      1                               6
                      2                               6
                      3                               5
               4 and thereafter                       0

For a partial withdrawal, the withdrawal charge is deducted from the remaining account value, if sufficient. If the remaining account value is not sufficient, the withdrawal charge is deducted from the amount withdrawn.

If the account value is smaller than the total of all purchase payments, the withdrawal charge only applies up to the account value.

We do not assess the withdrawal charge on any payments paid out as annuity payments or as death benefits. In addition, we will not assess the withdrawal charge on required minimum distributions from qualified contracts but only as to amounts required to be distributed from this contract. We do not assess the withdrawal charge on earnings in your contract.

NOTE: For tax purposes, earnings from non-qualified contracts are considered to come out first.

REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE

GENERAL. We may elect to reduce or eliminate the amount of the withdrawal charge when the contract is sold under circumstances which reduce our sales expenses. Some examples are: if there is a large group of individuals that will be purchasing the contract or a prospective purchaser already had a relationship with us. We may not deduct a withdrawal charge under a contract issued to an officer, director, employee, or a family member of an officer, director, or employee of ours or any of our affiliates, and we may not deduct a withdrawal charge under a contract issued to an officer, director or employee or family member of an officer, director or employee of a broker-dealer that is participating in the offering of the contract. In lieu of a withdrawal charge waiver, we may provide an account value credit.

NURSING HOME OR HOSPITAL CONFINEMENT RIDER. We will not impose a withdrawal charge if, after you have owned the contract for one year, you or your joint owner becomes confined to a nursing home and/or hospital for at least 90 consecutive days or confined for a total of at least 90 days if there is no more than a 6 month break in confinement and the confinements are for related causes. The confinement must begin after the first contract anniversary and you must have been the owner continuously since the contract was issued (or have become the owner as the spousal beneficiary who continues the contract). The confinement must be prescribed by a physician and be medically necessary. This waiver terminates on the annuity date. We will not accept additional payments once this waiver is used.

TERMINAL ILLNESS RIDER. After the first contract anniversary, we will waive the withdrawal charge if you or your joint owner are terminally ill and not expected to live more than 12 months; a physician certifies to your illness and life expectancy; you were not diagnosed with the terminal illness as of the date we issued your contract; and you have been the owner continuously since the contract was issued (or have become the owner as the spousal beneficiary who continues the contract). This waiver terminates on the annuity date. We will not accept additional payments once this waiver is used.

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



The Nursing Home or Hospital Confinement rider and the Terminal Illness rider are only available for owners who are age 80 or younger (on the contract issue date). Additional conditions and requirements apply to the Nursing Home or Hospital Confinement rider and the Terminal Illness rider. They are specified in the rider(s) that are part of your contract.


PREMIUM AND OTHER TAXES

We reserve the right to deduct from purchase payments, account balances, withdrawals, death benefits or income payments any taxes relating to the contracts (including, but not limited to, premium taxes) paid by us to any government entity. Examples of these taxes include, but are not limited to, premium tax, generation-skipping transfer tax or a similar excise tax under federal or state tax law which is imposed on payments we make to certain persons and income tax withholdings on withdrawals and income payments to the extent required by law. New York does not currently assess premium taxes on purchase payments you make. We will, at our sole discretion, determine when taxes relate to the contracts. We may, at our sole discretion, pay taxes when due and deduct that amount from the account balance at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. It is our current practice not to charge premium taxes until annuity payments begin.

TRANSFER FEE

We currently allow unlimited transfers without charge during the accumulation phase. However, we have reserved the right to limit the number of transfers to a maximum of 12 per year without charge and to charge a transfer fee of $25 for each transfer greater than 12 in any year. We are currently waiving the transfer fee, but reserve the right to charge it in the future. The transfer fee is deducted from the investment portfolio from which the transfer is made. However, if the entire interest in an account is being transferred, the transfer fee will be deducted from the amount which is transferred.

If the transfer is part of a pre-scheduled transfer program, it will not count in determining the transfer fee.

INCOME TAXES

We will deduct from the contract for any income taxes which we incur because of the contract. At the present time, we are not making any such deductions.

INVESTMENT PORTFOLIO EXPENSES

There are deductions from and expenses paid out of the assets of each investment portfolio, which are described in the fee table in this prospectus and the investment portfolio prospectuses. These deductions and expenses are not charges under the terms of the contract, but are represented in the share values of each investment portfolio.

5.  ANNUITY PAYMENTS

        (THE INCOME PHASE)

ANNUITY DATE

Under the contract you can receive regular income payments (referred to as ANNUITY PAYMENTS). You can choose the month and year in which those payments begin. We call that date the ANNUITY DATE. Your annuity date must be the first day of a calendar month and must be at least 30 days after we issue the contract. Annuity payments must begin by the first day of the calendar month following the annuitant's 90th birthday or 10 years from the date we issue your contract, whichever is later (this requirement may be changed by us).


When you purchase the contract, the annuity date will be the later of the first day of the calendar month after the annuitant's 90th birthday or 10 years from the date your contract was issued. You can change the annuity date at any time before the annuity date with 30 days prior notice to us.

Please be aware that once your contract is annuitized, you are ineligible to receive the death benefit you have selected. Additionally, if you have selected the Guaranteed Withdrawal Benefit, annuitizing your contract terminates the rider, including any death benefit provided by the rider and any Guaranteed Principal Adjustment that may also be provided by the rider.

ANNUITY PAYMENTS


You (unless another payee is named) will receive the annuity payments during the income phase. The annuitant is the natural person(s) whose life we look to in the determination of annuity payments.

During the income phase, you have the same investment choices you had just before the start of the income phase. At the annuity date, you can choose whether payments will be:

..  fixed annuity payments, or

..  variable annuity payments, or

..  a combination of both.

If you don't tell us otherwise, your annuity payments will be based on the investment allocations that were in place just before the start of the income phase.


If you choose to have any portion of your annuity payments based on the investment portfolio(s), the dollar amount of your initial payment will vary and will depend upon three things:


1) the value of your contract in the investment portfolio(s) just before the start of the income phase,


2) the assumed investment return (AIR) (you select) used in the annuity table for the contract, and

3)   the annuity option elected.

Subsequent variable annuity payments will vary with the performance of the investment portfolios you selected. (For more information, see "Variable Annuity Payments" below.)

At the time you choose an annuity option, you select the AIR, which must be acceptable to us. Currently, you can select an AIR of 3% or 4%. You can change the AIR with 30 days notice to us prior to the annuity date. If you do not select an AIR, we will use 3%. If the actual performance exceeds the AIR, your variable annuity payments will increase. Similarly, if the actual investment performance is less than the AIR, your variable annuity payments will decrease.

Your variable annuity payment is based on ANNUITY UNITS. An annuity unit is an accounting device used to calculate the dollar amount of annuity payments. (For more information, see "Variable Annuity Payments" below.)

When selecting an AIR, you should keep in mind that a lower AIR will result in a lower initial variable annuity payment, but subsequent variable annuity payments will increase more rapidly or decline more slowly as changes occur in the investment experience of the investment portfolios. On the other hand, a higher AIR will result in a higher initial variable annuity payment than a lower AIR, but later variable annuity payments will rise more slowly or fall more rapidly.


In the event of a transfer during the income phase from a variable annuity payment option to a fixed annuity payment option, this may result in a reduction in the amount of annuity payments.

If you choose to have any portion of your annuity payments be a fixed annuity payment, the dollar amount of each fixed annuity payment will not change.

Annuity payments are made monthly (or at any frequency permitted under the contract) unless you have less than $5,000 to apply toward an annuity option. In that case, we may provide your annuity payment in a single lump sum instead of annuity payments. Likewise, if your annuity payments would be or become less than $100 a month, we have the right to change the frequency of payments so that your annuity payments are at least $100.

ANNUITY OPTIONS

You can choose among income plans. We call those ANNUITY OPTIONS. We ask you to choose an annuity option when you purchase the contract. You can change it at any time before the annuity date with 30 days notice to us.


If you do not choose an annuity option at the time you purchase the contract, Option 2, which provides a life annuity with 10 years of guaranteed annuity payments, will automatically be applied.


You can choose one of the following annuity options or any other annuity option acceptable to us. After annuity payments begin, you cannot change the annuity option.

OPTION 1. LIFE ANNUITY. Under this option, we will make annuity payments so long as the annuitant is alive. We stop making annuity payments after the annuitant's death. It is possible under this option to receive only one annuity payment if the annuitant dies before the due date of the second payment or to receive only two annuity payments if the annuitant dies before the due date of the third payment, and so on.


OPTION 2. LIFE ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED. Under this option, we will make annuity payments so long as the annuitant is alive. If, when the annuitant dies, we have made annuity payments for less than ten years, we will then continue to make annuity payments for the rest of the 10 year period.


OPTION 3. JOINT AND LAST SURVIVOR ANNUITY. Under this option, we will make annuity payments so long as the annuitant and a second person (joint annuitant) are both alive. When either annuitant dies, we will continue to make annuity payments, so long as the survivor continues to live.

We will stop making annuity payments after the last survivor's death.


OPTION 4. JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEARS OF ANNUITY PAYMENTS GUARANTEED. Under this option, we will make annuity payments so long as the annuitant and a second person (joint annuitant) are both alive. When either annuitant dies, we will continue to make annuity payments, so long as the survivor continues to live. If, at the last death of the annuitant and the joint annuitant, we have made annuity payments for less than ten years, we will then continue to make annuity payments for the rest of the 10 year period.

OPTION 5. PAYMENTS FOR A DESIGNATED PERIOD. We currently offer an annuity option under which fixed or variable monthly annuity payments are made for a selected number of years as approved by us, currently not less than 10 years. This annuity option may be limited or withdrawn by us in our discretion.

We may require proof of age or sex of an annuitant before making any annuity payments under the contract that are measured by the annuitant's life. If the age or sex of the annuitant has been misstated, the amount payable will be the amount that the account value would have provided at the correct age or sex. Once annuity payments have begun, any underpayments will be made up in one sum with the next annuity payment. Any overpayments will be deducted from future annuity payments until the total is repaid.

You may withdraw the commuted value of the payments remaining under the variable Payments for a Designated Period annuity option (Option 5). You may not commute the fixed Payments for a Designated Period annuity option or any option involving a life contingency, whether fixed or variable, prior to the death of the last surviving annuitant. Upon the death of the last surviving annuitant, the beneficiary may choose to continue receiving income payments or to receive the commuted value of the remaining guaranteed payments. For variable annuity options, the calculation of the commuted value will be done using the AIR applicable to the contract. (See "Annuity Payments" above.) For fixed annuity options, the calculation of the commuted value will be done using the then current annuity option rates.

There may be tax consequences resulting from the election of an annuity payment option containing a commutation feature (I.E., an annuity payment option that permits the withdrawal of a commuted value). (See "Federal Income Tax Status.")

Due to underwriting or Internal Revenue Code considerations, there may be limitations on payments to the survivor under Options 3 and 4 and/or the duration of the guarantee period under Options 2, 4, and 5.


In addition to the annuity options described above, we may offer an additional payment option that would allow your beneficiary to take distribution of the account value over a period not extending beyond his or her life expectancy. Under this option, annual distributions would not be made in the form of an annuity, but would be calculated in a manner similar to the calculation of required minimum distributions from IRAs. (See "Federal Income Tax Status.") We intend to make this payment option available to both tax qualified and non-tax qualified contracts.

In the event that you purchased the contract as a tax qualified contract, you must take distribution of the account value in accordance with the minimum required distribution rules set forth in applicable tax law. (See "Federal Income Tax Status.") Under certain circumstances, you may satisfy those requirements by electing an annuity option. You may choose any death benefit available under the contract, but certain other contract provisions and programs will not be available. Upon your death, if annuity payments have already begun, the death benefit would be required to be distributed to your beneficiary at least as rapidly as under the method of distribution in effect at the time of your death.


VARIABLE ANNUITY PAYMENTS

The Adjusted Contract Value (the account value, less any applicable premium taxes, account fee, and any prorated rider charge) is determined on the annuity calculation date, which is a business day no more than five (5) business days before the annuity date. The first variable annuity payment will be based upon the Adjusted Contract Value, the annuity option elected, the annuitant's age and sex, and the appropriate variable annuity option table. If, as of the annuity calculation date, the then current variable annuity option rates applicable to this class of contracts provide a first annuity payment greater than that which is guaranteed under the same annuity option under this contract, the greater payment will be made.

The dollar amount of variable annuity payments after the first payment is determined as follows:

.. The dollar amount of the first variable annuity payment is divided by the value of an annuity unit for each applicable investment portfolio as of the annuity calculation date. This establishes the number of annuity units for each payment. The number of annuity units for each applicable investment portfolio remains fixed during the annuity period, provided that transfers among the subaccounts will be made by converting the number of annuity units being transferred to the number of annuity units of the subaccount to which the transfer is made, and the number of annuity units will be adjusted for transfers to a fixed annuity option. Please see the Statement of Additional Information for details about making transfers during the Annuity Phase.

.. The fixed number of annuity units per payment in each investment portfolio is multiplied by the annuity unit value for that investment portfolio for the business day for which the annuity payment is being calculated. This result is the dollar amount of the payment for each applicable investment portfolio, less any account fee. The account fee will be deducted pro rata out of each annuity payment.

.. The total dollar amount of each variable annuity payment is the sum of all investment portfolio variable annuity payments.

ANNUITY UNIT. The initial annuity unit value for each investment portfolio of the Separate Account was set by us. The subsequent annuity unit value for each investment portfolio is determined by multiplying the annuity unit value for the immediately preceding business day by the net investment factor (see the Statement of Additional Information for a definition) for the investment portfolio for the current business day and multiplying the result by a factor for each day since the last business day which represents the daily equivalent of the AIR you elected.

FIXED ANNUITY PAYMENTS

The Adjusted Contract Value (defined above under "Variable Annuity Payments") on the day immediately preceding the annuity date will be used to determine a fixed annuity payment. The annuity payment will be based upon the annuity option elected and the appropriate annuity option table. If, as of the annuity calculation date, the then current annuity option rates applicable to this class of contracts provide an annuity payment greater than that which is guaranteed under the same annuity option under this contract, the greater payment will be made. You may not make a transfer from the fixed annuity option to the variable annuity option.

6. ACCESS TO YOUR MONEY


You (or in the case of a death benefit, your beneficiary) can have access to the money in your contract:

(1)    by making a withdrawal (either a partial or a complete withdrawal);

(2)    by electing to receive annuity payments; or

(3)    when a death benefit is paid to your beneficiary.

Under most circumstances, withdrawals can only be made during the accumulation phase.

You may establish a withdrawal plan under which you can receive substantially equal periodic payments in order to comply with the requirements of Sections 72(q) or (t) of the Code. Premature modification or termination of such payments may result in substantial penalty taxes. (See "Federal Income Tax Status.")

When you make a complete withdrawal, you will receive the withdrawal value of the contract. The withdrawal value of the contract is the account value of the contract at the end of the business day when we receive a written request for a withdrawal:

..  less any applicable withdrawal charge;


..  less any premium or other tax;

..  less any account fee; and

..  less any applicable pro rata GWB rider charge.


Unless you instruct us otherwise, any partial withdrawal will be made pro rata from the investment portfolio(s) you selected. Under most circumstances the amount of any partial withdrawal must be for at least $500, or your entire interest in the investment portfolio(s). We require that after a partial withdrawal is made you keep at least $2,000 in the contract. If the withdrawal would result in the account value being less than $2,000 after a partial withdrawal, we will treat the withdrawal request as a request for a full withdrawal.


We will pay the amount of any withdrawal from the Separate Account within seven days of when we receive the request in good order unless the suspension of payments or transfers provision is in effect. We may withhold payment of withdrawal proceeds if any portion of those proceeds would be derived from a contract owner's check that has not yet cleared (I.E., that could still be dishonored by the contract owner's banking institution). We may use


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telephone, fax, Internet or other means of communication to verify that payment from the contract owner's check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. Contract owners may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.


How to withdraw all or part of your account value:

..  You must submit a request to our Annuity Service Center. (See "Other
   Information - Requests and Elections.")

.. You must provide satisfactory evidence of terminal illness or confinement to a nursing home if you would like to have the withdrawal charge waived. (See "Expenses - Reduction or Elimination of the Withdrawal Charge.")

.. You must state in your request whether you would like to apply the proceeds to a payment option (otherwise you will receive the proceeds in a lump sum and may be taxed on them).

.. We have to receive your withdrawal request in our Annuity Service Center prior to the annuity date or owner's death.

There are limits to the amount you can withdraw from certain qualified plans including Qualified and TSA plans. (See "Federal Income Tax Status.")

INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

SYSTEMATIC WITHDRAWAL PROGRAM

You may elect the Systematic Withdrawal Program at any time. We do not assess a charge for this program. This program provides an automatic payment to you of up to 10% of your total purchase payments each year. You can receive payments monthly or quarterly, provided that each payment must amount to at least $100 (unless we consent otherwise). We reserve the right to change the required minimum systematic withdrawal amount. If the New York Stock Exchange is closed on a day when the withdrawal is to be made, we will process the withdrawal on the next business day. While the Systematic Withdrawal Program is in effect you can make additional withdrawals. However, such withdrawals plus the systematic withdrawals will be considered when determining the applicability of any withdrawal charge. (For a discussion of the withdrawal charge, see "Expenses" above.)

INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO SYSTEMATIC WITHDRAWALS.

SUSPENSION OF PAYMENTS OR TRANSFERS

We may be required to suspend or postpone payments for withdrawals or transfers for any period when:

.. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

..  trading on the New York Stock Exchange is restricted;


.. an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of shares of the investment portfolios is not reasonably practicable or we cannot reasonably value the shares of the investment portfolios; or


.. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of owners.

Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block an owner's ability to make certain transactions and thereby refuse to accept any requests for transfers, withdrawals, surrenders, or death benefits until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your contract to government regulators.


7. LIVING BENEFITS

GUARANTEED WITHDRAWAL BENEFIT

We offer an optional Guaranteed Withdrawal Benefit ("GWB"), called the Lifetime Withdrawal Guarantee, for an additional charge.

If you purchase the Lifetime Withdrawal Guarantee, you must elect it at the time you purchase the contract, prior to age 86. Once elected, the Lifetime Withdrawal Guarantee rider may not be terminated except as stated below.

The Lifetime Withdrawal Guarantee rider guarantees that the entire amount of purchase payments you make will be returned to you through a series of withdrawals that you may begin taking immediately or at a later time, provided withdrawals in any contract year do not exceed the maximum amount allowed. This means that, regardless of


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negative investment performance, you can take specified annual withdrawals until the entire amount of the purchase payments you made during the time period specified in your rider has been returned to you. Moreover, if you make your first withdrawal on or after the date you reach age 59 1/2, the Lifetime Withdrawal Guarantee rider guarantees income for your life (and the life of your spouse, if the Joint Life version of the rider was elected, and your spouse elects to continue the contract and is at least age 59 1/2 at continuation), even after the entire amount of purchase payments has been returned. (See "Description of the Lifetime Withdrawal Guarantee" below.)

THE GUARANTEE UNDER THE LIFETIME WITHDRAWAL GUARANTEE RIDER MAY BE REDUCED IF YOUR ANNUAL WITHDRAWALS ARE GREATER THAN THE MAXIMUM AMOUNT ALLOWED, CALLED THE ANNUAL BENEFIT PAYMENT, WHICH IS DESCRIBED IN MORE DETAIL BELOW. The Lifetime Withdrawal Guarantee rider does not establish or guarantee an account value or minimum return for any investment portfolio. The Remaining Guaranteed Withdrawal Amount (as described below) under the Lifetime Withdrawal Guarantee rider cannot be taken as a lump sum. (However, if you cancel the Lifetime Withdrawal Guarantee rider after a waiting period of at least fifteen years, the Guaranteed Principal Adjustment will increase your account value to the purchase payments credited within the first 120 days of the date that we issue the contract, reduced proportionately for any withdrawals. See "Description of the Lifetime Withdrawal Guarantee - Cancellation and Guaranteed Principal Adjustment" below.) Income taxes and penalties may apply to your withdrawals, and withdrawal charges may apply to withdrawals during the first contract year unless you take the necessary steps to elect to take such withdrawals under a Systematic Withdrawal Program. Withdrawal charges will also apply to withdrawals of purchase payments that exceed the free withdrawal amount. (See "Expenses-Withdrawal Charge.")

IF IN ANY CONTRACT YEAR YOU TAKE CUMULATIVE WITHDRAWALS THAT EXCEED THE ANNUAL BENEFIT PAYMENT, THE TOTAL PAYMENTS THAT THE LIFETIME WITHDRAWAL GUARANTEE RIDER GUARANTEES THAT YOU OR YOUR BENEFICIARY WILL RECEIVE FROM THE CONTRACT OVER TIME MAY BE LESS THAN THE INITIAL TOTAL GUARANTEED WITHDRAWAL AMOUNT. THIS REDUCTION MAY BE SIGNIFICANT AND MEANS THAT RETURN OF YOUR PURCHASE PAYMENTS MAY BE LOST. THE LIFETIME WITHDRAWAL GUARANTEE RIDER CHARGE WILL CONTINUE TO BE DEDUCTED AND CALCULATED BASED ON THE TOTAL GUARANTEED WITHDRAWAL AMOUNT UNTIL TERMINATION OF THE RIDER. THE TOTAL GUARANTEED WITHDRAWAL AMOUNT WILL NOT DECREASE DUE TO WITHDRAWALS THAT DO NOT EXCEED THE MAXIMUM AMOUNT ALLOWED IN ANY CONTRACT YEAR. WITHDRAWALS THAT EXCEED THE MAXIMUM AMOUNT ALLOWED IN ANY CONTRACT YEAR MAY DECREASE THE TOTAL GUARANTEED WITHDRAWAL AMOUNT.

IF THE LIFETIME WITHDRAWAL GUARANTEE RIDER IS IN EFFECT, WE WILL CONTINUE TO ASSESS THE LIFETIME WITHDRAWAL GUARANTEE RIDER CHARGE EVEN IN THE CASE WHERE YOUR REMAINING GUARANTEED WITHDRAWAL AMOUNT, AS DESCRIBED BELOW, EQUALS ZERO.

The tax treatment of withdrawals under the Lifetime Withdrawal Guarantee rider is uncertain. It is conceivable that the amount of potential gain could be determined based on the Remaining Guaranteed Withdrawal Amount at the time of the withdrawal, if the Remaining Guaranteed Withdrawal Amount is greater than the account value (prior to withdrawal charges, if applicable). This could result in a greater amount of taxable income reported under a withdrawal and conceivably a limited ability to recover any remaining basis if there is a loss on surrender of the contract. Consult your tax advisor prior to purchase.

In considering whether to purchase the Lifetime Withdrawal Guarantee rider, you must consider your desire for protection and the cost of the rider with the possibility that had you not purchased the rider, your account value may be higher. In considering the benefit of the lifetime withdrawals, you should consider the impact of inflation. Even relatively low levels of inflation may have a significant effect on purchasing power. The Automatic Annual Step-Up, as described below, may provide protection against inflation, if and when there are strong investment returns. As with any GWB rider, the Lifetime Withdrawal Guarantee rider, however, does not assure that you will receive strong, let alone any, return on your investments.

DESCRIPTION OF THE LIFETIME WITHDRAWAL GUARANTEE

TOTAL GUARANTEED WITHDRAWAL AMOUNT. The TOTAL GUARANTEED WITHDRAWAL AMOUNT is the minimum amount that you are guaranteed to receive over time while the


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Lifetime Withdrawal Guarantee rider is in effect. We assess the Lifetime
Withdrawal Guarantee rider charge as a percentage of the Total Guaranteed Withdrawal Amount. The initial Total Guaranteed Withdrawal Amount is equal to your initial purchase payment. The Total Guaranteed Withdrawal Amount is increased (up to a maximum of $5,000,000) by additional purchase payments. Withdrawals that do not exceed the Annual Benefit Payment (see "Annual Benefit Payment" below) do not reduce the Total Guaranteed Withdrawal Amount. If, however, a withdrawal results in cumulative withdrawals for the current contract year that exceed the Annual Benefit Payment, the Total Guaranteed Withdrawal Amount will be reduced by an amount equal to the difference between the Total Guaranteed Withdrawal Amount after the withdrawal and the account value after the withdrawal (if such account value is lower than the Total Guaranteed Withdrawal Amount).

5% COMPOUNDING INCOME AMOUNT. On each contract anniversary until the earlier of: (a) the date of the first withdrawal from the contract or (b) the tenth contract anniversary, the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount are increased by an amount equal to 5% multiplied by the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount before such increase (up to a maximum of $5,000,000). The Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount may also be increased by the Automatic Annual Step-Up, if that would result in a higher Total Guaranteed Withdrawal Amount and Remaining Guaranteed Withdrawal Amount.

REMAINING GUARANTEED WITHDRAWAL AMOUNT. The REMAINING GUARANTEED WITHDRAWAL AMOUNT is the remaining amount guaranteed to be received over time. The Remaining Guaranteed Withdrawal Amount is increased (up to a maximum of $5,000,000) by additional purchase payments, and decreased by the amount of each withdrawal (including any applicable withdrawal charges) regardless of whether or not the withdrawal exceeds the Annual Benefit Payment. The Remaining Guaranteed Withdrawal Amount is also increased by the 5% Compounding Income Amount, as described above. If a withdrawal results in cumulative withdrawals for the current contract year that exceed the Annual Benefit Payment, the Remaining Guaranteed Withdrawal Amount will also be reduced by an additional amount equal to the difference between the Remaining Guaranteed Withdrawal Amount after the withdrawal and the account value after the withdrawal (if such account value is lower than the Remaining Guaranteed Withdrawal Amount).

.. If you take your first withdrawal before the date you reach age 59 1/2, we will continue to pay the Annual Benefit Payment each year until the Remaining Guaranteed Withdrawal Amount is depleted, even if your account value declines to zero.

.. If you take your first withdrawal on or after the date you reach age 59 1/2, we will continue to pay the Annual Benefit Payment each year for the rest of your life (and the life of your spouse, if the Joint Life version of the Lifetime Withdrawal Guarantee rider was elected, and your spouse elects to continue the contract and is at least age 59 1/2 at continuation), even if your Remaining Guaranteed Withdrawal Amount and/or account value declines to zero.

You should carefully consider when to begin taking withdrawals if you have elected the Lifetime Withdrawal Guarantee. If you begin taking withdrawals too soon, you may limit the value of the Lifetime Withdrawal Guarantee. For example, your Total Guaranteed Withdrawal Amount is no longer increased by the 5% Compounding Income Amount once you make your first withdrawal. If you delay taking withdrawals for too long, you may limit the number of years available for you to take withdrawals in the future (due to life expectancy) and you may be paying for a benefit you are not using.

At any time during the accumulation phase, you can elect to annuitize under current annuity rates in lieu of continuing the Lifetime Withdrawal Guarantee rider. This may provide higher income amounts and/or different tax treatment than the payments received under the Lifetime Withdrawal Guarantee rider.

ANNUAL BENEFIT PAYMENT. The initial ANNUAL BENEFIT PAYMENT is equal to the initial Total Guaranteed Withdrawal Amount multiplied by the 5% Withdrawal Rate. If the Total Guaranteed Withdrawal Amount is later recalculated (for example, because of additional purchase payments, the 5% Compounding Income Amount, the Automatic Annual Step-Up, or withdrawals greater than the Annual Benefit Payment), the Annual Benefit Payment is reset equal to the new Total Guaranteed Withdrawal Amount multiplied by the 5% Withdrawal Rate.


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It is important that you carefully manage your annual withdrawals. To ensure that you retain the full guarantees of this rider, your annual withdrawals cannot exceed the Annual Benefit Payment each contract year. If a withdrawal charge does apply, the charge is not included in the amount withdrawn for the purpose of calculating whether annual withdrawals during a contract year exceed the Annual Benefit Payment. If a withdrawal from your contract does result in annual withdrawals during a contract year exceeding the Annual Benefit Payment, the Total Guaranteed Withdrawal Amount may be recalculated and the Annual Benefit Payment will be reduced to the new Total Guaranteed Withdrawal Amount multiplied by the 5% Withdrawal Rate. In addition, as noted above, if a withdrawal results in cumulative withdrawals for the current contract year exceeding the Annual Benefit Payment, the Remaining Guaranteed Withdrawal Amount will also be reduced by an additional amount equal to the difference between the Remaining Guaranteed Withdrawal Amount after the withdrawal and the account value after the withdrawal (if such account value is lower than the Remaining Guaranteed Withdrawal Amount). These reductions in the Total Guaranteed Withdrawal Amount, Annual Benefit Payment, and Remaining Guaranteed Withdrawal Amount may be significant. You are still eligible to receive either lifetime payments or the remainder of the Remaining Guaranteed Withdrawal Amount so long as the withdrawal that exceeded the Annual Benefit Payment did not cause your account value to decline to zero.

You can always take annual withdrawals less than the Annual Benefit Payment. However, if you choose to receive only a part of your Annual Benefit Payment in any given contract year, your Annual Benefit Payment is not cumulative and your Remaining Guaranteed Withdrawal Amount and Annual Benefit Payment will not increase. For example, since your Annual Benefit Payment is 5% of your Total Guaranteed Withdrawal Amount, you cannot withdraw 3% in one year and then withdraw 7% the next year without exceeding your Annual Benefit Payment in the second year.

AUTOMATIC ANNUAL STEP-UP. On each contract anniversary prior to the owner's 86th birthday, an Automatic Annual Step-Up will occur, provided that the account value exceeds the Total Guaranteed Withdrawal Amount immediately before the Step-Up (and provided that you have not chosen to decline the Step-Up as described below).

The Automatic Annual Step-Up will:

..  reset the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed
   Withdrawal Amount to the account value on the date of the Step-Up, up to a maximum of $5,000,000;

..  reset the Annual Benefit Payment equal to 5% of the Total Guaranteed
   Withdrawal Amount after the Step-Up; and

.. reset the Lifetime Withdrawal Guarantee rider charge to the charge applicable to contract purchases of the same rider at the time of the Step-Up, up to a maximum of 0.95% (Single Life version) or 1.40% (Joint Life version).

In the event that the charge applicable to contract purchases at the time of the Step-Up is higher than your current Lifetime Withdrawal Guarantee rider charge, you will be notified in writing a minimum of 30 days in advance of the applicable contract anniversary and be informed that you may choose to decline the Automatic Annual Step-Up. If you choose to decline the Automatic Annual Step-Up, you must notify us in accordance with our Administrative Procedures (currently we require you to submit your request in writing to our Annuity Service Center no less than seven calendar days prior to the applicable contract anniversary). Once you notify us of your decision to decline the Automatic Annual Step-Up, you will no longer be eligible for future Automatic Annual Step-Ups until you notify us in writing to our Annuity Service Center that you wish to reinstate the Step-Ups. This reinstatement will take effect at the next contract anniversary after we receive your request for reinstatement. Please note that the Automatic Annual Step-Up may be of limited benefit if you intend to make purchase payments that would cause your account value to approach $5,000,0000, because the Total Guaranteed Withdrawal Amount and Remaining Guaranteed Withdrawal Amount cannot exceed $5,000,0000.

REQUIRED MINIMUM DISTRIBUTIONS. For IRAs and other contracts subject to Section 401(a)(9) of the Internal Revenue Code, you may be required to take withdrawals to fulfill minimum distribution requirements generally beginning at age 70 1/2. These required distributions may be larger than your Annual Benefit Payment. After the first contract year, we will increase your Annual Benefit Payment to equal your required minimum distribution amount for that year, if such amounts are greater than your


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Annual Benefit Payment. YOU MUST BE ENROLLED IN THE AUTOMATED REQUIRED MINIMUM
DISTRIBUTION PROGRAM TO QUALIFY FOR THIS INCREASE IN THE ANNUAL BENEFIT PAYMENT. THE FREQUENCY OF YOUR WITHDRAWALS MUST BE ANNUAL. THE AUTOMATED REQUIRED MINIMUM DISTRIBUTION PROGRAM IS BASED ON INFORMATION RELATING TO THIS CONTRACT ONLY. To enroll in the Automated Required Minimum Distribution program, please contact our Annuity Service Center.

INVESTMENT ALLOCATION RESTRICTIONS. If you elect the Lifetime Withdrawal Guarantee rider, you are limited to allocating your purchase payments and account value among the following investment portfolios:

(1)    MetLife Defensive Strategy Portfolio

(2)    MetLife Moderate Strategy Portfolio

(3)    MetLife Balanced Strategy Portfolio

(4)    MetLife Growth Strategy Portfolio

(5)    BlackRock Money Market Portfolio

JOINT LIFE VERSION. A Joint Life version of the Lifetime Withdrawal Guarantee rider is available for a charge of 0.70% (which may increase upon an Automatic Annual Step-Up to a maximum of 1.40%). Like the Single Life version of the Lifetime Withdrawal Guarantee rider, the Joint Life version must be elected at the time you purchase the contract, and the owner (or oldest joint owner) must be age 85 or younger. Under the Joint Life version, when the owner of the contract dies (or when the first joint owner dies), the Lifetime Withdrawal Guarantee rider will automatically remain in effect only if the spouse is the primary beneficiary and elects to continue the contract under the spousal continuation provisions. (See "Death Benefit - Spousal Continuation.") This means that if you purchase the Joint Life version and subsequently get divorced, or your spouse is no longer the primary beneficiary at the time of your death, he or she will not be eligible to receive payments under the Lifetime Withdrawal Guarantee rider. If the spouse is younger than age 59 1/2 when he or she elects to continue the contract, the spouse will receive the Annual Benefit Payment each year until the Remaining Guaranteed Withdrawal Amount is depleted. If the spouse is age 59 1/2 or older when he or she elects to continue the contract, the spouse will receive the Annual Benefit Payment each year for the remainder of his or her life. In situations in which a trust is both the owner and beneficiary of the contract, the Joint Life Version of the Lifetime Withdrawal Guarantee would not apply.

CANCELLATION AND GUARANTEED PRINCIPAL ADJUSTMENT. You may elect to cancel the Lifetime Withdrawal Guarantee rider on the contract anniversary every five contract years for the first 15 contract years and annually thereafter. We must receive your cancellation request within 30 days following the eligible contract anniversary in accordance with our Administrative Procedures (currently we require you to submit your request in writing to our Annuity Service Center). The cancellation will take effect upon our receipt of your request. If cancelled, the Lifetime Withdrawal Guarantee rider will terminate, we will no longer deduct the Lifetime Withdrawal Guarantee rider charge, and the investment allocation restrictions described above will no longer apply. The variable annuity contract, however, will continue.

If you cancel the Lifetime Withdrawal Guarantee rider on the fifteenth contract anniversary or any eligible contract anniversary thereafter, we will add a GUARANTEED PRINCIPAL ADJUSTMENT to your account value. The Guaranteed Principal Adjustment is intended to restore your initial investment in the contract in the case of poor investment performance. The Guaranteed Principal Adjustment is equal to (a) - (b) where:

(a) is purchase payments credited within 120 days of the date that we issued the contract, reduced proportionately by the percentage reduction in account value attributable to any partial withdrawals taken (including any applicable withdrawal charges) and

(b)  is the account value on the date of cancellation.

The Guaranteed Principal Adjustment will be added to each applicable investment portfolio in the ratio the portion of the account value in such investment portfolio bears to the total account value in all investment portfolios. The Guaranteed Principal Adjustment will never be less than zero.

Only purchase payments made during the first 120 days that you hold the contract are taken into consideration in determining the Guaranteed Principal Adjustment. Contract owners who anticipate making purchase payments after 120 days should understand that such payments will not increase the Guaranteed Principal Adjustment. Purchase payments made after 120 days are added to your account value and impact whether or not a


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benefit is due. Therefore, the Lifetime Withdrawal Guarantee may not be
appropriate for you if you intend to make additional purchase payments after the 120 day period and are purchasing the Lifetime Withdrawal Guarantee for its Guaranteed Principal Adjustment feature.

TERMINATION OF THE LIFETIME WITHDRAWAL GUARANTEE RIDER. The Lifetime Withdrawal Guarantee rider will terminate upon the earliest of:

(1) the date of a full withdrawal of the account value (a pro rata portion of the rider charge will be assessed; you are still eligible to receive either the Remaining Guaranteed Withdrawal Amount or lifetime payments, provided the withdrawal did not exceed the Annual Benefit Payment and the provisions and conditions of the rider have been met);

(2) the date all of the account value is applied to an annuity option (a pro rata portion of the rider charge will be assessed);

(3) the date there are insufficient funds to deduct the Lifetime Withdrawal Guarantee rider charge from the account value (you are still eligible to receive either the Remaining Guaranteed Withdrawal Amount or lifetime payments, provided the provisions and conditions of the rider have been met);

(4) death of the owner or joint owner (or the annuitant if the owner is a non-natural person), except where the contract is issued under the Joint Life version of the Lifetime Withdrawal Guarantee, the primary beneficiary is the spouse, and the spouse elects to continue the contract under the spousal continuation provisions of the contract;

(5) change of the owner or joint owner for any reason (a pro rata portion of the rider charge will be assessed), subject to our administrative procedures;

(6)  the effective date of the cancellation of the rider; or

(7) termination of the contract to which the rider is attached (a pro rata portion of the rider charge will be assessed, except for a termination due to death).

Once the rider is terminated, the Lifetime Withdrawal Guarantee rider charge will no longer be deducted and the Lifetime Withdrawal Guarantee investment allocation restrictions will no longer apply.

ADDITIONAL INFORMATION. The Lifetime Withdrawal Guarantee rider may affect the death benefit available under your contract. If the owner or joint owner should die while the Lifetime Withdrawal Guarantee rider is in effect, an additional death benefit amount will be calculated under the Lifetime Withdrawal Guarantee rider that can be taken in a lump sum. The Lifetime Withdrawal Guarantee death benefit amount that may be taken as a lump sum will be equal to total purchase payments less any partial withdrawals. If this death benefit amount is greater than the death benefit provided by your contract, and if withdrawals in each contract year did not exceed the Annual Benefit Payment, then this death benefit amount will be paid instead of the death benefit provided by the contract. All other provisions of your contract's death benefit will apply.

Alternatively, the beneficiary may elect to receive the Remaining Guaranteed Withdrawal Amount as a death benefit, in which case we will pay the Remaining Guaranteed Withdrawal Amount on a monthly basis (or any mutually agreed upon frequency, but no less frequently than annually) until the Remaining Guaranteed Withdrawal Amount is exhausted. Your withdrawal rights then come to an end. Currently, there is no minimum dollar amount for the payments; however, we reserve the right to accelerate any payment, in a lump sum, that is less than $500 (see below). This death benefit will be paid instead of the applicable contractual death benefit or the additional death benefit amount calculated under the Lifetime Withdrawal Guarantee as described above. Otherwise, the provisions of those contractual death benefits will determine the amount of the death benefit. Except as may be required by the Internal Revenue Code, an annual payment will not exceed the Annual Benefit Payment. If your beneficiary dies while such payments are made, we will continue making the payments to the beneficiary's estate unless we have agreed to another payee in writing. If the contract is a Non-Qualified Contract, any death benefit must be paid out over a time period and in a manner that satisfies Section 72(s) of the Internal Revenue Code. If the owner (or the annuitant, if the owner is not a natural person) dies prior to the "annuity starting date" (as defined under the Internal Revenue Code and regulations thereunder), the period over which the Remaining Guaranteed Withdrawal Amount is paid as a death benefit cannot exceed the remaining life expectancy of the payee under the appropriate IRS tables. For purposes of the preceding sentence, if the payee is a non-natural person, the Remaining Guaranteed Withdrawal Amount must be paid


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out within 5 years from the date of death. Payments under this death benefit must begin within 12 months following the date of death.

We reserve the right to accelerate any payment, in a lump sum, that is less than $500 or to comply with requirements under the Internal Revenue Code (including minimum distribution requirements for IRAs and other contracts subject to Section 401(a)(9) of the Internal Revenue Code and nonqualified contracts subject to Section 72(s)). If you terminate the Lifetime Withdrawal Guarantee rider because (1) you make a total withdrawal of your account value;
(2) your account value is insufficient to pay the Lifetime Withdrawal Guarantee rider charge; or (3) the contract owner dies, except where the beneficiary or joint owner is the spouse of the owner and the spouse elects to continue the contract, you may not make additional purchase payments under the contract.

LIFETIME WITHDRAWAL GUARANTEE AND DECEDENT CONTRACTS

In the event the Lifetime Withdrawal Guarantee is made available for purchase by a beneficiary under a decedent's IRA (or where otherwise offered, under any other contract which is being "stretched" by a beneficiary after the death of the owner or after the death of the annuitant in certain cases) and the beneficiary, as required under tax rules, is to receive required minimum distributions prior to attaining age 59 1/2, the required minimum distributions received from the contract will have the effect of eliminating the lifetime payments under the Lifetime Withdrawal Guarantee. Under the tax rules, such contracts generally require distributions to commence in accordance with tax regulations by the end of the calendar year following the year of the owner's death. Therefore the Lifetime Withdrawal Guarantee is not appropriate for purchase under a decedent's IRA by a beneficiary who has not attained age 59 1/2. Note that the Lifetime Withdrawal Guarantee is not appropriate for purchase by a beneficiary under a decedent's Non-Qualified Contract.

(See Appendix B for examples of the Lifetime Withdrawal Guarantee.)

8. PERFORMANCE

We periodically advertise subaccount performance relating to the investment portfolios. We will calculate performance by determining the percentage change in the value of an accumulation unit by dividing the increase (decrease) for that unit by the value of the accumulation unit at the beginning of the period. This performance number reflects the deduction of the Separate Account product charges and the investment portfolio expenses. It does not reflect the deduction of any applicable account fee, withdrawal charge, or GWB rider charge. The deduction of these charges would reduce the percentage increase or make greater any percentage decrease. Any advertisement will also include total return figures that reflect the deduction of the Separate Account product charges, account fee, withdrawal charges, GWB rider charge, and the investment portfolio expenses.

For periods starting prior to the date the contract was first offered, the performance will be based on the historical performance of the corresponding investment portfolios for the periods commencing from the date on which the particular investment portfolio was made available through the Separate Account.

In addition, the performance for the investment portfolios may be shown for the period commencing from the inception date of the investment portfolios. These figures should not be interpreted to reflect actual historical performance of the Separate Account.

We may, from time to time, include in our advertising and sales materials performance information for funds or investment accounts related to the investment portfolios and/or their investment advisers or subadvisers. Such related performance information also may reflect the deduction of certain contract charges. We may also include in our advertising and sales materials tax deferred compounding charts and other hypothetical illustrations, which may include comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets.

We may advertise the GWB rider using illustrations showing how the benefit works with historical performance of specific investment portfolios or with a hypothetical rate of return (which rate will not exceed 12%) or a combination of historical and hypothetical returns. These illustrations will reflect the deduction of all applicable charges including the portfolio expenses of the underlying investment portfolios.


                                       34

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You should know that for any performance we illustrate, future performance will vary and results shown are not necessarily representative of future results.

9. DEATH BENEFIT


UPON YOUR DEATH

If you die during the accumulation phase, we will pay a death benefit to your beneficiary (or beneficiaries). This death benefit is described below. The death benefit is determined as of the end of the business day on which we receive both due proof of death and an election for the payment method. Where there are multiple beneficiaries, the death benefit will only be determined as of the time the first beneficiary submits the necessary documentation in good order.

If you have a joint owner, the death benefit will be paid when the first owner dies. Upon the death of either owner, the surviving joint owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary, unless instructed otherwise.

If a non-natural person owns the contract, the annuitant will be deemed to be the owner in determining the death benefit. If there are joint owners, the age of the oldest owner will be used to determine the death benefit amount.

STANDARD DEATH BENEFIT

The death benefit will be the greater of:

(1)  the account value; or

(2) total purchase payments, reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal.


If the owner is a natural person and the owner is changed to someone other than a spouse, the death benefit amount will be determined as defined above; however, subsection (2) will be changed to provide as follows: "the account value as of the effective date of the change of owner, increased by purchase payments received after the date of the change of owner, reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal made after such date."


In the event that a beneficiary who is the spouse of the owner elects to continue the contract in his or her name after the owner dies, the death benefit amount will be determined in accordance with (1) or (2) above.

GENERAL DEATH BENEFIT PROVISIONS

The death benefit amount remains in the Separate Account until distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Separate Account will continue to be subject to investment risk. This risk is borne by the beneficiary.

Please check with your registered representative regarding the availability of the following in your state.


If the beneficiary under a tax qualified contract is the annuitant's spouse, the tax law generally allows distributions to begin by the year in which the annuitant would have reached 70 1/2 (which may be more or less than five years after the annuitant's death).


A beneficiary must elect the death benefit to be paid under one of the payment options (unless the owner has previously made the election). The entire death benefit must be paid within five years of the date of death unless the beneficiary elects to have the death benefit payable under an annuity option. The death benefit payable under an annuity option must be paid over the beneficiary's lifetime or for a period not extending beyond the beneficiary's life expectancy. For non-qualified contracts, payment must begin within one year of the date of death. For tax qualified contracts, payment must begin no later than the end of the calendar year immediately following the year of death.

We may also offer a payment option, for both non-tax qualified contracts and certain tax qualified contracts, under which your beneficiary may receive payments, over a period not extending beyond his or her life expectancy, under a method of distribution similar to the distribution of required minimum distributions from Individual Retirement Accounts. If this option is elected, we will issue a new contract to your beneficiary in order to facilitate the distribution of payments. Your beneficiary may choose any optional death benefit available under the new contract. Upon the death of your beneficiary, the death benefit would be required to be distributed to your beneficiary's beneficiary at least as rapidly as under the method of distribution in effect at the time of your beneficiary's death. (See "Federal Income Tax Status.") To the extent permitted under the tax law, and in accordance with our procedures, your designated beneficiary is permitted under our procedures to make additional purchase payments consisting of monies which are direct transfers (as permitted under tax law) from other tax qualified or non-tax qualified contracts, depending on which type of contract you own, held in the name of the decedent. Any such additional purchase payments would be subject to applicable withdrawal charges. Your beneficiary is also permitted to choose some of the optional benefits available under the contract, but certain contract provisions or programs may not be available.

If a lump sum payment is elected and all the necessary requirements are met, the payment will be made within seven days. Payment to the beneficiary under an annuity option may only be elected during the 60 day period beginning with the date we receive due proof of death. If we do not receive an election during such time, we will make a single lump sum payment to the beneficiary at the end of the 60 day period.


If the owner or a joint owner, who is not the annuitant, dies during the income phase, any remaining payments under the annuity option elected will continue at least as rapidly as under the method of distribution in effect at the time of the owner's death. Upon the death of the owner or a joint owner during the income phase, the beneficiary becomes the owner.

SPOUSAL CONTINUATION

If the primary beneficiary is the spouse of the owner, upon the owner's death, the beneficiary may elect to continue the contract in his or her own name. Upon such election, the account value will be adjusted upward (but not downward) to an amount equal to the death benefit amount determined upon such election and receipt of due proof of death of the owner. Any excess of the death benefit amount over the account value will be allocated to each applicable investment portfolio in the ratio that the account value in the investment portfolio bears to the total account value. Spousal continuation will not satisfy minimum required distribution rules for tax qualified contracts other than IRAs.

DEATH OF THE ANNUITANT

If the annuitant, not an owner or joint owner, dies during the accumulation phase, you automatically become the annuitant. You can select a new annuitant if you do not want to be the annuitant (subject to our then current underwriting standards). However, if the owner is a non- natural person (for example, a corporation), then the death of the primary annuitant will be treated as the death of the owner, and a new annuitant may not be named.

Upon the death of the annuitant after annuity payments begin, the death benefit, if any, will be as provided for in the annuity option selected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the annuitant's death.

CONTROLLED PAYOUT

You may elect to have the death benefit proceeds paid to your beneficiary in the form of annuity payments for life or over a period of time that does not exceed your beneficiary's life expectancy. This election must be in writing in a form acceptable to us. You may revoke the election only in writing and only in a form acceptable to us. Upon your death, the beneficiary cannot revoke or modify your election. The Controlled Payout is only available to Non-Qualified Contracts (see "Federal Income Tax Status").


10. FEDERAL INCOME TAX STATUS


The following discussion is general in nature and is not intended as tax advice. Each person concerned should consult a competent tax adviser. No attempt is made to consider any applicable state tax or other tax laws, or to address any state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a contract.

When you invest in an annuity contract, you usually do not pay taxes on your investment gains until you withdraw the money, generally for retirement purposes. If you invest in an annuity contract as part of an individual retirement plan, pension plan or employer-sponsored retirement program, your contract is called a "Qualified Contract." The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. You should note that for any Qualified Contract, the tax deferred accrual feature is provided by the tax qualified retirement plan, and as a result there should be reasons other than tax deferral for acquiring the contract within a qualified plan.

If your annuity is independent of any formal retirement or pension plan, it is termed a "Non-Qualified Contract."

Under current federal income tax law, the taxable portion of distributions under variable annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and qualifying dividends.

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


TAXATION OF NON-QUALIFIED CONTRACTS

NON-NATURAL PERSON. If a non-natural person (e.g., a trust) owns a Non-Qualified Contract, the taxpayer generally must include in income any increase in the excess of the account value over the investment in the contract (generally, the premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective owner that is not a natural person should discuss these with a tax adviser.

The following discussion generally applies to Non-Qualified Contracts owned by natural persons.

WITHDRAWALS. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the account value immediately before the distribution over the owner's investment in the contract (generally, the premiums or other consideration paid for the contract, reduced by any amount previously distributed from the contract that was not subject to tax) at that time. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the owner's investment in the contract.

In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the individual's total account balance or accrued benefit under the retirement plan. The "investment in the contract" generally equals the amount of any non-deductible purchase payments paid by or on behalf of any individual. In many cases, the "investment in the contract" under a Qualified Contract can be zero.


It is conceivable that certain benefits or the charges for certain benefits such as any of the guaranteed death benefits and certain living benefits (E.G., the GWB rider), could be considered to be taxable each year as deemed distributions from the contract to pay for non-annuity benefits. We currently treat these charges and benefits as an intrinsic part of the annuity contract and do not tax report these as taxable income until distributions are actually made. However, it is possible that this may change in the future if we determine that this is required by the IRS. If so, the charges or benefits could also be subject to a 10% penalty tax if the taxpayer is under age 59 1/2.

The tax treatment of withdrawals under a Guaranteed Withdrawal Benefit is also uncertain. It is conceivable that the amount of potential gain could be determined based on the Remaining Guaranteed Withdrawal Amount at the time of the withdrawal, if greater than the account value. This could result in a greater amount of taxable income in certain cases. In general, at the present time, we intend to tax report such withdrawals using the gross account value rather than the Remaining Guaranteed Withdrawal Amount at the time of the withdrawal to determine gain. However, in cases where the maximum permitted withdrawal in any year under the GWB exceeds the gross account value, the portion of the withdrawal treated as taxable gain (not to exceed the amount of the withdrawal) should be measured as the difference between the maximum permitted withdrawal amount under the benefit and the remaining after-tax basis immediately preceding the withdrawal. Consult your tax adviser.


We reserve the right to change our tax reporting practices if we determine that they are not in accordance with IRS guidance (whether formal or informal).

ADDITIONAL PENALTY TAX ON CERTAIN WITHDRAWALS. In the case of a distribution (or a deemed distribution) from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions:


..  made on or after the taxpayer reaches age 59 1/2;


..  made on or after the death of an owner;

..  attributable to the taxpayer's becoming disabled;

.. made as part of a series of substantially equal periodic payment (at least annually) for the life (or life expectancy) of the taxpayer or the joint lives (or joint life expectancies) of the taxpayer and his or her designated beneficiary; or

.. under certain immediate income annuities providing for substantially equal payments made at least annually.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. Also, additional exceptions apply to distributions from a Qualified Contract. You should consult a tax adviser with regard to exceptions from the penalty tax.

ANNUITY PAYMENTS. Although tax consequences may vary depending on the payout option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of any annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income. In general, the amount of each payment under a variable annuity payment option that can be excluded from federal income tax is the remaining after-tax cost in the amount annuitized at the time such payments commence, divided by the number of expected payments, subject to certain adjustments. No deduction is permitted for any excess of such excludable amount for a year over the annuity payments actually received in that year. However, you may elect to increase the excludable amount attributable to future years by a ratable portion of such excess. Consult your tax advisor as to how to make such election and also as to how to treat the loss due to any unrecovered investment in the contract when the income stream is terminated. Once the investment in the contract has been recovered through the use of the excludable amount, the entire amount of all future payments are includable in taxable income.

The IRS has not furnished explicit guidance as to how the excludable amount is to be determined each year under variable income annuities that permit transfers between the fixed account and variable investment portfolios, as well as transfers between investment portfolios after the annuity starting date. Consult your tax adviser.

TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed from a Non-Qualified Contract because of your death or the death of the annuitant. Generally, such amounts are includible in the income of the recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the contract, or (ii) if distributed under a payout option, they are taxed in the same way as annuity payments.

See the Statement of Additional Information as well as "Death Benefit - General Death Benefit Provisions" in this prospectus for a general discussion on the federal income tax rules applicable to how death benefits must be distributed.

TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT. Where otherwise permitted under the terms of the contract, a transfer or assignment of ownership of a Non-Qualified Contract, the designation or change of an annuitant, the selection of certain maturity dates, or the exchange of a contract may result in certain adverse tax consequences to you that are not discussed herein. An owner contemplating any such transfer, assignment, exchange or event should consult a tax adviser as to the tax consequences.

WITHHOLDING. Annuity distributions are generally subject to withholding for the recipient's federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.


MULTIPLE CONTRACTS. The tax law provides that deferred annuities issued after October 21, 1988 by the same insurance company or an affiliate in the same calendar year to the same owner are combined for tax purposes. As a result, a greater portion of your withdrawals may be considered taxable income than you would otherwise expect. Please consult your own tax advisor.


OWNERSHIP OF THE INVESTMENTS. In certain circumstances, owners of variable annuity contracts have been considered to be the owners of the assets of the underlying Separate Account for Federal income tax purposes due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. There is little guidance in this area, and some features of the contract, such as the number of funds available and the flexibility of the contract owner to allocate premium payments and transfer amounts among the funding options, have not been addressed in public rulings. While we believe that the contract does not give the contract owner investment control over Separate Account assets, we reserve the right to modify the contract as necessary to prevent a contract owner from being treated as the owner of the Separate Account assets supporting the contract.

FURTHER INFORMATION. We believe that the contracts will qualify as annuity contracts for federal income tax purposes and the above discussion is based on that assumption. Further details can be found in the Statement of Additional Information under the heading "Tax Status of the Contracts."

TAXATION OF QUALIFIED CONTRACTS

The tax rules applicable to Qualified Contracts vary according to the type of retirement plan and the terms and conditions of the plan. Your rights under a Qualified Contract may be subject to the terms of the retirement plan itself, regardless of the terms of the Qualified Contract. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the contract comply with the law.


INDIVIDUAL RETIREMENT ACCOUNTS (IRAS). IRAs, as defined in Section 408 of the Internal Revenue Code (Code), permit individuals to make annual contributions of up to the lesser of the applicable dollar amount for the year (for 2007, $4,000 plus, for an owner age 50 or older, $1,000) or the amount of compensation includible in the individual's gross income for the year. The contributions may be deductible in whole or in part, depending on the individual's income. Distributions from certain retirement plans may be "rolled over" into an IRA on a tax-deferred basis without regard to these limits. Amounts in the IRA (other than non-deductible contributions) are taxed when distributed from the IRA. A 10% penalty tax generally applies to distributions made before age 59 1/2, unless an exception applies. The contract (and appropriate IRA tax endorsements) have not yet been submitted to the IRS for review and approval as to form. Such approval is not required to constitute a valid Traditional IRA or SIMPLE IRA. Such approval does not constitute an IRS endorsement of the investment options and benefits offered under the contract. Traditional IRAs/SEPs, SIMPLE IRAs and Roth IRAs may not invest in life insurance. The contract may provide death benefits that could exceed the greater of premiums paid or the account balance. The final required minimum distribution income tax regulations generally treat such benefits as part of the annuity contract and not as life insurance and require the value of such benefits to be included in the participant's interest that is subject to the required minimum distribution rules.

SIMPLE IRA. A SIMPLE IRA permits certain small employers to establish SIMPLE plans as provided by Section 408(p) of the Code, under which employees may elect to defer to a SIMPLE IRA a percentage of compensation up to $10,500 for 2007. The sponsoring employer is generally required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRA's are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10% penalty tax, which is increased to 25% if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.

ROTH IRA. A Roth IRA, as described in Code section 408A, permits certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax, and other special rules apply. The owner may wish to consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.


PENSION PLANS. Corporate pension and profit-sharing plans under Section 401(a) of the Code allow corporate employers to establish various types of retirement plans for employees, and self-employed individuals to establish qualified plans for themselves and their employees. Adverse tax consequences to the retirement plan, the participant or both may result if the contract is transferred to any individual as a means to provide benefit payments, unless the plan complies with all the requirements applicable to such benefits prior to transferring the contract. The contract includes optional death benefits that in some cases may exceed the greater of the premium payments or the account value.


TAX SHELTERED ANNUITIES. Tax Sheltered Annuities (TSA) that qualify under section 403(b) of the Code allow employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (social security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the close of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, severance from employment, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties.


Proposed income tax regulations issued in November 2004, would require certain fundamental changes to these arrangements including (a) a requirement that there be a written plan document in addition to the annuity contract (or section 403(b)(7) custodial account),
(b) significant restrictions on the ability of participants to direct proceeds between 403(b) annuity contracts and (c) new restrictions on withdrawals of amounts attributable to contributions other than elective deferrals.


The proposed regulations will generally not be effective until taxable years beginning after December 31, 2007, at the earliest; and may not be relied on until issued in final form. However, certain aspects, including a proposed prohibition on use of life insurance under section 403(b) arrangements and rules affecting payroll taxes on certain types of contributions are currently effective unless revised or revoked in final form.


SECTION 457(B) PLANS. An eligible 457(b) plan, while not actually a qualified plan as that term is normally used, provides for certain eligible deferred compensation plans with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and tax exempt organizations. The contract can be used with such plans. Under such plans a participant may specify the form of investment in which his or her participation will be made. Under a non-governmental plan, which must be a tax-exempt entity under section 501(c) of the Code, all such investments, however, are owned by and are subject to, the claims of the general creditors of the sponsoring employer. In general, all amounts received under a non-governmental section 457(b) plan are taxable and are subject to federal income tax withholding as wages.

SEPARATE ACCOUNT CHARGES FOR DEATH BENEFITS. For contracts purchased under section 401(a) plans or 403(b) plans, certain death benefits could conceivably be characterized as an incidental benefit, the amount of which is limited in any pension or profit-sharing plan. Because the death benefits, in certain cases, may exceed this limitation employers using the contract in connection with such plans should consult their tax adviser. Additionally, it is conceivable that the explicit charges for, or the amount of the mortality and expense charges allocable to, such benefits may be considered taxable distributions.

OTHER TAX ISSUES. Qualified Contracts (including contracts under section 457(b) plans) have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan, adoption agreement, or consult a tax adviser for more information about these distribution rules. Failure to meet such rules generally results in the imposition of a 50% excise tax on the amount that should have been, but was not, distributed.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of account value, as well as all living benefits) must be added to the account value in computing the amount required to be distributed over the applicable period.

The final required minimum distribution regulations permit income payments to increase due to "actuarial gain" which includes the investment performance of the underlying assets, as well as changes in actuarial factors and assumptions under certain conditions. Additionally, withdrawals may also be permitted under certain conditions. The new rules are not entirely clear, and you should consult with your own tax adviser to determine whether your variable income annuity will satisfy these rules for your own situation.

Distributions from Qualified Contracts generally are subject to withholding for the owner's federal income tax liability. The withholding rate varies according to the type of distribution and the owner's tax status. The owner will be provided the opportunity to elect not to have tax withheld from distributions.

"Eligible rollover distributions" from section 401(a), 403(a), 403(b) and governmental section 457(b) plans are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is any distribution to an employee (or employee's spouse or former spouse as beneficiary or alternate payee) from such a plan, except certain distributions such as distributions required by the Code, distributions in a specified annuity form or hardship distributions. The 20% withholding does not apply, however, if the employee chooses a "direct rollover" from the plan to a tax-qualified plan, IRA or tax sheltered annuity or to a governmental 457(b) plan that agrees to separately account for rollover contributions. Effective March 28, 2005, certain mandatory distributions made to participants in an amount in excess of $1,000 must be rolled over to an IRA designated by the Plan, unless the participant elects to receive it in cash or roll it over to a different IRA or eligible retirement plan of his or her own choosing. General transitional rules apply as to when plans have to be amended. Special effective date rules apply for governmental plans and church plans.


COMMUTATION FEATURES UNDER ANNUITY PAYMENT OPTIONS. Please be advised that the tax consequences resulting from the election of an annuity payment option containing a commutation feature are uncertain and the IRS may determine that the taxable amount of annuity payments and withdrawals received for any year could be greater than or less than the taxable amount reported by us. The exercise of the commutation feature also may result in adverse tax consequences including:

.. The imposition of a 10% penalty tax on the taxable amount of the commuted value, if the taxpayer has not attained age 59 1/2 at the time the withdrawal is made. This 10% penalty tax is in addition to the ordinary income tax on the taxable amount of the commuted value.

.. The retroactive imposition of the 10% penalty tax on annuity payments received prior to the taxpayer attaining age 59 1/2.


.. The possibility that the exercise of the commutation feature could adversely affect the amount excluded from federal income tax under any annuity payments made after such commutation.

A payee should consult with his or her own tax advisor prior to electing to annuitize the contract and prior to exercising any commutation feature under an annuity payment option.

FEDERAL ESTATE TAXES. While no attempt is being made to discuss the federal estate tax implications of the contract, you should keep in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent's gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning advisor for more information.

GENERATION-SKIPPING TRANSFER TAX. Under certain circumstances, the Code may impose a "generation-skipping transfer tax" when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS.

ANNUITY PURCHASE PAYMENTS BY NONRESIDENT ALIENS AND FOREIGN CORPORATIONS. The discussion above provides general information regarding U.S. federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to the U.S. federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser's country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state, and foreign taxation with respect to an annuity contract purchase.


TAX BENEFITS RELATED TO THE ASSETS OF THE SEPARATE ACCOUNT

We may be entitled to certain tax benefits related to the assets of the Separate Account. These tax benefits, which may include foreign tax credits and corporate dividends received deductions, are not passed back to the Separate Account or to contract owners because we are the owner of the assets from which the tax benefits are derived.


POSSIBLE TAX LAW CHANGES

Although the likelihood of legislative changes is uncertain, there is always the possibility that the tax treatment of the contract could change by legislation or otherwise. Consult a tax adviser with respect to legislative developments and their effect on the contract.

We have the right to modify the contract in response to legislative changes that could otherwise diminish the favorable tax treatment that annuity contract owners currently receive. We make no guarantee regarding the tax status of the contract and do not intend the above discussion as tax advice.


11. OTHER INFORMATION


FIRST METLIFE INVESTORS


First MetLife Investors is a stock life insurance company that was organized under the laws of the State of New York on December 31, 1992. On June 1, 1995, a wholly owned subsidiary of General American Life Insurance Company purchased First MetLife Investors, which on that date changed its name to First Cova Life Insurance Company. On January 6, 2000, Metropolitan Life Insurance Company acquired GenAmerica Corporation, the ultimate parent company of First MetLife Investors. We changed our name to First MetLife Investors Insurance Company on February 12, 2001. On December 31, 2002, First MetLife Investors became an indirect subsidiary of MetLife, Inc., the holding company of Metropolitan Life Insurance Company and a listed company on the New York Stock Exchange. On October 1, 2004, First MetLife Investors became a direct subsidiary of MetLife, Inc. MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. First MetLife Investors is licensed to do business only in the State of New York.

We are a member of the Insurance Marketplace Standards Association ("IMSA"). Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

THE SEPARATE ACCOUNT

We have established a SEPARATE ACCOUNT, First MetLife Investors Variable Annuity Account One (Separate Account), to hold the assets that underlie the contracts. Our Board of Directors adopted a resolution to establish the Separate Account under New York insurance law on December 31, 1992. We have registered the Separate Account with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is divided into subaccounts.

The assets of the Separate Account are held in First MetLife Investors' name on behalf of the Separate Account and legally belong to First MetLife Investors. The Separate Account is subject to the laws of the State of New York. However, those assets that underlie the contracts are not chargeable with liabilities arising out of any other business First MetLife Investors may conduct. All the income, gains and losses (realized or unrealized) resulting from these assets are credited to or charged against the contracts and not against any other contracts First MetLife Investors may issue.

We reserve the right to transfer assets of the Separate Account to another account, and to modify the structure or operation of the Separate Account, subject to necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your account value.


The amount of the guaranteed death benefit that exceeds the account value is paid from our general account. In addition, portions of the contract's guaranteed living benefits payable may exceed the amount of the account value and be paid from our general account. Benefit amounts paid from the general account are subject to the claims-paying ability of First MetLife Investors.


DISTRIBUTOR

We have entered into a distribution agreement with our affiliate, MetLife Investors Distribution Company (Distributor), 5 Park Plaza, Suite 1900, Irvine, CA 92614, for the distribution of the contracts. Distributor, and in certain cases, we, have entered into selling agreements with other selling firms for the sale of the contracts. We pay compensation to Distributor for sales of the contracts by selling firms. We also pay amounts to Distributor that may be used for its operating and other expenses, including the following sales expenses: compensation and bonuses for the Distributor's management team, advertising expenses, and other expenses of distributing the contracts. Distributor's management team also may be eligible for non-cash compensation items that we may provide jointly with Distributor. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items.

All of the investment portfolios make payments to Distributor under their distribution plans in consideration of services provided and expenses incurred by Distributor in distributing shares of the investment portfolios. (See "Fee Tables and Examples - Investment Portfolio Expenses" and the fund prospectuses.) These payments range up to 0.25% of Separate Account assets invested in the particular investment portfolio.

SELLING FIRMS

As noted above, Distributor, and in certain cases, we, have entered into selling agreements with selling firms for the sale of the contracts. All selling firms receive commissions, and they may also receive some form of non-cash compensation. Certain selected selling firms receive additional compensation (described below under "Additional Compensation for Selected Selling Firms"). These commissions and other incentives or payments are not charged directly to contract owners or the Separate Account. We intend to recoup commissions and other sales expenses through fees and charges deducted under the contract or from our general account. A portion of the payments made to selling firms may be passed on to their sales representatives in accordance with the selling firms' internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits.

COMPENSATION PAID TO SELLING FIRMS. We and Distributor pay compensation to all selling firms in the form of commissions and may also provide certain types of non-cash compensation. The maximum commission payable for contract sales and additional purchase payments by selling firms is 7% of purchase payments. Some selling firms may elect to receive a lower commission when a purchase payment is made, along with annual trail commissions up to 0.75% of account value (less purchase payments received within the previous 12 months) for so long as the contract remains in effect or as agreed in the selling agreement. We also pay commissions when a contract owner elects to begin receiving regular income payments (referred to as "annuity payments"). (See "Annuity Payments - The Income Phase.") Distributor may also provide non-cash compensation items that we may provide jointly with Distributor. Non-cash items include expenses for conference or seminar trips and certain gifts.

Ask your registered representative for further information about what payments your registered representative and the selling firm for which he or she works may receive in connection with your purchase of a contract.

ADDITIONAL COMPENSATION FOR SELECTED SELLING FIRMS. We and Distributor have entered into distribution arrangements with certain selected selling firms. Under these arrangements we and Distributor may pay additional compensation to selected selling firms, including marketing allowances, introduction fees, persistency payments, preferred status fees and industry conference fees. Marketing allowances are periodic payments to certain selling firms based on cumulative periodic (usually quarterly) sales of our variable insurance contracts (including the contracts). Introduction fees are payments to selling firms in connection with the addition of our products to the selling firm's line of investment products, including expenses relating to establishing the data communications systems necessary for the selling firm to offer, sell and administer our products. Persistency payments are periodic payments based on account values of our variable insurance contracts (including account values of the contracts) or other persistency standards. Preferred status fees are paid to obtain preferred treatment of the contracts in selling firms' marketing programs, which may include marketing services, participation in marketing meetings, listings in data resources and increased access to their sales representatives. Industry conference fees are amounts paid to cover in part the costs associated with sales conferences and educational seminars for selling firms' sales representatives. We and Distributor have entered into such distribution agreements with selling firms identified in the Statement of Additional Information.


The additional types of compensation discussed above are not offered to all selling firms. The terms of any particular agreement governing compensation may vary among selling firms and the amounts may be significant. The prospect of receiving, or the receipt of, additional compensation as described above may provide selling firms and/or their sales representatives with an incentive to favor sales of the contracts over other variable annuity contracts (or other investments) with respect to which selling firm does not receive additional compensation, or lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the contracts. For more information about any such additional compensation arrangements, ask your registered representative. (See the Statement of Additional Information - "Distribution" for a list of selling firms that received compensation during 2006, as well as the range of additional compensation paid.)


REQUESTS AND ELECTIONS

We will treat your request for a contract transaction, or your submission of a purchase payment, as received by us if we receive a request conforming to our administrative procedures or a payment at our Annuity Service Center before the close of regular trading on the New York Stock Exchange on that day. We will treat your submission of a purchase payment as received by us if we receive a payment at our Annuity Service Center (or a designee receives a payment in accordance with the designee's administrative procedures) before the close of regular trading on the New York Stock Exchange on that day. If we receive the request, or if we (or our designee) receive the payment, after the close of trading on the New York Stock Exchange on that day, or if the New York Stock Exchange is not open that day, then the request or payment will be treated as received on the next day when the New York Stock Exchange is open. Our Annuity Service Center is located at P.O. Box 10366, Des Moines, IA 50306-0366.

Requests for service may be made:

..  Through your registered representative

..  By telephone at (800) 343-8496, between the hours of 7:30AM and 5:30PM
   Central Time Monday through Thursday and 7:30AM and 5:00PM Central Time on Friday

..  In writing to our Annuity Service Center

..  By fax at (515) 457-4400 or

..  By Internet at www.metlifeinvestors.com

All other requests must be in written form, satisfactory to us.

We will use reasonable procedures such as requiring certain identifying information, tape recording the telephone instructions, and providing written confirmation of the transaction, in order to confirm that instructions communicated by telephone, fax, Internet or other means are genuine. Any telephone, fax or Internet instructions reasonably believed by us to be genuine will be your responsibility, including losses arising from any errors in the communication of instructions. As a result of this policy, you will bear the risk of loss. If we do not employ reasonable procedures to confirm that instructions communicated by telephone, fax or Internet are genuine, we may be liable for any losses due to unauthorized or fraudulent transactions. All other requests and elections under your contract must be in writing signed by the proper party, must include any necessary documentation and must be received at our Annuity Service Center to be effective. If acceptable to us, requests or elections relating to beneficiaries and ownership will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for the validity of any written request or action.

Telephone and computer systems may not always be available. Any telephone or computer system, whether it is yours, your service provider's, your agent's, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you experience technical difficulties or problems, you should make your transaction request in writing to our Annuity Service Center.

CONFIRMING TRANSACTIONS. We will send out written statements confirming that a transaction was recently completed. Unless you inform us of any errors within 60 days of receipt, we will consider these communications to be accurate and complete.

OWNERSHIP

OWNER. You, as the OWNER of the contract, have all the interest and rights under the contract.

These rights include the right to:

..  change the beneficiary.

.. change the annuitant before the annuity date (subject to our underwriting and administrative rules).

..  assign the contract (subject to limitation).

..  change the payment option.

.. exercise all other rights, benefits, options and privileges allowed by the contract or us.


The owner is as designated at the time the contract is issued, unless changed. Any change of owner is subject to our underwriting rules in effect at the time of the request.


JOINT OWNER. The contract can be owned by JOINT OWNERS, limited to two natural persons. Upon the death of either owner, the surviving owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary unless otherwise indicated.

BENEFICIARY. The BENEFICIARY is the person(s) or entity you name to receive any death benefit. The beneficiary is named at the time the contract is issued unless changed at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before you die. If joint owners are named, unless you tell us otherwise, the surviving joint owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary (unless you tell us otherwise).

ANNUITANT. The ANNUITANT is the natural person(s) on whose life we base annuity payments. You can change the annuitant at any time prior to the annuity date, unless an owner is not a natural person. Any reference to annuitant includes any joint annuitant under an annuity option. The owner and the annuitant do not have to be the same person except as required under certain sections of the Internal Revenue Code.


ASSIGNMENT. You can assign a Non-Qualified Contract at any time during your lifetime. We will not be bound by the assignment until the written notice of the assignment is recorded by us. We will not be liable for any payment or other action we take in accordance with the contract before we record the assignment. AN ASSIGNMENT MAY BE A TAXABLE EVENT.


If the contract is issued pursuant to a qualified plan, there may be limitations on your ability to assign the contract.

LEGAL PROCEEDINGS

In the ordinary course of business, First MetLife Investors, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.

It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, First MetLife Investors does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of MetLife Investors Distribution Company to perform its contract with the Separate Account or of First MetLife Investors to meet its obligations under the contracts.

FINANCIAL STATEMENTS

Our financial statements and the financial statements of the Separate Account have been included in the SAI.

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

     Company

     Experts

     Custodian

     Distribution

     Calculation of Performance Information

     Annuity Provisions

     Tax Status of the Contracts

     Financial Statements

APPENDIX A

PARTICIPATING INVESTMENT PORTFOLIOS

Below are the advisers and subadvisers and investment objectives of each investment portfolio available under the contract. The fund prospectuses contain more complete information, including a description of the investment objectives, policies, restrictions and risks. THERE CAN BE NO ASSURANCE THAT THE INVESTMENT OBJECTIVES WILL BE ACHIEVED.

MET INVESTORS SERIES TRUST - METLIFE ASSET ALLOCATION PROGRAM (CLASS B)


Met Investors Series Trust is managed by Met Investors Advisory LLC, which is an affiliate of First MetLife Investors. Met Investors Series Trust is a mutual fund with multiple portfolios. The following Class B portfolios are available under the contract:


METLIFE DEFENSIVE STRATEGY PORTFOLIO

INVESTMENT OBJECTIVE: The MetLife Defensive Strategy Portfolio seeks a high level of current income with growth of capital, a secondary objective.

METLIFE MODERATE STRATEGY PORTFOLIO

INVESTMENT OBJECTIVE: The MetLife Moderate Strategy Portfolio seeks a high total return in the form of income and growth of capital, with a greater emphasis on income.

METLIFE BALANCED STRATEGY PORTFOLIO

INVESTMENT OBJECTIVE: The MetLife Balanced Strategy Portfolio seeks a balance between a high level of current income and growth of capital with a greater emphasis on growth of capital.

METLIFE GROWTH STRATEGY PORTFOLIO


INVESTMENT OBJECTIVE: The MetLife Growth Strategy Portfolio seeks growth of capital.


METLIFE AGGRESSIVE STRATEGY PORTFOLIO


INVESTMENT OBJECTIVE: The MetLife Aggressive Strategy Portfolio seeks growth of capital.


METROPOLITAN SERIES FUND, INC. (CLASS B)

Metropolitan Series Fund, Inc. is a mutual fund with multiple portfolios. MetLife Advisers, LLC, an affiliate of First MetLife Investors, is the investment adviser to the portfolios. The following Class B portfolio is available under the contract:

BLACKROCK MONEY MARKET PORTFOLIO


SUBADVISER: BlackRock Advisors, LLC


INVESTMENT OBJECTIVE: The BlackRock Money Market Portfolio seeks a high level of current income consistent with preservation of capital. An investment in the BlackRock Money Market Portfolio is not insured or guaranteed by the Federal Deposit Insurance Company or any other government agency. Although the BlackRock Money Market Portfolio seeks to preserve the value of your investment at $100 per share, it is possible to lose money by investing in the BlackRock Money Market Portfolio.

During extended periods of low interest rates, the yields of the BlackRock Money Market Portfolio may become extremely low and possibly negative.--

APPENDIX B

LIFETIME WITHDRAWAL GUARANTEE EXAMPLES

The purpose of these examples is to illustrate the operation of the Lifetime Withdrawal Guarantee. The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including investment allocations and the investment experience of the investment portfolios chosen. The examples do not reflect the deduction of fees and charges, withdrawal charges and applicable income taxes and penalties. The Lifetime Withdrawal Guarantee does not establish or guarantee an account value or minimum return for any investment portfolio. The Remaining Guaranteed Withdrawal Amount cannot be taken as a lump sum.

A.   Lifetime Withdrawal Guarantee

     1.   When Withdrawals Do Not Exceed the Annual Benefit Payment

Assume that a contract had an initial purchase payment of $100,000. The initial account value would be $100,000, the Total Guaranteed Withdrawal Amount would be $100,000, the initial Remaining Guaranteed Withdrawal Amount would be $100,000 and the initial Annual Benefit Payment would be $5,000 ($100,000 x 5%).

Assume that $5,000 is withdrawn each year, beginning before the contract owner attains age 59 1/2. The Remaining Guaranteed Withdrawal Amount is reduced by $5,000 each year as withdrawals are taken (the Total Guaranteed Withdrawal Amount is not reduced by these withdrawals). The Annual Benefit Payment of $5,000 is guaranteed to be received until the Remaining Guaranteed Withdrawal Amount is depleted, even if the account value is reduced to zero.

If the first withdrawal is taken after age 59 1/2, then the Annual Benefit Payment of $5,000 is guaranteed to be received for the owner's lifetime, even if the Remaining Guaranteed Withdrawal Amount and the account value are reduced to zero.

[GRAPHIC APPEARS HERE]


                                    Remaining
Annual                              Guaranteed   Guaranteed
Benefit   Cumulative    Account     Withdrawal   Withdrawal
Payment   Withdrawals   Value       Amount       Amount
 $5,000        $5,000    $100,000     $100,000     $100,000
  5,000        10,000      90,250       95,000      100,000
  5,000        15,000    80,987.5       90,000      100,000
  5,000        20,000   72,188.13       85,000      100,000
  5,000        25,000   63,828.72       80,000      100,000
  5,000        30,000   55,887.28       75,000      100,000
  5,000        35,000   48,342.92       70,000      100,000
  5,000        40,000   41,175.77       65,000      100,000
  5,000        45,000   34,366.98       60,000      100,000
  5,000        50,000   27,898.63       55,000      100,000
  5,000        55,000    21,753.7       50,000      100,000
  5,000        60,000   15,916.02       45,000      100,000
  5,000        65,000   10,370.22       40,000      100,000
  5,000        70,000   5,101.706       35,000      100,000
  5,000        75,000    96.62093       30,000      100,000
  5,000        80,000           0            0      100,000
  5,000        85,000           0            0      100,000
  5,000        90,000           0            0      100,000
  5,000        95,000           0            0      100,000
  5,000       100,000           0            0      100,000

     2.   When Withdrawals Do Exceed the Annual Benefit Payment

Assume that a contract had an initial purchase payment of $100,000. The initial account value would be $100,000, the Total Guaranteed Withdrawal Amount would be $100,000, the initial Remaining Guaranteed Withdrawal Amount would be $100,000 and the initial Annual Benefit Payment would be $5,000 ($100,000 x 5%).

Assume that the Remaining Guaranteed Withdrawal Amount is reduced to $95,000 due to a withdrawal of $5,000 in the first year. Assume the account value was further reduced to $75,000 at year two due to poor market performance. If you withdrew $10,000 at this time, your account value would be reduced to $75,000 - $10,000 = $65,000. Your Remaining Guaranteed Withdrawal Amount would be reduced to $95,000 - $10,000 = $85,000. Since the withdrawal of $10,000 exceeded the Annual Benefit Payment of $5,000 and the resulting Remaining Guaranteed Withdrawal Amount would be greater than the resulting account value, there would be an additional reduction to the Remaining Guaranteed Withdrawal Amount. The Remaining Guaranteed Withdrawal Amount after the withdrawal would be set equal to the account value after the withdrawal ($65,000). This new Remaining Guaranteed Withdrawal Amount of $65,000 would now be the amount guaranteed to be available to be withdrawn over time. The Total Guaranteed Withdrawal Amount would also be reduced to $65,000. The Annual Benefit Payment would be set equal to 5% x $65,000 = $3,250.

B.   5% Compounding Income Amount

Assume that a contract had an initial purchase payment of $100,000. The initial Remaining Guaranteed Withdrawal Amount would be $100,000, the Total Guaranteed Withdrawal Amount would be $100,000, and the Annual Benefit Payment would be $5,000 ($100,000 x 5%).

The Total Guaranteed Withdrawal Amount will increase by 5% of the previous year's Total Guaranteed Withdrawal Amount until the earlier of the first withdrawal or the 10th contract anniversary. The Annual Benefit Payment will be recalculated as 5% of the new Total Guaranteed Withdrawal Amount.

If the first withdrawal is taken in the first contract year, then there would be no increase: the Total Guaranteed Withdrawal Amount would remain at $100,000 and the Annual Benefit Payment will remain at $5,000 ($100,000 x 5%).

If the first withdrawal is taken in the second contract year, then the Total Guaranteed Withdrawal Amount would increase to $105,000 ($100,000 x 105%), and the Annual Benefit Payment would increase to $5,250 ($105,000 x 5%).

If the first withdrawal is taken in the third contract year, then the Total Guaranteed Withdrawal Amount would increase to $110,250 ($105,000 x 105%), and the Annual Benefit Payment would increase to $5,513 ($110,250 x 5%).

If the first withdrawal is taken after the 10th contract year, then the Total Guaranteed Withdrawal Amount would increase to $162,890 (the initial $100,000, increased by 5% per year, compounded annually for 10 years), and the Annual Benefit Payment would increase to $8,144 ($162,890 x 5%).

[GRAPHIC APPEARS HERE]


Year         Annual
of First     Benefit
Withdrawal   Payment

         1    $5,000
         2     5,250
         3     5,513
         4     5,788
         5     6,078
         6     6,381
         7     6,700
         8     7,036
         9     7,387
        10     7,757
        11     8,144

C.   Automatic Annual Step-Ups and 5% Compounding Income Amount (No
Withdrawals)

Assume that a contract had an initial purchase payment of $100,000. Assume that no withdrawals are taken.

At the first contract anniversary, provided that no withdrawals are taken, the Total Guaranteed Withdrawal Amount is increased to $105,000 ($100,000 increased by 5%, compounded annually). Assume the account value has increased to

$110,000 at the first contract anniversary due to good market performance. The Automatic Annual Step-Up will increase the Total Guaranteed Withdrawal Amount from $105,000 to $110,000 and reset the Annual Benefit Payment to $5,500 ($110,000 x 5%).

At the second contract anniversary, provided that no withdrawals are taken, the Total Guaranteed Withdrawal Amount is increased to $115,500 ($110,000 increased by 5%, compounded annually). Assume the account value has increased to $120,000 at the second contract anniversary due to good market performance. The Automatic Annual Step-Up will increase the Total Guaranteed Withdrawal Amount from $115,500 to $120,000 and reset the Annual Benefit Payment to $6,000 ($120,000 x 5%).

Provided that no withdrawals are taken, each year the Total Guaranteed Withdrawal Amount would increase by 5%, compounded annually, from the second contract anniversary through the ninth contract anniversary, and at that point would be equal to $168,852. Assume that during these contract years the account value does not exceed the Total Guaranteed Withdrawal Amount due to poor market performance. Assume the account value at the ninth contract anniversary has increased to $180,000 due to good market performance. The Automatic Annual Step-Up will increase the Total Guaranteed Withdrawal Amount from $168,852 to $180,000 and reset the Annual Benefit Payment to $9,000 ($180,000 x 5%).

At the 10th contract anniversary, provided that no withdrawals are taken, the Total Guaranteed Withdrawal Amount is increased to $189,000 ($180,000 increased by 5%, compounded annually). Assume the account value is less than $189,000. There is no Automatic Annual Step-Up since the account value is below the Total Guaranteed Withdrawal Amount; however, due to the 5% increase in the Total Guaranteed Withdrawal Amount, the Annual Benefit Payment is increased to $9,450 ($189,000 x 5%).

[GRAPHIC APPEARS HERE]

                       STATEMENT OF ADDITIONAL INFORMATION

                  INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

                                    ISSUED BY

              FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE

                                       AND

                    FIRST METLIFE INVESTORS INSURANCE COMPANY

                                     CLASS S

                            CLASS S - L SHARE OPTION


THIS IS NOT A PROSPECTUS. THIS STATEMENT OF ADDITIONAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS DATED APRIL 30, 2007, FOR THE INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT THAT IS DESCRIBED HEREIN.


THE PROSPECTUS CONCISELY SETS FORTH INFORMATION THAT A PROSPECTIVE INVESTOR OUGHT TO KNOW BEFORE INVESTING. FOR A COPY OF THE PROSPECTUS WRITE US AT: P.O. BOX 10366, DES MOINES, IOWA 50306-0366, OR CALL (800) 343-8496.


THIS STATEMENT OF ADDITIONAL INFORMATION IS DATED APRIL 30, 2007.

SAI-407NYS

TABLE OF CONTENTS                                                          PAGE
                                                                           ----
COMPANY ..............................................................        2
EXPERTS ..............................................................        2
CUSTODIAN ............................................................        2
DISTRIBUTION .........................................................        3
     Reduction or Elimination of the Withdrawal Charge ...............        4
CALCULATION OF PERFORMANCE INFORMATION ...............................        4
     Total Return ....................................................        4
     Historical Unit Values ..........................................        5
     Reporting Agencies ..............................................        5
ANNUITY PROVISIONS ...................................................        5
     Variable Annuity ................................................        5
     Fixed Annuity ...................................................        7
     Mortality and Expense Guarantee .................................        7
     Legal or Regulatory Restrictions on Transactions ................        7
TAX STATUS OF THE CONTRACTS ..........................................        7
FINANCIAL STATEMENTS .................................................        9

COMPANY

First MetLife Investors Insurance Company (First MetLife Investors or the Company) was organized under the laws of the State of New York on December 31, 1992. On June 1, 1995, a wholly-owned subsidiary of General American Life Insurance Company purchased First MetLife Investors which on that date changed its name to First Cova Financial Life Insurance Company. On January 6, 2000, Metropolitan Life Insurance Company acquired GenAmerica Corporation, the ultimate parent company of First MetLife Investors. On December 31, 2002. First MetLife Investors became an indirect subsidiary of MetLife, Inc. (MetLife), the holding company of Metropolitan Life Insurance Company and a listed company on the New York Stock Exchange. MetLife is a leading provider of insurance and financial products and services to individual and group customers. We changed our name to First MetLife Investors Insurance Company on February 12, 2001. On October 1, 2004, First MetLife Investors became a direct subsidiary of MetLife.


On December 31, 2002, MetLife entered into a net worth maintenance agreement with the Company. Under the agreement, MetLife agreed, without limitation as to the amount, to cause the Company to have certain minimum capital and surplus levels and liquidity necessary to enable it to meet its current obligations on a timely basis. At December 31, 2006, the capital and surplus of the Company was in excess of these minimum capital and surplus levels. MetLife and the Company entered into the agreement in part to enhance and maintain the financial strength of the Company as set forth in the agreement. Creditors of the Company (including its policyholders) have certain rights under the agreement to enforce the provisions of the agreement through certain state insurance regulators. However, the agreement provides, among other things, that it does not provide any creditor of the Company with recourse to or against any of the assets of MetLife. MetLife has the right to terminate the agreement upon thirty days written notice to the Company. MetLife has agreed not to terminate the agreement unless one of certain designated events occur, including if the Company attains a financial strength rating from Standard & Poor's Corp.
without giving weight to the support of the agreement, that is the same as or better than its rating of such rating agency with such support.


First MetLife Investors is presently licensed to do business only in the State of New York.

We are a member of the Insurance Marketplace Standards Association ("IMSA"). Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

EXPERTS


The financial statements of First MetLife Investors Insurance Company included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in method of accounting for certain non-traditional long duration contracts and separate accounts as required by accounting guidance adopted on January 1, 2004), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 201 E. Kennedy Boulevard, Tampa, Florida 33602.

The financial statements of the sub-accounts of the First MetLife Investors Variable Annuity Account One included in this Statement of Additional Information have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 100 South 4th Street, St. Louis, Missouri 63102.


CUSTODIAN

First MetLife Investors Insurance Company, 200 Park Avenue, New York, NY 10166, is the custodian of the assets of the Separate Account. The custodian has custody of all cash of the Separate Account and handles the collection of proceeds of shares of the underlying funds bought and sold by the Separate Account.

DISTRIBUTION

Information about the distribution of the contracts is contained in the prospectus. (See "Other Information.") Additional information is provided below.

The contracts are offered to the public on a continuous basis. We anticipate continuing to offer the contracts, but reserve the right to discontinue the offering.

MetLife Investors Distribution Company ("Distributor") serves as principal underwriter for the contracts. Distributor is a Missouri corporation and its home office is located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. In December 2004, MetLife Investors Distribution Company, which was then a Delaware corporation, was merged into General American Distributors, Inc., and the name of the surviving corporation was changed to MetLife Investors Distribution Company. Distributor is an indirect, wholly-owned subsidiary of MetLife, Inc. Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and is a member of NASD, Inc. Distributor is not a member of the Securities Investor Protection Corporation. Distributor has entered into selling agreements with other broker-dealers ("selling firms") and compensates them for their services.

Distributor (including its predecessor) received sales compensation with respect to all contracts issued from the Separate Account in the following amounts during the periods indicated:



                                           Aggregate Amount of
                                           Commissions Retained
                  Aggregate Amount of      by Distributor After
                  Commissions Paid to      Payments to Selling
Fiscal year           Distributor                 Firms
-------------    ---------------------    ---------------------
2004                 $11,902,127                   $0
2005                 $10,662,978                   $0
2006                 $14,882,386                   $0


Distributor passes through commissions to selling firms for their sales. In addition we pay compensation to Distributor to offset its expenses, including compensation costs, marketing and distribution expenses, advertising, wholesaling, printing, and other expenses of distributing the contracts.


As noted in the prospectus, we and Distributor pay compensation to all selling firms in the form of commissions and certain types of non-cash compensation. We and Distributor may pay additional compensation to selected firms, including marketing allowances, introduction fees, persistency payments, preferred status fees and industry conference fees. The terms of any particular agreement governing compensation may vary among selling firms and the amounts may be significant. The amount of additional compensation (non-commission amounts) paid to selected selling firms during 2006 ranged from $4,222,378 to $0. The amount of commissions paid to selected selling firms during 2006 ranged from $27,395,528 to $0. The amount of total compensation (includes non-commission as well as commission amounts) paid to selected selling firms during 2006 ranged from $36,723,309 to $0. For purposes of calculating such amounts, the amount of compensation received by a selling firm may include additional compensation received by the firm for the sale of insurance products issued by our affiliates within the MetLife Investors group of companies (MetLife Investors Insurance Company and MetLife Investors USA Insurance Company).


In view of the fact that the contracts are newly offered, none of the amounts described herein were paid in connection with the contracts.

The following list sets forth the names of selling firms that received additional compensation in 2006 in connection with the sale of our variable annuity contracts, variable life policies and other insurance products. The selling firms are listed in alphabetical order.


A.G. Edwards & Sons, Inc.

Citibank

Commonwealth
Edward Jones
Firstar Investments
HSBC Brokerage
J.J.B. Hilliard, W.L. Lyons, Inc.
Linsco Private Ledger Corp.
RBC Dain Rauscher, Inc.
Stifer, Nicolaus & Co., Incorporated

UBS Financial Services, Inc.

Wachovia Securities, LLC

There are other broker dealers who receive compensation for servicing our contracts, and the account value of the contracts or the amount of added purchase payments received may be included in determining their additional compensation, if any.

REDUCTION OR ELIMINATION OF THE WITHDRAWAL CHARGE

The amount of the withdrawal charge on the contracts may be reduced or eliminated when sales of the contracts are made to individuals or to a group of individuals in a manner that results in savings of sales expenses. The entitlement to reduction of the withdrawal charge will be determined by the Company after examination of all the relevant factors such as:

1. The size and type of group to which sales are to be made will be considered. Generally, the sales expenses for a larger group are less than for a smaller group because of the ability to implement large numbers of contracts with fewer sales contacts.

2. The total amount of purchase payments to be received will be considered. Per contract sales expenses are likely to be less on larger purchase payments than on smaller ones.

3. Any prior or existing relationship with the Company will be considered. Per contract sales expenses are likely to be less when there is a prior existing relationship because of the likelihood of implementing the contract with fewer sales contacts.

4. There may be other circumstances, of which the Company is not presently aware, which could result in reduced sales expenses.

If, after consideration of the foregoing factors, the Company determines that there will be a reduction in sales expenses, the Company may provide for a reduction or elimination of the withdrawal charge.

The withdrawal charge may be eliminated when the contracts are issued to an officer, director or employee of the Company or any of its affiliates. In no event will any reduction or elimination of the withdrawal charge be permitted where the reduction or elimination will be unfairly discriminatory to any person. In lieu of a withdrawal charge waiver, we may provide an account value credit.

CALCULATION OF PERFORMANCE INFORMATION

TOTAL RETURN

From time to time, the Company may advertise performance data. Such data will show the percentage change in the value of an accumulation unit based on the performance of an investment portfolio over a period of time, usually a calendar year, determined by dividing the increase (decrease) in value for that unit by the accumulation unit value at the beginning of the period.

Any such advertisement will include total return figures for the time periods indicated in the advertisement. Such total return figures will reflect the deduction of the separate account product charges, the expenses for the underlying investment portfolio being advertised, and any applicable account fee and/or withdrawal charge. Premium taxes are not reflected. The deduction of such charges would reduce any percentage increase or make greater any percentage decrease.

The hypothetical value of a contract purchased for the time periods described in the advertisement will be determined by using the actual accumulation unit values for an initial $1,000 purchase payment, and deducting any applicable account fee and any applicable sales charge to arrive at the ending hypothetical value. The average annual total return is then determined by computing the fixed interest rate that a $1,000 purchase payment would have to earn annually, compounded annually, to grow to the hypothetical value at the end of the time periods described. The formula used in these calculations is:

  P (1 + T)n = ERV

Where:

  P = a hypothetical initial payment of $1,000

  T = average annual total return

  n = number of years

  ERV =  ending redeemable value at the end of the time periods used
          (or fractional portion thereof) of a hypothetical $1,000 payment made at the beginning of the 1, 5 or 10 year periods used.

The Company may also advertise performance data which will be calculated in the same manner as described above but which will not reflect the deduction of a withdrawal charge. Premium taxes are not reflected. The deduction of such charges would reduce any percentage increase or make greater any percentage decrease.

Owners should note that the investment results of each investment portfolio will fluctuate over time, and any presentation of the investment portfolio's total return for any period should not be considered as a representation of what an investment may earn or what the total return may be in any future period.

HISTORICAL UNIT VALUES

The Company may also show historical accumulation unit values in certain advertisements containing illustrations. These illustrations will be based on actual accumulation unit values.

In addition, the Company may distribute sales literature which compares the percentage change in accumulation unit values for any of the investment portfolios against established market indices such as the Standard & Poor's 500 Composite Stock Price Index, the Dow Jones Industrial Average or other management investment companies which have investment objectives similar to the investment portfolio being compared. The Standard & Poor's 500 Composite Stock Price Index is an unmanaged, unweighted average of 500 stocks, the majority of which are listed on the New York Stock Exchange. The Dow Jones Industrial Average is an unmanaged, weighted average of thirty blue chip industrial corporations listed on the New York Stock Exchange. Both the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Average assume quarterly reinvestment of dividends.

REPORTING AGENCIES

The Company may also distribute sales literature which compares the performance of the accumulation unit values of the Contracts with the unit values of variable annuities issued by other insurance companies. Such information will be derived from the Lipper Variable Insurance Products Performance Analysis Service, the VARDS Report or from Morningstar.

The Lipper Variable Insurance Products Performance Analysis Service is published by Lipper Analytical Services, Inc., a publisher of statistical data which currently tracks the performance of thousands of investment companies. The rankings compiled by Lipper may or may not reflect the deduction of asset-based insurance charges. The Company's sales literature utilizing these rankings will indicate whether or not such charges have been deducted. Where the charges have not been deducted, the sales literature will indicate that if the charges had been deducted, the ranking might have been lower.

The VARDS Report is a monthly variable annuity industry analysis compiled by Variable Annuity Research & Data Service. The VARDS rankings may or may not reflect the deduction of asset-based insurance charges. In addition, VARDS prepares risk adjusted rankings, which consider the effects of market risk on total return performance. This type of ranking may address the question as to which funds provide the highest total return with the least amount of risk. Other ranking services may be used as sources of performance comparison, such as CDA/Weisenberger.

Morningstar rates a variable annuity against its peers with similar investment objectives. Morningstar does not rate any variable annuity that has less than three years of performance data.

ANNUITY PROVISIONS

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined as to dollar amount; and (2) will vary in amount in proportion to the amount that the net investment factor exceeds the assumed investment return selected.

The Adjusted Contract Value (contract value, less any applicable premium taxes and account fee) will be applied to the applicable Annuity Table to determine the first annuity payment. The Adjusted Contract Value is determined on the annuity calculation date, which is a business day no more than five (5) business days before the annuity date. The dollar amount of the first variable annuity payment is determined as follows: The first variable annuity payment will be based upon the annuity option elected, the annuitant's age and sex, and the appropriate variable annuity option table. If, as of the annuity calculation date, the then current variable annuity option rates applicable to this class of contracts provide a first annuity payment greater than that which is guaranteed under the same annuity option under this contract, the greater payment will be made.

The dollar amount of variable annuity payments after the first payment is determined as follows:

1. the dollar amount of the first variable annuity payment is divided by the value of an annuity unit for each applicable investment portfolio as of the annuity calculation date. This establishes the number of annuity units for each monthly payment. The number of annuity units for each applicable investment portfolio remains fixed during the annuity period, unless you transfer values from the investment portfolio to another investment portfolio;

2. the fixed number of annuity units per payment in each investment portfolio is multiplied by the annuity unit value for that investment portfolio for the business day for which the annuity payment is being calculated. This result is the dollar amount of the payment for each applicable investment portfolio, less any account fee. The account fee will be deducted pro rata out of each annuity payment.

The total dollar amount of each variable annuity payment is the sum of all investment portfolio variable annuity payments.

ANNUITY UNIT - The initial annuity unit value for each investment portfolio of the Separate Account was set by us.


The subsequent annuity unit value for each investment portfolio is determined by multiplying the annuity unit value for the immediately preceding business day by the net investment factor for the investment portfolio for the current business day and multiplying the result by a factor for each day since the last business day which represents the daily equivalent of the AIR you elected.


(1) the dollar amount of the first annuity payment is divided by the value of an annuity unit as of the annuity date. This establishes the number of annuity units for each monthly payment. The number of annuity units remains fixed during the annuity payment period.

(2) the fixed number of annuity units is multiplied by the annuity unit value for the last valuation period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment.

NET INVESTMENT FACTOR - The net investment factor for each investment portfolio is determined by dividing A by B and multiplying by (1-C) where:

A is (i) the net asset value per share of the portfolio at the end of the current business day; plus

     (ii) any dividend or capital gains per share declared on behalf of such portfolio that has an ex-dividend date as of the current business day.

B is the net asset value per share of the portfolio for the immediately preceding business day.

C is (i) the separate account product charges and for each day since the last business day. The daily charge is equal to the annual separate account product charges divided by 365; plus

     (ii) a charge factor, if any, for any taxes or any tax reserve we have established as a result of the operation of the Separate Account.

Transfers During the Annuity Phase:

..    You may not make a transfer from the fixed account to the Separate Account;

..    Transfers among the subaccounts will be made by converting the number of annuity units being transferred to the number of annuity units of the subaccount to which the transfer is made, so that the next annuity payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, annuity payments will reflect changes in the value of the new annuity units; and

..    You may make a transfer from the variable annuity option to the fixed annuity option. The amount transferred from a subaccount of the Separate Account will be equal to the product of "(a)" multiplied by "(b)" multiplied by "(c)", where (a) is the number of annuity units representing your interest in the subaccount per annuity payment; (b) is the annuity unit value for the subaccount; and (c) is the present value of $1.00 per payment period for the remaining annuity benefit period based on the attained age of the annuitant at the time of transfer, calculated using the same actuarial basis as the variable annuity rates applied on the annuity date for the annuity option elected. Amounts transferred to the fixed annuity option will be applied under the annuity option elected at the attained age of the annuitant at the time of the transfer using the fixed annuity option table. If at the time of transfer, the then current fixed annuity option rates applicable to this class of contracts provide a greater payment, the greater payment will be made. All amounts and annuity unit values will be determined as of the end of the business day on which the Company receives a notice.

FIXED ANNUITY


A fixed annuity is a series of payments made during the annuity phase which are guaranteed as to dollar amount by the Company and do not vary with the investment experience of the Separate Account. The Adjusted Contract Value on the day immediately preceding the annuity date will be used to determine the fixed annuity monthly payment. The monthly annuity payment will be based upon the annuity option elected and the appropriate annuity option table. If, as of the annuity calculation date, the then current annuity option rates applicable to this class of contracts provide an annuity payment greater than that which is guaranteed under the same annuity option under this contract, the greater payment will be made.


MORTALITY AND EXPENSE GUARANTEE

The Company guarantees that the dollar amount of each annuity payment after the first annuity payment will not be affected by variations in mortality or expense experience.

LEGAL OR REGULATORY RESTRICTIONS ON TRANSACTIONS

If mandated under applicable law, the Company may be required to reject a premium payment. The Company may also be required to block a contract owner's account and thereby refuse to pay any request for transfers, withdrawals, surrenders, death benefits or continue making annuity payments until instructions are received from the appropriate regulator.

TAX STATUS OF THE CONTRACTS

Tax law imposes several requirements that variable annuities must satisfy in order to receive the tax treatment normally accorded to annuity contracts.


DIVERSIFICATION. In order for your Non-Qualified Contract to be considered an annuity contract for federal income tax purposes, we must comply with certain diversification standards with respect to the investments underlying the contract. We believe that we satisfy and will continue to satisfy these diversification standards. However, the tax law concerning these rules is subject to change and to different interpretations. Inadvertent failure to meet these standards may be correctable. Failure to meet these standards would result in immediate taxation to contract owners of gains under their contracts. Consult your tax adviser prior to purchase.

If underlying fund shares are sold directly to tax-qualified retirement plans that later lose their tax-qualified status or to non-qualified plans, the separate accounts investing in the underlying fund may fail the diversification requirements of Section 817, which could have adverse tax consequences for variable contract owners, including losing the benefit of tax deferral.


REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for Federal income tax purposes, Section 72(s) of the Code generally requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of the death of an owner of the contract (or on the death of, or change in, any primary annuitant where the contract is owned by a non-natural person). Specifically, Section 72(s) requires that: (a) if any owner dies on or after the annuity starting date, but prior to the time the entire interest in the contract has been distributed, the entire interest in the contract will be distributed at least as rapidly as under the method of distribution being used as of the date of such owner's death; and (b) if any owner dies prior to the annuity starting date, the entire interest in the contract will be distributed within five years after the date of such owner's death. These requirements will be considered satisfied as to any portion of an owner's interest which is payable to or for the benefit of a designated beneficiary and which is distributed over the life of such designated beneficiary or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of the owner's death. The designated beneficiary refers to a natural person designated by the owner as a beneficiary and to whom ownership of the contract passes by reason of death. However, if the designated beneficiary is the surviving spouse of the deceased owner, the contract may be continued with the surviving spouse as the new owner.

The Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

MANDATORY DISTRIBUTIONS FOR QUALIFIED PLANS. Federal tax law requires that minimum annual distributions begin by April 1st of the calendar year following the calendar year in which an IRA owner attains age 70 1/2. Participants in qualified plans and 403(b) annuities may defer minimum distributions until the later of April 1st of the calendar year following the calendar year in which they attain age 70 1/2 or the year of retirement (except for 5% or more owners). If you own more than one individual retirement annuity and/or account, you may satisfy the minimum distribution rules on an aggregate basis (i.e., determine the total amount of required distributions from all IRAs and take the required amount from any one or more IRAs). A similar aggregate approach is available to meet your 403(b) minimum distribution requirements if you have multiple 403(b) annuities. Recently promulgated Treasury regulations changed the distribution requirements; therefore, it is important that you consult your tax adviser as to the impact of these regulations on your personal situation.

Final income tax regulations regarding minimum distribution requirements were released in June 2004. These regulations affect both deferred and income annuities. Under these new rules, effective with respect to minimum distributions required for the 2006 distribution year, in general, the value of all benefits under a deferred annuity (including death benefits in excess of cash value) must be added to the account value in computing the amount required to be distributed over the applicable period. We will provide you with additional information as to the amount of your interest in the contract that is subject to required minimum distributions under this new rule and either compute the required amount for you or offer to do so at your request. The new rules are not entirely clear and you should consult your tax adviser as to how these rules affect your contract.

MINIMUM DISTRIBUTIONS FOR BENEFICIARIES UPON THE CONTRACT OWNER'S DEATH. Upon the death of the contract owner and/or annuitant of a Qualified Contract, the funds remaining in the contract must be completely withdrawn within 5 years from the date of death (including in a single lump sum) or minimum distributions may be taken over the life expectancy of the individual beneficiaries (and in certain situations, trusts for individuals), provided such distributions are payable at least annually and begin within one year from the date of death. Special rules apply in the case of an IRA where the beneficiary is the surviving spouse which allow the spouse to assume the contract as owner. Alternative rules permit a spousal beneficiary under a qualified contract, including an IRA, to defer the minimum distribution requirements until the end of the year in which the deceased spouse would have attained age 70 1/2 or to rollover the death proceeds to his or her own IRA or to another eligible retirement plan in which he or she participates.

FINANCIAL STATEMENTS


The financial statements of the Separate Account and the Company are included herein.

The financial statements of the Company included herein should be considered only as bearing upon the ability of the Company to meet its obligations under the contract.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

   FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                      AND
            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of First MetLife Investors Insurance Company

We have audited the accompanying balance sheets of First MetLife Investors Insurance Company (the "Company") as of December 31, 2006 and 2005, and the related statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of First MetLife Investors Insurance Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company changed its method of accounting for certain non-traditional long duration contracts and separate accounts as required by accounting guidance which the Company adopted on January 1, 2004.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Tampa, Florida
April 11, 2007

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                                 BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 2006         2005
                                                              ----------   ----------
ASSETS
INVESTMENTS:
  Fixed maturity securities available-for-sale, at estimated fair value (amortized cost: $106,439 and $169,906,
     respectively)..........................................  $  107,110   $  170,467
  Mortgage loans on real estate.............................      14,292        7,834
  Short-term investments....................................      14,146        6,649
                                                              ----------   ----------
          Total investments.................................     135,548      184,950
Cash and cash equivalents...................................      29,642        6,307
Accrued investment income...................................       1,357        1,977
Premiums and other receivables..............................     628,893      577,052
Deferred policy acquisition costs and value of business
  acquired..................................................      78,931       41,017
Current income tax receivable...............................      17,897           --
Deferred income tax receivable..............................          --        2,324
Other assets................................................      52,138       21,677
Separate account assets.....................................   1,265,756      676,597
                                                              ----------   ----------
          Total assets......................................  $2,210,162   $1,511,901
                                                              ==========   ==========


LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
  Future policy benefits....................................  $   13,861   $    5,915
  Policyholder account balances.............................     751,043      733,095
  Other policyholder funds..................................       1,759        1,688
  Current income tax payable................................          --            2
  Deferred income tax liability.............................      18,866           --
  Other liabilities.........................................      15,781        8,297
  Separate account liabilities..............................   1,265,756      676,597
                                                              ----------   ----------
          Total liabilities.................................   2,067,066    1,425,594
                                                              ----------   ----------
CONTINGENCIES AND GUARANTEES (NOTE 8)

STOCKHOLDER'S EQUITY:
Common stock, par value $10 per share; 200,000 shares
  authorized, issued and outstanding........................       2,000        2,000
Additional paid-in capital..................................     119,819       70,921
Retained earnings...........................................      20,925       13,140
Accumulated other comprehensive income......................         352          246
                                                              ----------   ----------
          Total stockholder's equity........................     143,096       86,307
                                                              ----------   ----------
          Total liabilities and stockholder's equity........  $2,210,162   $1,511,901
                                                              ==========   ==========

                See accompanying notes to financial statements.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                 (IN THOUSANDS)

                                                               2006      2005      2004
                                                              -------   -------   -------
REVENUES
Premiums....................................................  $ 9,102   $ 2,026   $   383
Universal life and investment-type product policy fees......   19,249    11,771     5,110
Net investment income.......................................    9,606     9,499     9,533
Other revenues..............................................   24,453    25,303    24,466
Net investment gains (losses)...............................   (1,447)   (1,694)    1,126
                                                              -------   -------   -------
          Total revenues....................................   60,963    46,905    40,618
                                                              -------   -------   -------
EXPENSES
Policyholder benefits and claims............................    8,095     2,033     2,465
Interest credited to policyholder account balances..........   31,372    30,741    26,065
Other expenses..............................................   11,093     6,368    12,439
                                                              -------   -------   -------
          Total expenses....................................   50,560    39,142    40,969
                                                              -------   -------   -------
Income (loss) before provision (benefit) for income tax.....   10,403     7,763      (351)
Provision (benefit) for income tax..........................    2,618     2,397      (188)
                                                              -------   -------   -------
Income (loss) before cumulative effect of a change in
  accounting, net of income tax.............................    7,785     5,366      (163)
Cumulative effect of a change in accounting, net of income
  tax.......................................................       --        --        12
                                                              -------   -------   -------
Net income (loss)...........................................  $ 7,785   $ 5,366   $  (151)
                                                              =======   =======   =======

                See accompanying notes to financial statements.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                       STATEMENTS OF STOCKHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                 (IN THOUSANDS)

                                                                            ACCUMULATED
                                                   ADDITIONAL                  OTHER
                                          COMMON    PAID-IN     RETAINED   COMPREHENSIVE
                                          STOCK     CAPITAL     EARNINGS   INCOME (LOSS)    TOTAL
                                          ------   ----------   --------   -------------   --------
Balance at January 1, 2004..............  $2,000    $ 32,721    $ 7,925       $2,188       $ 44,834
Capital contribution -- See Note 9......              10,000                                 10,000
Comprehensive income (loss):
  Net loss..............................                           (151)                       (151)
  Other comprehensive income (loss):
     Unrealized investment gains
       (losses), net of related offsets
       and income tax...................                                      (1,346)        (1,346)
                                                                                           --------
  Comprehensive income (loss)...........                                                     (1,497)
                                          ------    --------    -------       ------       --------
Balance at December 31, 2004............  2,000       42,721      7,774          842         53,337
Capital contribution -- See Note 9......              28,200                                 28,200
Comprehensive income (loss):
  Net income............................                          5,366                       5,366
  Other comprehensive income (loss):
     Unrealized investment gains
       (losses), net of related offsets
       and income tax...................                                        (596)          (596)
                                                                                           --------
  Comprehensive income..................                                                      4,770
                                          ------    --------    -------       ------       --------
Balance at December 31, 2005............  2,000       70,921     13,140          246         86,307
Capital contribution -- See Note 9......              30,000                                 30,000
Capital contribution of Intangible
  Asset -- See Note 9...................              18,898                                 18,898
Comprehensive income:
  Net income............................                          7,785                       7,785
  Other comprehensive income:
     Unrealized investment gains
       (losses), net of related offsets
       and income tax...................                                         106            106
                                                                                           --------
  Comprehensive income..................                                                      7,891
                                          ------    --------    -------       ------       --------
Balance at December 31, 2006............  $2,000    $119,819    $20,925       $  352       $143,096
                                          ======    ========    =======       ======       ========

                See accompanying notes to financial statements.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
                                 (IN THOUSANDS)

                                                              2006        2005        2004
                                                            ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).........................................  $   7,785   $   5,366   $    (151)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
     Amortization of premiums and accretion of discounts
       associated with investments, net...................        118         563       1,244
     (Gains) losses from sales of investments, net........      1,448       1,738      (1,171)
     Interest credited to policyholder account balances...     31,372      30,741      26,065
     Universal life and investment-type product policy
       fees...............................................    (19,249)    (11,771)     (5,110)
     Change in accrued investment income..................        620         (29)         15
     Change in premiums and other receivables.............    (51,127)    (76,575)   (260,032)
     Change in deferred policy acquisition costs, net.....    (37,860)      2,582     (19,589)
     Change in insurance-related liabilities..............      8,329       6,389         569
     Change in income tax payable.........................      3,234       2,874      (5,372)
     Change in other assets...............................     15,584       7,381       5,131
     Change in other liabilities..........................      7,455     (13,735)     18,315
                                                            ---------   ---------   ---------
Net cash used in operating activities.....................    (32,291)    (44,476)   (240,086)
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Sales, maturities and repayments of:
     Fixed maturity securities............................    161,929     132,636      89,135
     Mortgage loans on real estate........................        998          67          54
  Purchases of:
     Fixed maturity securities............................   (101,092)   (124,031)   (100,910)
     Mortgage loans on real estate........................     (7,454)         --      (7,955)
  Net change in short-term investments....................     (7,497)       (223)     (3,875)
  Other, net..............................................        (79)          1         (11)
                                                            ---------   ---------   ---------
Net cash provided by (used in) investing activities.......     46,805       8,450     (23,562)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Policyholder account balances:
     Deposits.............................................    638,698     355,337     527,351
     Withdrawals..........................................   (659,877)   (359,559)   (259,116)
  Capital contribution....................................     30,000      28,200      10,000
                                                            ---------   ---------   ---------
Net cash provided by financing activities.................      8,821      23,978     278,235
                                                            ---------   ---------   ---------
Change in cash and cash equivalents.......................     23,335     (12,048)     14,587
Cash and cash equivalents, beginning of year..............      6,307      18,355       3,768
                                                            ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR....................  $  29,642   $   6,307   $  18,355
                                                            =========   =========   =========
Supplemental disclosures of cash flow information:
  Net cash paid (refunded) during the year for:
     Income tax...........................................  $      --   $  (2,458)  $   2,526
                                                            =========   =========   =========
  Non-cash transactions during the year:
     Contribution of intangible assets, net of deferred
       income tax -- See Note 9...........................  $  18,898   $      --   $      --
                                                            =========   =========   =========

                See accompanying notes to financial statements.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

BUSINESS

     First MetLife Investors Insurance Company (the "Company"), a New York domiciled life insurance company, is a wholly-owned subsidiary of MetLife, Inc. ("MetLife"). On October 1, 2004, the Company was sold from MetLife Investors Insurance Company ("MLIIC"), a wholly-owned subsidiary of MetLife, to MetLife.

     The Company markets and services variable annuities, single premium deferred annuities, immediate annuities, traditional life and universal life products. The Company is licensed to do business in the state of New York. Most of the policies issued present no significant mortality or longevity risk to the Company, but rather represent investment deposits by the policyholders. Life insurance policies provide policy beneficiaries with mortality benefits amounting to a multiple, which declines with age, of the original premium.

BASIS OF PRESENTATION

     Certain amounts in the prior year periods' financial statements have been reclassified to conform with the 2006 presentation.

     Since the Company is a member of a controlled group of affiliated companies, its results may not be indicative of those of a stand-alone entity.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the financial statements. The most critical estimates include those used in determining:

         i) the fair value of investments in the absence of quoted market values;

        ii) investment impairments;

       iii) the recognition of income on certain investments;

        iv) the fair value of and accounting for derivatives;

         v) the capitalization and amortization of deferred policy acquisition costs ("DAC") and the amortization of value of business acquired ("VOBA");

        vi) the liability for future policyholder benefits;

       vii) accounting for income taxes and the valuation of deferred tax assets;

      viii) accounting for reinsurance transactions; and

        ix) the liability for litigation and regulatory matters.

     A description of such critical estimates is incorporated within the discussion of the related accounting policies which follow. In applying these policies, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to the Company's businesses and operations. Actual results could differ from these estimates.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Investments

     The Company's investments are in fixed maturity securities, mortgage loans on real estate and short-term investments. The accounting policies related to each are as follows:

     Fixed Maturity Securities. The Company's fixed maturity securities are classified as available-for-sale and are reported at their estimated fair value. Unrealized investment gains and losses on these securities are recorded as a separate component of other comprehensive income or loss, net of policyholder related amounts and deferred income taxes. All security transactions are recorded on a trade date basis. Investment gains and losses on sales of securities are determined on a specific identification basis.

     Interest income on fixed maturity securities is recorded when earned using an effective yield method giving effect to amortization of premiums and accretion of discounts. Interest income is recorded as part of net investment income.

     Included within fixed maturity securities are loan-backed securities including mortgage-backed and asset-backed securities. Amortization of the premium or discount from the purchase of these securities considers the estimated timing and amount of prepayments of the underlying loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. Prepayment assumptions for single class and multi-class mortgage-backed and asset-backed securities are obtained from broker-dealer survey values or internal estimates. For credit-sensitive mortgage-backed and asset-backed securities and certain prepayment-sensitive securities, the effective yield is recalculated on a prospective basis. For all other mortgage-backed and asset-backed securities, the effective yield is recalculated on a retrospective basis.

     The cost of fixed maturity securities is adjusted for impairments in value deemed to be other-than-temporary in the period in which the determination is made. These impairments are included within net investment gains (losses) and the cost basis of the fixed maturity securities is reduced accordingly. The Company does not change the revised cost basis for subsequent recoveries in value.

     The assessment of whether impairments have occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. The Company's review of its fixed maturity securities for impairments includes an analysis of the total gross unrealized losses by three categories of securities: (i) securities where the estimated fair value had declined and remained below amortized cost by less than 20%; (ii) securities where the estimated fair value had declined and remained below amortized cost by 20% or more for less than six months; and (iii) securities where the estimated fair value had declined and remained below amortized cost by 20% or more for six months or greater.

     Additionally, management considers a wide range of factors about the security issuer and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Inherent in management's evaluation of the security are assumptions and estimates about the operations of the issuer and its future earnings potential. Considerations used by the Company in the impairment evaluation process include, but are not limited to: (i) the length of time and the extent to which the market value has been below amortized cost;
(ii) the potential for impairments of securities when the issuer is experiencing significant financial difficulties; (iii) the potential for impairments in an entire industry sector or sub-sector; (iv) the potential for impairments in certain economically depressed geographic locations; (v) the potential for impairments of securities where the issuer, series of issuers or industry has suffered a catastrophic type of loss or has exhausted natural resources; (vi) the Company's ability and intent to hold the security for a period of time sufficient to allow for the recovery of its value to an amount equal to or greater than amortized cost (See also Note 2) ; (vii) unfavorable changes in forecasted cash flows on asset-backed securities; and (viii) other subjective factors, including concentrations and information obtained from regulators and rating agencies.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Mortgage Loans on Real Estate. Mortgage loans on real estate are stated at unpaid principal balance, adjusted for any unamortized premium or discount, deferred fees or expenses, net of valuation allowances. Interest income is accrued on the principal amount of the loan based on the loan's contractual interest rate. Amortization of premiums and discounts is recorded using the effective yield method. Interest income, amortization of premiums and discounts and prepayment fees are reported in net investment income. Loans are considered to be impaired when it is probable that, based upon current information and events, the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. Valuation allowances are established for the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan's original effective interest rate, the value of the loan's collateral if the loan is in the process of foreclosure or otherwise collateral dependent, or the loan's market value if the loan is being sold. The Company also establishes allowances for loan losses when a loss contingency exists for pools of loans with similar characteristics, such as mortgage loans based on similar property types or loan to value risk factors. A loss contingency exists when the likelihood that a future event will occur is probable based on past events. Interest income earned on impaired loans is accrued on the principal amount of the loan based on the loan's contractual interest rate. However, interest ceases to be accrued for loans on which interest is generally more than 60 days past due and/or where the collection of interest is not considered probable. Cash receipts on such impaired loans are recorded as a reduction of the recorded investment. Gains and losses from the sale of loans and changes in valuation allowances are reported in net investment gains (losses).

     Short-term Investments. Short-term investments include investments with remaining maturities of one year or less, but greater than three months, at the time of acquisition and are stated at amortized cost, which approximates fair value.

     Estimates and Uncertainties. The Company's investments are exposed to three primary sources of risk: credit, interest rate and market valuation. The financial statement risks, stemming from such investment risks, are those associated with the recognition of impairments, the recognition of income on certain investments and the determination of fair values.

     The determination of the amount of allowances and impairments, as applicable, are described above by investment type. The determination of such allowances and impairments is highly subjective and is based upon the Company's periodic evaluation and assessment of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. Management updates its evaluations regularly and reflects changes in allowances and impairments in operations as such evaluations are revised.

     The recognition of income on certain investments (e.g., loan-backed securities including mortgage-backed and asset-backed securities, certain investment transactions, etc.) is dependent upon market conditions, which could result in prepayments and changes in amounts to be earned.

     The fair values of publicly held fixed maturity securities are based on quoted market prices or estimates from independent pricing services. However, in cases where quoted market prices are not available, such as for private fixed maturity securities, fair values are estimated using present value or valuation techniques. The determination of fair values is based on: (i) valuation methodologies; (ii) securities the Company deems to be comparable; and (iii) assumptions deemed appropriate given the circumstances. The fair value estimates are made at a specific point in time, based on available market information and judgments about financial instruments, including estimates of the timing and amounts of expected future cash flows and the credit standing of the issuer or counterparty. Factors considered in estimating fair value include: coupon rate, maturity, estimated duration, call provisions, sinking fund requirements, credit rating, industry sector of the issuer and quoted market prices of comparable securities. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     The use of different methodologies and assumptions as to the timing and amount of impairments, recognition of income and the determination of the fair value of investments may have a material effect on the amounts presented within the financial statements.

     Derivative Financial Instruments. Derivatives are financial instruments whose values are derived from interest rates, foreign currency exchange rates, or other financial indices. Derivatives may be exchange-traded or contracted in the over-the-counter market. The Company uses a variety of derivatives, including swaps to manage the risk associated with variability in cash flows or changes in fair values related to the Company's financial instruments. The Company also purchases certain securities, issues certain insurance policies and investment contracts and engages in certain reinsurance contracts that have embedded derivatives.

     Freestanding derivatives are carried on the Company's balance sheet either as assets within other invested assets or as liabilities within other liabilities at fair value as determined by quoted market prices or through the use of pricing models. The determination of fair value, when quoted market values are not available, is based on valuation methodologies and assumptions deemed appropriate under the circumstances. Derivative valuations can be affected by changes in interest rates, foreign currency exchange rates, financial indices, credit spreads, market volatility and liquidity. Values can also be affected by changes in estimates and assumptions used in pricing models. Such assumptions include estimates of volatility, interest rates, foreign currency exchange rates, other financial indices and credit ratings. Essential to the analysis of the fair value is a risk of counterparty default. The use of different assumptions may have a material effect on the estimated derivative fair value amounts as well as the amount of reported net income.

     If a derivative is not designated as an accounting hedge or its use in managing risk does not qualify for hedge accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), as amended, changes in the fair value of the derivative are reported in net investment gains (losses) or in policyholder benefits and claims for economic hedges of liabilities embedded in certain variable annuity products offered by the Company. The fluctuations in fair value of derivatives which have not been designated for hedge accounting can result in significant volatility in net income.

     To qualify for hedge accounting, at the inception of the hedging relationship, the Company formally documents its risk management objective and strategy for undertaking the hedging transaction, as well as its designation of the hedge as either: (i) a hedge of the fair value of a recognized asset or liability or an unrecognized firm commitment ("fair value hedge"); or (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"). In this documentation, the Company sets forth how the hedging instrument is expected to hedge the designated risks related to the hedged item and sets forth the method that will be used to retrospectively and prospectively assess the hedging instrument's effectiveness and the method which will be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship. Assessments and measurement of hedge effectiveness are also subject to interpretation and estimation and different interpretations or estimates may have a material effect on the amount reported in net income.

     The accounting for derivatives is complex and interpretations of the primary accounting standards continue to evolve in practice. Judgment is applied in determining the availability and application of hedge accounting designations and the appropriate accounting treatment under these accounting standards. If it was determined that hedge accounting designations were not appropriately applied, reported net income could be materially affected. Differences in judgment as to the availability and application of hedge accounting designations and the appropriate accounting treatment may result in a differing impact on the financial statements of the Company from that previously reported.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Under a fair value hedge, changes in the fair value of the hedging derivative, including amounts measured as ineffectiveness and changes in the fair value of the hedged item related to the designated risk being hedged, are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the statement of income within interest income or interest expense to match the location of the hedged item. The Company does not have any fair value hedges.

     Under a cash flow hedge, changes in the fair value of the hedging derivative measured as effective are reported within other comprehensive income
(loss), a separate component of stockholder's equity and the deferred gains or losses on the derivative are reclassified into the statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item. Changes in the fair value of the hedging instrument measured as ineffectiveness are reported within net investment gains (losses). The fair values of the hedging derivatives are exclusive of any accruals that are separately reported in the statement of income within interest income or interest expense to match the location of the hedged item. The Company does not have any cash flow hedges.

     The Company discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires, is sold, terminated, or exercised; (iii) it is no longer probable that the hedged forecasted transaction will occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; or (v) the derivative is de-designated as a hedging instrument.

     When hedge accounting is discontinued because it is determined that the derivative is not highly effective in offsetting changes in the fair value or cash flows of a hedged item, the derivative continues to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). The carrying value of the hedged recognized asset or liability under a fair value hedge is no longer adjusted for changes in its fair value due to the hedged risk and the cumulative adjustment to its carrying value is amortized into income over the remaining life of the hedged item. Provided the hedged forecasted transaction is still probable of occurrence, the changes in fair value of derivatives recorded in other comprehensive income (loss) related to discontinued cash flow hedges are released into the statement of income when the Company's earnings are affected by the variability in cash flows of the hedged item.

     When hedge accounting is discontinued because it is no longer probable that the forecasted transactions will occur by the end of the specified time period or the hedged item no longer meets the definition of a firm commitment, the derivative continues to be carried on the balance sheet at its fair value, with changes in fair value recognized currently in net investment gains (losses). Any asset or liability associated with a recognized firm commitment is derecognized from the balance sheet and recorded currently in net investment gains (losses). Deferred gains and losses of a derivative recorded in other comprehensive income
(loss) pursuant to the cash flow hedge of a forecasted transaction are recognized immediately in net investment gains (losses).

     In all other situations in which hedge accounting is discontinued, the derivative is carried at its fair value on the balance sheet, with changes in its fair value recognized in the current period as net investment gains (losses).

     The Company is also a party to financial instruments that contain terms which are deemed to be embedded derivatives. The Company assesses each identified embedded derivative to determine whether it is required to be bifurcated under SFAS 133. If the instrument would not be accounted for in its entirety at fair value and it is determined that the terms of the embedded derivative are not clearly and closely related to the economic characteristics of the host contract and that a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract and accounted for as a freestanding derivative. Such embedded derivatives are carried on the balance sheet at fair value with the host contract and changes in their fair value are reported currently in net investment gains (losses). If the Company is unable to properly identify and measure an embedded derivative for separation from its host contract, the entire contract is carried on the balance sheet at fair value, with changes in fair value recognized in the current period in net

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

investment gains (losses). Additionally, the Company may elect to carry an entire contract on the balance sheet at fair value, with changes in fair value recognized in the current period in net investment gains (losses) if that contract contains an embedded derivative that requires bifurcation. There is a risk that embedded derivatives requiring bifurcation may not be identified and reported at fair value in the financial statements and that their related changes in fair value could materially affect reported net income.

     Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

     Deferred Policy Acquisition Costs and Value of Business Acquired. The Company incurs significant costs in connection with acquiring new and renewal insurance business. Costs that vary with and relate to the production of new business are deferred as DAC. Such costs consist principally of commissions and agency and policy issue expenses. VOBA is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in-force at the acquisition date. VOBA is based on actuarially determined projections, by each block of business, of future policy and contract charges, premiums, mortality, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience on the purchased business may vary from these projections. The recovery of DAC and VOBA is dependent upon the future profitability of the related business. DAC and VOBA are aggregated in the financial statements for reporting purposes.

     DAC related to internally replaced contracts are generally expensed at the date of replacement.

     DAC and VOBA on life insurance or investment-type contracts are amortized in proportion to gross premiums or gross profits, depending on the type of contract as described below.

     The Company amortizes DAC and VOBA related to non-participating and non-dividend-paying traditional contracts (term insurance and non-participating whole life insurance) over the entire premium paying period in proportion to the present value of actual historic and expected future gross premiums. The present value of expected premiums is based upon the premium requirement of each policy and assumptions for mortality, persistency and investment returns at policy issuance, or policy acquisition, as it relates to VOBA, that include provisions for adverse deviation and are consistent with the assumptions used to calculate future policyholder benefit liabilities. These assumptions are not revised after policy issuance or acquisition unless the DAC or VOBA balance is deemed to be unrecoverable from future expected profits. Absent a premium deficiency, variability in amortization after policy issuance or acquisition is caused only by variability in premium volumes.

     The Company amortizes DAC and VOBA related to fixed and variable universal life contracts and fixed and variable deferred annuity contracts over the estimated lives of the contracts in proportion to actual and expected future gross profits. The amortization includes interest based on rates in effect at inception or acquisition of the contracts. The amount of future gross profits is dependent principally upon returns in excess of the amounts credited to policyholders, mortality, persistency, interest crediting rates, expenses to administer the business, creditworthiness of reinsurance counterparties, the effect of any hedges used and certain economic variables, such as inflation. Of these factors, the Company anticipates that investment returns, expenses and persistency are reasonably likely to impact significantly the rate of DAC and VOBA amortization. Each reporting period, the Company updates the estimated gross profits with the actual gross profits for that period. When the actual gross profits change from previously estimated gross profits, the cumulative DAC and VOBA amortization is re-estimated and adjusted by a cumulative charge or credit to current operations. When actual gross profits exceed those previously estimated, the DAC and VOBA amortization will increase, resulting in a current period charge to earnings. The opposite result occurs when the actual gross profits are below the previously estimated gross profits. Each reporting period, the Company also updates the actual amount of business remaining in-force, which impacts expected future gross profits.

     Separate account rates of return on variable universal life contracts and variable deferred annuity contracts affect in-force account balances on such contracts each reporting period. Returns that are higher than the Company's

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

long-term expectation produce higher account balances, which increases the Company's future fee expectations and decreases future benefit payment expectations on minimum death benefit guarantees, resulting in higher expected future gross profits. The opposite result occurs when returns are lower than the Company's long-term expectation. The Company's practice to determine the impact of gross profits resulting from returns on separate accounts assumes that long-term appreciation in equity markets is not changed by short-term market fluctuations, but is only changed when sustained interim deviations are expected. The Company monitors these changes and only changes the assumption when its long-term expectation changes.

     The Company also reviews periodically other long-term assumptions underlying the projections of estimated gross profits. These include investment returns, interest crediting rates, mortality, persistency and expenses to administer business. Management annually updates assumptions used in the calculation of estimated gross profits which may have significantly changed. If the update of assumptions causes expected future gross profits to increase, DAC and VOBA amortization will decrease, resulting in a current period increase to earnings. The opposite result occurs when the assumption update causes expected future gross profits to decrease.

     Sales Inducements. The Company has two different types of sales inducements which are included in other assets: (i) the policyholder receives a bonus whereby the policyholder's initial account balance is increased by an amount equal to a specified percentage of the customer's deposit; and (ii) the policyholder receives a higher interest rate using a dollar cost averaging method than would have been received based on the normal general account interest rate credited. The Company defers sales inducements and amortizes them over the life of the policy using the same methodology and assumptions used to amortize DAC.

     Goodwill. Goodwill is the excess of cost over the fair value of net assets acquired. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or circumstances, such as adverse changes in the business climate, indicate that there may be justification for conducting an interim test. Impairment testing is performed using the fair value approach, which requires the use of estimates and judgment. If the carrying value of goodwill exceeds its fair value, the excess is recognized as an impairment and recorded as a charge against net income. The fair value is determined using a market multiple, a discounted cash flow model, or a cost approach. The critical estimates necessary in determining fair value are projected earnings, comparative market multiples and the discount rate.

     The Company recognized no impairments of goodwill during the years ended December 31, 2006, 2005 and 2004. Goodwill was $177 thousand as of December 31, 2006 and 2005.

     Liability for Future Policy Benefits and Policyholder Account
Balances. The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and traditional annuities. Generally, amounts are payable over an extended period of time and related liabilities are calculated as the present value of future expected benefits to be paid reduced by the present value of future expected premiums. Such liabilities are established based on methods and underlying assumptions in accordance with GAAP and applicable actuarial standards. Principal assumptions used in the establishment of liabilities for future policy benefits are mortality, policy lapse, renewal, retirement, investment returns, inflation, expenses and other contingent events as appropriate to the respective product type. Utilizing these assumptions, liabilities are established on a block of business basis. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.

     Future policy benefits for non-participating traditional life insurance policies are equal to the aggregate of the present value of future benefit payments and related expenses less the present value of future net premiums. Assumptions as to mortality and persistency are based upon the Company's experience when the basis of the liability is established. The interest rate for the aggregate future policy benefit liabilities is approximately 5%.

     Future policy benefit liabilities for individual and group traditional fixed annuities after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 5% to 8%.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     The Company establishes future policy benefit liabilities for minimum death and income benefit guarantees relating to certain annuity contracts as follows:

     - Annuity guaranteed death benefit ("GMDB") liabilities are determined by estimating the expected value of death benefits in excess of the projected account balance and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used in estimating the GMDB liabilities are consistent with those used for amortizing DAC and are thus subject to the same variability and risk. The assumptions of investment performance and volatility are consistent with the historical experience of the Standard & Poor's 500 Index. The benefits used in calculating the liabilities are based on the average benefits payable over a range of scenarios.

     - Guaranteed income benefit ("GMIB") liabilities are determined by estimating the expected value of the income benefits in excess of the projected account balance at any future date of annuitization and recognizing the excess ratably over the accumulation period based on total expected assessments. The Company regularly evaluates estimates used and adjusts the additional liability balance, with a related charge or credit to benefit expense, if actual experience or other evidence suggests that earlier assumptions should be revised. The assumptions used for estimating the GMIB liabilities are consistent with those used for estimating the GMDB liabilities. In addition, the calculation of guaranteed annuitization benefit liabilities incorporates an assumption for the percentage of the potential annuitization that may be elected by the contractholder.

     The Company establishes policyholder account balances ("PAB") for guaranteed minimum benefit riders relating to certain variable annuity products as follows:

     - Guaranteed minimum withdrawal benefit riders ("GMWB") guarantee the contractholder a return of their purchase payment via partial withdrawals, even if the account value is reduced to zero, provided that the contractholder's cumulative withdrawals in a contract year do not exceed a certain limit. The initial guaranteed withdrawal amount is equal to the initial benefit base as defined in the contract (typically, the initial purchase payments plus applicable bonus amounts). The GMWB is an embedded derivative, which is measured at fair value separately from the host variable annuity product. The risk associated with GMWB riders written is ceded 100% to an affiliate through a reinsurance agreement.

     - Guaranteed minimum accumulation benefit riders ("GMAB") provide the contractholder, after a specified period of time determined at the time of issuance of the variable annuity contract, with a minimum accumulation of their purchase payments even if the account value is reduced to zero. The initial guaranteed accumulation amount is equal to the initial benefit base as defined in the contract (typically, the initial purchase payments plus applicable bonus amounts). The GMAB is also an embedded derivative, which is measured at fair value separately from the host variable annuity product. The risk associated with GMAB riders written is ceded 100% to an affiliate through a reinsurance agreement.

     - For both GMWB and GMAB, the initial benefit base is increased by additional purchase payments made within a certain time period and decreases by benefits paid and/or withdrawal amounts. After a specified period of time, the benefit base may also increase as a result of an optional reset as defined in the contract.

     - The fair values of the GMWB and GMAB riders are calculated based on actuarial and capital market assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. In measuring the fair value of GMWBs and GMABs, the Company attributes a portion of the fees collected from the policyholder equal to the present value of expected future guaranteed minimum withdrawal and accumulation benefits (at inception). The changes in fair value are reported in net investment gains (losses). Any additional fees

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

represent "excess" fees and are reported in universal life and investment-type product policy fees. These riders may be more costly than expected in volatile or declining markets, causing an increase to liabilities from future policy benefits, negatively affecting net income.

     The Company periodically reviews its estimates of actuarial liabilities for future policy benefits and compares them with its actual experience. Differences between actual experience and the assumptions used in pricing these policies, guarantees and riders and in the establishment of the related liabilities result in variances in profit and could result in losses. The effects of changes in such estimated liabilities are included in the results of operations in the period in which the changes occur.

     PABs relate to investment-type contracts and universal life-type policies. Investment-type contracts principally include traditional individual fixed annuities in the accumulation phase and non-variable group annuity contracts. PABs are equal to:(i) policy account values, which consist of an accumulation of gross premium payments; and (ii) credited interest, ranging from 2% to 14% less expenses, mortality charges and withdrawals.

     Other Policyholder Funds. Other policyholder funds include policy and contract claims, unearned revenue liabilities and premiums received in advance.

     The liability for policy and contract claims generally relates to incurred but not reported death claims, as well as, claims which have been reported but not yet settled. The liability for these claims is based on the Company's estimated ultimate cost of settling all claims. The Company derives estimates for the development of incurred but not reported claims principally from actuarial analyses of historical patterns of claims and claims development for each line of business. The methods used to determine these estimates are continually reviewed. Adjustments resulting from this continuous review process and differences between estimates and payments for claims are recognized in policyholder benefits and claims expense in the period in which the estimates are changed or payments are made.

     The unearned revenue liability relates to universal life-type and investment-type products and represents policy charges for services to be provided in future periods. The charges are deferred as unearned revenue and amortized using the product's estimated gross profits and margins, similar to DAC. Such amortization is recorded in universal life and investment-type product policy fees.

     The Company accounts for the prepayment of premiums on its term life contracts as premium received in advance and applies the cash received to premiums when due.

     Recognition of Insurance Revenue and Related Benefits. Premiums related to traditional life and annuity policies with life contingencies are recognized as revenues when due from policyholders. Policyholder benefits and expenses are provided against such revenues to recognize profits over the estimated lives of the policies. When premiums are due over a significantly shorter period than the period over which benefits are provided, any excess profit is deferred and recognized into operations in a constant relationship to insurance in-force or, for annuities, the amount of expected future policy benefit payments.

     Deposits related to universal life-type and investment-type products are credited to PABs. Revenues from such contracts consist of amounts assessed against PABs for mortality, policy administration and surrender charges and are recorded in universal life and investment-type product policy fees in the period in which services are provided. Amounts that are charged to operations include interest credited and benefit claims incurred in excess of related PABs.

     Other Revenues. Other revenues primarily include fee income on financial reinsurance treaties. Such fees are recognized in the period in which services are performed.

     Income Taxes. The Company's accounting for income taxes represents management's best estimate of various events and transactions. Effective January 1, 2006, the Company began filing a consolidated Federal income

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

tax return with MetLife's includable affiliates. Prior to 2006, the Company filed a separate U.S. Federal income tax return.

     Deferred tax assets and liabilities resulting from temporary differences between the financial reporting and tax bases of assets and liabilities are measured at the balance sheet date using enacted tax rates expected to apply to taxable income in the years the temporary differences are expected to reverse.

     The realization of deferred tax assets depends upon the existence of sufficient taxable income within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are established when management determines, based on available information, that it is more likely than not that deferred income tax assets will not be realized. Significant judgment is required in determining whether valuation allowances should be established as well as the amount of such allowances. When making such determination, consideration is given to, among other things, the following:

      (i) future taxable income, exclusive of reversing temporary differences and carryforwards;

      (ii) future reversals of existing taxable temporary differences;

      (iii) taxable income in prior carryback years; and

      (iv) tax planning strategies.

     The Company may be required to change its provision for income taxes in certain circumstances. Examples of such circumstances include when the ultimate deductibility of certain items is challenged by taxing authorities (See also
Note 7) or when estimates used in determining valuation allowances on deferred tax assets significantly change or when receipt of new information indicates the need for adjustment in valuation allowances. Additionally, future events such as changes in tax legislation could have an impact on the provision for income tax and the effective tax rate. Any such changes could significantly affect the amounts reported in the financial statements in the year these changes occur.

     The Company classifies interest recognized as interest expense and penalties recognized as a component of income tax.

     Reinsurance. The Company enters into reinsurance transactions as a purchaser of reinsurance for its life insurance products.

     For each of its reinsurance contracts, the Company determines if the contract provides indemnification against loss or liability relating to insurance risk in accordance with applicable accounting standards. The Company reviews all contractual features, particularly those that may limit the amount of insurance risk to which the reinsurer is subject or features that delay the timely reimbursement of claims.

     For reinsurance of existing in-force blocks of long-duration contracts that transfer significant insurance risk, the difference, if any, between the amounts paid and the liabilities ceded related to the underlying contracts is considered the net cost of reinsurance at the inception of the contract. The net cost of reinsurance is recorded as an adjustment to DAC and recognized as a component of other expenses on a basis consistent with the way the acquisition costs on the underlying reinsured contracts would be recognized. Subsequent amounts paid on the reinsurance of in-force blocks, as well as amounts paid related to new business, are recorded as ceded premiums and ceded future policy benefit liabilities are established.

     The assumptions used to account for long-duration reinsurance contracts are consistent with those used for the underlying contracts. Ceded policyholder and contract related liabilities, other than those currently due, are reported gross on the balance sheet.

     Amounts currently recoverable under reinsurance contracts are included in premiums and other receivables and amounts currently payable are included in other liabilities. Such assets and liabilities relating to reinsurance contracts

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

with the same reinsurer may be recorded net on the balance sheet, if a right of offset exists within the reinsurance contract. Premiums, fees and policyholder benefits and claims are net of reinsurance ceded.

     If the Company determines that a reinsurance contract does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the contract as a deposit, net of related expenses. Deposits received are included in other liabilities and deposits made are included within other assets. As amounts are paid or received, consistent with the underlying contracts, the deposit assets or liabilities are adjusted. Interest on such deposits is recorded as other revenue or other expenses, as appropriate. Periodically, the Company evaluates the adequacy of the expected payments or recoveries and adjusts the deposit asset or liability through other revenue or other expenses, as appropriate.

     Amounts received from reinsurers for policy administration are reported in other revenues.

     Accounting for reinsurance requires extensive use of assumptions and estimates, particularly related to the future performance of the underlying business and the potential impact of counterparty credit risks. The Company periodically reviews actual and anticipated experience compared to the aforementioned assumptions used to establish assets and liabilities relating to ceded reinsurance and evaluates the financial strength of counterparties to its reinsurance agreements using criteria similar to that evaluated in the security impairment process discussed previously.

     Separate Accounts. Separate accounts are established in conformity with insurance laws and are generally not chargeable with liabilities that arise from any other business of the Company. Separate account assets are subject to general account claims only to the extent the value of such assets exceeds the separate account liabilities. The Company reports separately, as assets and liabilities, investments held in separate accounts and liabilities of the separate accounts if: (i) such separate accounts are legally recognized; (ii) assets supporting the contract liabilities are legally insulated from the Company's general account liabilities; (iii) investments are directed by the contractholder; and (iv) all investment performance, net of contract fees and assessments, is passed through to the contractholder. The Company reports separate account assets meeting such criteria at their fair value. Investment performance (including investment income, net investment gains (losses) and changes in unrealized gains (losses)) and the corresponding amounts credited to contractholders of such separate accounts are offset within the same line in the statements of income.

     The Company's revenues reflect fees charged to the separate accounts, including mortality charges, risk charges, policy administration fees, investment management fees and surrender charges. Separate accounts not meeting the above criteria are combined on a line-by-line basis with the Company's general account assets, liabilities, revenues and expenses.

     Litigation Contingencies. The Company is a party to a number of legal actions and is involved in a number of regulatory investigations. Given the inherent unpredictability of these matters, it is difficult to estimate the impact on the Company's financial position. Liabilities are established when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. On a quarterly and annual basis, the Company reviews relevant information with respect to liabilities for litigation, regulatory investigations and litigation-related contingencies to be reflected in the Company's financial statements. It is possible that an adverse outcome in certain of the Company's litigation and regulatory investigations, or the use of different assumptions in the determination of amounts recorded could have a material effect upon the Company's net income or cash flows in particular quarterly or annual periods.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

Derivative Financial Instruments

     The Company has adopted guidance relating to derivative financial instruments as follows:

     - Effective January 1, 2006, the Company adopted prospectively SFAS No. 155, Accounting for Certain Hybrid Instruments ("SFAS 155"). SFAS 155 amends SFAS 133 and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 140"). SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS 155:

      (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133;

      (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

      (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

      (iv) amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity ("QSPE") from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest.

     The adoption of SFAS 155 did not have a material impact on the Company's financial statements.

     - Effective October 1, 2006, the Company adopted SFAS 133 Implementation Issue No. B40, Embedded Derivatives: Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets ("Issue B40"). Issue B40 clarifies that a securitized interest in prepayable financial assets is not subject to the conditions in paragraph 13(b) of SFAS 133, if it meets both of the following criteria: (i) the right to accelerate the settlement if the securitized interest cannot be controlled by the investor; and (ii) the securitized interest itself does not contain an embedded derivative (including an interest rate-related derivative) for which bifurcation would be required other than an embedded derivative that results solely from the embedded call options in the underlying financial assets. The adoption of Issue B40 did not have a material impact on the Company's financial statements.

     - Effective January 1, 2006, the Company adopted prospectively SFAS 133 Implementation Issue No. B38, Embedded Derivatives: Evaluation of Net Settlement with Respect to the Settlement of a Debt Instrument through Exercise of an Embedded Put Option or Call Option ("Issue B38") and SFAS 133 Implementation Issue No. B39, Embedded Derivatives: Application of Paragraph 13(b) to Call Options That Are Exercisable Only by the Debtor ("Issue B39"). Issue B38 clarifies that the potential settlement of a debtor's obligation to a creditor occurring upon exercise of a put or call option meets the net settlement criteria of SFAS 133. Issue B39 clarifies that an embedded call option, in which the underlying is an interest rate or interest rate index, that can accelerate the settlement of a debt host financial instrument should not be bifurcated and fair valued if the right to accelerate the settlement can be exercised only by the debtor (issuer/borrower) and the investor will recover substantially all of its initial net investment. The adoption of Issues B38 and B39 did not have a material impact on the Company's financial statements.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Other Pronouncements

     Effective November 15, 2006, the Company adopted Staff Accounting Bulletin ("SAB") No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements ("SAB 108"). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of assessing materiality. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when relevant quantitative and qualitative factors are considered, is material. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording a cumulative effect adjustment to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings for errors that were previously deemed immaterial but are material under the guidance in SAB 108. The adoption of SAB 108 did not have a material impact on the Company's consolidated financial statements.

     Effective January 1, 2006, the Company adopted SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3 ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements for a voluntary change in accounting principle unless it is deemed impracticable. It also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate rather than a change in accounting principle. The adoption of SFAS 154 did not have a material impact on the Company's financial statements.

     Effective November 9, 2005, the Company prospectively adopted the guidance in FASB Staff Position ("FSP") No. FAS 140-2, Clarification of the Application of Paragraphs 40(b) and 40(c) of FAS 140 ("FSP 140-2"). FSP 140-2 clarified certain criteria relating to derivatives and beneficial interests when considering whether an entity qualifies as a QSPE. Under FSP 140-2, the criteria must only be met at the date the QSPE issues beneficial interests or when a derivative financial instrument needs to be replaced upon the occurrence of a specified event outside the control of the transferor. The adoption of FSP 140-2 did not have a material impact on the Company's financial statements.

     Effective July 1, 2005, the Company adopted SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 ("SFAS 153"). SFAS 153 amended prior guidance to eliminate the exception for nonmonetary exchanges of similar productive assets and replaced it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 were required to be applied prospectively for fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 did not have a material impact on the Company's financial statements.

     In June 2005, the FASB completed its review of Emerging Issues Task Force ("EITF") Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 provides accounting guidance regarding the determination of when an impairment of debt and marketable equity securities and investments accounted for under the cost method should be considered other-than-temporary and recognized in income. EITF 03-1 also requires certain quantitative and qualitative disclosures for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The FASB decided not to provide additional guidance on the meaning of other-than-temporary impairment but has issued FSP Nos. FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments ("FSP 115-1"), which nullifies the accounting guidance on the determination of whether an investment is other-than-temporarily impaired as set forth in EITF 03-1. As required by FSP 115-1, the Company adopted this guidance on a prospective basis, which had no material impact on the Company's financial statements and has provided the required disclosures.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Effective January 1, 2004, the Company adopted Statement of Position ("SOP") 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long Duration Contracts and for Separate Accounts ("SOP 03-1") as interpreted by a Technical Practice Aid ("TPA"), issued by the American Institute of Certified Public Accountants ("AICPA") and FSP No. 97-1, Situations in Which Paragraphs 17(b) and 20 of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, Permit or Require Accrual of an Unearned Revenue Liability ("FSP 97-1"). SOP 03-1 provides guidance on: (i) the classification and valuation of long-duration contract liabilities; (ii) the accounting for sales inducements; and (iii) separate account presentation and valuation. As a result of the adoption of SOP 03-1, effective January 1, 2004, the Company decreased the liability for future policyholder benefits for changes in the methodology related to various guaranteed minimum death and annuitization benefits and for determining liabilities for certain universal life insurance contracts by $12 thousand, which was reported as a cumulative effect of a change in accounting. This amount is net of corresponding changes in DAC, including unearned revenue liability under certain variable annuity and life contracts and income tax.

FUTURE ADOPTION OF NEW ACCOUNTING PRONOUNCEMENTS

     In February 2007, the FASB issued SFAS No. 159, the Fair Value Option for Financial Assets and Financial Liabilities ("SFAS 159"). SFAS 159 permits all entities the option to measure most financial instruments and certain other items at fair value at specified election dates and to report related unrealized gains and losses in earnings. The fair value option will generally be applied on an instrument-by-instrument basis and is generally an irrevocable election. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is evaluating which eligible financial instruments, if any, it will elect to account for at fair value under SFAS 159 and the related impact on the Company's financial statements.

     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and requires enhanced disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. The pronouncement is effective for fiscal years beginning after November 15, 2007. The guidance in SFAS 157 will be applied prospectively with the exception of: (i) block discounts of financial instruments; and (ii) certain financial and hybrid instruments measured at initial recognition under SFAS 133 which is to be applied retrospectively as of the beginning of initial adoption (a limited form of retrospective application). The Company is currently evaluating the impact of SFAS 157 on the Company's financial statements. Implementation of SFAS 157 will require additional disclosures in the Company's financial statements.

     In June 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income tax recognized in a company's financial statements. FIN 48 requires companies to determine whether it is "more likely than not" that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. Previously recorded income tax benefits that no longer meet this standard are required to be charged to earnings in the period that such determination is made. FIN 48 will also require significant additional disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006. Based upon the Company's evaluation work completed to date, the Company expects adoption to have an insignificant impact on the company's financial statements.

     In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140 ("SFAS 156"). Among other requirements, SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations. SFAS 156 will be applied prospectively and is effective for fiscal years

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

beginning after September 15, 2006. The Company does not expect SFAS 156 to have a material impact on the Company's financial statements.

     In September 2005, the AICPA issued SOP 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts ("SOP 05-1"). SOP 05-1 provides guidance on accounting by insurance enterprises for DAC on internal replacements of insurance and investment contracts other than those specifically described in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments. SOP 05-1 defines an internal replacement as a modification in product benefits, features, rights, or coverages that occurs by the exchange of a contract for a new contract, or by amendment, endorsement, or rider to a contract, or by the election of a feature or coverage within a contract. It is effective for internal replacements occurring in fiscal years beginning after December 15, 2006.

     In addition, in February 2007 related TPAs were issued by the AICPA to provide further clarification of SOP 05-1. The TPAs are effective concurrently with the adoption of the SOP. The Company estimates that the adoption of SOP 05-1 as of January 1, 2007 will not result in any material cumulative effect on earnings. In addition, the Company estimates that accelerated DAC and VOBA amortization will not materially reduce 2007 net income.

2.  INVESTMENTS

FIXED MATURITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the amortized cost, gross unrealized gain and loss and estimated fair value of the Company's fixed maturity securities, the percentage that each sector represents by the total fixed maturity securities holdings at:

                                                                   DECEMBER 31, 2006
                                                   --------------------------------------------------
                                                               GROSS UNREALIZED
                                                   AMORTIZED   -----------------   ESTIMATED    % OF
                                                     COST        GAIN      LOSS    FAIR VALUE   TOTAL
                                                   ---------   --------   ------   ----------   -----
                                                                     (IN THOUSANDS)
U.S. corporate securities........................  $ 60,554     $1,042     $665     $ 60,931     56.9%
Residential mortgage-backed securities...........    22,169        351       59       22,461     21.0
Commercial mortgage-backed securities............    11,516         --       63       11,453     10.7
Foreign corporate securities.....................    10,007         58      158        9,907      9.2
U.S. Treasury/agency securities..................     1,325         35        1        1,359      1.3
Foreign government securities....................       868        131       --          999      0.9
                                                   --------     ------     ----     --------    -----
  Total fixed maturity securities................  $106,439     $1,617     $946     $107,110    100.0%
                                                   ========     ======     ====     ========    =====

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                                 DECEMBER 31, 2005
                                                 --------------------------------------------------
                                                             GROSS UNREALIZED
                                                 AMORTIZED   -----------------   ESTIMATED    % OF
                                                   COST       GAIN      LOSS     FAIR VALUE   TOTAL
                                                 ---------   -------   -------   ----------   -----
                                                                   (IN THOUSANDS)
U.S. corporate securities......................  $ 87,153    $1,525    $1,194     $ 87,484     51.3%
Residential mortgage-backed securities.........    18,057        14       191       17,880     10.5
Commercial mortgage-backed securities..........    25,004        --       350       24,654     14.5
Foreign corporate securities...................    10,106        --        90       10,016      5.9
U.S. Treasury/agency securities................    13,905       189        13       14,081      8.2
Asset-backed securities........................    10,685        69         5       10,749      6.3
Foreign government securities..................     4,996       607        --        5,603      3.3
                                                 --------    ------    ------     --------    -----
  Total fixed maturity securities..............  $169,906    $2,404    $1,843     $170,467    100.0%
                                                 ========    ======    ======     ========    =====

     The Company held foreign currency derivatives with notional amounts of $2,677 thousand to hedge the exchange rate risk associated with foreign denominated fixed maturity securities at December 31, 2006. The Company held no foreign currency derivatives at December 31, 2005.

     Excluding investments in U.S. Treasury securities and obligations of U.S. government corporations and agencies, the Company is not exposed to any significant concentration of credit risk in its fixed maturity securities portfolio.

     The Company held fixed maturity securities at estimated fair values that were below investment grade or not rated by an independent rating agency that totaled $8,801 thousand and $16,150 thousand at December 31, 2006 and 2005, respectively. These securities had net unrealized gains of $805 thousand and $1,271 thousand at December 31, 2006 and 2005, respectively. The Company did not have any non-income producing fixed maturity securities at December 31, 2006 and 2005.

     The amortized cost and estimated fair value of fixed maturity securities, by contractual maturity date (excluding scheduled sinking funds), are shown below:

                                                              DECEMBER 31,
                                             -----------------------------------------------
                                                      2006                     2005
                                             ----------------------   ----------------------
                                             AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                               COST      FAIR VALUE     COST      FAIR VALUE
                                             ---------   ----------   ---------   ----------
                                                             (IN THOUSANDS)
Due in one year or less....................  $  6,500     $  7,200    $ 18,736     $ 18,819
Due after one year through five years......    19,063       19,198      35,520       35,919
Due after five years through ten years.....    41,832       41,238      43,261       43,090
Due after ten years........................     5,359        5,560      18,643       19,356
                                             --------     --------    --------     --------
          Subtotal.........................    72,754       73,196     116,160      117,184
Mortgage-backed and asset-backed
  securities...............................    33,685       33,914      53,746       53,283
                                             --------     --------    --------     --------
          Total fixed maturity
            securities.....................  $106,439     $107,110    $169,906     $170,467
                                             ========     ========    ========     ========

     Fixed maturity securities not due at a single maturity date have been included in the above table in the year of final contractual maturity. Actual maturities may differ from contractual maturities due to the exercise of prepayment options.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     Sales or disposals of fixed maturity securities classified as available-for-sale are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2006       2005      2004
                                                        --------   --------   -------
                                                               (IN THOUSANDS)
Proceeds..............................................  $129,579   $108,935   $44,241
Gross investment gains................................  $    894   $    429   $ 1,806
Gross investment losses...............................  $ (2,233)  $ (1,942)  $  (624)

UNREALIZED LOSS FOR FIXED MATURITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the estimated fair values and gross unrealized loss of the Company's fixed maturity securities (aggregated by sector) in an unrealized loss position, aggregated by length of time that the securities have been in a continuous unrealized loss position at:

                                                               DECEMBER 31, 2006
                                    ------------------------------------------------------------------------
                                                              EQUAL TO OR GREATER
                                     LESS THAN 12 MONTHS         THAN 12 MONTHS               TOTAL
                                    ----------------------   ----------------------   ----------------------
                                    ESTIMATED     GROSS      ESTIMATED     GROSS      ESTIMATED     GROSS
                                      FAIR      UNREALIZED     FAIR      UNREALIZED     FAIR      UNREALIZED
                                      VALUE        LOSS        VALUE        LOSS        VALUE        LOSS
                                    ---------   ----------   ---------   ----------   ---------   ----------
                                                  (IN THOUSANDS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities.........   $31,492       $347       $ 9,681       $318       $41,173       $665
Residential mortgage-backed
  securities......................        --         --         2,706         59         2,706         59
Commercial mortgage-backed
  securities......................     9,970         41         1,482         22        11,452         63
Foreign corporate securities......     7,429        158            --         --         7,429        158
U.S. Treasury/agency securities...       695          1            --         --           695          1
                                     -------       ----       -------       ----       -------       ----
  Total fixed maturity
     securities...................   $49,586       $547       $13,869       $399       $63,455       $946
                                     =======       ====       =======       ====       =======       ====
Total number of securities in an
  unrealized loss position........        29                       10                       39
                                     =======                  =======                  =======

                                                               DECEMBER 31, 2005
                                    ------------------------------------------------------------------------
                                                              EQUAL TO OR GREATER
                                     LESS THAN 12 MONTHS         THAN 12 MONTHS               TOTAL
                                    ----------------------   ----------------------   ----------------------
                                    ESTIMATED     GROSS      ESTIMATED     GROSS      ESTIMATED     GROSS
                                      FAIR      UNREALIZED     FAIR      UNREALIZED     FAIR      UNREALIZED
                                      VALUE        LOSS        VALUE        LOSS        VALUE        LOSS
                                    ---------   ----------   ---------   ----------   ---------   ----------
                                                  (IN THOUSANDS, EXCEPT NUMBER OF SECURITIES)
U.S. corporate securities.........   $28,473      $  656      $14,711       $538       $43,184      $1,194
Residential mortgage-backed
  securities......................    17,555         191           --         --        17,555         191
Commercial mortgage-backed
  securities......................    24,653         350           --         --        24,653         350
Foreign corporate securities......     2,016          79          488         11         2,504          90
U.S. Treasury/agency securities...     5,798          13           --         --         5,798          13
Asset-backed securities...........     2,585           5          175         --         2,760           5
                                     -------      ------      -------       ----       -------      ------
  Total fixed maturity
     securities...................   $81,080      $1,294      $15,374       $549       $96,454      $1,843
                                     =======      ======      =======       ====       =======      ======
Total number of securities in an
  unrealized loss position........        45                       11                       56
                                     =======                  =======                  =======

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

AGING OF GROSS UNREALIZED LOSS FOR FIXED MATURITY SECURITIES AVAILABLE-FOR-SALE

     The following tables present the amortized cost, gross unrealized losses and number of securities for fixed maturities where the estimated fair value had declined and remained below amortized cost by less than 20%, or 20% or more at:

                                                                 DECEMBER 31, 2006
                                           --------------------------------------------------------------
                                                                 GROSS UNREALIZED
                                             AMORTIZED COST            LOSS          NUMBER OF SECURITIES
                                           ------------------   ------------------   --------------------
                                           LESS THAN   20% OR   LESS THAN   20% OR   LESS THAN    20% OR
                                              20%       MORE       20%       MORE       20%        MORE
                                           ---------   ------   ---------   ------   ----------   -------
                                                    (IN THOUSANDS, EXCEPT NUMBER OF SECURITIES)
Less than six months.....................   $32,603    $  --      $202      $  --        20          --
Six months or greater but less than nine
  months.................................     1,396       --        23         --         2          --
Nine months or greater but less than
  twelve months..........................    16,134       --       322         --         7          --
Twelve months or greater.................    14,268       --       399         --        10          --
                                            -------    -----      ----      -----        --        ----
  Total..................................   $64,401    $  --      $946      $  --        39          --
                                            =======    =====      ====      =====        ==        ====

                                                                 DECEMBER 31, 2005
                                           --------------------------------------------------------------
                                                                 GROSS UNREALIZED
                                             AMORTIZED COST            LOSS          NUMBER OF SECURITIES
                                           ------------------   ------------------   --------------------
                                           LESS THAN   20% OR   LESS THAN   20% OR   LESS THAN    20% OR
                                              20%       MORE       20%       MORE       20%        MORE
                                           ---------   ------   ---------   ------   ----------   -------
                                                    (IN THOUSANDS, EXCEPT NUMBER OF SECURITIES)
Less than six months.....................   $69,415    $  --     $1,030     $  --        35          --
Six months or greater but less than nine
  months.................................     1,492       --         57        --         3          --
Nine months or greater but less than
  twelve months..........................    11,467       --        207        --         7          --
Twelve months or greater.................    15,923       --        549        --        11          --
                                            -------    -----     ------     -----        --        ----
  Total..................................   $98,297    $  --     $1,843     $  --        56          --
                                            =======    =====     ======     =====        ==        ====

     At December 31, 2006 the Company had $946 thousand of unrealized losses related to securities with an unrealized loss position of less than 20% of amortized cost, which represented less than 2% of the amortized cost of such securities. At December 31, 2005, the Company had $1,843 thousand, of unrealized losses related to securities with an unrealized loss position of less than 20% of amortized cost, which represented 2%, of the amortized cost of such securities.

     As of December 31, 2006 and 2005, there were no unrealized losses related to securities with an unrealized loss position greater than 20% of amortized cost.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     At December 31, 2006 and 2005, the Company had $946 thousand and $1,843 thousand, respectively, of gross unrealized loss related to its fixed maturity securities. These securities are concentrated, calculated as a percentage of gross unrealized loss, as follows:

                                                              DECEMBER 31,
                                                              -------------
                                                              2006    2005
                                                              -----   -----
SECTOR:
  U.S. corporate securities.................................    70%     65%
  Residential mortgage-backed securities....................     6      10
  Commercial mortgage-backed securities.....................     7      19
  Foreign corporate securities..............................    17       5
  U.S. Treasury/agency securities...........................    --       1
                                                               ---     ---
     Total..................................................   100%    100%
                                                               ===     ===
INDUSTRY:
  Industrial................................................    39%     47%
  Utility...................................................    29      15
  Finance...................................................    19       7
  Mortgage-backed...........................................    13      29
  Government................................................    --       1
  Other.....................................................    --       1
                                                               ---     ---
     Total..................................................   100%    100%
                                                               ===     ===

     As described more fully in Note 1, the Company performs a regular evaluation, on a security-by-security basis, of its investment holdings in accordance with its impairment policy in order to evaluate whether such securities are other-than-temporarily impaired. One of the criteria which the Company considers in its other-than-temporary impairment analysis is its intent and ability to hold securities for a period of time sufficient to allow for the recovery of their value to an amount equal to or greater than amortized cost. The Company's intent and ability to hold securities considers broad portfolio management objectives such as asset/liability duration management, issuer and industry segment exposures, interest rate views and the overall total return focus. In following these portfolio management objectives, changes in facts and circumstances that were present in past reporting periods may trigger a decision to sell securities that were held in prior reporting periods. Decisions to sell are based on current conditions or the Company's need to shift the portfolio to maintain its portfolio management objectives including liquidity needs or duration targets on asset/liability managed portfolios. The Company attempts to anticipate these types of changes and if a sale decision has been made on an impaired security and that security is not expected to recover prior to the expected time of sale, the security will be deemed other-than-temporarily impaired in the period that the sale decision was made and an other-than-temporary impairment loss will be recognized.

     Based upon the Company's current evaluation of the securities in accordance with its impairment policy, the cause of the decline being principally attributable to the general rise in rates during the holding period and the Company's current intent and ability to hold the fixed maturity and equity securities with unrealized losses for a period of time sufficient for them to recover, the Company has concluded that the aforementioned securities are not other-than-temporarily impaired.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

ASSETS ON DEPOSIT

     The Company had fixed maturity securities on deposit with regulatory agencies with a fair market value of $1,098 thousand and $1,081 thousand at December 31, 2006 and 2005, respectively.

MORTGAGE LOANS ON REAL ESTATE

     Mortgage loans on real estate are categorized as follows:

                                                                 DECEMBER 31,
                                                     ------------------------------------
                                                           2006                2005
                                                     -----------------   ----------------
                                                     AMOUNT    PERCENT   AMOUNT   PERCENT
                                                     -------   -------   ------   -------
                                                                (IN THOUSANDS)
Commercial mortgage loans..........................  $ 6,828      48%    $7,834     100%
Agricultural mortgage loans........................    7,464      52         --      --
                                                     -------     ---     ------     ---
  Subtotal.........................................   14,292     100%     7,834     100%
                                                                 ===                ===
Less: Valuation allowances                                --                 --
                                                     -------             ------
  Mortgage loans on real estate....................  $14,292             $7,834
                                                     =======             ======

     Mortgage loans on real estate are collateralized by properties in the United States. At December 31, 2006, 32%, 16% and 14% of the value of the Company's mortgage loans on real estate were located in Texas, Alabama and California, respectively. Generally, the Company, as the lender, only loans up to 75% of the purchase price of the underlying real estate.

NET INVESTMENT INCOME

     The components of net investment income are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              2006     2005     2004
                                                             ------   ------   ------
                                                                  (IN THOUSANDS)
Fixed maturity securities..................................  $8,318   $8,656   $8,912
Mortgage loans on real estate..............................     440      384      221
Cash, cash equivalents and short-term investments..........     989      471      411
Other......................................................       1       --       --
                                                             ------   ------   ------
  Total investment income..................................   9,748    9,511    9,544
Less: Investment expenses..................................     142       12       11
                                                             ------   ------   ------
  Net investment income....................................  $9,606   $9,499   $9,533
                                                             ======   ======   ======

     For the years ended December 31, 2006, 2005 and 2004, affiliated investment income of $497 thousand, $221 thousand and $158 thousand, respectively, related to short-term investments, is included in the table above.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NET INVESTMENT GAINS (LOSSES)

     The components of net investment gains (losses) are as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            2006      2005      2004
                                                           -------   -------   ------
                                                                 (IN THOUSANDS)
Fixed maturity securities................................  $(1,339)  $(1,513)  $1,182
Mortgage loans on real estate............................       --        45      (45)
Derivatives..............................................     (117)     (229)     (11)
Other....................................................        9         3       --
                                                           -------   -------   ------
  Net investment gains (losses)..........................  $(1,447)  $(1,694)  $1,126
                                                           =======   =======   ======

     For the years ended December 31, 2006, 2005 and 2004, affiliated net investment gains (losses) of ($413) thousand, $113 thousand and $438 thousand, respectively, are included in the table above.

     The Company periodically disposes of fixed maturity securities at a loss. Generally, such losses are insignificant in amount or in relation to the cost basis of the investment, are attributable to declines in fair value occurring in the period of the disposition or are as a result of management's decision to sell securities based on current conditions or the Company's need to shift the portfolio to maintain its portfolio management objectives.

     The Company had no losses from fixed maturity securities deemed other-than-temporarily impaired, included within net investment gains (losses) for the years ended December 31, 2006, 2005 and 2004.

NET UNREALIZED INVESTMENT GAINS (LOSSES)

     The components of net unrealized investment gains (losses), included in accumulated other comprehensive income, are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                             --------------------------
                                                              2006     2005      2004
                                                             ------   ------   --------
                                                                   (IN THOUSANDS)
Fixed maturity securities..................................  $ 671    $ 561    $ 2,545
Amounts allocated from DAC and VOBA........................   (129)    (183)    (1,249)
Deferred income tax........................................   (190)    (132)      (454)
                                                             -----    -----    -------
Net unrealized investment gains (losses)...................  $ 352    $ 246    $   842
                                                             =====    =====    =======

     The changes in net unrealized investment gains (losses) are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             2006    2005      2004
                                                             ----   -------   -------
                                                                  (IN THOUSANDS)
Balance, January 1,........................................  $246   $   842   $ 2,188
Unrealized gains (losses) during the year..................   110    (1,984)   (3,102)
Unrealized gains (losses) relating to DAC and VOBA.........    54     1,066     1,032
Deferred income tax........................................   (58)      322       724
                                                             ----   -------   -------
Balance, December 31,......................................  $352   $   246   $   842
                                                             ====   =======   =======
Net change in unrealized investment gains (losses).........  $106   $  (596)  $(1,346)
                                                             ====   =======   =======

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3.  DERIVATIVE FINANCIAL INSTRUMENTS

TYPES OF DERIVATIVE FINANCIAL INSTRUMENTS

     The following table presents the notional amounts and current market or fair value of derivative financial instruments held at:

                                                 DECEMBER 31, 2006                 DECEMBER 31, 2005
                                          -------------------------------   -------------------------------
                                                      CURRENT MARKET OR                 CURRENT MARKET OR
                                                          FAIR VALUE                        FAIR VALUE
                                          NOTIONAL   --------------------   NOTIONAL   --------------------
                                           AMOUNT    ASSETS   LIABILITIES    AMOUNT    ASSETS   LIABILITIES
                                          --------   ------   -----------   --------   ------   -----------
                                                                   (IN THOUSANDS)
Interest rate swaps.....................  $10,000     $--        $254       $10,000     $--        $234
Foreign currency swaps..................    2,677      --           9            --      --          --
                                          -------     ---        ----       -------     ---        ----
  Total.................................  $12,677     $--        $263       $10,000     $--        $234
                                          =======     ===        ====       =======     ===        ====

     The following table presents the notional amounts of derivative financial instruments by maturity at December 31, 2006:

                                                                   REMAINING LIFE
                                             -----------------------------------------------------------
                                                           AFTER ONE    AFTER FIVE
                                                              YEAR        YEARS
                                             ONE YEAR OR    THROUGH      THROUGH     AFTER TEN
                                                LESS       FIVE YEARS   TEN YEARS      YEARS      TOTAL
                                             -----------   ----------   ----------   ---------   -------
                                                                   (IN THOUSANDS)
Interest rate swaps........................    $   --       $10,000        $--          $--      $10,000
Foreign currency swaps.....................     2,677            --         --           --        2,677
                                               ------       -------        ---          ---      -------
  Total....................................    $2,677       $10,000        $--          $--      $12,677
                                               ======       =======        ===          ===      =======

     Interest rate swaps are used by the Company primarily to reduce market risks from changes in interest rates and to alter interest rate exposure arising from mismatches between assets and liabilities (duration mismatches). In an interest rate swap, the Company agrees with another party to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts as calculated by reference to an agreed notional principal amount. These transactions are entered into pursuant to master agreements that provide for a single net payment to be made by the counterparty at each due date.

     Foreign currency swaps are used by the Company to reduce the risk from fluctuations in foreign currency exchange rates associated with its assets denominated in foreign currencies.

     In a foreign currency swap transaction, the Company agrees with another party to exchange, at specified intervals, the difference between one currency and another at a forward exchange rate calculated by reference to an agreed upon principal amount. The principal amount of each currency is exchanged at the inception and termination of the currency swap by each party.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

HEDGING

     The following table presents the notional amounts and fair value of derivatives by type of hedge designation at:

                                                 DECEMBER 31, 2006                 DECEMBER 31, 2005
                                          -------------------------------   -------------------------------
                                                          FAIR VALUE                        FAIR VALUE
                                          NOTIONAL   --------------------   NOTIONAL   --------------------
                                           AMOUNT    ASSETS   LIABILITIES    AMOUNT    ASSETS   LIABILITIES
                                          --------   ------   -----------   --------   ------   -----------
                                                                   (IN THOUSANDS)
Non-qualifying..........................  $12,677     $--        $263       $10,000     $--        $234
                                          -------     ---        ----       -------     ---        ----
  Total.................................  $12,677     $--        $263       $10,000     $--        $234
                                          =======     ===        ====       =======     ===        ====

     The Company recognized ($69) thousand and $29 thousand of net investment gains (losses) from non-qualifying hedge settlement payments for the years ended December 31, 2006 and 2005, respectively. The Company did not recognize any net investment gains (losses) from non-qualifying settlement payments for the year ended December 31, 2004.

NON-QUALIFYING DERIVATIVES AND DERIVATIVES FOR PURPOSES OTHER THAN HEDGING

     The Company enters into the following derivatives that do not qualify for hedge accounting under SFAS 133 or for purposes other than hedging: (i) interest rate swaps to economically hedge its exposure to interest rate volatility; and
(ii) foreign currency swaps to economically hedge its exposure to adverse movements in exchange rates.

     For the years ended December 31, 2006, 2005 and 2004, the Company recognized as net investment gains (losses), excluding embedded derivatives, changes in fair value of ($30) thousand, ($258) thousand and ($11) thousand, respectively, related to derivatives that do not qualify for hedge accounting.

CREDIT RISK

     The Company may be exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. Generally, the current credit exposure of the Company's derivative contracts is limited to the fair value at the reporting date. The credit exposure of the Company's derivative transactions is represented by the fair value of contracts with a net positive fair value at the reporting date.

     The Company manages its credit risk related to over-the-counter derivatives by entering into transactions with creditworthy counterparties, maintaining collateral arrangements and through the use of master agreements that provide for a single net payment to be made by one counterparty to another at each due date and upon termination. At both December 31, 2006 and 2005, the Company was not required to pledge and was not entitled to receive any collateral related to derivatives instruments.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4.  DEFERRED POLICY ACQUISITION COSTS AND VALUE OF BUSINESS ACQUIRED

     Information regarding DAC and VOBA is as follows:

                                                             DAC      VOBA     TOTAL
                                                           -------   ------   -------
                                                                 (IN THOUSANDS)
Balance at January 1, 2004...............................  $20,795   $1,117   $21,912
  Capitalizations........................................   29,169       --    29,169
                                                           -------   ------   -------
          Subtotal.......................................   49,964    1,117    51,081
                                                           -------   ------   -------
  Less: Amortization related to:
     Net investment gains (losses).......................      188       12       200
     Unrealized investment gains (losses)................     (978)     (54)   (1,032)
     Other expenses......................................    9,944     (574)    9,370
                                                           -------   ------   -------
          Total amortization.............................    9,154     (616)    8,538
                                                           -------   ------   -------
  Less: Dispositions and other...........................        8        2        10
                                                           -------   ------   -------
Balance at December 31, 2004.............................   40,802    1,731    42,533
  Capitalizations........................................    4,435       --     4,435
                                                           -------   ------   -------
          Subtotal.......................................   45,237    1,731    46,968
                                                           -------   ------   -------
  Less: Amortization related to:
     Net investment gains (losses).......................     (250)     (16)     (266)
     Unrealized investment gains (losses)................     (948)    (118)   (1,066)
     Other expenses......................................    6,209    1,074     7,283
                                                           -------   ------   -------
          Total amortization.............................    5,011      940     5,951
                                                           -------   ------   -------
Balance at December 31, 2005.............................   40,226      791    41,017
  Capitalizations........................................   38,916       --    38,916
                                                           -------   ------   -------
          Subtotal.......................................   79,142      791    79,933
                                                           -------   ------   -------
  Less: Amortization related to:
     Net investment gains (losses).......................   (1,764)       1    (1,763)
     Unrealized investment gains (losses)................      (39)     (15)      (54)
     Other expenses......................................    2,733       86     2,819
                                                           -------   ------   -------
          Total amortization.............................      930       72     1,002
                                                           -------   ------   -------
Balance at December 31, 2006.............................  $78,212   $  719   $78,931
                                                           =======   ======   =======

     The estimated future amortization expense allocated to other expenses for the next five years for VOBA is $190 thousand in 2007, $153 thousand in 2008, $90 thousand in 2009, $58 thousand in 2010 and $56 thousand in 2011.

     Amortization of VOBA and DAC is related to: (i) investment gains and losses and the impact of such gains and losses on the amount of the amortization; (ii) unrealized investment gains and losses to provide information regarding the amount that would have been amortized if such gains and losses had been recognized; and (iii) other expenses to provide amounts related to the gross profits originating from transactions other than investment gains and losses.

                   FIRST METLIFE INVESTORS INSURANCE COMPANY
                  (A Wholly-Owned Subsidiary of MetLife, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

     In the normal course of business, the Company reviews and updates the assumptions used in establishing DAC and VOBA amortization. During 2005, the Company revised its assumptions to include the impact of variable annuity rider fees. As a result of the updated assumption, the Company re-estimated the cumulative amortization and recorded a cumulative benefit of $2,700 thousand, before income tax, causing a decrease in amortization related to other expenses for the year ended December 31, 2005. During 2004, the Company updated significant parts of the underlying assumptions used to establish DAC and VOBA amortization. As a result of the updated assumption, the Company re-estimated the cumulative amortization and recorded a cumulative charge of $4,000 thousand, before income tax, causing an increase in amortization related to other expenses for the year ended December 31, 2004.

5.  INSURANCE

VALUE OF DISTRIBUTION AGREEMENTS

     On November 30, 2006, the Company received a capital contribution from MetLife of $18,898 thousand in the form of intangible assets related to the value of distribution agreements ("VODA") of $19,514 thousand, net of deferred income tax of $616 thousand, for which the Company receives the benefit. The VODA originated through MetLife's acquisition of Travelers Insurance Company, ("Travelers"), a subsidiary of Citigroup, Inc., ("Citigroup") and is reported within other assets in the amount of $19,501 thousand at December 31, 2006. Amortization expense for the year ended December 31, 2006 was $13 thousand.

     The VODA reflects the estimated fair value of the Citigroup/Travelers distribution agreement acquired at July 1, 2005 and will be amortized in relation to the expected economic benefits of the agreement. The weighted average amortization period of the VODA is 16 years. If actual experience under the distribution agreement differs from expectations, the amortization will be adjusted to reflect actual experience.

     The use of discount rates was necessary to establish the fair value of the VODA. In selecting the appropriate discount rates, management considered its weighted average cost of capital as well as the weighted average cost of capital required by market participants. A discount rate of 11.5% was used to value the VODA.

     The estimated future amortization expense allocated to other expenses for the next five years for VODA is $279 thousand in 2007, $471 thousand in 2008, $628 thousand in 2009, $807 thousand in 2010 and $969 thousand in 2011.

SALES INDUCEMENTS

     Information regarding deferred sales inducements, which are reported in other assets, is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2006      2005      2004
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Balance, January 1,.....................................  $20,290   $11,907   $ 3,548
Capitalization..........................................   13,654     9,336    10,739
Amortization............................................   (1,883)     (953)   (2,380)
                                                          -------   -------   -------
Balance, December 31,...................................  $32,061   $20,290   $11,907
                                                          =======   =======   =======

     The events described in Note 4 above that impacted DAC and VOBA amortization had a similar impact on the amortization of sales inducements. For the year ended December 31, 2005, the Company recorded a cumulative benefit of $800 thousand, before income tax, causing a decrease in amortization. For the year ended December 31, 2004, the Company recorded a cumulative charge of $300 thousand, before income tax, causing an increase in amortization.

                                 ANNUAL REPORT

                                      OF

             FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
                                      OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                               DECEMBER 31, 2006

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders of
First MetLife Investors Insurance Company and
Contract Owners of First MetLife Investors Variable Annuity Account One

We have audited the accompanying statements of assets and liabilities of each of the sub-accounts (as disclosed in Appendix A) comprising First MetLife Investors Variable Annuity Account One (the "Separate Account") of First MetLife Investors Insurance Company as of December 31, 2006, the related statements of operations for each of the periods in the year then ended, and the statements of changes in net assets for each of the periods in the two year period then ended. These financial statements are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Separate Account is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the sub-accounts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2006, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the sub-accounts of First MetLife Investors Variable Annuity Account One of First MetLife Investors Insurance Company as of December 31, 2006, the results of their operations for each of the periods in the year then ended, and the changes in their net assets for each of the periods in the two year period then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 6, 2007

                                  APPENDIX A

 Lord Abbett Growth and Income          Harris Oakmark Focused Value
   Sub-Account                          Sub-Account
 Lord Abbett Bond Debenture Sub-Account Jennison Growth Sub-Account
 Lord Abbett Mid-Cap Value Sub-Account MFS Total Return Sub-Account Met/Putnam Capital Opportunities
   Sub-Account                          MFS Investors Trust Sub-Account
 Oppenheimer Capital Appreciation       Capital Guardian U.S. Equity
   Sub-Account                          Sub-Account
 Legg Mason Aggressive Growth           Western Asset Management Strategic
   Sub-Account                          Bond
 Van Kampen Mid-Cap Growth Sub-Account    Opportunities Sub-Account
 PIMCO Total Return Sub-Account         Western Asset Management U.S.
                                        Government
 RCM Global Technology Sub-Account        Sub-Account
 T Rowe Price Mid Cap Growth
   Sub-Account                          T Rowe Price Small-Cap Sub-Account
 MFS Research International Sub-Account T Rowe Price Large-Cap Sub-Account
 Lazard Mid-Cap Sub-Account             Franklin Templeton Small-Cap Growth
                                        Sub-Account
 Met/AIM Small-Cap Growth Sub-Account   BlackRock Strategic Value Sub-Account
 Harris Oakmark International
   Sub-Account                          Oppenheimer Global Equity Sub-Account
 Third Avenue Small-Cap Value
   Sub-Account                          FI Large Cap Sub-Account
 PIMCO Inflation Protected Bond
   Sub-Account                          FI Value Leaders Sub-Account
 Lord Abbett America's Value            MetLife Aggressive Allocation
   Sub-Account                          Sub-Account
 Neuberger Berman Real Estate           MetLife Conservative Allocation
   Sub-Account                          Sub-Account
 Turner Mid Cap Growth Sub-Account      MetLife Conservative to Moderate
                                        Allocation
 Goldman Sachs Mid-Cap Value
   Sub-Account                            Sub-Account
 MetLife Defensive Strategy Sub-Account MetLife Moderate Allocation
                                        Sub-Account
 MetLife Moderate Strategy Sub-Account  MetLife Moderate to Aggressive
                                        Allocation Sub-Account
 MetLife Balanced Strategy Sub-Account  PIMCO High Yield Sub-Account
 MetLife Growth Strategy Sub-Account    PIMCO Low Duration Sub-Account
 MetLife Aggressive Strategy            PIMCO StocksPLUS Growth & Income
   Sub-Account                          Sub-Account
 Cyclical Growth ETF Sub-Account        Pioneer VCT Mid-Cap Value Sub-Account
 Cyclical Growth & Income ETF           American Funds Global Growth
   Sub-Account                          Sub-Account
 Van Kampen Comstock Sub-Account        American Funds Growth and Income
                                        Sub-Account
 Legg Mason Value Equity Sub-Account    American Funds Growth Sub-Account
 MFS Emerging Markets Equity            Van Kampen UIF Equity and Income
   Sub-Account                          Sub-Account
 Loomis Sayles Global Markets           Van Kampen UIF U.S. Real Estate
   Sub-Account                          Securities
 Met/AIM Capital Appreciation
   Sub-Account                            Sub-Account
 BlackRock High Yield Sub-Account       Van Kampen LIT Comstock Sub-Account
 Janus Capital Appreciation Sub-Account Van Kampen LIT Strategic Growth
                                        Sub-Account
 MFS Value Sub-Account                  Van Kampen LIT Growth and Income
                                        Sub-Account
 Pioneer Fund Sub-Account               LMPV Global High Yield Bond
                                        Sub-Account
 Pioneer Mid-Cap Value Sub-Account      LMPV Small-Cap Growth Sub-Account
 Pioneer Strategic Income Sub-Account   LMPV Investors Sub-Account
 Dreman Small Cap Value Sub-Account     LMPV Capital and Income Sub-Account
 BlackRock Large Cap Core Sub-Account   LMPV Equity Index Sub-Account
 Strategic Growth and Income
   Sub-Account                          LMPV Fundamental Value Sub-Account
 Strategic Conservative Growth
   Sub-Account                          LMPV Capital Appreciation Sub-Account
 Strategic Growth Sub-Account           LMPV Growth & Income Sub-Account
 Russell Multi-Style Equity Sub-Account LMPV Adjustable Rate Income
                                        Sub-Account
 Russell Aggressive Equity Sub-Account  LMPV Aggressive Growth Sub-Account
 Russell Non-U.S. Sub-Account           LMPV Large-Cap Growth Sub-Account
 Russell Core Bond Sub-Account          LMPV Large-Cap Value Sub-Account
                                        LMPV Money Market Sub-Account
                                        LMPV Social Awareness Stock
                                        Sub-Account
                                        LMPV Multiple Discipline Balanced
                                        All-Cap Growth &
                                          Value Sub-Account
                                        LMPV Multiple Discipline All-Cap
                                        Growth and Value
                                          Sub-Account

 Russell Real Estate Securities         LMPV Multiple Discipline Large-Cap
   Sub-Account                          Growth and Value
 AIM V.I. Capital Appreciation
   Sub-Account                            Sub-Account
 AIM V.I. International Growth          LMPV Multiple Discipline Global
   Sub-Account                          All-Cap Growth and
 AllianceBernstein Large Cap Growth
   Sub-Account                            Value Sub-Account
 Putnam Growth & Income Sub-Account     LMPV Dividend Strategy Sub-Account
 Putnam Equity Income Sub-Account       LMPV Lifestyle Balanced Sub-Account
 Putnam Vista Sub-Account               LMPV Lifestyle Growth Sub-Account
 Putnam Small-Cap Value Sub-Account     LMPV Lifestyle High Growth Sub-Account
 Templeton Foreign Securities           TST AIM Capital Appreciation
   Sub-Account                          Sub-Account
 Templeton Developing Markets
   Securities Sub-Account               TST Equity Income Sub-Account
 Templeton Growth Securities
   Sub-Account                          Janus Capital Appreciation Sub-Account
 Franklin Mutual Shares Securities
   Sub-Account                          TST Large Cap Sub-Account
 Franklin Income Securities Sub-Account TST Moderate Aggressive Sub-Account
 Fidelity Equity-Income Sub-Account     TST Moderate Sub-Account
 Fidelity Mid-Cap Sub-Account           TST MFS Total Return Sub-Account
 Fidelity Contrafund Sub-Account        TST MFS Value Sub-Account
 MetLife Stock Index Sub-Account        TST Pioneer Fund Sub-Account
 FI International Stock Sub-Account     TST Pioneer Mid Cap Value Sub-Account
 BlackRock Bond Income Sub-Account      TST Pioneer Strategic Income
                                        Sub-Account
 BlackRock Money Market Sub-Account     TST Style Focus Small Cap Growth
                                        Sub-Account
 Davis Venture Value Sub-Account        TST Style Focus Small Cap Value
                                        Sub-Account
                                        Travelers Managed Income Sub-Account

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                      STATEMENT OF ASSETS AND LIABILITIES
                               DECEMBER 31, 2006

                                                      LORD ABBETT    LORD ABBETT BOND
                                                   GROWTH AND INCOME    DEBENTURE
                                                      SUB-ACCOUNT      SUB-ACCOUNT
                                                   ----------------- ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
MET INVESTORS SERIES TRUST ("MET INVESTORS FUND"):
Lord Abbett Growth and Income Portfolio
 1,417,040 shares; cost $36,547,888............... $     41,381,778  $             --
Lord Abbett Bond Debenture Portfolio
 1,809,557 shares; cost $22,114,676...............               --        22,493,574
Lord Abbett Mid-Cap Value Portfolio
 209,630 shares; cost $4,257,704..................               --                --
Met/Putnam Capital Opportunities Portfolio
 29,880 shares; cost $421,462.....................               --                --
Oppenheimer Capital Appreciation Portfolio
 2,391,678 shares; cost $19,878,525...............               --                --
Legg Mason Aggressive Growth Portfolio
 1,440,186 shares; cost $10,598,311...............               --                --
Van Kampen Mid-Cap Portfolio
 40,864 shares; cost $376,303.....................               --                --
PIMCO Total Return Portfolio
 2,434,971 shares; cost $28,143,663...............               --                --
RCM Global Technology Portfolio
 677,827 shares; cost $3,085,782..................               --                --
T. Rowe Price Mid-Cap Growth Portfolio
 1,738,958 shares; cost $13,149,948...............               --                --
MFS Research International Portfolio
 1,624,201 shares; cost $19,332,395...............               --                --
Lazard Mid-Cap Portfolio
 542,825 shares; cost $7,170,660..................               --                --
Met/AIM Small-Cap Growth Portfolio
 962,332 shares; cost $11,784,477.................               --                --
Harris Oakmark International Portfolio
 1,967,955 shares; cost $28,731,534...............               --                --
Third Avenue Small-Cap Value Portfolio
 1,597,181 shares; cost $23,159,603...............               --                --
PIMCO Inflation Protected Bond Portfolio
 2,365,281 shares; cost $25,073,997...............               --                --
Lord Abbett America's Value Portfolio
 9,402 shares; cost $130,381......................               --                --
Neuberger Berman Real Estate Portfolio
 670,768 shares; cost $9,109,204..................               --                --
Turner Mid-Cap Growth Portfolio
 438,081 shares; cost $4,863,158..................               --                --
Goldman Sachs Mid-Cap Value Portfolio
 1,107,641 shares; cost $13,946,441...............               --                --
                                                   ----------------  ----------------
Total Investments.................................       41,381,778        22,493,574
Due from First MetLife Investors Insurance Company               --                --
                                                   ----------------  ----------------
Total Assets......................................       41,381,778        22,493,574
LIABILITIES:
Due to First MetLife Investors Insurance Company..             (220)             (124)
                                                   ----------------  ----------------
NET ASSETS........................................ $     41,381,558  $     22,493,450
                                                   ================  ================
Outstanding Units.................................          738,630         1,228,977
Unit Fair Values.................................. $47.17 to $61.44  $17.79 to $19.63

  The accompanying notes are an integral part of these financial statements.

   LORD ABBETT         MET/PUTNAM           OPPENHEIMER         LEGG MASON        VAN KAMPEN          PIMCO
  MID-CAP VALUE   CAPITAL OPPORTUNITIES CAPITAL APPRECIATION AGGRESSIVE GROWTH      MID-CAP        TOTAL RETURN
   SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT
----------------  --------------------- -------------------- ----------------- ----------------  ----------------
$             --    $             --      $            --     $            --  $             --  $             --
              --                  --                   --                  --                --                --
       4,732,245                  --                   --                  --                --                --
              --             451,643                   --                  --                --                --
              --                  --           22,004,317                  --                --                --
              --                  --                   --          11,494,738                --                --
              --                  --                   --                  --           421,375                --
              --                  --                   --                  --                --        28,489,320
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
              --                  --                   --                  --                --                --
----------------    ----------------      ---------------     ---------------  ----------------  ----------------
       4,732,245             451,643           22,004,317          11,494,738           421,375        28,489,320
              --                  --                   --                  --                --                --
----------------    ----------------      ---------------     ---------------  ----------------  ----------------
       4,732,245             451,643           22,004,317          11,494,738           421,375        28,489,320
            (297)                (82)                (159)               (148)              (93)             (100)
----------------    ----------------      ---------------     ---------------  ----------------  ----------------
$      4,731,948    $        451,561      $    22,004,158     $    11,494,590  $        421,282  $     28,489,220
================    ================      ===============     ===============  ================  ================
         172,728              23,746            2,427,342           1,487,231            39,178         2,293,346
$25.47 to $29.45    $16.42 to $20.65      $8.88 to $11.27     $7.55 to $10.77  $10.20 to $11.17  $11.92 to $13.06

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                          RCM        T. ROWE PRICE
                                                   GLOBAL TECHNOLOGY MID-CAP GROWTH
                                                      SUB-ACCOUNT     SUB-ACCOUNT
                                                   ----------------- --------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
MET INVESTORS SERIES TRUST ("MET INVESTORS FUND"):
Lord Abbett Growth and Income Portfolio
 1,417,040 shares; cost $36,547,888...............  $           --   $           --
Lord Abbett Bond Debenture Portfolio
 1,809,557 shares; cost $22,114,676...............              --               --
Lord Abbett Mid-Cap Value Portfolio
 209,630 shares; cost $4,257,704..................              --               --
Met/Putnam Capital Opportunities Portfolio
 29,880 shares; cost $421,462.....................              --               --
Oppenheimer Capital Appreciation Portfolio
 2,391,678 shares; cost $19,878,525...............              --               --
Legg Mason Aggressive Growth Portfolio
 1,440,186 shares; cost $10,598,311...............              --               --
Van Kampen Mid-Cap Portfolio
 40,864 shares; cost $376,303.....................              --               --
PIMCO Total Return Portfolio
 2,434,971 shares; cost $28,143,663...............              --               --
RCM Global Technology Portfolio
 677,827 shares; cost $3,085,782..................       3,606,037               --
T. Rowe Price Mid-Cap Growth Portfolio
 1,738,958 shares; cost $13,149,948...............              --       14,972,484
MFS Research International Portfolio
 1,624,201 shares; cost $19,332,395...............              --               --
Lazard Mid-Cap Portfolio
 542,825 shares; cost $7,170,660..................              --               --
Met/AIM Small-Cap Growth Portfolio
 962,332 shares; cost $11,784,477.................              --               --
Harris Oakmark International Portfolio
 1,967,955 shares; cost $28,731,534...............              --               --
Third Avenue Small-Cap Value Portfolio
 1,597,181 shares; cost $23,159,603...............              --               --
PIMCO Inflation Protected Bond Portfolio
 2,365,281 shares; cost $25,073,997...............              --               --
Lord Abbett America's Value Portfolio
 9,402 shares; cost $130,381......................              --               --
Neuberger Berman Real Estate Portfolio
 670,768 shares; cost $9,109,204..................              --               --
Turner Mid-Cap Growth Portfolio
 438,081 shares; cost $4,863,158..................              --               --
Goldman Sachs Mid-Cap Value Portfolio
 1,107,641 shares; cost $13,946,441...............              --               --
                                                    --------------   --------------
Total Investments.................................       3,606,037       14,972,484
Due from First MetLife Investors Insurance Company              --               --
                                                    --------------   --------------
Total Assets......................................       3,606,037       14,972,484
LIABILITIES:
Due to First MetLife Investors Insurance Company..            (219)             (81)
                                                    --------------   --------------
NET ASSETS........................................  $    3,605,818   $   14,972,403
                                                    ==============   ==============
Outstanding Units.................................         739,279        1,797,997
Unit Fair Values..................................  $4.78 to $4.95   $8.16 to $8.75

  The accompanying notes are an integral part of these financial statements.

         MFS                LAZARD           MET/AIM        HARRIS OAKMARK     THIRD AVENUE             PIMCO
RESEARCH INTERNATIONAL      MID-CAP      SMALL-CAP GROWTH   INTERNATIONAL     SMALL-CAP VALUE  INFLATION PROTECTED BOND
     SUB-ACCOUNT          SUB-ACCOUNT      SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT          SUB-ACCOUNT
---------------------- ----------------  ----------------  ----------------  ----------------  ------------------------
   $             --    $             --  $             --  $             --  $             --      $             --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
         24,283,674                  --                --                --                --                    --
                 --           7,414,986                --                --                --                    --
                 --                  --        12,889,564                --                --                    --
                 --                  --                --        37,135,315                --                    --
                 --                  --                --                --        27,823,370                    --
                 --                  --                --                --                --            23,865,683
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
                 --                  --                --                --                --                    --
   ----------------    ----------------  ----------------  ----------------  ----------------      ----------------
         24,283,674           7,414,986        12,889,564        37,135,315        27,823,370            23,865,683
                 --                  --                --                --                --                    --
   ----------------    ----------------  ----------------  ----------------  ----------------      ----------------
         24,283,674           7,414,986        12,889,564        37,135,315        27,823,370            23,865,683
               (143)                (72)             (266)              (63)              (85)                  (30)
   ----------------    ----------------  ----------------  ----------------  ----------------      ----------------
   $     24,283,531    $      7,414,914  $     12,889,298  $     37,135,252  $     27,823,285      $     23,865,653
   ================    ================  ================  ================  ================      ================
          1,526,158             458,517           890,085         1,878,405         1,544,932             2,171,062
   $15.21 to $22.61    $15.89 to $16.41  $14.08 to $14.76  $19.43 to $20.07  $17.73 to $23.09      $10.74 to $11.14

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                      LORD ABBETT    NEUBERGER BERMAN
                                                    AMERICA'S VALUE    REAL ESTATE
                                                      SUB-ACCOUNT      SUB-ACCOUNT
                                                   ----------------  ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
MET INVESTORS SERIES TRUST ("MET INVESTORS FUND"):
Lord Abbett Growth and Income Portfolio
 1,417,040 shares; cost $36,547,888............... $             --  $             --
Lord Abbett Bond Debenture Portfolio
 1,809,557 shares; cost $22,114,676...............               --                --
Lord Abbett Mid-Cap Value Portfolio
 209,630 shares; cost $4,257,704..................               --                --
Met/Putnam Capital Opportunities Portfolio
 29,880 shares; cost $421,462.....................               --                --
Oppenheimer Capital Appreciation Portfolio
 2,391,678 shares; cost $19,878,525...............               --                --
Legg Mason Aggressive Growth Portfolio
 1,440,186 shares; cost $10,598,311...............               --                --
Van Kampen Mid-Cap Portfolio
 40,864 shares; cost $376,303.....................               --                --
PIMCO Total Return Portfolio
 2,434,971 shares; cost $28,143,663...............               --                --
RCM Global Technology Portfolio
 677,827 shares; cost $3,085,782..................               --                --
T. Rowe Price Mid-Cap Growth Portfolio
 1,738,958 shares; cost $13,149,948...............               --                --
MFS Research International Portfolio
 1,624,201 shares; cost $19,332,395...............               --                --
Lazard Mid-Cap Portfolio
 542,825 shares; cost $7,170,660..................               --                --
Met/AIM Small-Cap Growth Portfolio
 962,332 shares; cost $11,784,477.................               --                --
Harris Oakmark International Portfolio
 1,967,955 shares; cost $28,731,534...............               --                --
Third Avenue Small-Cap Value Portfolio
 1,597,181 shares; cost $23,159,603...............               --                --
PIMCO Inflation Protected Bond Portfolio
 2,365,281 shares; cost $25,073,997...............               --                --
Lord Abbett America's Value Portfolio
 9,402 shares; cost $130,381......................          146,293                --
Neuberger Berman Real Estate Portfolio
 670,768 shares; cost $9,109,204..................               --        12,114,452
Turner Mid-Cap Growth Portfolio
 438,081 shares; cost $4,863,158..................               --                --
Goldman Sachs Mid-Cap Value Portfolio
 1,107,641 shares; cost $13,946,441...............               --                --
                                                   ----------------  ----------------
Total Investments.................................          146,293        12,114,452
Due from First MetLife Investors Insurance Company               --                --
                                                   ----------------  ----------------
Total Assets......................................          146,293        12,114,452
LIABILITIES:
Due to First MetLife Investors Insurance Company..              (18)             (116)
                                                   ----------------  ----------------
NET ASSETS........................................ $        146,275  $     12,114,336
                                                   ================  ================
Outstanding Units.................................            8,887           625,172
Unit Fair Values.................................. $16.09 to $16.54  $18.99 to $34.33

  The accompanying notes are an integral part of these financial statements.

                           TURNER         GOLDMAN SACHS
                       MID-CAP GROWTH     MID-CAP VALUE
                        SUB-ACCOUNT        SUB-ACCOUNT
                      ----------------  ----------------
                      $             --  $             --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                             5,554,866                --
                                    --        15,950,027
                      ----------------  ----------------
                             5,554,866        15,950,027
                                    --                --
                      ----------------  ----------------
                             5,554,866        15,950,027
                                  (170)              (13)
                      ----------------  ----------------
                      $      5,554,696  $     15,950,014
                      ================  ================
                               438,391         1,060,750
                      $12.58 to $12.96  $14.94 to $15.38

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                      METLIFE            METLIFE
                                                                 DEFENSIVE STRATEGY MODERATE STRATEGY
                                                                    SUB-ACCOUNT        SUB-ACCOUNT
                                                                 ------------------ -----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
MET INVESTORS SERIES TRUST ("MET INVESTORS FUND") -- (CONTINUED)
MetLife Defensive Strategy Portfolio
 3,863,912 shares; cost $39,797,705.............................  $     42,850,789  $             --
MetLife Moderate Strategy Portfolio
 8,546,477 shares; cost $90,450,649.............................                --        98,797,273
MetLife Balanced Strategy Portfolio
 19,021,717 shares; cost $207,032,336...........................                --                --
MetLife Growth Strategy Portfolio
 21,731,696 shares; cost $243,529,129...........................                --                --
MetLife Aggressive Strategy Portfolio
 3,967,883 shares; cost $46,096,433.............................                --                --
Cyclical Growth ETF Portfolio
 120,585 shares; cost $1,266,436................................                --                --
Cyclical Growth & Income ETF Portfolio
 96,237 shares; cost $1,041,510.................................                --                --
Van Kampen ComStock Portfolio
 474,875 shares; cost $5,167,422................................                --                --
Legg Mason Value Equity Portfolio
 537,929 shares; cost $5,623,444................................                --                --
MFS Emerging Markets Equity Portfolio
 159,517 shares; cost $1,495,826................................                --                --
Loomis Sayles Global Markets Portfolio
 144,704 shares; cost $1,409,009................................                --                --
Met/AIM Capital Appreciation Portfolio
 19,446 shares; cost $223,763...................................                --                --
BlackRock High Yield Portfolio
 7,423 shares; cost $63,110.....................................                --                --
Janus Capital Appreciation Portfolio
 1,825 shares; cost $130,656....................................                --                --
MFS Value Portfolio
 28,043 shares; cost $387,416...................................                --                --
Pioneer Fund Portfolio
 18,077 shares; cost $245,556...................................                --                --
Pioneer Mid-Cap Value Portfolio
 62,487 shares; cost $694,312...................................                --                --
Pioneer Strategic Income Portfolio
 380,151 shares; cost $3,657,951................................                --                --
Dreman Small-Cap Value Portfolio
 59,958 shares; cost $755,867...................................                --                --
BlackRock Large-Cap Core Portfolio
 12,488 shares; cost $132,522...................................                --                --
Strategic Growth & Income Portfolio
 56,204 shares; cost $578,069...................................                --                --
Strategic Conservative Growth Portfolio
 122,689 shares; cost $1,267,492................................                --                --
Strategic Growth Portfolio
 71,773 shares; cost $749,745...................................                --                --
                                                                  ----------------  ----------------
Total Investments...............................................        42,850,789        98,797,273
Due from First MetLife Investors Insurance Company..............                --                --
                                                                  ----------------  ----------------
Total Assets....................................................        42,850,789        98,797,273
LIABILITIES:
Due to First MetLife Investors Insurance Company................               (32)               --
                                                                  ----------------  ----------------
NET ASSETS......................................................  $     42,850,757  $     98,797,273
                                                                  ================  ================
Outstanding Units...............................................         3,865,426         8,561,073
Unit Fair Values................................................  $11.03 to $12.30  $11.47 to $11.77

  The accompanying notes are an integral part of these financial statements.

     METLIFE          METLIFE            METLIFE           CYCLICAL           CYCLICAL          VAN KAMPEN
BALANCED STRATEGY GROWTH STRATEGY  AGGRESSIVE STRATEGY    GROWTH ETF     GROWTH & INCOME ETF     COMSTOCK
   SUB-ACCOUNT      SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT
----------------- ---------------- ------------------- ----------------  ------------------- ----------------
$             --  $             --  $             --   $             --   $             --   $             --
              --                --                --                 --                 --                 --
     231,113,862                --                --                 --                 --                 --
              --       279,686,927                --                 --                 --                 --
              --                --        52,296,692                 --                 --                 --
              --                --                --          1,373,465                 --                 --
              --                --                --                 --          1,071,116                 --
              --                --                --                 --                 --          5,655,766
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
              --                --                --                 --                 --                 --
----------------  ----------------  ----------------   ----------------   ----------------   ----------------
     231,113,862       279,686,927        52,296,692          1,373,465          1,071,116          5,655,766
              --                 1                 1                 --                 --                 --
----------------  ----------------  ----------------   ----------------   ----------------   ----------------
     231,113,862       279,686,928        52,296,693          1,373,465          1,071,116          5,655,766
             (56)               --                --                (42)               (44)              (296)
----------------  ----------------  ----------------   ----------------   ----------------   ----------------
$    231,113,806  $    279,686,928  $     52,296,693   $      1,373,423   $      1,071,072   $      5,655,470
================  ================  ================   ================   ================   ================
      19,173,566        22,007,855         4,032,224            120,406             96,081            473,672
$11.98 to $12.30  $12.64 to $12.97  $12.89 to $13.23   $11.40 to $11.43   $11.15 to $11.17   $11.81 to $12.12

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                    LEGG MASON       MFS EMERGING
                                                                   VALUE EQUITY     MARKETS EQUITY
                                                                   SUB-ACCOUNT       SUB-ACCOUNT
                                                                 ----------------  ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
MET INVESTORS SERIES TRUST ("MET INVESTORS FUND") -- (CONTINUED)
MetLife Defensive Strategy Portfolio
 3,863,912 shares; cost $39,797,705............................. $             --  $             --
MetLife Moderate Strategy Portfolio
 8,546,477 shares; cost $90,450,649.............................               --                --
MetLife Balanced Strategy Portfolio
 19,021,717 shares; cost $207,032,336...........................               --                --
MetLife Growth Strategy Portfolio
 21,731,696 shares; cost $243,529,129...........................               --                --
MetLife Aggressive Strategy Portfolio
 3,967,883 shares; cost $46,096,433.............................               --                --
Cyclical Growth ETF Portfolio
 120,585 shares; cost $1,266,436................................               --                --
Cyclical Growth & Income ETF Portfolio
 96,237 shares; cost $1,041,510.................................               --                --
Van Kampen ComStock Portfolio
 474,875 shares; cost $5,167,422................................               --                --
Legg Mason Value Equity Portfolio
 537,929 shares; cost $5,623,444................................        5,992,530                --
MFS Emerging Markets Equity Portfolio
 159,517 shares; cost $1,495,826................................               --         1,673,329
Loomis Sayles Global Markets Portfolio
 144,704 shares; cost $1,409,009................................               --                --
Met/AIM Capital Appreciation Portfolio
 19,446 shares; cost $223,763...................................               --                --
BlackRock High Yield Portfolio
 7,423 shares; cost $63,110.....................................               --                --
Janus Capital Appreciation Portfolio
 1,825 shares; cost $130,656....................................               --                --
MFS Value Portfolio
 28,043 shares; cost $387,416...................................               --                --
Pioneer Fund Portfolio
 18,077 shares; cost $245,556...................................               --                --
Pioneer Mid-Cap Value Portfolio
 62,487 shares; cost $694,312...................................               --                --
Pioneer Strategic Income Portfolio
 380,151 shares; cost $3,657,951................................               --                --
Dreman Small-Cap Value Portfolio
 59,958 shares; cost $755,867...................................               --                --
BlackRock Large-Cap Core Portfolio
 12,488 shares; cost $132,522...................................               --                --
Strategic Growth & Income Portfolio
 56,204 shares; cost $578,069...................................               --                --
Strategic Conservative Growth Portfolio
 122,689 shares; cost $1,267,492................................               --                --
Strategic Growth Portfolio
 71,773 shares; cost $749,745...................................               --                --
                                                                 ----------------  ----------------
Total Investments...............................................        5,992,530         1,673,329
Due from First MetLife Investors Insurance Company..............               --                --
                                                                 ----------------  ----------------
Total Assets....................................................        5,992,530         1,673,329
LIABILITIES:
Due to First MetLife Investors Insurance Company................             (224)              (79)
                                                                 ----------------  ----------------
NET ASSETS...................................................... $      5,992,306  $      1,673,250
                                                                 ================  ================
Outstanding Units...............................................          538,300           159,951
Unit Fair Values................................................ $11.05 to $11.25  $10.42 to $10.49

  The accompanying notes are an integral part of these financial statements.

 LOOMIS SAYLES          MET/AIM            BLACKROCK            JANUS                MFS             PIONEER
 GLOBAL MARKETS   CAPITAL APPRECIATION    HIGH YIELD     CAPITAL APPRECIATION       VALUE             FUND
  SUB-ACCOUNT         SUB-ACCOUNT         SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
----------------  -------------------- ----------------  -------------------- ----------------  ----------------
$             --    $             --   $             --   $              --   $             --  $             --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
       1,496,240                  --                 --                  --                 --                --
              --             210,602                 --                  --                 --                --
              --                  --             66,209                  --                 --                --
              --                  --                 --             141,687                 --                --
              --                  --                 --                  --            399,329                --
              --                  --                 --                  --                 --           264,478
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
              --                  --                 --                  --                 --                --
----------------    ----------------   ----------------   -----------------   ----------------  ----------------
       1,496,240             210,602             66,209             141,687            399,329           264,478
              --                  --                 --                  --                 --                --
----------------    ----------------   ----------------   -----------------   ----------------  ----------------
       1,496,240             210,602             66,209             141,687            399,329           264,478
            (171)                (36)               (84)               (105)              (129)              (94)
----------------    ----------------   ----------------   -----------------   ----------------  ----------------
$      1,496,069    $        210,566   $         66,125   $         141,582   $        399,200  $        264,384
================    ================   ================   =================   ================  ================
         144,971              14,923              4,049               1,236             25,279            13,904
$10.28 to $10.35    $13.35 to $14.94   $15.62 to $16.62   $97.82 to $120.96   $15.02 to $16.20  $17.53 to $21.42

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                      PIONEER          PIONEER
                                                                   MID-CAP VALUE   STRATEGIC INCOME
                                                                    SUB-ACCOUNT      SUB-ACCOUNT
                                                                 ----------------  ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
MET INVESTORS SERIES TRUST ("MET INVESTORS FUND") -- (CONTINUED)
MetLife Defensive Strategy Portfolio
 3,863,912 shares; cost $39,797,705............................. $             --  $             --
MetLife Moderate Strategy Portfolio
 8,546,477 shares; cost $90,450,649.............................               --                --
MetLife Balanced Strategy Portfolio
 19,021,717 shares; cost $207,032,336...........................               --                --
MetLife Growth Strategy Portfolio
 21,731,696 shares; cost $243,529,129...........................               --                --
MetLife Aggressive Strategy Portfolio
 3,967,883 shares; cost $46,096,433.............................               --                --
Cyclical Growth ETF Portfolio
 120,585 shares; cost $1,266,436................................               --                --
Cyclical Growth & Income ETF Portfolio
 96,237 shares; cost $1,041,510.................................               --                --
Van Kampen ComStock Portfolio
 474,875 shares; cost $5,167,422................................               --                --
Legg Mason Value Equity Portfolio
 537,929 shares; cost $5,623,444................................               --                --
MFS Emerging Markets Equity Portfolio
 159,517 shares; cost $1,495,826................................               --                --
Loomis Sayles Global Markets Portfolio
 144,704 shares; cost $1,409,009................................               --                --
Met/AIM Capital Appreciation Portfolio
 19,446 shares; cost $223,763...................................               --                --
BlackRock High Yield Portfolio
 7,423 shares; cost $63,110 ....................................               --                --
Janus Capital Appreciation Portfolio
 1,825 shares; cost $130,656....................................               --                --
MFS Value Portfolio
 28,043 shares; cost $387,416...................................               --                --
Pioneer Fund Portfolio
 18,077 shares; cost $245,556...................................               --                --
Pioneer Mid-Cap Value Portfolio
 62,487 shares; cost $694,312...................................          746,094                --
Pioneer Strategic Income Portfolio
 380,151 shares; cost $3,657,951................................               --         3,596,230
Dreman Small-Cap Value Portfolio
 59,958 shares; cost $755,867...................................               --                --
BlackRock Large-Cap Core Portfolio
 12,488 shares; cost $132,522...................................               --                --
Strategic Growth & Income Portfolio
 56,204 shares; cost $578,069...................................               --                --
Strategic Conservative Growth Portfolio
 122,689 shares; cost $1,267,492................................               --                --
Strategic Growth Portfolio
 71,773 shares; cost $749,745...................................               --                --
                                                                 ----------------  ----------------
Total Investments...............................................          746,094         3,596,230
Due from First MetLife Investors Insurance Company..............               --                --
                                                                 ----------------  ----------------
Total Assets....................................................          746,094         3,596,230
LIABILITIES:
Due to First MetLife Investors Insurance Company................             (142)             (166)
                                                                 ----------------  ----------------
NET ASSETS...................................................... $        745,952  $      3,596,064
                                                                 ================  ================
Outstanding Units...............................................           62,109           194,292
Unit Fair Values................................................ $11.89 to $12.21  $17.28 to $20.43

  The accompanying notes are an integral part of these financial statements.

     DREMAN          BLACKROCK          STRATEGIC          STRATEGIC
 SMALL-CAP VALUE   LARGE-CAP CORE    GROWTH & INCOME  CONSERVATIVE GROWTH STRATEGIC GROWTH
   SUB-ACCOUNT      SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT
----------------  ----------------  ----------------  ------------------- ----------------
$             --  $             --  $             --   $             --   $             --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
              --                --                --                 --                 --
         825,627                --                --                 --                 --
              --           139,863                --                 --                 --
              --                --           577,211                 --                 --
              --                --                --          1,267,372                 --
              --                --                --                 --            747,157
----------------  ----------------  ----------------   ----------------   ----------------
         825,627           139,863           577,211          1,267,372            747,157
              --                --                --                 --                 --
----------------  ----------------  ----------------   ----------------   ----------------
         825,627           139,863           577,211          1,267,372            747,157
            (223)              (23)               (9)                --                 --
----------------  ----------------  ----------------   ----------------   ----------------
$        825,404  $        139,840  $        577,202   $      1,267,372   $        747,157
================  ================  ================   ================   ================
          60,240            12,560            56,588            123,816             72,449
$13.57 to $13.78  $10.53 to $11.40  $10.19 to $10.26   $10.23 to $10.33   $10.31 to $10.40

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                              RUSSELL            RUSSELL
                                                                         MULTI-STYLE EQUITY AGGRESSIVE EQUITY
                                                                            SUB-ACCOUNT        SUB-ACCOUNT
                                                                         ------------------ -----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
RUSSELL INVESTMENT FUNDS ("RUSSELL FUND"):
Russell Multi-Style Equity Portfolio
 13,927 shares; cost $162,976...........................................      $207,932           $    --
Russell Aggressive Equity Portfolio
 2,957 shares; cost $35,331.............................................            --            42,728
Russell Non-U.S. Portfolio
 3,360 shares; cost $30,469.............................................            --                --
Russell Core Bond Portfolio
 28,703 shares; cost $294,686...........................................            --                --
Russell Real Estate Securities Portfolio
 4,262 shares; cost $53,902.............................................            --                --
AIM VARIABLE INSURANCE PORTFOLIOS, INC. ("AIM FUND"):
AIM V.I. Capital Appreciation Portfolio
 2,937 shares; cost $62,945.............................................            --                --
AIM V.I. International Growth Portfolio
 5,383 shares; cost $129,035............................................            --                --
ALLIANCE VARIABLE PRODUCTS SERIES PORTFOLIO, INC. ("ALLIANCE FUND"):
Alliance Bernstein Large-Cap Growth Portfolio
 150 shares; cost $3,812................................................            --                --
PUTNAM VARIABLE TRUST ("PUTNAM FUND"):
Putnam Growth & Income Portfolio
 7,260 shares; cost $175,285............................................            --                --
Putnam Equity Income Portfolio
 5,167 shares; cost $71,317.............................................            --                --
Putnam Vista Portfolio
 28,803 shares; cost $483,135...........................................            --                --
Putnam Small-Cap Value Portfolio
 4,148 shares; cost $95,026.............................................            --                --
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST ("TEMPLETON FUND"):
Templeton Foreign Securities Portfolio
 362,069 shares; cost $6,066,147........................................            --                --
Templeton Developing Markets Securities Portfolio
 350,762 shares; cost $4,067,169........................................            --                --
Templeton Growth Securities Portfolio
 14,651 shares; cost $215,950...........................................            --                --
Templeton Mutual Shares Portfolio
 29,257 shares; cost $557,737...........................................
Franklin Income Securities Portfolio
 278,337 shares; cost $4,567,014........................................            --                --
FIDELITY VARIABLE INSURANCE PRODUCTS PORTFOLIO ("FIDELITY FUND"):
Fidelity Equity-Income Portfolio
 2,240 shares; cost $54,128.............................................            --                --
Fidelity Mid-Cap Portfolio
 10,495 shares; cost $341,338...........................................            --                --
Fidelity VIP Contrafund Portfolio
 214,998 shares; cost $6,865,917........................................            --                --
                                                                              --------           -------
Total Investments.......................................................       207,932            42,728
Due from First MetLife Investors Insurance Company......................            --                --
                                                                              --------           -------
Total Assets............................................................       207,932            42,728
LIABILITIES:
Due to First MetLife Investors Insurance Company........................            (1)               (4)
                                                                              --------           -------
NET ASSETS..............................................................      $207,931           $42,724
                                                                              ========           =======
Outstanding Units.......................................................        22,268             3,030
Unit Fair Values........................................................      $   9.34           $ 14.10

  The accompanying notes are an integral part of these financial statements.

  RUSSELL     RUSSELL          RUSSELL               AIM V.I.             AIM V.I.       ALLIANCEBERNSTEIN
 NON-U.S.    CORE BOND  REAL ESTATE SECURITIES CAPITAL APPRECIATION INTERNATIONAL GROWTH LARGE-CAP GROWTH
SUB-ACCOUNT SUB-ACCOUNT      SUB-ACCOUNT           SUB-ACCOUNT          SUB-ACCOUNT         SUB-ACCOUNT
----------- ----------- ---------------------- -------------------- -------------------- -----------------
  $    --    $     --          $    --           $            --      $             --   $             --
       --          --               --                        --                    --                 --
   50,440          --               --                        --                    --                 --
       --     291,051               --                        --                    --                 --
       --          --           90,968                        --                    --                 --
       --          --               --                    77,016                    --                 --
       --          --               --                        --               156,998                 --
       --          --               --                        --                    --              3,955
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
       --          --               --                        --                    --                 --
  -------    --------          -------           ---------------      ----------------   ----------------
   50,440     291,051           90,968                    77,016               156,998              3,955
       --          --               --                         1                    --                 --
  -------    --------          -------           ---------------      ----------------   ----------------
   50,440     291,051           90,968                    77,017               156,998              3,955
       (3)         --              (11)                       --                   (19)               (14)
  -------    --------          -------           ---------------      ----------------   ----------------
  $50,437    $291,051          $90,957           $        77,017      $        156,979   $          3,941
  =======    ========          =======           ===============      ================   ================
    3,995      21,347            2,667                    10,825                 6,542                119
  $ 12.63    $  13.63          $ 34.10           $7.04 to $23.85      $11.27 to $26.70   $31.84 to $33.74

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006


                                                                              PUTNAM            PUTNAM
                                                                          GROWTH & INCOME    EQUITY INCOME
                                                                            SUB-ACCOUNT       SUB-ACCOUNT
                                                                         ----------------  ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
RUSSELL INVESTMENT FUNDS ("RUSSELL FUND"):
Russell Multi-Style Equity Portfolio
 13,927 shares; cost $162,976........................................... $             --  $             --
Russell Aggressive Equity Portfolio
 2,957 shares; cost $35,331.............................................               --                --
Russell Non-U.S. Portfolio
 3,360 shares; cost $30,469.............................................               --                --
Russell Core Bond Portfolio
 28,703 shares; cost $294,686...........................................               --                --
Russell Real Estate Securities Portfolio
 4,262 shares; cost $53,902.............................................               --                --
AIM VARIABLE INSURANCE PORTFOLIOS, INC. ("AIM FUND"):
AIM V.I. Capital Appreciation Portfolio
 2,937 shares; cost $62,945.............................................               --                --
AIM V.I. International Growth Portfolio
 5,383 shares; cost $129,035............................................               --                --
ALLIANCE VARIABLE PRODUCTS SERIES PORTFOLIO, INC. ("ALLIANCE FUND"):
Alliance Bernstein Large-Cap Growth Portfolio
 150 shares; cost $3,812................................................               --                --
PUTNAM VARIABLE TRUST ("PUTNAM FUND"):
Putnam Growth & Income Portfolio
 7,260 shares; cost $175,285............................................          214,144                --
Putnam Equity Income Portfolio
 5,167 shares; cost $71,317.............................................               --            81,588
Putnam Vista Portfolio
 28,803 shares; cost $483,135...........................................               --                --
Putnam Small-Cap Value Portfolio
 4,148 shares; cost $95,026.............................................               --                --
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST ("TEMPLETON FUND"):
Templeton Foreign Securities Portfolio
 362,069 shares; cost $6,066,147........................................               --                --
Templeton Developing Markets Securities Portfolio
 350,762 shares; cost $4,067,169........................................               --                --
Templeton Growth Securities Portfolio
 14,651 shares; cost $215,950...........................................               --                --
Templeton Mutual Shares Portfolio
 29,257 shares; cost $557,737...........................................
Franklin Income Securities Portfolio
 278,337 shares; cost $4,567,014........................................               --                --
FIDELITY VARIABLE INSURANCE PRODUCTS PORTFOLIO ("FIDELITY FUND"):
Fidelity Equity-Income Portfolio
 2,240 shares; cost $54,128.............................................               --                --
Fidelity Mid-Cap Portfolio
 10,495 shares; cost $341,338...........................................               --                --
Fidelity VIP Contrafund Portfolio
 214,998 shares; cost $6,865,917........................................               --                --
                                                                         ----------------  ----------------
Total Investments.......................................................          214,144            81,588
Due from First MetLife Investors Insurance Company......................               --                --
                                                                         ----------------  ----------------
Total Assets............................................................          214,144            81,588
LIABILITIES:
Due to First MetLife Investors Insurance Company........................              (54)              (56)
                                                                         ----------------  ----------------
NET ASSETS.............................................................. $        214,090  $         81,532
                                                                         ================  ================
Outstanding Units.......................................................           14,830             4,947
Unit Fair Values........................................................ $13.24 to $65.01  $16.11 to $16.56

  The accompanying notes are an integral part of these financial statements.

                                                     TEMPLETON
  PUTNAM         PUTNAM           TEMPLETON          DEVELOPING         TEMPLETON         TEMPLETON
   VISTA     SMALL-CAP VALUE  FOREIGN SECURITIES MARKETS SECURITIES GROWTH SECURITIES   MUTUAL SHARES
SUB-ACCOUNT    SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT
----------- ----------------  ------------------ ------------------ ----------------- ----------------
 $     --   $             --   $             --   $             --  $             --  $             --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
  430,897                 --                 --                 --                --                --
       --            100,680                 --                 --                --                --
       --                 --          6,779,440                 --                --                --
       --                 --                 --          4,838,106                --                --
       --                 --                 --                 --           233,385                --
                                                                                               598,886
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
       --                 --                 --                 --                --                --
 --------   ----------------   ----------------   ----------------  ----------------  ----------------
  430,897            100,680          6,779,440          4,838,106           233,385           598,886
       --                 --                 --                 --                --                --
 --------   ----------------   ----------------   ----------------  ----------------  ----------------
  430,897            100,680          6,779,440          4,838,106           233,385           598,886
       --                (57)               (98)              (140)             (102)              (16)
 --------   ----------------   ----------------   ----------------  ----------------  ----------------
 $430,897   $        100,623   $      6,779,342   $      4,837,966  $        233,283  $        598,870
 ========   ================   ================   ================  ================  ================
   64,173              3,849            362,978            295,586            11,905            25,799
 $   6.71   $25.46 to $26.25   $13.82 to $37.24   $12.21 to $21.44  $18.41 to $20.01  $22.56 to $23.73

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                          FRANKLIN INCOME      FIDELITY
                                                                            SECURITIES       EQUITY-INCOME
                                                                            SUB-ACCOUNT       SUB-ACCOUNT
                                                                         ----------------  ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
RUSSELL INVESTMENT FUNDS ("RUSSELL FUND"):
Russell Multi-Style Equity Portfolio
 13,927 shares; cost $162,976........................................... $             --  $             --
Russell Aggressive Equity Portfolio
 2,957 shares; cost $35,331.............................................               --                --
Russell Non-U.S. Portfolio
 3,360 shares; cost $30,469.............................................               --                --
Russell Core Bond Portfolio
 28,703 shares; cost $294,686...........................................               --                --
Russell Real Estate Securities Portfolio
 4,262 shares; cost $53,902.............................................               --                --
AIM VARIABLE INSURANCE PORTFOLIOS, INC. ("AIM FUND"):
AIM V.I. Capital Appreciation Portfolio
 2,937 shares; cost $62,945.............................................               --                --
AIM V.I. International Growth Portfolio
 5,383 shares; cost $129,035............................................               --                --
ALLIANCE VARIABLE PRODUCTS SERIES PORTFOLIO, INC. ("ALLIANCE FUND"):
Alliance Bernstein Large-Cap Growth Portfolio
 150 shares; cost $3,812................................................               --                --
PUTNAM VARIABLE TRUST ("PUTNAM FUND"):
Putnam Growth & Income Portfolio
 7,260 shares; cost $175,285............................................               --                --
Putnam Equity Income Portfolio
 5,167 shares; cost $71,317.............................................               --                --
Putnam Vista Portfolio
 28,803 shares; cost $483,135...........................................               --                --
Putnam Small-Cap Value Portfolio
 4,148 shares; cost $95,026.............................................               --                --
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST ("TEMPLETON FUND"):
Templeton Foreign Securities Portfolio
 362,069 shares; cost $6,066,147........................................               --                --
Templeton Developing Markets Securities Portfolio
 350,762 shares; cost $4,067,169........................................               --                --
Templeton Growth Securities Portfolio
 14,651 shares; cost $215,950...........................................               --                --
Templeton Mutual Shares Portfolio
 29,257 shares; cost $557,737...........................................
Franklin Income Securities Portfolio
 278,337 shares; cost $4,567,014........................................        4,831,936                --
FIDELITY VARIABLE INSURANCE PRODUCTS PORTFOLIO ("FIDELITY FUND"):
Fidelity Equity-Income Portfolio
 2,240 shares; cost $54,128.............................................               --            57,960
Fidelity Mid-Cap Portfolio
 10,495 shares; cost $341,338...........................................               --                --
Fidelity VIP Contrafund Portfolio
 214,998 shares; cost $6,865,917........................................               --                --
                                                                         ----------------  ----------------
Total Investments.......................................................        4,831,936            57,960
Due from First MetLife Investors Insurance Company......................               --                --
                                                                         ----------------  ----------------
Total Assets............................................................        4,831,936            57,960
LIABILITIES:
Due to First MetLife Investors Insurance Company........................              (85)              (22)
                                                                         ----------------  ----------------
NET ASSETS.............................................................. $      4,831,851  $         57,938
                                                                         ================  ================
Outstanding Units.......................................................          112,418             3,262
Unit Fair Values........................................................ $38.83 to $45.21  $15.76 to $65.81


  The accompanying notes are an integral part of these financial statements.

                          FIDELITY          FIDELITY
                           MID-CAP         CONTRAFUND
                         SUB-ACCOUNT       SUB-ACCOUNT
                      ----------------  ----------------
                      $             --  $             --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                                    --                --
                               359,466                --
                                    --         6,746,644
                      ----------------  ----------------
                               359,466         6,746,644
                                    --                --
                      ----------------  ----------------
                               359,466         6,746,644
                                   (47)              (73)
                      ----------------  ----------------
                      $        359,419  $      6,746,571
                      ================  ================
                                10,070           170,987
                      $34.80 to $35.93  $36.99 to $40.96

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                     METLIFE              FI
                                                                   STOCK INDEX    INTERNATIONAL STOCK
                                                                   SUB-ACCOUNT        SUB-ACCOUNT
                                                                ----------------  -------------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
METROPOLITAN SERIES FUND, INC. ("METROPOLITAN FUND"):
MetLife Stock Index Portfolio
 466,516 shares; cost $14,894,363.............................. $     16,505,346   $             --
FI International Stock Portfolio
 32,579 shares; cost $374,965..................................               --            498,457
BlackRock Bond Income Portfolio
 7,214 shares; cost $759,152...................................               --                 --
BlackRock Money Market Portfolio
 214,777 shares; cost $21,477,617..............................               --                 --
Davis Venture Value Portfolio
 1,445,403 shares; cost $40,503,039............................               --                 --
Harris Oakmark Focused Value Portfolio
 70,499 shares; cost $16,519,663...............................               --                 --
Jennison Growth Portfolio
 1,297,351 shares; cost $13,936,321 ...........................               --                 --
MFS Total Return Portfolio
 23,556 shares; cost $3,454,481................................               --                 --
Capital Guardian U.S. Equity Portfolio
 58,791 shares; cost $720,048..................................               --                 --
Western Asset Management Strategic Bond Opportunities Portfolio
 6,093 shares; cost $74,918....................................               --                 --
Western Asset Management U.S. Government Portfolio
 246,900 shares; cost $2,953,786...............................               --                 --
T. Rowe Price Small-Cap Growth Portfolio
 5,267 shares; cost $66,401....................................               --                 --
T. Rowe Price Large-Cap Growth Portfolio
 64,801 shares; cost $902,609..................................               --                 --
Franklin Templeton Small Cap Growth Portfolio
 26,599 shares; cost $276,032..................................               --                 --
BlackRock Strategic Value Portfolio
 1,254 shares; cost $21,575....................................               --                 --
Oppenheimer Global Equity Portfolio
 3,882 shares; cost $59,912....................................               --                 --
FI Large-Cap Portfolio
 9,906 shares; cost $141,639...................................               --                 --
Fl Value Leaders
 933 shares; cost $180,241.....................................               --                 --
MetLife Aggressive Portfolio
 39,866 shares; cost $443,036..................................               --                 --
MetLife Conservative Portfolio
 56,902 shares; cost $597,372..................................               --                 --
MetLife Conservative to Moderate Portfolio
 13,470 shares; cost $143,570..................................               --                 --
MetLife Moderate Portfolio
 256,391 shares; cost $2,804,181...............................               --                 --
MetLife Moderate to Aggressive Portfolio
 218,162 shares; cost $2,473,756...............................               --                 --
                                                                ----------------   ----------------
Total Investments..............................................       16,505,346            498,457
Due from First MetLife Investors Insurance Company.............               --                 --
                                                                ----------------   ----------------
Total Assets...................................................       16,505,346            498,457
LIABILITIES:
Due to First MetLife Investors Insurance Company...............              (87)               (52)
                                                                ----------------   ----------------
NET ASSETS..................................................... $     16,505,259   $        498,405
                                                                ================   ================
Outstanding Units..............................................        1,255,895             26,246
Unit Fair Values............................................... $12.91 to $13.34   $16.59 to $19.91

  The accompanying notes are an integral part of these financial statements.

    BLACKROCK        BLACKROCK       DAVIS VENTURE    HARRIS OAKMARK      JENNISON            MFS
   BOND INCOME      MONEY MARKET         VALUE        FOCUSED VALUE        GROWTH         TOTAL RETURN
   SUB-ACCOUNT      SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT
----------------  ---------------- ----------------  ----------------  ---------------  ----------------
$             --  $             -- $             --  $             --  $            --  $             --
              --                --               --                --               --                --
         777,411                --               --                --               --                --
              --        21,477,617               --                --               --                --
              --                --       50,502,373                --               --                --
              --                --               --        18,595,572               --                --
              --                --               --                --       16,385,548                --
              --                --               --                --               --         3,659,371
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
              --                --               --                --               --                --
----------------  ---------------- ----------------  ----------------  ---------------  ----------------
         777,411        21,477,617       50,502,373        18,595,572       16,385,548         3,659,371
              --                21               --                --               --                --
----------------  ---------------- ----------------  ----------------  ---------------  ----------------
         777,411        21,477,638       50,502,373        18,595,572       16,385,548         3,659,371
            (100)               --              (63)             (107)             (39)             (163)
----------------  ---------------- ----------------  ----------------  ---------------  ----------------
$        777,311  $     21,477,638 $     50,502,310  $     18,595,465  $    16,385,509  $      3,659,208
================  ================ ================  ================  ===============  ================
          17,516         2,096,094        3,498,617         1,040,267        1,396,542            86,321
$38.47 to $54.01  $10.06 to $10.78 $14.15 to $41.15  $17.53 to $18.16  $5.09 to $13.84  $12.87 to $50.86

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                CAPITAL GUARDIAN    WESTERN ASSET MANAGEMENT
                                                                  U.S. EQUITY     STRATEGIC BOND OPPORTUNITIES
                                                                  SUB-ACCOUNT             SUB-ACCOUNT
                                                                ----------------  ----------------------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
METROPOLITAN SERIES FUND, INC. ("METROPOLITAN FUND"):
MetLife Stock Index Portfolio
 466,516 shares; cost $14,894,363.............................. $             --        $             --
FI International Stock Portfolio
 32,579 shares; cost $374,965..................................               --                      --
BlackRock Bond Income Portfolio
 7,214 shares; cost $759,152...................................               --                      --
BlackRock Money Market Portfolio
 214,777 shares; cost $21,477,617..............................               --                      --
Davis Venture Value Portfolio
 1,445,403 shares; cost $40,503,039............................               --                      --
Harris Oakmark Focused Value Portfolio
 70,499 shares; cost $16,519,663...............................               --                      --
Jennison Growth Portfolio
 1,297,351 shares; cost $13,936,321 ...........................               --                      --
MFS Total Return Portfolio
 23,556 shares; cost $3,454,481................................               --                      --
Capital Guardian U.S. Equity Portfolio
 58,791 shares; cost $720,048..................................          778,173                      --
Western Asset Management Strategic Bond Opportunities Portfolio
 6,093 shares; cost $74,918....................................               --                  76,344
Western Asset Management U.S. Government Portfolio
 246,900 shares; cost $2,953,786...............................               --                      --
T. Rowe Price Small-Cap Growth Portfolio
 5,267 shares; cost $66,401....................................               --                      --
T. Rowe Price Large-Cap Growth Portfolio
 64,801 shares; cost $902,609..................................               --                      --
Franklin Templeton Small Cap Growth Portfolio
 26,599 shares; cost $276,032..................................               --                      --
BlackRock Strategic Value Portfolio
 1,254 shares; cost $21,575....................................               --                      --
Oppenheimer Global Equity Portfolio
 3,882 shares; cost $59,912....................................               --                      --
FI Large-Cap Portfolio
 9,906 shares; cost $141,639...................................               --                      --
Fl Value Leaders
 933 shares; cost $180,241.....................................               --                      --
MetLife Aggressive Portfolio
 39,866 shares; cost $443,036..................................               --                      --
MetLife Conservative Portfolio
 56,902 shares; cost $597,372..................................               --                      --
MetLife Conservative to Moderate Portfolio
 13,470 shares; cost $143,570..................................               --                      --
MetLife Moderate Portfolio
 256,391 shares; cost $2,804,181...............................               --                      --
MetLife Moderate to Aggressive Portfolio
 218,162 shares; cost $2,473,756...............................               --                      --
                                                                ----------------        ----------------
Total Investments..............................................          778,173                  76,344
Due from First MetLife Investors Insurance Company.............               --                      --
                                                                ----------------        ----------------
Total Assets...................................................          778,173                  76,344
LIABILITIES:
Due to First MetLife Investors Insurance Company...............              (35)                    (23)
                                                                ----------------        ----------------
NET ASSETS..................................................... $        778,138        $         76,321
                                                                ================        ================
Outstanding Units..............................................           60,688                   3,696
Unit Fair Values............................................... $12.77 to $13.23        $20.43 to $22.38

  The accompanying notes are an integral part of these financial statements.

WESTERN ASSET MANAGEMENT  T. ROWE PRICE     T. ROWE PRICE    FRANKLIN TEMPLETON     BLACKROCK        OPPENHEIMER
    U.S. GOVERNMENT      SMALL-CAP GROWTH  LARGE-CAP GROWTH   SMALL-CAP GROWTH   STRATEGIC VALUE    GLOBAL EQUITY
      SUB-ACCOUNT          SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT
------------------------ ----------------  ----------------  ------------------ ----------------  ----------------
    $             --     $             --  $             --   $             --  $             --  $             --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
           3,026,010                   --                --                 --                --                --
                  --               81,216                --                 --                --                --
                  --                   --           984,480                 --                --                --
                  --                   --                --            287,001                --                --
                  --                   --                --                 --            21,951                --
                  --                   --                --                 --                --            65,218
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
                  --                   --                --                 --                --                --
    ----------------     ----------------  ----------------   ----------------  ----------------  ----------------
           3,026,010               81,216           984,480            287,001            21,951            65,218
                  --                   --                --                 --                --                --
    ----------------     ----------------  ----------------   ----------------  ----------------  ----------------
           3,026,010               81,216           984,480            287,001            21,951            65,218
                (155)                 (26)               (7)               (28)              (42)              (66)
    ----------------     ----------------  ----------------   ----------------  ----------------  ----------------
    $      3,025,855     $         81,190  $        984,473   $        286,973  $         21,909  $         65,152
    ================     ================  ================   ================  ================  ================
             192,698                5,516            69,795             26,486             1,028             3,382
    $14.50 to $16.38     $14.58 to $15.70  $14.01 to $14.89   $10.62 to $10.93  $20.78 to $22.25  $18.38 to $20.58

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                       FI                FL
                                                                    LARGE CAP       VALUE LEADERS
                                                                   SUB-ACCOUNT       SUB-ACCOUNT
                                                                ----------------  ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
METROPOLITAN SERIES FUND, INC. ("METROPOLITAN FUND"):
MetLife Stock Index Portfolio
 466,516 shares; cost $14,894,363.............................. $             --  $             --
FI International Stock Portfolio
 32,579 shares; cost $374,965..................................               --                --
BlackRock Bond Income Portfolio
 7,214 shares; cost $759,152...................................               --                --
BlackRock Money Market Portfolio
 214,777 shares; cost $21,477,617..............................               --                --
Davis Venture Value Portfolio
 1,445,403 shares; cost $40,503,039............................               --                --
Harris Oakmark Focused Value Portfolio
 70,499 shares; cost $16,519,663...............................               --                --
Jennison Growth Portfolio
 1,297,351 shares; cost $13,936,321 ...........................               --                --
MFS Total Return Portfolio
 23,556 shares; cost $3,454,481................................               --                --
Capital Guardian U.S. Equity Portfolio
 58,791 shares; cost $720,048..................................               --                --
Western Asset Management Strategic Bond Opportunities Portfolio
 6,093 shares; cost $74,918....................................               --                --
Western Asset Management U.S. Government Portfolio
 246,900 shares; cost $2,953,786...............................               --                --
T. Rowe Price Small-Cap Growth Portfolio
 5,267 shares; cost $66,401....................................               --                --
T. Rowe Price Large-Cap Growth Portfolio
 64,801 shares; cost $902,609..................................               --                --
Franklin Templeton Small Cap Growth Portfolio
 26,599 shares; cost $276,032..................................               --                --
BlackRock Strategic Value Portfolio
 1,254 shares; cost $21,575....................................               --                --
Oppenheimer Global Equity Portfolio
 3,882 shares; cost $59,912....................................               --                --
FI Large-Cap Portfolio
 9,906 shares; cost $141,639...................................          149,775                --
Fl Value Leaders
 933 shares; cost $180,241.....................................               --           194,017
MetLife Aggressive Portfolio
 39,866 shares; cost $443,036..................................               --                --
MetLife Conservative Portfolio
 56,902 shares; cost $597,372..................................               --                --
MetLife Conservative to Moderate Portfolio
 13,470 shares; cost $143,570..................................               --                --
MetLife Moderate Portfolio
 256,391 shares; cost $2,804,181...............................               --                --
MetLife Moderate to Aggressive Portfolio
 218,162 shares; cost $2,473,756...............................               --                --
                                                                ----------------  ----------------
Total Investments..............................................          149,775           194,017
Due from First MetLife Investors Insurance Company.............               --                --
                                                                ----------------  ----------------
Total Assets...................................................          149,775           194,017
LIABILITIES:
Due to First MetLife Investors Insurance Company...............             (113)              (80)
                                                                ----------------  ----------------
NET ASSETS..................................................... $        149,662  $        193,937
                                                                ================  ================
Outstanding Units..............................................            8,734             9,168
Unit Fair Values............................................... $16.16 to $17.74  $19.83 to $21.76

  The accompanying notes are an integral part of these financial statements.

       METLIFE                METLIFE                       METLIFE                     METLIFE
AGGRESSIVE ALLOCATION CONSERVATIVE ALLOCATION CONSERVATIVE TO MODERATE ALLOCATION MODERATE ALLOCATION
     SUB-ACCOUNT            SUB-ACCOUNT                   SUB-ACCOUNT                 SUB-ACCOUNT
--------------------- ----------------------- ----------------------------------- -------------------
  $             --       $             --              $             --            $             --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
                --                     --                            --                          --
           487,964                     --                            --                          --
                --                599,743                            --                          --
                --                     --                       148,435                          --
                --                     --                            --                   2,943,372
                --                     --                            --                          --
  ----------------       ----------------              ----------------            ----------------
           487,964                599,743                       148,435                   2,943,372
                --                     --                            --                          --
  ----------------       ----------------              ----------------            ----------------
           487,964                599,743                       148,435                   2,943,372
               (51)                   (27)                          (47)                        (23)
  ----------------       ----------------              ----------------            ----------------
  $        487,913       $        599,716              $        148,388            $      2,943,349
  ================       ================              ================            ================
            39,044                 55,733                        13,244                     251,739
  $12.39 to $12.57       $10.65 to $10.81              $11.10 to $11.26            $11.58 to $11.75

             METLIFE
MODERATE TO AGGRESSIVE ALLOCATION
           SUB-ACCOUNT
---------------------------------
        $             --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
                      --
               2,604,857
        ----------------
               2,604,857
                      --
        ----------------
               2,604,857
                      --
        ----------------
        $      2,604,857
        ================
                 218,070
        $11.84 to $12.01

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                         PIMCO            PIMCO
                                                                    HIGH YIELD BOND    LOW DURATION
                                                                      SUB-ACCOUNT      SUB-ACCOUNT
                                                                   ----------------  ----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
PIMCO VARIABLE INSURANCE TRUST ("PIMCO FUND"):
PIMCO High Bond Portfolio
 16,489 shares; cost $134,619..................................... $        137,519  $             --
PIMCO Low Duration Portfolio
 11,623 shares; cost $119,005.....................................               --           116,932
PIONEER VARIABLE CONTRACTS TRUST: ("PIONEER FUND")
Pioneer VCT Mid-Cap Portfolio
 10,288 shares; cost $198,423.....................................               --                --
AMERICAN FUNDS INSURANCE SERIES ("AMERICAN FUNDS"):
American Funds Global Growth Portfolio
 226,958 shares; cost $4,814,887..................................               --                --
American Funds Growth and Income Portfolio
 171,994 shares; cost $6,896,264..................................               --                --
American Funds Growth Portfolio
 151,309 shares; cost $9,223,078..................................               --                --
MORGAN STANLEY VARIABLE INVESTMENT SERIES ("MORGAN STANLEY FUND"):
Van Kampen UIF Equity and Income Portfolio
 103,077 shares; cost $1,472,354..................................               --                --
Van Kampen UIF U.S. Real Estate Securities Portfolio
 24,514 shares; cost $683,055.....................................               --                --
VAN KAMPEN LIFE INVESTMENT TRUST: ("VAN KAMPEN FUND")
Van Kampen LIT Comstock Portfolio
 31,116 shares; cost $429,730.....................................               --                --
Van Kampen LIT Strategic Growth Portfolio
 6,488 shares; cost $176,923......................................               --                --
Van Kampen LIT Growth and Income Portfolio
 22,519 shares; cost $464,699.....................................               --                --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I: ("LMPV I FUND")
Legg Mason Partners Variable Global High Yield Bond Portfolio
 128,705 shares; cost $1,281,719..................................               --                --
Legg Mason Partners Variable Small-Cap Growth Portfolio
 73,905 shares; cost $1,054,940...................................               --                --
Legg Mason Partners Variable Investors Portfolio
 8,620 shares; cost $135,995......................................               --                --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II: ("LMPV II FUND")
Legg Mason Partners Variable Capital and Income Portfolio
 61,114 shares; cost $684,366.....................................               --                --
Legg Mason Partners Variable Equity Index Portfolio
 85,946 shares; cost $2,792,596...................................               --                --
                                                                   ----------------  ----------------
Total Investments.................................................          137,519           116,932
Due from First MetLife Investors Insurance Company................               --                --
                                                                   ----------------  ----------------
Total Assets......................................................          137,519           116,932
LIABILITIES:
Due to First MetLife Investors Insurance Company..................              (14)              (22)
                                                                   ----------------  ----------------
NET ASSETS........................................................ $        137,505  $        116,910
                                                                   ================  ================
Outstanding Units.................................................            9,739             9,448
Unit Fair Values.................................................. $14.03 to $14.33  $12.33 to $12.53

  The accompanying notes are an integral part of these financial statements.

     PIONEER       AMERICAN FUNDS    AMERICAN FUNDS      AMERICAN FUNDS        VAN KAMPEN                VAN KAMPEN
VCT MID-CAP VALUE  GLOBAL GROWTH     GROWTH & INCOME         GROWTH        UIF EQUITY & INCOME UIF U.S. REAL ESTATE SECURITIES
   SUB-ACCOUNT      SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT          SUB-ACCOUNT               SUB-ACCOUNT
----------------- ----------------  -----------------  ------------------  ------------------- -------------------------------
$             --  $             --  $              --  $               --   $             --          $             --
              --                --                 --                  --                 --                        --
         208,220                --                 --                  --                 --                        --
              --         5,285,847                 --                  --                 --                        --
              --                --          7,256,421                  --                 --                        --
              --                --                 --           9,695,869                 --                        --
              --                --                 --                  --          1,534,814                        --
              --                --                 --                  --                 --                   719,719
              --                --                 --                  --                 --                        --
              --                --                 --                  --                 --                        --
              --                --                 --                  --                 --                        --
              --                --                 --                  --                 --                        --
              --                --                 --                  --                 --                        --
              --                --                 --                  --                 --                        --
              --                --                 --                  --                 --                        --
              --                --                 --                  --                 --                        --
----------------  ----------------  -----------------  ------------------   ----------------          ----------------
         208,220         5,285,847          7,256,421           9,695,869          1,534,814                   719,719
              --                --                 --                  --                 89                        --
----------------  ----------------  -----------------  ------------------   ----------------          ----------------
         208,220         5,285,847          7,256,421           9,695,869          1,534,903                   719,719
             (93)             (183)               (44)               (153)               (36)                      (31)
----------------  ----------------  -----------------  ------------------   ----------------          ----------------
$        208,127  $      5,285,664  $       7,256,377  $        9,695,716   $      1,534,867          $        719,688
================  ================  =================  ==================   ================          ================
           6,585           209,756             67,192              65,239            103,030                    23,991
$30.41 to $31.88  $23.74 to $27.58  $94.31 to $115.89  $129.74 to $159.43   $14.74 to $14.96          $29.52 to $30.20

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                      VAN KAMPEN          VAN KAMPEN
                                                                     LIT COMSTOCK    LIT STRATEGIC GROWTH
                                                                     SUB-ACCOUNT         SUB-ACCOUNT
                                                                   ----------------  --------------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
PIMCO VARIABLE INSURANCE TRUST ("PIMCO FUND"):
PIMCO High Bond Portfolio
 16,489 shares; cost $134,619..................................... $             --     $           --
PIMCO Low Duration Portfolio
 11,623 shares; cost $119,005.....................................               --                 --
PIONEER VARIABLE CONTRACTS TRUST: ("PIONEER FUND")
Pioneer VCT Mid-Cap Portfolio
 10,288 shares; cost $198,423.....................................               --                 --
AMERICAN FUNDS INSURANCE SERIES ("AMERICAN FUNDS"):
American Funds Global Growth Portfolio
 226,958 shares; cost $4,814,887..................................               --                 --
American Funds Growth and Income Portfolio
 171,994 shares; cost $6,896,264..................................               --                 --
American Funds Growth Portfolio
 151,309 shares; cost $9,223,078..................................               --                 --
MORGAN STANLEY VARIABLE INVESTMENT SERIES ("MORGAN STANLEY FUND"):
Van Kampen UIF Equity and Income Portfolio
 103,077 shares; cost $1,472,354..................................               --                 --
Van Kampen UIF U.S. Real Estate Securities Portfolio
 24,514 shares; cost $683,055.....................................               --                 --
VAN KAMPEN LIFE INVESTMENT TRUST: ("VAN KAMPEN FUND")
Van Kampen LIT Comstock Portfolio
 31,116 shares; cost $429,730.....................................          457,400                 --
Van Kampen LIT Strategic Growth Portfolio
 6,488 shares; cost $176,923......................................               --            185,154
Van Kampen LIT Growth and Income Portfolio
 22,519 shares; cost $464,699.....................................               --                 --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I: ("LMPV I FUND")
Legg Mason Partners Variable Global High Yield Bond Portfolio
 128,705 shares; cost $1,281,719..................................               --                 --
Legg Mason Partners Variable Small-Cap Growth Portfolio
 73,905 shares; cost $1,054,940...................................               --                 --
Legg Mason Partners Variable Investors Portfolio
 8,620 shares; cost $135,995......................................               --                 --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II: ("LMPV II FUND")
Legg Mason Partners Variable Capital and Income Portfolio
 61,114 shares; cost $684,366.....................................               --                 --
Legg Mason Partners Variable Equity Index Portfolio
 85,946 shares; cost $2,792,596...................................               --                 --
                                                                   ----------------     --------------
Total Investments.................................................          457,400            185,154
Due from First MetLife Investors Insurance Company................               --                 --
                                                                   ----------------     --------------
Total Assets......................................................          457,400            185,154
LIABILITIES:
Due to First MetLife Investors Insurance Company..................              (72)               (34)
                                                                   ----------------     --------------
NET ASSETS........................................................ $        457,328     $      185,120
                                                                   ================     ==============
Outstanding Units.................................................           29,778             38,312
Unit Fair Values.................................................. $15.09 to $15.48     $4.63 to $4.87

  The accompanying notes are an integral part of these financial statements.

    VAN KAMPEN               LMPV                LMPV              LMPV              LMPV              LMPV
LIT GROWTH & INCOME GLOBAL HIGH YIELD BOND SMALL-CAP GROWTH      INVESTORS     CAPITAL & INCOME  EQUITY INDEX FUND
    SUB-ACCOUNT          SUB-ACCOUNT         SUB-ACCOUNT        SUB-ACCOUNT      SUB-ACCOUNT        SUB-ACCOUNT
------------------- ---------------------- ----------------  ----------------  ----------------  -----------------
 $             --      $             --    $             --  $             --  $             --   $            --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
               --                    --                  --                --                --                --
          494,511                    --                  --                --                --                --
               --             1,265,167                  --                --                --                --
               --                    --           1,083,444                --                --                --
               --                    --                  --           142,655                                  --
               --                    --                  --                --           705,256                --
               --                    --                  --                --                --         2,930,866
 ----------------      ----------------    ----------------  ----------------  ----------------   ---------------
          494,511             1,265,167           1,083,444           142,655           705,256         2,930,866
               --                    --                  --                --                --                --
 ----------------      ----------------    ----------------  ----------------  ----------------   ---------------
          494,511             1,265,167           1,083,444           142,655           705,256         2,930,866
              (65)                 (138)                (80)              (36)               (9)             (111)
 ----------------      ----------------    ----------------  ----------------  ----------------   ---------------
 $        494,446      $      1,265,029    $      1,083,364  $        142,619  $        705,247   $     2,930,755
 ================      ================    ================  ================  ================   ===============
           35,031                77,538              82,352             8,665            60,594           110,285
 $13.84 to $14.19      $15.48 to $16.73    $12.81 to $13.36  $15.74 to $17.05  $11.58 to $11.66   $9.61 to $28.80

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONTINUED)
                               DECEMBER 31, 2006

                                                                                                   LMPV
                                                                                             FUNDAMENTAL VALUE
                                                                                                SUB-ACCOUNT
                                                                                             -----------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II: ("LMPV II FUND") -- (CONTINUED)
Legg Mason Partners Variable Fundamental Value Portfolio
 95,798 shares; cost $2,136,589............................................................. $      2,183,231
Legg Mason Partners Variable Appreciation Portfolio
 57,949 shares; cost $1,513,048.............................................................               --
Legg Mason Partners Variable Growth & Income Portfolio
 17,935 shares; cost $183,958...............................................................               --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III: ("LMPV III FUND")
Legg Mason Partners Variable Adjustable Rate Income Portfolio
 11,885 shares; cost $120,928...............................................................               --
Legg Mason Partners Variable Aggressive Growth Portfolio
 336,361 shares; cost $5,177,825............................................................               --
Legg Mason Partners Variable Large-Cap Growth Portfolio
 9,832 shares; cost $148,181................................................................               --
Legg Mason Partners Variable Large-Cap Value Portfolio
 5,978 shares; cost $120,722................................................................               --
Legg Mason Partners Variable Money Market Portfolio
 4,420,616 shares; cost $4,420,616..........................................................               --
Legg Mason Partners Variable Social Awareness Stock Portfolio
 269 shares; cost $6,637....................................................................               --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV: ("LMPV IV FUND")
Legg Mason Partners Variable Balanced Multiple Discipline All-Cap Growth and Value Portfolio
 148,192 shares; cost $2,082,848............................................................               --
Legg Mason Partners Variable Multiple Discipline All-Cap Growth and Value Portfolio
 30,627 shares; cost $484,420...............................................................               --
Legg Mason Partners Variable Multiple Discipline Large-Cap Growth and Value Portfolio
 1,911 shares; cost $30,489.................................................................               --
Legg Mason Partners Variable Multiple Discipline Global All-Cap Growth and Value Portfolio
 58,898 shares; cost $1,002,578.............................................................               --
LEGG MASON PARTNERS INVESTMENT SERIES: ("LMPI FUND")
Legg Mason Partners Variable Dividend Strategy Portfolio
 14,034 shares; cost $136,990...............................................................               --
LEGG MASON PARTNERS LIFESTYLE SERIES: ("LMPL FUND")
Legg Mason Partners Variable Lifestyle Balanced Portfolio
 16,427 shares; cost $204,492...............................................................               --
Legg Mason Partners Variable Lifestyle Growth Portfolio
 448 shares; cost $4,899....................................................................               --
Legg Mason Partners Variable Lifestyle High Growth Portfolio
 100 shares; cost $1,399....................................................................               --
                                                                                             ----------------
Total Investments...........................................................................        2,183,231
Due from First MetLife Investors Insurance Company..........................................               --
                                                                                             ----------------
Total Assets................................................................................        2,183,231
LIABILITIES:
Due to First MetLife Investors Insurance Company............................................             (120)
                                                                                             ----------------
NET ASSETS.................................................................................. $      2,183,111
                                                                                             ================
Outstanding Units...........................................................................           63,532
Unit Fair Values............................................................................ $31.66 to $35.61

                                                                                                     LMPV
                                                                                             CAPITAL APPRECIATION
                                                                                                 SUB-ACCOUNT
                                                                                             --------------------
ASSETS:
INVESTMENTS AT FAIR VALUE:
LEGG MASON PARTNERS VARIABLE PORTFOLIOS II: ("LMPV II FUND") -- (CONTINUED)
Legg Mason Partners Variable Fundamental Value Portfolio
 95,798 shares; cost $2,136,589.............................................................   $             --
Legg Mason Partners Variable Appreciation Portfolio
 57,949 shares; cost $1,513,048.............................................................          1,550,135
Legg Mason Partners Variable Growth & Income Portfolio
 17,935 shares; cost $183,958...............................................................                 --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III: ("LMPV III FUND")
Legg Mason Partners Variable Adjustable Rate Income Portfolio
 11,885 shares; cost $120,928...............................................................                 --
Legg Mason Partners Variable Aggressive Growth Portfolio
 336,361 shares; cost $5,177,825............................................................                 --
Legg Mason Partners Variable Large-Cap Growth Portfolio
 9,832 shares; cost $148,181................................................................                 --
Legg Mason Partners Variable Large-Cap Value Portfolio
 5,978 shares; cost $120,722................................................................                 --
Legg Mason Partners Variable Money Market Portfolio
 4,420,616 shares; cost $4,420,616..........................................................                 --
Legg Mason Partners Variable Social Awareness Stock Portfolio
 269 shares; cost $6,637....................................................................                 --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV: ("LMPV IV FUND")
Legg Mason Partners Variable Balanced Multiple Discipline All-Cap Growth and Value Portfolio
 148,192 shares; cost $2,082,848............................................................                 --
Legg Mason Partners Variable Multiple Discipline All-Cap Growth and Value Portfolio
 30,627 shares; cost $484,420...............................................................                 --
Legg Mason Partners Variable Multiple Discipline Large-Cap Growth and Value Portfolio
 1,911 shares; cost $30,489.................................................................                 --
Legg Mason Partners Variable Multiple Discipline Global All-Cap Growth and Value Portfolio
 58,898 shares; cost $1,002,578.............................................................                 --
LEGG MASON PARTNERS INVESTMENT SERIES: ("LMPI FUND")
Legg Mason Partners Variable Dividend Strategy Portfolio
 14,034 shares; cost $136,990...............................................................                 --
LEGG MASON PARTNERS LIFESTYLE SERIES: ("LMPL FUND")
Legg Mason Partners Variable Lifestyle Balanced Portfolio
 16,427 shares; cost $204,492...............................................................                 --
Legg Mason Partners Variable Lifestyle Growth Portfolio
 448 shares; cost $4,899....................................................................                 --
Legg Mason Partners Variable Lifestyle High Growth Portfolio
 100 shares; cost $1,399....................................................................                 --
                                                                                               ----------------
Total Investments...........................................................................          1,550,135
Due from First MetLife Investors Insurance Company..........................................                 --
                                                                                               ----------------
Total Assets................................................................................          1,550,135
LIABILITIES:
Due to First MetLife Investors Insurance Company............................................               (229)
                                                                                               ----------------
NET ASSETS..................................................................................   $      1,549,906
                                                                                               ================
Outstanding Units...........................................................................             50,231
Unit Fair Values............................................................................   $27.95 to $32.05

  The accompanying notes are an integral part of these financial statements.

      LMPV                 LMPV                LMPV              LMPV              LMPV              LMPV
 GROWTH & INCOME  ADJUSTABLE RATE INCOME AGGRESSIVE GROWTH LARGE-CAP GROWTH   LARGE-CAP VALUE    MONEY MARKET
   SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT      SUB-ACCOUNT        SUB-ACCOUNT      SUB-ACCOUNT
----------------  ---------------------- ----------------- ----------------  ----------------  ----------------
$             --     $             --    $             --  $             --  $             --  $             --
              --                   --                  --                --                --                --
         196,743                   --                  --                --                --                --
              --              117,422                  --                --                --                --
              --                   --           5,435,592                --                --                --
              --                   --                  --           155,045                --                --
              --                   --                  --                --           129,787                --
              --                   --                  --                --                --         4,420,616
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
              --                   --                  --                --                --                --
----------------     ----------------    ----------------  ----------------  ----------------  ----------------
         196,743              117,422           5,435,592           155,045           129,787         4,420,616
              --                   --                  --                --                --                --
----------------     ----------------    ----------------  ----------------  ----------------  ----------------
         196,743              117,422           5,435,592           155,045           129,787         4,420,616
             (59)                 (65)               (117)             (126)              (48)              (87)
----------------     ----------------    ----------------  ----------------  ----------------  ----------------
$        196,684     $        117,357    $      5,435,475  $        154,919  $        129,739  $      4,420,529
================     ================    ================  ================  ================  ================
          19,100               11,506             402,453            11,283             5,283           340,316
$10.05 to $10.35     $10.04 to $10.33    $13.12 to $13.68  $13.11 to $14.18  $23.80 to $25.02  $11.93 to $13.35

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENT OF ASSETS AND LIABILITIES -- (CONCLUDED)
                               DECEMBER 31, 2006


                                                                                                      LMPV
                                                                                             SOCIAL AWARENESS STOCK
                                                                                                  SUB-ACCOUNT
                                                                                             ----------------------
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III: ("LMPV III FUND") -- (CONTINUED)
Legg Mason Partners Variable Fundamental Value Portfolio
 95,798 shares; cost $2,136,589.............................................................    $             --
Legg Mason Partners Variable Appreciation Portfolio
 57,949 shares; cost $1,513,048.............................................................                  --
Legg Mason Partners Variable Growth & Income Portfolio
 17,935 shares; cost $183,958...............................................................                  --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III: ("LMPV III FUND")
Legg Mason Partners Variable Adjustable Rate Income Portfolio
 11,885 shares; cost $120,928...............................................................                  --
Legg Mason Partners Variable Aggressive Growth Portfolio
 336,361 shares; cost $5,177,825............................................................                  --
Legg Mason Partners Variable Large-Cap Growth Portfolio
 9,832 shares; cost $148,181................................................................                  --
Legg Mason Partners Variable Large-Cap Value Portfolio
 5,978 shares; cost $120,722................................................................                  --
Legg Mason Partners Variable Money Market Portfolio
 4,420,616 shares; cost $4,420,616..........................................................                  --
Legg Mason Partners Variable Social Awareness Stock Portfolio
 269 shares; cost $6,637....................................................................               7,259
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV: ("LMPV IV FUND")
Legg Mason Partners Variable Balanced Multiple Discipline All-Cap Growth and Value Portfolio
 148,192 shares; cost $2,082,848............................................................                  --
Legg Mason Partners Variable Multiple Discipline All-Cap Growth and Value Portfolio
 30,627 shares; cost $484,420...............................................................                  --
Legg Mason Partners Variable Multiple Discipline Large-Cap Growth and Value Portfolio
 1,911 shares; cost $30,489.................................................................                  --
Legg Mason Partners Variable Multiple Discipline Global All-Cap Growth and Value Portfolio
 58,898 shares; cost $1,002,578.............................................................                  --
LEGG MASON PARTNERS INVESTMENT SERIES: ("LMPI FUND")
Legg Mason Partners Variable Dividend Strategy Portfolio
 14,034 shares; cost $136,990...............................................................                  --
LEGG MASON PARTNERS LIFESTYLE SERIES: ("LMPL FUND")
Legg Mason Partners Variable Lifestyle Balanced Portfolio
 16,427 shares; cost $204,492...............................................................                  --
Legg Mason Partners Variable Lifestyle Growth Portfolio
 448 shares; cost $4,899....................................................................                  --
Legg Mason Partners Variable Lifestyle High Growth Portfolio
 100 shares; cost $1,399....................................................................                  --
                                                                                                ----------------
Total Investments...........................................................................               7,259
Due from First MetLife Investors Insurance Company..........................................                  --
                                                                                                ----------------
Total Assets................................................................................               7,259
LIABILITIES:
Due to First MetLife Investors Insurance Company............................................                 (42)
                                                                                                ----------------
NET ASSETS..................................................................................    $          7,217
                                                                                                ================
Outstanding Units...........................................................................                 260
Unit Fair Values............................................................................    $26.26 to $27.85

                                                                                                         LMPV
                                                                                             MULTIPLE DISCIPLINE BALANCED
                                                                                                ALL-CAP GROWTH & VALUE
                                                                                                     SUB-ACCOUNT
                                                                                             ----------------------------
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III: ("LMPV III FUND") -- (CONTINUED)
Legg Mason Partners Variable Fundamental Value Portfolio
 95,798 shares; cost $2,136,589.............................................................       $             --
Legg Mason Partners Variable Appreciation Portfolio
 57,949 shares; cost $1,513,048.............................................................                     --
Legg Mason Partners Variable Growth & Income Portfolio
 17,935 shares; cost $183,958...............................................................                     --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS III: ("LMPV III FUND")
Legg Mason Partners Variable Adjustable Rate Income Portfolio
 11,885 shares; cost $120,928...............................................................                     --
Legg Mason Partners Variable Aggressive Growth Portfolio
 336,361 shares; cost $5,177,825............................................................                     --
Legg Mason Partners Variable Large-Cap Growth Portfolio
 9,832 shares; cost $148,181................................................................                     --
Legg Mason Partners Variable Large-Cap Value Portfolio
 5,978 shares; cost $120,722................................................................                     --
Legg Mason Partners Variable Money Market Portfolio
 4,420,616 shares; cost $4,420,616..........................................................                     --
Legg Mason Partners Variable Social Awareness Stock Portfolio
 269 shares; cost $6,637....................................................................                     --
LEGG MASON PARTNERS VARIABLE PORTFOLIOS IV: ("LMPV IV FUND")
Legg Mason Partners Variable Balanced Multiple Discipline All-Cap Growth and Value Portfolio
 148,192 shares; cost $2,082,848............................................................              2,105,811
Legg Mason Partners Variable Multiple Discipline All-Cap Growth and Value Portfolio
 30,627 shares; cost $484,420...............................................................                     --
Legg Mason Partners Variable Multiple Discipline Large-Cap Growth and Value Portfolio
 1,911 shares; cost $30,489.................................................................                     --
Legg Mason Partners Variable Multiple Discipline Global All-Cap Growth and Value Portfolio
 58,898 shares; cost $1,002,578.............................................................                     --
LEGG MASON PARTNERS INVESTMENT SERIES: ("LMPI FUND")
Legg Mason Partners Variable Dividend Strategy Portfolio
 14,034 shares; cost $136,990...............................................................                     --
LEGG MASON PARTNERS LIFESTYLE SERIES: ("LMPL FUND")
Legg Mason Partners Variable Lifestyle Balanced Portfolio
 16,427 shares; cost $204,492...............................................................                     --
Legg Mason Partners Variable Lifestyle Growth Portfolio
 448 shares; cost $4,899....................................................................                     --
Legg Mason Partners Variable Lifestyle High Growth Portfolio
 100 shares; cost $1,399....................................................................                     --
                                                                                                   ----------------
Total Investments...........................................................................              2,105,811
Due from First MetLife Investors Insurance Company..........................................                 31,457
                                                                                                   ----------------
Total Assets................................................................................              2,137,268
LIABILITIES:
Due to First MetLife Investors Insurance Company............................................                    (57)
                                                                                                   ----------------
NET ASSETS..................................................................................       $      2,137,211
                                                                                                   ================
Outstanding Units...........................................................................                147,857
Unit Fair Values............................................................................       $14.18 to $14.70


  The accompanying notes are an integral part of these financial statements.

         LMPV                 LMPV                    LMPV
 MULTIPLE DISCIPLINE   MULTIPLE DISCIPLINE MULTIPLE DISCIPLINE GLOBAL       LMPV               LMPV              LMPV
ALL-CAP GROWTH & VALUE LARGE-CAP GROWTH &    ALL-CAP GROWTH & VALUE   DIVIDEND STRATEGY LIFESTYLE BALANCED LIFESTYLE GROWTH
     SUB-ACCOUNT        VALUE SUB-ACCOUNT         SUB-ACCOUNT            SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT
---------------------- ------------------- -------------------------- ----------------- ------------------ ----------------
   $             --     $             --        $             --       $           --    $             --  $             --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
                 --                   --                      --                   --                  --                --
            502,902                   --                      --                   --                  --                --
                 --               30,378                      --                   --                  --                --
                 --                   --               1,057,227                   --                  --                --
                 --                   --                      --              140,898                  --                --
                 --                   --                      --                   --             205,662                --
                 --                   --                      --                   --                                 5,132
                 --                   --                      --                   --                                    --
   ----------------     ----------------        ----------------       --------------    ----------------  ----------------
            502,902               30,378               1,057,227              140,898             205,662             5,132
                 --                   --                      --                   --                  --                --
   ----------------     ----------------        ----------------       --------------    ----------------  ----------------
            502,902               30,378               1,057,227              140,898             205,662             5,132
               (121)                 (10)                   (102)                (113)                (66)              (24)
   ----------------     ----------------        ----------------       --------------    ----------------  ----------------
   $        502,781     $         30,368        $      1,057,125       $      140,785    $        205,596  $          5,108
   ================     ================        ================       ==============    ================  ================
             30,227                1,896                  59,137               14,850              13,022               351
   $16.19 to $16.82     $15.58 to $16.19        $17.41 to $18.08       $9.04 to $9.59    $15.26 to $15.88  $13.97 to $14.53

        LMPV
LIFESTYLE HIGH GROWTH
     SUB-ACCOUNT
---------------------
  $             --
                --
                --
                --
                --
                --
                --
                --
                --
                --
                --
                --
                --
                --
                --
                --
             1,423
  ----------------
             1,423
                --
  ----------------
             1,423
                (4)
  ----------------
  $          1,419
  ================
                93
  $14.59 to $15.18

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2006


                                            LORD ABBETT     LORD ABBETT    LORD ABBETT
                                         GROWTH AND INCOME BOND DEBENTURE MID-CAP VALUE
                                            SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT
                                         ----------------- -------------- -------------
                                               2006             2006          2006
                                         ----------------- -------------- -------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................    $  495,056       $1,343,208     $ 10,971
Expenses:
 Mortality and expense risk charges.....       477,786          290,717       36,228
 Administrative charges.................        83,680           51,306        6,355
                                            ----------       ----------     --------
Total expenses..........................       561,466          342,023       42,583
                                            ----------       ----------     --------
Net investment (loss) income............       (66,410)       1,001,185      (31,612)
                                            ----------       ----------     --------
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................       248,966          (18,472)      75,949
Realized gain distributions.............     2,613,622               --      177,607
                                            ----------       ----------     --------
Net realized gains (losses) on
 investments............................     2,862,588          (18,472)     253,556
Change in unrealized appreciation
 (depreciation) of investments..........     2,256,347          505,205      187,559
                                            ----------       ----------     --------
Net realized and unrealized gains
 (losses) on investments................     5,118,935          486,733      441,115
                                            ----------       ----------     --------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............    $5,052,525       $1,487,918     $409,503
                                            ==========       ==========     ========

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

 MET/PUTNAM   OPPENHEIMER  LEGG MASON  VAN KAMPEN                   RCM                         MFS
   CAPITAL      CAPITAL    AGGRESSIVE    MID-CAP      PIMCO       GLOBAL    T. ROWE PRICE    RESEARCH      LAZARD
OPPORTUNITIES APPRECIATION   GROWTH      GROWTH    TOTAL RETURN TECHNOLOGY  MID-CAP GROWTH INTERNATIONAL   MID-CAP
 SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT    SUB-ACCOUNT  SUB-ACCOUNT
------------- ------------ ----------- ----------- ------------ ----------- -------------- ------------- -----------
    2006          2006        2006        2006         2006        2006          2006          2006         2006
------------- ------------ ----------- ----------- ------------ ----------- -------------- ------------- -----------
   $   145     $   16,734   $      --    $    --     $517,974    $     --     $      --     $  297,515    $ 19,985
     2,868        278,391     153,388      3,796      309,931      44,100       183,993        264,746      92,842
       396         49,315      26,837        606       55,324       7,706        32,914         46,560      16,511
   -------     ----------   ---------    -------     --------    --------     ---------     ----------    --------
     3,264        327,706     180,225      4,402      365,255      51,806       216,907        311,306     109,353
   -------     ----------   ---------    -------     --------    --------     ---------     ----------    --------
    (3,119)      (310,972)   (180,225)    (4,402)     152,719     (51,806)     (216,907)       (13,791)    (89,368)
   -------     ----------   ---------    -------     --------    --------     ---------     ----------    --------
     1,106         82,647     146,969      5,635      (28,903)     37,736       267,938        526,536      12,161
    21,492        146,627     607,787     16,037        8,300          --       429,503      1,294,003     783,415
   -------     ----------   ---------    -------     --------    --------     ---------     ----------    --------
    22,598        229,274     754,756     21,672      (20,603)     37,736       697,441      1,820,539     795,576
    11,616      1,263,646    (948,573)     8,149      574,245     139,307        73,112      2,314,881     110,148
   -------     ----------   ---------    -------     --------    --------     ---------     ----------    --------
    34,214      1,492,920    (193,817)    29,821      553,642     177,043       770,553      4,135,420     905,724
   -------     ----------   ---------    -------     --------    --------     ---------     ----------    --------
   $31,095     $1,181,948   $(374,042)   $25,419     $706,361    $125,237     $ 553,646     $4,121,629    $816,356
   =======     ==========   =========    =======     ========    ========     =========     ==========    ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006

                                                             HARRIS
                                             MET/AIM         OAKMARK     THIRD AVENUE
                                         SMALL-CAP GROWTH INTERNATIONAL SMALL-CAP VALUE
                                           SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT
                                         ---------------- ------------- ---------------
                                               2006           2006           2006
                                         ---------------- ------------- ---------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................    $       --     $  724,489     $  102,932
Expenses:
 Mortality and expense risk charges.....       165,020        432,616        339,737
 Administrative charges.................        28,993         75,996         59,358
                                            ----------     ----------     ----------
Total expenses..........................       194,013        508,612        399,095
                                            ----------     ----------     ----------
Net investment (loss) income............      (194,013)       215,877       (296,163)
                                            ----------     ----------     ----------
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................       166,101        788,765        361,744
Realized gain distributions.............     1,601,209      1,986,401      1,555,326
                                            ----------     ----------     ----------
Net realized gains (losses) on
 investments............................     1,767,310      2,775,166      1,917,070
Change in unrealized appreciation
 (depreciation) of investments..........      (248,115)     4,127,407        913,556
                                            ----------     ----------     ----------
Net realized and unrealized gains
 (losses) on investments................     1,519,195      6,902,573      2,830,626
                                            ----------     ----------     ----------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............    $1,325,182     $7,118,450     $2,534,463
                                            ==========     ==========     ==========

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

    PIMCO      LORD ABBETT  NEUBERGER    TURNER       GOLDMAN      METLIFE     METLIFE      METLIFE      METLIFE
  INFLATION     AMERICA'S  BERMAN REAL   MID-CAP       SACHS      DEFENSIVE   MODERATE     BALANCED      GROWTH
PROTECTED BOND    VALUE      ESTATE      GROWTH    MID-CAP VALUE  STRATEGY    STRATEGY     STRATEGY     STRATEGY
 SUB-ACCOUNT   SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT
-------------- ----------- ----------- ----------- ------------- ----------- -----------  -----------  -----------
     2006         2006        2006        2006         2006         2006        2006         2006         2006
-------------- ----------- ----------- ----------- ------------- ----------- -----------  -----------  -----------
 $   857,955     $ 2,195   $   79,346   $     --    $       --   $    2,023  $     6,096  $    14,360  $    15,634
     330,005         793      120,138     70,289       182,764      473,064    1,036,568    2,499,394    3,006,118
      58,001         301       21,158     12,212        31,448       80,082      182,032      433,091      523,698
 -----------     -------   ----------   --------    ----------   ----------  -----------  -----------  -----------
     388,006       1,094      141,296     82,501       214,212      553,146    1,218,600    2,932,485    3,529,816
 -----------     -------   ----------   --------    ----------   ----------  -----------  -----------  -----------
     469,949       1,101      (61,950)   (82,501)     (214,212)    (551,123)  (1,212,504)  (2,918,125)  (3,514,182)
 -----------     -------   ----------   --------    ----------   ----------  -----------  -----------  -----------
    (159,822)        313      250,276    127,091       444,159      189,702      384,503      830,711      194,803
     654,692       1,999      425,091     57,121        95,308      198,552      524,660      980,952    1,158,756
 -----------     -------   ----------   --------    ----------   ----------  -----------  -----------  -----------
     494,870       2,312      675,367    184,212       539,467      388,254      909,163    1,811,663    1,353,559
  (1,277,727)     13,331    1,965,489     82,970     1,363,460    2,604,311    6,691,783   18,916,804   27,095,555
 -----------     -------   ----------   --------    ----------   ----------  -----------  -----------  -----------
    (782,857)     15,643    2,640,856    267,182     1,902,927    2,992,565    7,600,946   20,728,467   28,449,114
 -----------     -------   ----------   --------    ----------   ----------  -----------  -----------  -----------
 $  (312,908)    $16,744   $2,578,906   $184,681    $1,688,715   $2,441,442  $ 6,388,442  $17,810,342  $24,934,932
 ===========     =======   ==========   ========    ==========   ==========  ===========  ===========  ===========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006

                                                                            CYCLICAL
                                               METLIFE        CYCLICAL   GROWTH & INCOME
                                         AGGRESSIVE STRATEGY GROWTH ETF        ETF
                                             SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT
                                         ------------------- ----------- ---------------
                                                2006            2006          2006
                                         ------------------- ----------- ---------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................     $    2,980       $ 13,380       $12,353
Expenses:
 Mortality and expense risk charges.....        504,853         11,753         3,536
 Administrative charges.................         89,852          2,274           704
                                             ----------       --------       -------
Total expenses..........................        594,705         14,027         4,240
                                             ----------       --------       -------
Net investment (loss) income............       (591,725)          (647)        8,113
                                             ----------       --------       -------
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................        243,332            719           168
Realized gain distributions.............        216,693          3,908            65
                                             ----------       --------       -------
Net realized gains (losses) on
 investments............................        460,025          4,627           233
Change in unrealized appreciation
 (depreciation) of investments..........      4,468,333        107,482        29,606
                                             ----------       --------       -------
Net realized and unrealized gains
 (losses) on investments................      4,928,358        112,109        29,839
                                             ----------       --------       -------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............     $4,336,633       $111,462       $37,952
                                             ==========       ========       =======

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                              MFS                        MET/AIM                   JANUS
VAN KAMPEN   LEGG MASON     EMERGING    LOOMIS SAYLES    CAPITAL     BLACKROCK    CAPITAL        MFS       PIONEER
 COMSTOCK   VALUE EQUITY MARKETS EQUITY GLOBAL MARKETS APPRECIATION HIGH YIELD  APPRECIATION    VALUE       FUND
SUB-ACCOUNT SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT
----------- ------------ -------------- -------------- ------------ ----------- ------------ ----------- -----------
   2006         2006        2006 (B)       2006 (B)      2006 (B)      2006         2006        2006        2006
----------- ------------ -------------- -------------- ------------ ----------- ------------ ----------- -----------
 $     --     $     --      $ 13,291       $13,522       $    341     $   --      $    --      $ 4,567     $    --
   41,114       40,152         6,012         5,589          1,119        407          806        1,922       1,458
    7,372        3,941           629           530             99         35           72          177         134
 --------     --------      --------       -------       --------     ------      -------      -------     -------
   48,486       44,093         6,641         6,119          1,218        442          878        2,099       1,592
 --------     --------      --------       -------       --------     ------      -------      -------     -------
  (48,486)     (44,093)        6,650         7,403           (877)      (442)        (878)       2,468      (1,592)
 --------     --------      --------       -------       --------     ------      -------      -------     -------
   28,036        8,184         2,871         4,071            532         12           (5)         462          47
   25,184      110,263            --            --         25,376         --           --       15,710          --
 --------     --------      --------       -------       --------     ------      -------      -------     -------
   53,220      118,447         2,871         4,071         25,908         12           (5)      16,172          47
  480,136      369,410       177,503        87,231        (13,161)     3,099       11,031       11,913      18,922
 --------     --------      --------       -------       --------     ------      -------      -------     -------
  533,356      487,857       180,374        91,302         12,747      3,111       11,026       28,085      18,969
 --------     --------      --------       -------       --------     ------      -------      -------     -------
 $484,870     $443,764      $187,024       $98,705       $ 11,870     $2,669      $10,148      $30,553     $17,377
 ========     ========      ========       =======       ========     ======      =======      =======     =======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006


                                            PIONEER        PIONEER          DREMAN
                                         MID-CAP VALUE STRATEGIC INCOME SMALL-CAP VALUE
                                          SUB-ACCOUNT    SUB-ACCOUNT      SUB-ACCOUNT
                                         ------------- ---------------- ---------------
                                             2006            2006            2006
                                         ------------- ---------------- ---------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................    $ 1,658        $163,818         $ 3,349
Expenses:
 Mortality and expense risk charges.....      4,973          20,094           4,183
 Administrative charges.................        468           1,916             385
                                            -------        --------         -------
Total expenses..........................      5,441          22,010           4,568
                                            -------        --------         -------
Net investment (loss) income............     (3,783)        141,808          (1,219)
                                            -------        --------         -------
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................         34             865             302
Realized gain distributions.............     10,297              --           2,005
                                            -------        --------         -------
Net realized gains (losses) on
 investments............................     10,331             865           2,307
Change in unrealized appreciation
 (depreciation) of investments..........     51,782         (61,721)         69,760
                                            -------        --------         -------
Net realized and unrealized gains
 (losses) on investments................     62,113         (60,856)         72,067
                                            -------        --------         -------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............    $58,330        $ 80,952         $70,848
                                            =======        ========         =======

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

 BLACKROCK   STRATEGIC   STRATEGIC                 RUSSELL     RUSSELL                             RUSSELL
 LARGE-CAP   GROWTH &   CONSERVATIVE  STRATEGIC  MULTI-STYLE AGGRESSIVE    RUSSELL     RUSSELL   REAL ESTATE
   CORE       INCOME       GROWTH      GROWTH      EQUITY      EQUITY     NON-U.S.    CORE BOND  SECURITIES
SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT
----------- ----------- ------------ ----------- ----------- ----------- ----------- ----------- -----------
   2006      2006 (C)     2006 (C)    2006 (C)      2006        2006        2006        2006        2006
----------- ----------- ------------ ----------- ----------- ----------- ----------- ----------- -----------
  $   --       $ 534       $ 832       $ 1,005     $ 1,865     $   79      $1,133      $12,871     $ 1,565
     451         205         517           343       2,431        505         570        3,551         990
      42          24          77            38         292         61          69          426         119
  ------       -----       -----       -------     -------     ------      ------      -------     -------
     493         229         594           381       2,723        566         639        3,977       1,109
  ------       -----       -----       -------     -------     ------      ------      -------     -------
    (493)        305         238           624        (858)      (487)        494        8,894         456
  ------       -----       -----       -------     -------     ------      ------      -------     -------
      54          --           3            (2)        480        258       1,073          (47)        968
      --          --          --            --          --      5,386         984           --       6,507
  ------       -----       -----       -------     -------     ------      ------      -------     -------
      54          --           3            (2)        480      5,644       2,057          (47)      7,475
   7,341        (858)       (120)       (2,588)     21,274       (154)      6,739       (2,311)     15,295
  ------       -----       -----       -------     -------     ------      ------      -------     -------
   7,395        (858)       (117)       (2,590)     21,754      5,490       8,796       (2,358)     22,770
  ------       -----       -----       -------     -------     ------      ------      -------     -------
  $6,902       $(553)      $ 121       $(1,966)    $20,896     $5,003      $9,290      $ 6,536     $23,226
  ======       =====       =====       =======     =======     ======      ======      =======     =======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006


                                           AIM V.I.     AIM V.I.
                                           CAPITAL    INTERNATIONAL ALLIANCEBERNSTEIN
                                         APPRECIATION    GROWTH     LARGE-CAP GROWTH
                                         SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT
                                         ------------ ------------- -----------------
                                             2006         2006            2006
                                         ------------ ------------- -----------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................   $    44       $ 1,932          $ --
Expenses:
 Mortality and expense risk charges.....       959         2,078            14
 Administrative charges.................       115           410            --
                                           -------       -------          ----
Total expenses..........................     1,074         2,488            14
                                           -------       -------          ----
Net investment (loss) income............    (1,030)         (556)          (14)
                                           -------       -------          ----
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................       868        24,277            --
Realized gain distributions.............        --            --            --
                                           -------       -------          ----
Net realized gains (losses) on
 investments............................       868        24,277            --
Change in unrealized appreciation
 (depreciation) of investments..........     3,710        16,264           143
                                           -------       -------          ----
Net realized and unrealized gains
 (losses) on investments................     4,578        40,541           143
                                           -------       -------          ----
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............   $ 3,548       $39,985          $129
                                           =======       =======          ====

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                                                             TEMPLETON               FRANKLIN
  PUTNAM      PUTNAM                  PUTNAM     TEMPLETON  DEVELOPING   TEMPLETON    MUTUAL     FRANKLIN
 GROWTH &     EQUITY      PUTNAM     SMALL-CAP    FOREIGN     MARKETS     GROWTH      SHARES      INCOME
  INCOME      INCOME       VISTA       VALUE    SECURITIES  SECURITIES  SECURITIES  SECURITIES  SECURITIES
SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT
----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
   2006        2006        2006        2006        2006        2006        2006        2006        2006
----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------
  $ 3,306     $   652    $     --     $   --     $ 33,279    $ 26,054     $   424     $ 1,373    $ 40,855
    2,181         416       5,338        383       41,149      31,505         967       2,526      23,806
      316         140         641         35        7,228       5,588          87         422       2,323
  -------     -------    --------     ------     --------    --------     -------     -------    --------
    2,497         556       5,979        418       48,377      37,093       1,054       2,948      26,129
  -------     -------    --------     ------     --------    --------     -------     -------    --------
      809          96      (5,979)      (418)     (15,098)    (11,039)       (630)     (1,575)     14,726
  -------     -------    --------     ------     --------    --------     -------     -------    --------
      415          36     (23,191)      (376)      20,911      64,426          75       4,659         934
    4,563       1,764          --         --           --          --       1,181       3,498       5,465
  -------     -------    --------     ------     --------    --------     -------     -------    --------
    4,978       1,800     (23,191)      (376)      20,911      64,426       1,256       8,157       6,399
   21,005       8,938      52,537      5,654      663,735     635,092      17,435      41,149     264,922
  -------     -------    --------     ------     --------    --------     -------     -------    --------
   25,983      10,738      29,346      5,278      684,646     699,518      18,691      49,306     271,321
  -------     -------    --------     ------     --------    --------     -------     -------    --------
  $26,792     $10,834    $ 23,367     $4,860     $669,548    $688,479     $18,061     $47,731    $286,047
  =======     =======    ========     ======     ========    ========     =======     =======    ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006


                                            FIDELITY     FIDELITY    FIDELITY
                                          EQUITY-INCOME   MID-CAP   CONTRAFUND
                                           SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT
                                          ------------- ----------- -----------
                                              2006         2006        2006
                                          ------------- ----------- -----------
 NET INVESTMENT INCOME (LOSS):
 Income:
  Dividends..............................    $1,524       $    --    $  44,041
 Expenses:
  Mortality and expense risk charges.....       593         1,466       39,189
  Administrative charges.................       122           149        3,782
                                             ------       -------    ---------
 Total expenses..........................       715         1,615       42,971
                                             ------       -------    ---------
 Net investment (loss) income............       809        (1,615)       1,070
                                             ------       -------    ---------
 NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS:
 Realized gains (losses) from security
  transactions...........................        74          (142)       2,211
 Realized gain distributions.............     6,347            --      473,686
                                             ------       -------    ---------
 Net realized gains (losses) on
  investments............................     6,421          (142)     475,897
 Change in unrealized appreciation
  (depreciation) of investments..........     1,395        18,128     (119,273)
                                             ------       -------    ---------
 Net realized and unrealized gains
  (losses) on investments................     7,816        17,986      356,624
                                             ------       -------    ---------
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..............    $8,625       $16,371    $ 357,694
                                             ======       =======    =========

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                 FI        BLACKROCK   BLACKROCK     DAVIS       HARRIS                                  MFS
  METLIFE   INTERNATIONAL    BOND        MONEY      VENTURE      OAKMARK     JENNISON       MFS       INVESTORS
STOCK INDEX     STOCK       INCOME      MARKET       VALUE    FOCUSED VALUE   GROWTH    TOTAL RETURN    TRUST
SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT
----------- ------------- ----------- ----------- ----------- ------------- ----------- ------------ -----------
   2006         2006         2006        2006        2006         2006         2006         2006        2006
----------- ------------- ----------- ----------- ----------- ------------- ----------- ------------ -----------
$  223,516     $ 5,427      $ 6,953    $727,314   $  278,871   $   15,294    $      --    $  3,618    $  1,503
   194,451       5,064        4,906     228,111      587,359      239,567      204,818      18,633       1,504
    34,671       1,058          660      39,916      103,994       41,919       35,874       1,958         318
----------     -------      -------    --------   ----------   ----------    ---------    --------    --------
   229,122       6,122        5,566     268,027      691,353      281,486      240,692      20,591       1,822
----------     -------      -------    --------   ----------   ----------    ---------    --------    --------
    (5,606)       (695)       1,387     459,287     (412,482)    (266,192)    (240,692)    (16,973)       (319)
----------     -------      -------    --------   ----------   ----------    ---------    --------    --------
   368,063      58,066       (1,567)         --      759,520      224,908      206,655      (4,807)     70,542
   450,832          --          125          --           --    1,618,575       12,526       2,488      30,467
----------     -------      -------    --------   ----------   ----------    ---------    --------    --------
   818,895      58,066       (1,442)         --      759,520    1,843,483      219,181      (2,319)    101,009
 1,002,441         543       18,598          --    4,920,590      135,429      256,533     202,536     (82,846)
----------     -------      -------    --------   ----------   ----------    ---------    --------    --------
 1,821,336      58,609       17,156          --    5,680,110    1,978,912      475,714     200,217      18,163
----------     -------      -------    --------   ----------   ----------    ---------    --------    --------
$1,815,730     $57,914      $18,543    $459,287   $5,267,628   $1,712,720    $ 235,022    $183,244    $ 17,844
==========     =======      =======    ========   ==========   ==========    =========    ========    ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006

                                                     WESTERN ASSET
                                           CAPITAL     MANAGEMENT    WESTERN ASSET
                                          GUARDIAN   STRATEGIC BOND   MANAGEMENT
                                         U.S. EQUITY OPPORTUNITIES  U.S. GOVERNMENT
                                         SUB-ACCOUNT  SUB-ACCOUNT     SUB-ACCOUNT
                                         ----------- -------------- ---------------
                                            2006          2006           2006
                                         ----------- -------------- ---------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................   $ 6,830       $3,497         $15,759
Expenses:
 Mortality and expense risk charges.....     9,272          879          20,469
 Administrative charges.................     1,755          169           3,548
                                           -------       ------         -------
Total expenses..........................    11,027        1,048          24,017
                                           -------       ------         -------
Net investment (loss) income............    (4,197)       2,449          (8,258)
                                           -------       ------         -------
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................    34,123          459          (4,879)
Realized gain distributions.............     9,211          594              --
                                           -------       ------         -------
Net realized gains (losses) on
 investments............................    43,334        1,053          (4,879)
Change in unrealized appreciation
 (depreciation) of investments..........    10,530         (997)         71,466
                                           -------       ------         -------
Net realized and unrealized gains
 (losses) on investments................    53,864           56          66,587
                                           -------       ------         -------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............   $49,667       $2,505         $58,329
                                           =======       ======         =======

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                             FRANKLIN
T. ROWE PRICE T. ROWE PRICE  TEMPLETON   BLACKROCK                                            METLIFE     METLIFE
  SMALL-CAP     LARGE-CAP    SMALL-CAP   STRATEGIC   OPPENHEIMER      FI           FL       AGGRESSIVE  CONSERVATIVE
   GROWTH        GROWTH       GROWTH       VALUE    GLOBAL EQUITY  LARGE-CAP  VALUE LEADERS ALLOCATION   ALLOCATION
 SUB-ACCOUNT   SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT
------------- ------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------
    2006          2006         2006        2006         2006       2006 (B)       2006         2006         2006
------------- ------------- ----------- ----------- ------------- ----------- ------------- ----------- ------------
   $    --      $  1,692      $    --     $    25      $  161       $   --       $    --      $    --      $   --
       999        13,739        3,667         302         266          837         1,348        3,101         841
       204         2,832          753          55          34           70           125          290          81
   -------      --------      -------     -------      ------       ------       -------      -------      ------
     1,203        16,571        4,420         357         300          907         1,473        3,391         922
   -------      --------      -------     -------      ------       ------       -------      -------      ------
    (1,203)      (14,879)      (4,420)       (332)       (139)        (907)       (1,473)      (3,391)       (922)
   -------      --------      -------     -------      ------       ------       -------      -------      ------
     3,051       161,798       13,694      (1,147)        162          (15)         (368)           3         198
        --            --       11,665       6,209         139           --            --           --          --
   -------      --------      -------     -------      ------       ------       -------      -------      ------
     3,051       161,798       25,359       5,062         301          (15)         (368)           3         198
        47       (13,702)       3,019      (1,021)      5,120        8,136        13,776       44,928       2,371
   -------      --------      -------     -------      ------       ------       -------      -------      ------
     3,098       148,096       28,378       4,041       5,421        8,121        13,408       44,931       2,569
   -------      --------      -------     -------      ------       ------       -------      -------      ------
   $ 1,895      $133,217      $23,958     $ 3,709      $5,282       $7,214       $11,935      $41,540      $1,647
   =======      ========      =======     =======      ======       ======       =======      =======      ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006



                                               METLIFE                                  METLIFE
                                           CONSERVATIVE TO         METLIFE            MODERATE TO
                                         MODERATE ALLOCATION MODERATE ALLOCATION AGGRESSIVE ALLOCATION
                                             SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT
                                         ------------------- ------------------- ---------------------
                                                2006                2006                 2006
                                         ------------------- ------------------- ---------------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................       $   --             $     --             $     --
Expenses:
 Mortality and expense risk charges.....          495               14,131               13,077
 Administrative charges.................           43                1,385                1,230
                                               ------             --------             --------
Total expenses..........................          538               15,516               14,307
                                               ------             --------             --------
Net investment (loss) income............         (538)             (15,516)             (14,307)
                                               ------             --------             --------
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................           27                8,150                 (709)
Realized gain distributions.............           --                   --                   --
                                               ------             --------             --------
Net realized gains (losses) on
 investments............................           27                8,150                 (709)
Change in unrealized appreciation
 (depreciation) of investments..........        4,865              139,191              131,101
                                               ------             --------             --------
Net realized and unrealized gains
 (losses) on investments................        4,892              147,341              130,392
                                               ------             --------             --------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............       $4,354             $131,825             $116,085
                                               ======             ========             ========

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                            PIMCO      PIONEER    AMERICAN    AMERICAN                               VAN KAMPEN
   PIMCO                 STOCKSPLUS      VCT        FUNDS       FUNDS     AMERICAN    VAN KAMPEN        UIF
HIGH YIELD     PIMCO      GROWTH &     MID-CAP     GLOBAL     GROWTH &      FUNDS    UIF EQUITY & U.S. REAL ESTATE
   BOND     LOW DURATION   INCOME       VALUE      GROWTH      INCOME      GROWTH       INCOME       SECURITIES
SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT    SUB-ACCOUNT
----------- ------------ ----------- ----------- ----------- ----------- ----------- ------------ ----------------
   2006         2006        2006        2006        2006        2006        2006         2006           2006
----------- ------------ ----------- ----------- ----------- ----------- ----------- ------------ ----------------
  $ 9,142      $4,720      $   179     $    --    $ 14,971    $ 88,898    $ 63,221     $ 2,589        $   351
    1,607       1,352           65         670      29,649      38,381      52,950       5,231          1,925
      331         255            7          60       2,909       3,700       5,117         528            195
  -------      ------      -------     -------    --------    --------    --------     -------        -------
    1,938       1,607           72         730      32,558      42,081      58,067       5,759          2,120
  -------      ------      -------     -------    --------    --------    --------     -------        -------
    7,204       3,113          107        (730)    (17,587)     46,817       5,154      (3,170)        (1,769)
  -------      ------      -------     -------    --------    --------    --------     -------        -------
      920        (251)       1,834        (817)         35      (9,194)        (57)     (2,222)         6,902
       --          --           --       1,837          --      44,192      17,877       4,927          2,106
  -------      ------      -------     -------    --------    --------    --------     -------        -------
      920        (251)       1,834       1,020          35      34,998      17,820       2,705          9,008
    2,901          18       (1,258)      9,797     470,960     360,157     472,791      61,519         36,664
  -------      ------      -------     -------    --------    --------    --------     -------        -------
    3,821        (233)         576      10,817     470,995     395,155     490,611      64,224         45,672
  -------      ------      -------     -------    --------    --------    --------     -------        -------
  $11,025      $2,880      $   683     $10,087    $453,408    $441,972    $495,765     $61,054        $43,903
  =======      ======      =======     =======    ========    ========    ========     =======        =======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006

                                          VAN KAMPEN   VAN KAMPEN   VAN KAMPEN
                                              LIT     LIT STRATEGIC LIT GROWTH
                                           COMSTOCK      GROWTH      & INCOME
                                          SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT
                                          ----------- ------------- -----------
                                             2006         2006         2006
                                          ----------- ------------- -----------
 NET INVESTMENT INCOME (LOSS):
 Income:
  Dividends..............................   $    --      $   --       $    --
 Expenses:
  Mortality and expense risk charges.....     1,782         799         1,947
  Administrative charges.................       173          77           195
                                            -------      ------       -------
 Total expenses..........................     1,955         876         2,142
                                            -------      ------       -------
 Net investment (loss) income............    (1,955)       (876)       (2,142)
                                            -------      ------       -------
 NET REALIZED AND UNREALIZED GAINS
  (LOSSES) ON INVESTMENTS:
 Realized gains (losses) from security
  transactions...........................       419         391         4,558
 Realized gain distributions.............        --          --            --
                                            -------      ------       -------
 Net realized gains (losses) on
  investments............................       419         391         4,558
 Change in unrealized appreciation
  (depreciation) of investments..........    27,670       8,231        29,812
                                            -------      ------       -------
 Net realized and unrealized gains
  (losses) on investments................    28,089       8,622        34,370
                                            -------      ------       -------
 NET INCREASE (DECREASE) IN NET ASSETS
  RESULTING FROM OPERATIONS..............   $26,134      $7,746       $32,228
                                            =======      ======       =======

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

   LMPV
  GLOBAL       LMPV                    LMPV                     LMPV         LMPV        LMPV        LMPV
HIGH YIELD   SMALL-CAP     LMPV      CAPITAL &      LMPV     FUNDAMENTAL   CAPITAL     GROWTH &   ADJUSTABLE
   BOND       GROWTH     INVESTORS    INCOME    EQUITY INDEX    VALUE    APPRECIATION   INCOME    RATE INCOME
SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT
----------- ----------- ----------- ----------- ------------ ----------- ------------ ----------- -----------
   2006        2006        2006        2006         2006        2006         2006        2006        2006
----------- ----------- ----------- ----------- ------------ ----------- ------------ ----------- -----------
 $ 69,454     $    --     $ 2,047     $11,883     $ 44,685    $ 32,855     $15,996      $ 1,483     $ 5,305
    6,956       7,369         854       3,243       25,759      10,155       6,761          792         682
      662         691          76         330        1,442         980         646           77          56
 --------     -------     -------     -------     --------    --------     -------      -------     -------
    7,618       8,060         930       3,573       27,201      11,135       7,407          869         738
 --------     -------     -------     -------     --------    --------     -------      -------     -------
   61,836      (8,060)      1,117       8,310       17,484      21,720       8,589          614       4,567
 --------     -------     -------     -------     --------    --------     -------      -------     -------
    4,065        (447)         38       6,787       17,008        (145)      5,619          100           7
    6,944      51,203       3,163       4,328       35,348      79,363      41,182           64          --
 --------     -------     -------     -------     --------    --------     -------      -------     -------
   11,009      50,756       3,201      11,115       52,356      79,218      46,801          164           7
  (16,552)     28,504       6,660      20,890      138,270      46,642      37,087       12,785      (3,506)
 --------     -------     -------     -------     --------    --------     -------      -------     -------
   (5,543)     79,260       9,861      32,005      190,626     125,860      83,888       12,949      (3,499)
 --------     -------     -------     -------     --------    --------     -------      -------     -------
 $ 56,293     $71,200     $10,978     $40,315     $208,110    $147,580     $92,477      $13,563     $ 1,068
 ========     =======     =======     =======     ========    ========     =======      =======     =======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006




                                              LMPV        LMPV        LMPV
                                           AGGRESSIVE   LARGE-CAP   LARGE-CAP
                                             GROWTH      GROWTH       VALUE
                                           SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT
                                           ----------- ----------- -----------
                                              2006        2006        2006
                                           ----------- ----------- -----------
  NET INVESTMENT INCOME (LOSS):
  Income:
   Dividends..............................  $     --     $  232      $ 1,546
  Expenses:
   Mortality and expense risk charges.....    29,297        706          649
   Administrative charges.................     2,851         63           60
                                            --------     ------      -------
  Total expenses..........................    32,148        769          709
                                            --------     ------      -------
  Net investment (loss) income............   (32,148)      (537)         837
                                            --------     ------      -------
  NET REALIZED AND UNREALIZED GAINS
   (LOSSES) ON INVESTMENTS:
  Realized gains (losses) from security
   transactions...........................       608         16          142
  Realized gain distributions.............     5,771         --        2,274
                                            --------     ------      -------
  Net realized gains (losses) on
   investments............................     6,379         16        2,416
  Change in unrealized appreciation
   (depreciation) of investments..........   257,767      6,864        9,065
                                            --------     ------      -------
  Net realized and unrealized gains
   (losses) on investments................   264,146      6,880       11,481
                                            --------     ------      -------
  NET INCREASE (DECREASE) IN NET ASSETS
   RESULTING FROM OPERATIONS..............  $231,998     $6,343      $12,318
                                            ========     ======      =======

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                              LMPV
                            MULTIPLE         LMPV           LMPV           LMPV
                LMPV       DISCIPLINE      MULTIPLE       MULTIPLE       MULTIPLE
               SOCIAL       BALANCED      DISCIPLINE     DISCIPLINE     DISCIPLINE      LMPV        LMPV        LMPV
    LMPV      AWARENESS     ALL-CAP        ALL CAP       LARGE-CAP    GLOBAL ALL-CAP  DIVIDEND    LIFESTYLE   LIFESTYLE
MONEY MARKET    STOCK    GROWTH & VALUE GROWTH & VALUE GROWTH & VALUE GROWTH & VALUE  STRATEGY    BALANCED     GROWTH
SUB-ACCOUNT  SUB-ACCOUNT  SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT
------------ ----------- -------------- -------------- -------------- -------------- ----------- ----------- -----------
    2006        2006          2006           2006           2006           2006         2006        2006        2006
------------ ----------- -------------- -------------- -------------- -------------- ----------- ----------- -----------
  $72,659       $ 37        $31,643        $ 3,075         $  228        $11,284       $2,877      $5,530       $ 92
   20,797         38         11,709          2,793            102          8,463          566         709         24
    2,100          4          1,079            265              9            822           57          67         --
  -------       ----        -------        -------         ------        -------       ------      ------       ----
   22,897         42         12,788          3,058            111          9,285          623         776         24
  -------       ----        -------        -------         ------        -------       ------      ------       ----
   49,762         (5)        18,855             17            117          1,999        2,254       4,754         68
  -------       ----        -------        -------         ------        -------       ------      ------       ----
       --         --           (228)           131            690             48        2,180        (169)        --
       --         --         57,866         21,612            720         26,150           --          --         --
  -------       ----        -------        -------         ------        -------       ------      ------       ----
       --         --         57,638         21,743          1,410         26,198        2,180        (169)        --
       --        622         22,963         18,482           (111)        54,649        3,908       1,170        233
  -------       ----        -------        -------         ------        -------       ------      ------       ----
       --        622         80,601         40,225          1,299         80,847        6,088       1,001        233
  -------       ----        -------        -------         ------        -------       ------      ------       ----
  $49,762       $617        $99,456        $40,242         $1,416        $82,846       $8,342      $5,755       $301
  =======       ====        =======        =======         ======        =======       ======      ======       ====

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONTINUED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006

                                            LMPV       TST AIM
                                          LIFESTYLE    CAPITAL         TST
                                         HIGH GROWTH APPRECIATION EQUITY INCOME
                                         SUB-ACCOUNT SUB-ACCOUNT   SUB-ACCOUNT
                                         ----------- ------------ -------------
                                            2006       2006 (A)     2006 (A)
                                         ----------- ------------ -------------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................     $14         $ --        $   235
Expenses:
 Mortality and expense risk charges.....       4            4             20
 Administrative charges.................      --           --              2
                                             ---         ----        -------
Total expenses..........................       4            4             22
                                             ---         ----        -------
Net investment (loss) income............      10           (4)           213
                                             ---         ----        -------
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................      --          (19)        (1,846)
Realized gain distributions.............      --           23          1,791
                                             ---         ----        -------
Net realized gains (losses) on
 investments............................      --            4            (55)
Change in unrealized appreciation
 (depreciation) of investments..........      24           --             --
                                             ---         ----        -------
Net realized and unrealized gains
 (losses) on investments................      24            4            (55)
                                             ---         ----        -------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............     $34         $ --        $   158
                                             ===         ====        =======

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

   JANUS                     TST                     TST                     TST         TST
  CAPITAL        TST      MODERATE       TST      MFS TOTAL      TST       PIONEER   PIONEER MID
APPRECIATION  LARGE CAP  AGGRESSIVE   MODERATE     RETURN     MFS VALUE     FUND      CAP VALUE
SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT
------------ ----------- ----------- ----------- ----------- ----------- ----------- -----------
  2006 (A)    2006 (A)    2006 (A)    2006 (A)    2006 (A)    2006 (A)    2006 (A)    2006 (A)
------------ ----------- ----------- ----------- ----------- ----------- ----------- -----------
   $  --       $   101    $  9,298     $ 2,503     $ 2,063      $ --        $241        $   1
       8            16         220         176         120        15          19           20
       1             2          20          18          12         1           2            2
   -----       -------    --------     -------     -------      ----        ----        -----
       9            18         240         194         132        16          21           22
   -----       -------    --------     -------     -------      ----        ----        -----
      (9)           83       9,058       2,309       1,931       (16)        220          (21)
   -----       -------    --------     -------     -------      ----        ----        -----
    (293)       (1,451)    (46,695)     (7,287)     (3,073)      203         (16)        (186)
     306         1,238      40,135       6,771       2,239        80          --           --
   -----       -------    --------     -------     -------      ----        ----        -----
      13          (213)     (6,560)       (516)       (834)      283         (16)        (186)
      --            --          --          --          --        --          --           --
   -----       -------    --------     -------     -------      ----        ----        -----
      13          (213)     (6,560)       (516)       (834)      203         (16)        (186)
   -----       -------    --------     -------     -------      ----        ----        -----
   $   4       $  (130)   $  2,498     $ 1,793     $ 1,097      $267        $204        $(207)
   =====       =======    ========     =======     =======      ====        ====        =====

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                    STATEMENT OF OPERATIONS -- (CONCLUDED)
                     FOR THE YEAR ENDED DECEMBER 31, 2006

                                             TST         TST         TST
                                           PIONEER   STYLE FOCUS STYLE FOCUS  TRAVELERS
                                          STRATEGIC   SMALL CAP   SMALL CAP    MANAGED
                                           INCOME      GROWTH       VALUE      INCOME
                                         SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT
                                         ----------- ----------- ----------- -----------
                                          2006 (A)    2006 (A)    2006 (A)    2006 (A)
                                         ----------- ----------- ----------- -----------
NET INVESTMENT INCOME (LOSS):
Income:
 Dividends..............................    $ --        $  3        $ --        $ 225
Expenses:
 Mortality and expense risk charges.....      68          34          16           16
 Administrative charges.................       7           3           1            2
                                            ----        ----        ----        -----
Total expenses..........................      75          37          17           18
                                            ----        ----        ----        -----
Net investment (loss) income............     (75)        (34)        (17)         207
                                            ----        ----        ----        -----
NET REALIZED AND UNREALIZED GAINS
 (LOSSES) ON INVESTMENTS:
Realized gains (losses) from security
 transactions...........................     533         (57)        345         (241)
Realized gain distributions.............      --         983          45           --
                                            ----        ----        ----        -----
Net realized gains (losses) on
 investments............................     533         926         390         (241)
Change in unrealized appreciation
 (depreciation) of investments..........      --          --          --           --
                                            ----        ----        ----        -----
Net realized and unrealized gains
 (losses) on investments................     533         926         390         (241)
                                            ----        ----        ----        -----
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS..............    $458        $892        $373        $ (34)
                                            ====        ====        ====        =====

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                      STATEMENTS OF CHANGES IN NET ASSETS
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                               LORD ABBETT            LORD ABBETT BOND
                                                            GROWTH AND INCOME             DEBENTURE
                                                               SUB-ACCOUNT               SUB-ACCOUNT
                                                        ------------------------  ------------------------
                                                            2006         2005         2006         2005
                                                        -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)......................... $   (66,410) $  (229,776) $ 1,001,185  $   509,523
  Net realized gain (loss) on investments..............   2,862,588    1,753,891      (18,472)     368,011
  Change in unrealized appreciation (depreciation) of
   investments.........................................   2,256,347   (1,143,131)     505,205     (943,646)
                                                        -----------  -----------  -----------  -----------
  Net increase (decrease) in net assets resulting from
   operations..........................................   5,052,525      380,984    1,487,918      (66,112)
                                                        -----------  -----------  -----------  -----------
From capital transactions:
  Payments received from contract owners...............   8,200,601    5,015,535    2,413,168    1,827,237
  Transfers between Sub-accounts (including fixed
   account), net.......................................     233,782   (7,024,362)    (111,278)  (4,854,293)
  Transfers for contract benefits and terminations.....  (1,665,189)  (1,278,966)  (1,035,994)  (1,150,271)
  Contract maintenance charges.........................    (114,872)     (90,773)     (68,369)     (62,521)
                                                        -----------  -----------  -----------  -----------
  Net increase (decrease) in net assets resulting from
   capital transactions................................   6,654,322   (3,378,566)   1,197,527   (4,239,848)
                                                        -----------  -----------  -----------  -----------
NET CHANGE IN NET ASSETS...............................  11,706,847   (2,997,582)   2,685,445   (4,305,960)
NET ASSETS - BEGINNING OF PERIOD.......................  29,674,711   32,672,293   19,808,005   24,113,965
                                                        -----------  -----------  -----------  -----------
NET ASSETS - END OF PERIOD............................. $41,381,558  $29,674,711  $22,493,450  $19,808,005
                                                        ===========  ===========  ===========  ===========

                                                              LORD ABBETT
                                                             MID-CAP VALUE
                                                              SUB-ACCOUNT
                                                        ----------------------
                                                           2006        2005
                                                        ----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)......................... $  (31,612) $  (11,668)
  Net realized gain (loss) on investments..............    253,556     103,048
  Change in unrealized appreciation (depreciation) of
   investments.........................................    187,559       4,600
                                                        ----------  ----------
  Net increase (decrease) in net assets resulting from
   operations..........................................    409,503      95,980
                                                        ----------  ----------
From capital transactions:
  Payments received from contract owners...............  2,168,436     209,803
  Transfers between Sub-accounts (including fixed
   account), net.......................................    696,379     107,261
  Transfers for contract benefits and terminations.....    (90,838)    (68,460)
  Contract maintenance charges.........................     (3,462)     (2,548)
                                                        ----------  ----------
  Net increase (decrease) in net assets resulting from
   capital transactions................................  2,770,515     246,056
                                                        ----------  ----------
NET CHANGE IN NET ASSETS...............................  3,180,018     342,036
NET ASSETS - BEGINNING OF PERIOD.......................  1,551,930   1,209,894
                                                        ----------  ----------
NET ASSETS - END OF PERIOD............................. $4,731,948  $1,551,930
                                                        ==========  ==========

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

MET/PUTNAM CAPITAL         OPPENHEIMER               LEGG MASON             VAN KAMPEN
   OPPORTUNITIES      CAPITAL APPRECIATION        AGGRESSIVE GROWTH       MID-CAP GROWTH
    SUB-ACCOUNT            SUB-ACCOUNT               SUB-ACCOUNT            SUB-ACCOUNT
------------------  ------------------------  ------------------------  ------------------
  2006      2005        2006         2005         2006         2005       2006      2005
--------  --------  -----------  -----------  -----------  -----------  --------  --------
$ (3,119) $ (1,573) $  (310,972) $  (289,496) $  (180,225) $  (157,846) $ (4,402) $ (3,297)
  22,598     6,565      229,274      169,022      754,756      407,238    21,672    30,602

  11,616     7,101    1,263,646      569,717     (948,573)     686,681     8,149   (18,597)
--------  --------  -----------  -----------  -----------  -----------  --------  --------

  31,095    12,093    1,181,948      449,243     (374,042)     936,073    25,419     8,708
--------  --------  -----------  -----------  -----------  -----------  --------  --------
 101,208     2,002    2,899,105    2,458,853    1,592,212    1,672,675   153,475     6,542

 193,830    (1,206)     550,468   (4,118,756)     661,554   (3,672,496)   27,126    15,952
  (8,482)  (24,682)    (870,776)    (791,421)    (493,583)    (499,842)  (19,527)  (32,179)
     (61)      (60)     (67,023)     (59,366)     (40,046)     (33,249)      (80)      (88)
--------  --------  -----------  -----------  -----------  -----------  --------  --------

 286,495   (23,946)   2,511,774   (2,510,690)   1,720,137   (2,532,912)  160,994    (9,773)
--------  --------  -----------  -----------  -----------  -----------  --------  --------
 317,590   (11,853)   3,693,722   (2,061,447)   1,346,095   (1,596,839)  186,413    (1,065)
 133,971   145,824   18,310,436   20,371,883   10,148,495   11,745,334   234,869   235,934
--------  --------  -----------  -----------  -----------  -----------  --------  --------
$451,561  $133,971  $22,004,158  $18,310,436  $11,494,590  $10,148,495  $421,282  $234,869
========  ========  ===========  ===========  ===========  ===========  ========  ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                  PIMCO                 RCM GLOBAL
                                                              TOTAL RETURN              TECHNOLOGY
                                                               SUB-ACCOUNT              SUB-ACCOUNT
                                                        ------------------------  ----------------------
                                                            2006         2005        2006        2005
                                                        -----------  -----------  ----------  ----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)......................... $   152,719  $  (275,899) $  (51,806) $  (38,340)
  Net realized gain (loss) on investments..............     (20,603)      58,244      37,736       8,141
  Change in unrealized appreciation (depreciation) of
   investments.........................................     574,245      297,235     139,307     200,224
                                                        -----------  -----------  ----------  ----------
  Net increase (decrease) in net assets resulting from
   operations..........................................     706,361       79,580     125,237     170,025
                                                        -----------  -----------  ----------  ----------
From capital transactions:
  Payments received from contract owners...............   7,559,636    3,384,359     851,835     443,414
  Transfers between Sub-accounts (including fixed
   account), net.......................................   2,900,675   (1,416,541)     65,276    (671,463)
  Transfers for contract benefits and terminations.....    (817,465)    (863,862)    (95,657)    (60,768)
  Contract maintenance charges.........................     (66,638)     (51,133)     (9,966)     (8,296)
                                                        -----------  -----------  ----------  ----------
  Net increase (decrease) in net assets resulting from
   capital transactions................................   9,576,208    1,052,823     811,488    (297,113)
                                                        -----------  -----------  ----------  ----------
NET CHANGE IN NET ASSETS...............................  10,282,569    1,132,403     936,725    (127,088)
NET ASSETS - BEGINNING OF PERIOD.......................  18,206,651   17,074,248   2,669,093   2,796,181
                                                        -----------  -----------  ----------  ----------
NET ASSETS - END OF PERIOD............................. $28,489,220  $18,206,651  $3,605,818  $2,669,093
                                                        ===========  ===========  ==========  ==========

                                                              T. ROWE PRICE
                                                             MID-CAP GROWTH
                                                               SUB-ACCOUNT
                                                        ------------------------
                                                            2006         2005
                                                        -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)......................... $  (216,907) $  (135,728)
  Net realized gain (loss) on investments..............     697,441      463,074
  Change in unrealized appreciation (depreciation) of
   investments.........................................      73,112      759,374
                                                        -----------  -----------
  Net increase (decrease) in net assets resulting from
   operations..........................................     553,646    1,086,720
                                                        -----------  -----------
From capital transactions:
  Payments received from contract owners...............   4,494,171    2,557,582
  Transfers between Sub-accounts (including fixed
   account), net.......................................    (123,561)    (287,193)
  Transfers for contract benefits and terminations.....    (341,081)    (310,555)
  Contract maintenance charges.........................     (40,502)     (26,177)
                                                        -----------  -----------
  Net increase (decrease) in net assets resulting from
   capital transactions................................   3,989,027    1,933,657
                                                        -----------  -----------
NET CHANGE IN NET ASSETS...............................   4,542,673    3,020,377
NET ASSETS - BEGINNING OF PERIOD.......................  10,429,730    7,409,353
                                                        -----------  -----------
NET ASSETS - END OF PERIOD............................. $14,972,403  $10,429,730
                                                        ===========  ===========

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

      MFS RESEARCH                 LAZARD                   MET/AIM               HARRIS OAKMARK
      INTERNATIONAL               MID-CAP              SMALL-CAP GROWTH            INTERNATIONAL
       SUB-ACCOUNT              SUB-ACCOUNT               SUB-ACCOUNT               SUB-ACCOUNT
------------------------  -----------------------  ------------------------  ------------------------
    2006         2005        2006         2005         2006         2005         2006         2005
-----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------
$   (13,791) $  (153,324) $  (89,368) $  (101,231) $  (194,013) $  (165,239) $   215,877  $  (325,023)
  1,820,539    1,221,892     795,576      915,921    1,767,310      330,722    2,775,166    1,374,602

  2,314,881      724,443     110,148     (420,471)    (248,115)     401,669    4,127,407    1,263,576
-----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------

  4,121,629    1,793,011     816,356      394,219    1,325,182      567,152    7,118,450    2,313,155
-----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------
  6,435,687    3,135,501     890,534    1,630,118    1,602,217    1,285,939    7,915,025    5,671,736
   (130,350)  (2,757,928)   (241,337)  (1,414,470)     159,041   (2,661,650)     (60,361)  (3,650,835)
   (522,414)    (524,186)   (398,370)    (295,150)    (521,256)    (399,539)  (1,057,133)    (568,932)
    (61,343)     (37,766)    (21,729)     (16,702)     (42,657)     (36,648)    (106,844)     (63,414)
-----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------

  5,721,580     (184,379)    229,098      (96,204)   1,197,345   (1,811,898)   6,690,687    1,388,555
-----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------
  9,843,209    1,608,632   1,045,454      298,015    2,522,527   (1,244,746)  13,809,137    3,701,710
 14,440,322   12,831,690   6,369,460    6,071,445   10,366,771   11,611,517   23,326,115   19,624,405
-----------  -----------  ----------  -----------  -----------  -----------  -----------  -----------
$24,283,531  $14,440,322  $7,414,914  $ 6,369,460  $12,889,298  $10,366,771  $37,135,252  $23,326,115
===========  ===========  ==========  ===========  ===========  ===========  ===========  ===========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                      THIRD AVENUE                  PIMCO
                                                                     SMALL-CAP VALUE      INFLATION PROTECTED BOND
                                                                       SUB-ACCOUNT               SUB-ACCOUNT
                                                                ------------------------  ------------------------
                                                                    2006         2005         2006         2005
                                                                -----------  -----------  -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)................................. $  (296,163) $  (279,784) $   469,949  $  (368,087)
  Net realized gain (loss) on investments......................   1,917,070    1,223,082      494,870      205,294
  Change in unrealized appreciation (depreciation) of
   investments.................................................     913,556    1,160,896   (1,277,727)      71,576
                                                                -----------  -----------  -----------  -----------
  Net increase (decrease) in net assets resulting from
   operations..................................................   2,534,463    2,104,194     (312,908)     (91,217)
                                                                -----------  -----------  -----------  -----------
From capital transactions:
  Payments received from contract owners.......................   6,284,257    5,316,600    3,102,916    3,572,462
  Transfers between Sub-accounts (including fixed
   account), net...............................................    (209,913)  (3,952,278)    (741,520)  (3,180,172)
  Transfers for contract benefits and terminations.............    (678,986)    (528,395)  (1,074,439)  (1,207,984)
  Contract maintenance charges.................................     (81,788)     (52,988)     (84,022)     (69,478)
                                                                -----------  -----------  -----------  -----------
  Net increase (decrease) in net assets resulting from capital
   transactions................................................   5,313,570      782,939    1,202,935     (885,172)
                                                                -----------  -----------  -----------  -----------
NET CHANGE IN NET ASSETS.......................................   7,848,033    2,887,133      890,027     (976,389)
NET ASSETS - BEGINNING OF PERIOD...............................  19,975,252   17,088,119   22,975,626   23,952,015
                                                                -----------  -----------  -----------  -----------
NET ASSETS - END OF PERIOD..................................... $27,823,285  $19,975,252  $23,865,653  $22,975,626
                                                                ===========  ===========  ===========  ===========

                                                                    LORD ABBETT
                                                                  AMERICA'S VALUE
                                                                    SUB-ACCOUNT
                                                                ------------------
                                                                  2006      2005
                                                                --------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)................................. $  1,101  $   (975)
  Net realized gain (loss) on investments......................    2,312    10,767
  Change in unrealized appreciation (depreciation) of
   investments.................................................   13,331    (7,527)
                                                                --------  --------
  Net increase (decrease) in net assets resulting from
   operations..................................................   16,744     2,265
                                                                --------  --------
From capital transactions:
  Payments received from contract owners.......................       --    22,417
  Transfers between Sub-accounts (including fixed
   account), net...............................................   28,428    31,442
  Transfers for contract benefits and terminations.............   (4,195)  (12,226)
  Contract maintenance charges.................................      (11)       (3)
                                                                --------  --------
  Net increase (decrease) in net assets resulting from capital
   transactions................................................   24,222    41,630
                                                                --------  --------
NET CHANGE IN NET ASSETS.......................................   40,966    43,895
NET ASSETS - BEGINNING OF PERIOD...............................  105,309    61,414
                                                                --------  --------
NET ASSETS - END OF PERIOD..................................... $146,275  $105,309
                                                                ========  ========

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

        NEUBERGER                  TURNER                                             METLIFE
   BERMAN REAL ESTATE          MID-CAP GROWTH           GOLDMAN SACHS           DEFENSIVE STRATEGY
       SUB-ACCOUNT              SUB-ACCOUNT        MID-CAP VALUE SUB-ACCOUNT        SUB-ACCOUNT
------------------------  -----------------------  -----------------------   ------------------------
    2006         2005        2006         2005         2006         2005         2006         2005
-----------  -----------  ----------  -----------  -----------   ----------  -----------  -----------
$   (61,950) $   (87,857) $  (82,501) $   (60,535) $  (214,212)  $  (57,903) $  (551,123) $   (40,777)
    675,367      472,967     184,212      312,815      539,467      849,591      388,254       36,566

  1,965,489      168,170      82,970       46,038    1,363,460     (117,526)   2,604,311      456,555
-----------  -----------  ----------  -----------  -----------   ----------  -----------  -----------

  2,578,906      553,280     184,681      298,318    1,688,715      674,162    2,441,442      452,344
-----------  -----------  ----------  -----------  -----------   ----------  -----------  -----------
  3,525,758    1,574,003   1,183,669      744,731    4,321,014    4,405,539   12,526,436    9,092,935

    234,163   (1,199,930)    288,900   (1,155,793)     373,576     (462,584)  13,854,467    3,597,244
   (308,859)    (241,395)   (157,249)    (131,034)    (279,121)    (196,780)  (1,579,736)    (207,249)
    (26,035)     (16,614)    (17,106)     (12,791)     (42,874)     (16,768)     (57,844)     (16,054)
-----------  -----------  ----------  -----------  -----------   ----------  -----------  -----------

  3,425,027      116,064   1,298,214     (554,887)   4,372,595    3,729,407   24,743,323   12,466,876
-----------  -----------  ----------  -----------  -----------   ----------  -----------  -----------
  6,003,933      669,344   1,482,895     (256,569)   6,061,310    4,403,569   27,184,765   12,919,220
  6,110,403    5,441,059   4,071,801    4,328,370    9,888,704    5,485,135   15,665,992    2,746,772
-----------  -----------  ----------  -----------  -----------   ----------  -----------  -----------
$12,114,336  $ 6,110,403  $5,554,696  $ 4,071,801  $15,950,014   $9,888,704  $42,850,757  $15,665,992
===========  ===========  ==========  ===========  ===========   ==========  ===========  ===========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                             METLIFE                    METLIFE
                                                        MODERATE STRATEGY          BALANCED STRATEGY
                                                           SUB-ACCOUNT                SUB-ACCOUNT
                                                    ------------------------  --------------------------
                                                        2006         2005         2006          2005
                                                    -----------  -----------  ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)..................... $(1,212,504) $   (49,069) $ (2,918,125) $     32,302
  Net realized gain (loss) on investments..........     909,163      125,962     1,811,663       238,243
  Change in unrealized appreciation (depreciation)
   of investments..................................   6,691,783    1,671,717    18,916,804     5,089,576
                                                    -----------  -----------  ------------  ------------
  Net increase (decrease) in net assets resulting
   from operations.................................   6,388,442    1,748,610    17,810,342     5,360,121
                                                    -----------  -----------  ------------  ------------
From capital transactions:
  Payments received from contract owners...........  31,610,882   20,932,938    80,059,830    56,547,502
  Transfers between Sub-accounts (including fixed
   account), net...................................  15,989,986   16,095,731    24,838,594    48,415,193
  Transfers for contract benefits and
   terminations....................................  (2,900,686)  (1,112,585)  (13,674,357)   (3,240,243)
  Contract maintenance charges.....................    (242,309)     (88,445)     (549,466)     (146,963)
                                                    -----------  -----------  ------------  ------------
  Net increase (decrease) in net assets resulting
   from capital transactions.......................  44,457,873   35,827,639    90,674,601   101,575,489
                                                    -----------  -----------  ------------  ------------
NET CHANGE IN NET ASSETS...........................  50,846,315   37,576,249   108,484,943   106,935,610
NET ASSETS - BEGINNING OF PERIOD...................  47,950,958   10,374,709   122,628,863    15,693,253
                                                    -----------  -----------  ------------  ------------
NET ASSETS - END OF PERIOD......................... $98,797,273  $47,950,958  $231,113,806  $122,628,863
                                                    ===========  ===========  ============  ============

                                                              METLIFE
                                                          GROWTH STRATEGY
                                                            SUB-ACCOUNT
                                                    --------------------------
                                                        2006          2005
                                                    ------------  ------------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)..................... $ (3,514,182) $   (424,212)
  Net realized gain (loss) on investments..........    1,353,559     1,514,244
  Change in unrealized appreciation (depreciation)
   of investments..................................   27,095,555     8,568,944
                                                    ------------  ------------
  Net increase (decrease) in net assets resulting
   from operations.................................   24,934,932     9,658,976
                                                    ------------  ------------
From capital transactions:
  Payments received from contract owners...........   94,393,723    78,410,151
  Transfers between Sub-accounts (including fixed
   account), net...................................   22,656,025    24,723,435
  Transfers for contract benefits and
   terminations....................................   (6,094,864)   (2,290,340)
  Contract maintenance charges.....................     (642,959)     (267,007)
                                                    ------------  ------------
  Net increase (decrease) in net assets resulting
   from capital transactions.......................  110,311,925   100,576,239
                                                    ------------  ------------
NET CHANGE IN NET ASSETS...........................  135,246,857   110,235,215
NET ASSETS - BEGINNING OF PERIOD...................  144,440,071    34,204,856
                                                    ------------  ------------
NET ASSETS - END OF PERIOD......................... $279,686,928  $144,440,071
                                                    ============  ============

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

         METLIFE                CYCLICAL             CYCLICAL            VAN KAMPEN
   AGGRESSIVE STRATEGY         GROWTH ETF       GROWTH & INCOME ETF       COMSTOCK
       SUB-ACCOUNT             SUB-ACCOUNT          SUB-ACCOUNT          SUB-ACCOUNT
------------------------  --------------------  ------------------- --------------------
    2006         2005        2006     2005 (B)     2006    2005 (B)    2006     2005 (B)
-----------  -----------  ----------  --------  ---------- -------- ----------  --------
$  (591,725) $   (81,585) $     (647) $     (4) $    8,113          $  (48,486) $  3,498
    460,025      127,732       4,627        --         233              53,220       535

  4,468,333    1,676,228     107,482      (453)     29,606             480,136     8,208
-----------  -----------  ----------  --------  ----------   ---    ----------  --------

  4,336,633    1,722,375     111,462      (457)     37,952    --       484,870    12,241
-----------  -----------  ----------  --------  ----------   ---    ----------  --------
 22,501,017    9,675,030   1,026,109        --     686,820    --     3,475,736   712,550

  3,423,699    9,183,188     120,862   115,278     345,942    --       768,492   258,851
   (634,713)    (225,914)        566        --         358    --       (32,527)  (19,113)
    (97,135)     (45,050)       (397)       --          --    --        (5,382)     (248)
-----------  -----------  ----------  --------  ----------   ---    ----------  --------

 25,192,868   18,587,254   1,147,140   115,278   1,033,120    --     4,206,319   952,040
-----------  -----------  ----------  --------  ----------   ---    ----------  --------
 29,529,501   20,309,629   1,258,602   114,821   1,071,072    --     4,691,189   964,281
 22,767,192    2,457,563     114,821        --          --    --       964,281        --
-----------  -----------  ----------  --------  ----------   ---    ----------  --------
$52,296,693  $22,767,192  $1,373,423  $114,821  $1,071,072   $--    $5,655,470  $964,281
===========  ===========  ==========  ========  ==========   ===    ==========  ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                  LEGG MASON        MFS EMERGING
                                                                                 VALUE EQUITY      MARKETS EQUITY
                                                                                 SUB-ACCOUNT        SUB-ACCOUNT
                                                                             -------------------  ----------------
                                                                                2006     2005 (B)  2006 (C)   2005
                                                                             ----------  -------- ----------  ----
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).............................................. $  (44,093) $    (5) $    6,650  $--
  Net realized gain (loss) on investments...................................    118,447       --       2,871   --
  Change in unrealized appreciation (depreciation) of investments...........    369,410     (324)    177,503   --
                                                                             ----------  -------  ----------  ---
  Net increase (decrease) in net assets resulting from operations...........    443,764     (329)    187,024   --
                                                                             ----------  -------  ----------  ---
From capital transactions:
  Payments received from contract owners....................................  3,928,103   23,464   1,203,989   --
  Transfers between Sub-accounts (including fixed account), net.............  1,659,905    7,624     287,134   --
  Transfers for contract benefits and terminations..........................    (68,513)      (2)     (4,806)  --
  Contract maintenance charges..............................................     (1,710)      --         (91)  --
                                                                             ----------  -------  ----------  ---
  Net increase (decrease) in net assets resulting from capital transactions.  5,517,785   31,086   1,486,226   --
                                                                             ----------  -------  ----------  ---
NET CHANGE IN NET ASSETS....................................................  5,961,549   30,757   1,673,250   --
NET ASSETS - BEGINNING OF PERIOD............................................     30,757       --          --   --
                                                                             ----------  -------  ----------  ---
NET ASSETS - END OF PERIOD.................................................. $5,992,306  $30,757  $1,673,250  $--
                                                                             ==========  =======  ==========  ===

                                                                              LOOMIS SAYLES
                                                                              GLOBAL MARKETS
                                                                               SUB-ACCOUNT
                                                                             ----------------
                                                                              2006 (C)   2005
                                                                             ----------  ----
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).............................................. $    7,403  $--
  Net realized gain (loss) on investments...................................      4,071   --
  Change in unrealized appreciation (depreciation) of investments...........     87,231   --
                                                                             ----------  ---
  Net increase (decrease) in net assets resulting from operations...........     98,705   --
                                                                             ----------  ---
From capital transactions:
  Payments received from contract owners....................................    831,490   --
  Transfers between Sub-accounts (including fixed account), net.............    573,648   --
  Transfers for contract benefits and terminations..........................     (7,408)  --
  Contract maintenance charges..............................................       (366)  --
                                                                             ----------  ---
  Net increase (decrease) in net assets resulting from capital transactions.  1,397,364   --
                                                                             ----------  ---
NET CHANGE IN NET ASSETS....................................................  1,496,069   --
NET ASSETS - BEGINNING OF PERIOD............................................         --   --
                                                                             ----------  ---
NET ASSETS - END OF PERIOD.................................................. $1,496,069  $--
                                                                             ==========  ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

        MET/AIM             BLACKROCK           JANUS                 MFS
   CAPITAL APPRECIATION    HIGH YIELD     CAPITAL APPRECIATION       VALUE
      SUB-ACCOUNT          SUB-ACCOUNT       SUB-ACCOUNT          SUB-ACCOUNT
   -------------------- ----------------- -------------------- ------------------
     2006     2005 (D)    2006   2005 (D)   2006     2005 (D)    2006    2005 (D)
   --------   --------  -------  -------- --------   --------  --------  --------
   $   (877)    $--     $  (442)   $--    $   (878)    $--     $  2,468    $--
     25,908      --          12     --          (5)     --       16,172     --
    (13,161)     --       3,099     --      11,031      --       11,913     --
   --------     ---     -------    ---    --------     ---     --------    ---
     11,870      --       2,669     --      10,148      --       30,553     --
   --------     ---     -------    ---    --------     ---     --------    ---
     23,257      --      63,062     --      64,066      --      204,640     --
    189,095      --         382     --      67,301      --      164,314     --
    (13,656)     --          12     --          67      --         (307)    --
         --      --          --     --          --      --           --     --
   --------     ---     -------    ---    --------     ---     --------    ---
    198,696      --      63,456     --     131,434      --      368,647     --
   --------     ---     -------    ---    --------     ---     --------    ---
    210,566      --      66,125     --     141,582      --      399,200     --
         --      --          --     --          --      --           --     --
   --------     ---     -------    ---    --------     ---     --------    ---
   $210,566     $--     $66,125    $--    $141,582     $--     $399,200    $--
   ========     ===     =======    ===    ========     ===     ========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                        PIONEER            PIONEER             PIONEER
                                                                          FUND          MID-CAP VALUE      STRATEGIC INCOME
                                                                      SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT
                                                                   ------------------ ------------------ --------------------
                                                                     2006    2005 (D)   2006    2005 (D)    2006     2005 (D)
                                                                   --------  -------- --------  -------- ----------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $ (1,592)   $--    $ (3,783)   $--    $  141,808    $--
  Net realized gain (loss) on investments.........................       47     --      10,331     --           865     --
  Change in unrealized appreciation (depreciation) of investments.   18,922     --      51,782     --       (61,721)    --
                                                                   --------    ---    --------    ---    ----------    ---
  Net increase (decrease) in net assets resulting from operations.   17,377     --      58,330     --        80,952     --
                                                                   --------    ---    --------    ---    ----------    ---
From capital transactions:
  Payments received from contract owners..........................   87,739     --     488,071     --     2,424,947     --
  Transfers between Sub-accounts (including fixed account), net...  159,433     --     200,963     --     1,106,680     --
  Transfers for contract benefits and terminations................     (165)    --      (1,412)    --       (16,515)    --
  Contract maintenance charges....................................       --     --          --     --            --     --
                                                                   --------    ---    --------    ---    ----------    ---
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................  247,007     --     687,622     --     3,515,112     --
                                                                   --------    ---    --------    ---    ----------    ---
NET CHANGE IN NET ASSETS..........................................  264,384     --     745,952     --     3,596,064     --
NET ASSETS - BEGINNING OF PERIOD..................................       --     --          --     --            --     --
                                                                   --------    ---    --------    ---    ----------    ---
NET ASSETS - END OF PERIOD........................................ $264,384    $--    $745,952    $--    $3,596,064    $--
                                                                   ========    ===    ========    ===    ==========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

      DREMAN           BLACKROCK         STRATEGIC         STRATEGIC       STRATEGIC
 SMALL-CAP VALUE     LARGE CAP CORE   GROWTH & INCOME CONSERVATIVE GROWTH   GROWTH
   SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT
------------------ ------------------ --------------- ------------------- -----------
  2006    2005 (D)   2006    2005 (D)    2006 (F)          2006 (F)        2006 (F)
--------  -------- --------  -------- --------------- ------------------- -----------
$ (1,219)   $--    $   (493)   $--       $    305         $      238       $    624
   2,307     --          54     --             --                  3             (2)
  69,760     --       7,341     --           (858)              (120)        (2,588)
--------    ---    --------    ---       --------         ----------       --------
  70,848     --       6,902     --           (553)               121         (1,966)
--------    ---    --------    ---       --------         ----------       --------
 608,494     --      28,226     --             --                 --             --
 147,292     --     104,712     --        577,982          1,266,789        744,730
  (1,230)    --          --     --           (227)               462          4,393
      --     --          --     --             --                 --             --
--------    ---    --------    ---       --------         ----------       --------

 754,556     --     132,938     --        577,755          1,267,251        749,123
--------    ---    --------    ---       --------         ----------       --------
 825,404     --     139,840     --        577,202          1,267,372        747,157
      --     --          --     --             --                 --             --
--------    ---    --------    ---       --------         ----------       --------
$825,404    $--    $139,840    $--       $577,202         $1,267,372       $747,157
========    ===    ========    ===       ========         ==========       ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                   RUSSELL            RUSSELL
                                                                             MULTI-STYLE EQUITY  AGGRESSIVE EQUITY
                                                                                 SUB-ACCOUNT        SUB-ACCOUNT
                                                                             ------------------  ----------------
                                                                               2006      2005      2006     2005
                                                                             --------  --------  -------  -------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).............................................. $   (858) $   (576) $  (487) $ 2,996
  Net realized gain (loss) on investments...................................      480       311    5,644      176
  Change in unrealized appreciation (depreciation) of investments...........   21,274    10,496     (154)  (1,405)
                                                                             --------  --------  -------  -------
  Net increase (decrease) in net assets resulting from operations...........   20,896    10,231    5,003    1,767
                                                                             --------  --------  -------  -------
From capital transactions:
  Payments received from contract owners....................................       --        --       --       --
  Transfers between Sub-accounts (including fixed account), net.............      293    (1,020)     (43)    (170)
  Transfers for contract benefits and terminations..........................       --        --       (3)       1
  Contract maintenance charges..............................................      (20)      (21)      (2)      (2)
                                                                             --------  --------  -------  -------
  Net increase (decrease) in net assets resulting from capital transactions.      273    (1,041)     (48)    (171)
                                                                             --------  --------  -------  -------
NET CHANGE IN NET ASSETS....................................................   21,169     9,190    4,955    1,596
NET ASSETS - BEGINNING OF PERIOD............................................  186,762   177,572   37,769   36,173
                                                                             --------  --------  -------  -------
NET ASSETS - END OF PERIOD.................................................. $207,931  $186,762  $42,724  $37,769
                                                                             ========  ========  =======  =======

                                                                                  RUSSELL
                                                                                 NON-U.S.
                                                                                SUB-ACCOUNT
                                                                             ----------------
                                                                               2006     2005
                                                                             -------  -------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).............................................. $   494  $    78
  Net realized gain (loss) on investments...................................   2,057      410
  Change in unrealized appreciation (depreciation) of investments...........   6,739    4,158
                                                                             -------  -------
  Net increase (decrease) in net assets resulting from operations...........   9,290    4,646
                                                                             -------  -------
From capital transactions:
  Payments received from contract owners....................................      --       --
  Transfers between Sub-accounts (including fixed account), net.............  (1,643)  (1,063)
  Transfers for contract benefits and terminations..........................      (2)       1
  Contract maintenance charges..............................................     (11)     (11)
                                                                             -------  -------
  Net increase (decrease) in net assets resulting from capital transactions.  (1,656)  (1,073)
                                                                             -------  -------
NET CHANGE IN NET ASSETS....................................................   7,634    3,573
NET ASSETS - BEGINNING OF PERIOD............................................  42,803   39,230
                                                                             -------  -------
NET ASSETS - END OF PERIOD.................................................. $50,437  $42,803
                                                                             =======  =======

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

        RUSSELL            RUSSELL            AIM V.I. CAPITAL       AIM V.I.
       CORE BOND      REAL ESTATE SECURITIES    APPRECIATION    INTERNATIONAL GROWTH
      SUB-ACCOUNT        SUB-ACCOUNT            SUB-ACCOUNT         SUB-ACCOUNT
  ------------------  ---------------------  -----------------  ------------------
    2006      2005      2006        2005       2006     2005      2006       2005
  --------  --------   -------     -------   -------  --------  --------   --------
  $  8,894  $  6,099  $   456     $   460    $(1,030) $   (953) $   (556)  $   (154)
       (47)    2,826    7,475       6,248        868    (2,318)   24,277      1,666
    (2,311)   (7,237)  15,295         320      3,710     8,370    16,264      8,058
  --------  --------   -------     -------   -------  --------  --------   --------
     6,536     1,688   23,226       7,028      3,548     5,099    39,985      9,570
  --------  --------   -------     -------   -------  --------  --------   --------
        --        --       --          --      5,138     4,292    43,647     28,651
     2,353     2,530     (960)       (278)       126   (12,776)  (20,421)    25,717
        (2)        3      (10)         --     (3,715)     (267)   (9,425)      (377)
       (23)      (23)      (3)         (3)        (6)       (6)     (513)       (43)
  --------  --------   -------     -------   -------  --------  --------   --------
     2,328     2,510     (973)       (281)     1,543    (8,757)   13,288     53,948
  --------  --------   -------     -------   -------  --------  --------   --------
     8,864     4,198   22,253       6,747      5,091    (3,658)   53,273     63,518
   282,187   277,989   68,704      61,957     71,926    75,584   103,706     40,188
  --------  --------   -------     -------   -------  --------  --------   --------
  $291,051  $282,187  $90,957     $68,704    $77,017  $ 71,926  $156,979   $103,706
  ========  ========   =======     =======   =======  ========  ========   ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                             ALLIANCEBERNSTEIN       PUTNAM
                                                                             LARGE CAP GROWTH    GROWTH & INCOME
                                                                               SUB-ACCOUNT         SUB-ACCOUNT
                                                                             ----------------  ------------------
                                                                              2006    2005 (D)   2006      2005
                                                                             ------   -------- --------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).............................................. $  (14)    $--    $    809  $    861
  Net realized gain (loss) on investments...................................     --      --       4,978     2,092
  Change in unrealized appreciation (depreciation) of investments...........    143      --      21,005     3,802
                                                                             ------     ---    --------  --------
  Net increase (decrease) in net assets resulting from operations...........    129      --      26,792     6,755
                                                                             ------     ---    --------  --------
From capital transactions:
  Payments received from contract owners....................................  3,812      --      17,802     8,233
  Transfers between Sub-accounts (including fixed account), net.............     --      --       3,351    27,031
  Transfers for contract benefits and terminations..........................     --      --         (58)   (2,804)
  Contract maintenance charges..............................................     --      --          (4)       (4)
                                                                             ------     ---    --------  --------
  Net increase (decrease) in net assets resulting from capital transactions.  3,812      --      21,091    32,456
                                                                             ------     ---    --------  --------
NET CHANGE IN NET ASSETS....................................................  3,941      --      47,883    39,211
NET ASSETS - BEGINNING OF PERIOD............................................     --      --     166,207   126,996
                                                                             ------     ---    --------  --------
NET ASSETS - END OF PERIOD.................................................. $3,941     $--    $214,090  $166,207
                                                                             ======     ===    ========  ========

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                 PUTNAM              PUTNAM              PUTNAM
             EQUITY INCOME           VISTA          SMALL CAP VALUE
              SUB-ACCOUNT         SUB-ACCOUNT         SUB-ACCOUNT
           -----------------  -------------------  ------------------
             2006     2005       2006      2005      2006    2005 (D)
           -------  --------  ---------  --------  --------  --------
           $    96  $    (33) $  (5,979) $ (6,298) $   (418)   $--
             1,800    12,060    (23,191)   (3,968)     (376)    --
             8,938   (10,369)    52,537    59,400     5,654     --
           -------  --------  ---------  --------  --------    ---
            10,834     1,658     23,367    49,134     4,860     --
           -------  --------  ---------  --------  --------    ---
                --    16,813     22,755    28,057   104,120     --
            22,511   (26,194)       173    (2,532)   (8,674)    --
                (6)   (7,484)  (107,782)   (1,021)      317     --
                (3)       (3)        (2)       (2)       --     --
           -------  --------  ---------  --------  --------    ---
            22,502   (16,868)   (84,856)   24,502    95,763     --
           -------  --------  ---------  --------  --------    ---
            33,336   (15,210)   (61,489)   73,636   100,623     --
            48,196    63,406    492,386   418,750        --     --
           -------  --------  ---------  --------  --------    ---
           $81,532  $ 48,196  $ 430,897  $492,386  $100,623    $--
           =======  ========  =========  ========  ========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                               TEMPLETON
                                                                     TEMPLETON FOREIGN    DEVELOPING MARKETS    TEMPLETON GROWTH
                                                                        SECURITIES            SECURITIES           SECURITIES
                                                                        SUB-ACCOUNT           SUB-ACCOUNT         SUB-ACCOUNT
                                                                   --------------------  --------------------  ------------------
                                                                      2006       2005       2006       2005      2006    2005 (D)
                                                                   ----------  --------  ----------  --------  --------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $  (15,098) $   (843) $  (11,039) $   (511) $   (630)   $--
  Net realized (losses) gains from security transactions..........     20,911     7,796      64,426     7,491     1,256     --
  Change in unrealized appreciation (depreciation) of investments.    663,735    24,345     635,092    78,045    17,435     --
                                                                   ----------  --------  ----------  --------  --------    ---
  Net increase (decrease) in net assets resulting from operations.    669,548    31,298     688,479    85,025    18,061     --
                                                                   ----------  --------  ----------  --------  --------    ---
From capital transactions:
  Payments received from contract owners..........................  3,732,132    81,021   2,908,980   107,403   187,880     --
  Transfers between Sub-accounts (including fixed account), net...  1,997,142    32,231     793,306    38,889    29,593     --
  Transfers for contract benefits and terminations................    (24,572)  (14,472)    (35,045)   (3,793)   (2,251)    --
  Contract maintenance charges....................................     (1,387)     (822)     (1,503)     (916)       --     --
                                                                   ----------  --------  ----------  --------  --------    ---
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................  5,703,315    97,958   3,665,738   141,583   215,222     --
                                                                   ----------  --------  ----------  --------  --------    ---
NET CHANGE IN NET ASSETS..........................................  6,372,863   129,256   4,354,217   226,608   233,283     --
NET ASSETS - BEGINNING OF PERIOD..................................    406,479   277,223     483,749   257,141        --     --
                                                                   ----------  --------  ----------  --------  --------    ---
NET ASSETS - END OF PERIOD........................................ $6,779,342  $406,479  $4,837,966  $483,749  $233,283    $--
                                                                   ==========  ========  ==========  ========  ========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

       FRANKLIN                  FRANKLIN           FIDELITY           FIDELITY
  MUTUAL SHARES SECURITIES  INCOME SECURITIES     EQUITY-INCOME        MID-CAP
     SUB-ACCOUNT               SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
  ------------------------ -------------------- ----------------  ------------------
    2006       2005 (D)       2006     2005 (D)   2006     2005     2006    2005 (D)
   --------    --------    ----------  -------- -------  -------  --------  --------
  $ (1,575)      $--       $   14,726    $--    $   809  $   (25) $ (1,615)   $--
     8,157        --            6,399     --      6,421    1,342      (142)    --
    41,149        --          264,922     --      1,395      434    18,128     --
   --------      ---       ----------    ---    -------  -------  --------    ---
    47,731        --          286,047     --      8,625    1,751    16,371     --
   --------      ---       ----------    ---    -------  -------  --------    ---
   632,032        --        2,536,902     --         --    7,500   309,632     --
   (69,880)       --        2,028,129     --      2,976       --    34,044     --
   (11,013)       --          (19,227)    --          6       (2)     (628)    --
        --        --               --     --       (234)    (186)       --     --
   --------      ---       ----------    ---    -------  -------  --------    ---
   551,139        --        4,545,804     --      2,748    7,312   343,048     --
   --------      ---       ----------    ---    -------  -------  --------    ---
   598,870        --        4,831,851     --     11,373    9,063   359,419     --
        --        --               --     --     46,565   37,502        --     --
   --------      ---       ----------    ---    -------  -------  --------    ---
  $598,870       $--       $4,831,851    $--    $57,938  $46,565  $359,419    $--
   ========      ===       ==========    ===    =======  =======  ========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                         FIDELITY                METLIFE
                                                                        CONTRAFUND             STOCK INDEX
                                                                       SUB-ACCOUNT             SUB-ACCOUNT
                                                                   -------------------- ------------------------
                                                                      2006     2005 (D)     2006         2005
                                                                   ----------  -------- -----------  -----------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $    1,070    $--    $    (5,606) $   (41,511)
  Net realized (losses) gains from security transactions..........    475,897     --        818,895      613,648
  Change in unrealized appreciation (depreciation) of
   investments....................................................   (119,273)    --      1,002,441     (159,135)
                                                                   ----------    ---    -----------  -----------
  Net increase (decrease) in net assets resulting from operations.    357,694     --      1,815,730      413,002
                                                                   ----------    ---    -----------  -----------
From capital transactions:
  Payments received from contract owners..........................  4,214,977     --      3,503,492    5,893,335
  Transfers between Sub-accounts (including fixed account), net...  2,229,330     --       (634,292)  (3,147,350)
  Transfers for contract benefits and terminations................    (55,430)    --       (549,652)    (718,399)
  Contract maintenance charges....................................         --     --        (45,209)     (26,492)
                                                                   ----------    ---    -----------  -----------
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................  6,388,877     --      2,274,339    2,001,094
                                                                   ----------    ---    -----------  -----------
NET CHANGE IN NET ASSETS..........................................  6,746,571     --      4,090,069    2,414,096
NET ASSETS - BEGINNING OF PERIOD..................................         --     --     12,415,190   10,001,094
                                                                   ----------    ---    -----------  -----------
NET ASSETS - END OF PERIOD........................................ $6,746,571    $--    $16,505,259  $12,415,190
                                                                   ==========    ===    ===========  ===========

                                                                           FI
                                                                   INTERNATIONAL STOCK
                                                                       SUB-ACCOUNT
                                                                   ------------------
                                                                     2006      2005
                                                                   --------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $   (695) $ (3,281)
  Net realized (losses) gains from security transactions..........   58,066    21,781
  Change in unrealized appreciation (depreciation) of
   investments....................................................      543    32,393
                                                                   --------  --------
  Net increase (decrease) in net assets resulting from operations.   57,914    50,893
                                                                   --------  --------
From capital transactions:
  Payments received from contract owners..........................  196,500        --
  Transfers between Sub-accounts (including fixed account), net...  (90,307)  (50,853)
  Transfers for contract benefits and terminations................  (29,549)  (23,542)
  Contract maintenance charges....................................   (1,546)   (1,490)
                                                                   --------  --------
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................   75,098   (75,885)
                                                                   --------  --------
NET CHANGE IN NET ASSETS..........................................  133,012   (24,992)
NET ASSETS - BEGINNING OF PERIOD..................................  365,393   390,385
                                                                   --------  --------
NET ASSETS - END OF PERIOD........................................ $498,405  $365,393
                                                                   ========  ========

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

    BLACKROCK              BLACKROCK               DAVIS VENTURE            HARRIS OAKMARK
   BOND INCOME           MONEY MARKET                  VALUE                 FOCUSED VALUE
   SUB-ACCOUNT            SUB-ACCOUNT               SUB-ACCOUNT               SUB-ACCOUNT
-----------------  ------------------------  ------------------------  ------------------------
  2006      2005       2006         2005         2006         2005         2006         2005
--------  -------  -----------  -----------  -----------  -----------  -----------  -----------
$  1,387  $ 1,329  $   459,287  $    67,151  $  (412,482) $  (372,990) $  (266,192) $  (233,246)
  (1,442)     316           --           --      759,520    1,278,107    1,843,483      570,684
  18,598   (1,087)          --           --    4,920,590    1,742,393      135,429      664,485
--------  -------  -----------  -----------  -----------  -----------  -----------  -----------
  18,543      558      459,287       67,151    5,267,628    2,647,510    1,712,720    1,001,923
--------  -------  -----------  -----------  -----------  -----------  -----------  -----------
 649,700   60,768   14,829,676    6,569,582   13,231,232    6,674,059    2,345,163    3,261,913
  27,263    6,409   (1,177,226)   5,144,374   (1,630,198)  (6,661,088)    (483,163)  (2,240,134)
    (992)  (2,601)  (4,218,317)    (330,354)  (1,539,929)  (1,260,283)    (808,424)    (457,639)
    (299)      --      (31,127)      (4,275)    (136,232)    (104,401)     (59,803)     (45,483)
--------  -------  -----------  -----------  -----------  -----------  -----------  -----------
 675,672   64,576    9,403,006   11,379,327    9,924,873   (1,351,713)     993,773      518,657
--------  -------  -----------  -----------  -----------  -----------  -----------  -----------
 694,215   65,134    9,862,293   11,446,478   15,192,501    1,295,797    2,706,493    1,520,580
  83,096   17,962   11,615,345      168,867   35,309,809   34,014,012   15,888,972   14,368,392
--------  -------  -----------  -----------  -----------  -----------  -----------  -----------
$777,311  $83,096  $21,477,638  $11,615,345  $50,502,310  $35,309,809  $18,595,465  $15,888,972
========  =======  ===========  ===========  ===========  ===========  ===========  ===========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                                                                      MFS
                                                                        JENNISON GROWTH          TOTAL RETURN
                                                                          SUB-ACCOUNT             SUB-ACCOUNT
                                                                   ------------------------  --------------------
                                                                       2006         2005        2006       2005
                                                                   -----------  -----------  ----------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $  (240,692) $  (185,170) $  (16,973) $    (84)
  Net realized (losses) gains from security transactions..........     219,181      343,140      (2,319)    2,681
  Change in unrealized appreciation (depreciation) of investments.     256,533      985,639     202,536    (1,402)
                                                                   -----------  -----------  ----------  --------
  Net increase (decrease) in net assets resulting from operations.     235,022    1,143,609     183,244     1,195
                                                                   -----------  -----------  ----------  --------
From capital transactions:
  Payments received from contract owners..........................   3,192,761    2,316,024   2,378,309    29,021
  Transfers between Sub-accounts (including fixed account), net...   1,130,302   (3,403,020)  1,034,203    45,007
  Transfers for contract benefits and terminations................    (479,668)    (493,127)    (34,713)  (10,578)
  Contract maintenance charges....................................     (48,933)     (37,605)         (9)       (6)
                                                                   -----------  -----------  ----------  --------
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................   3,794,462   (1,617,728)  3,377,790    63,444
                                                                   -----------  -----------  ----------  --------
NET CHANGE IN NET ASSETS..........................................   4,029,484     (474,119)  3,561,034    64,639
NET ASSETS - BEGINNING OF PERIOD..................................  12,356,025   12,830,144      98,174    33,535
                                                                   -----------  -----------  ----------  --------
NET ASSETS - END OF PERIOD........................................ $16,385,509  $12,356,025  $3,659,208  $ 98,174
                                                                   ===========  ===========  ==========  ========

                                                                           MFS
                                                                     INVESTORS TRUST
                                                                       SUB-ACCOUNT
                                                                   -------------------
                                                                    2006 (E)    2005
                                                                   ---------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $    (319) $ (4,838)
  Net realized (losses) gains from security transactions..........   101,009    16,735
  Change in unrealized appreciation (depreciation) of investments.   (82,846)    7,587
                                                                   ---------  --------
  Net increase (decrease) in net assets resulting from operations.    17,844    19,484
                                                                   ---------  --------
From capital transactions:
  Payments received from contract owners..........................     4,034        --
  Transfers between Sub-accounts (including fixed account), net...  (404,094)  (62,681)
  Transfers for contract benefits and terminations................   (10,667)  (25,531)
  Contract maintenance charges....................................       (86)   (1,646)
                                                                   ---------  --------
  Net increase (decrease) in net assets resulting from capital transactions...................................................  (410,813)  (89,858)
                                                                   ---------  --------
NET CHANGE IN NET ASSETS..........................................  (392,969)  (70,374)
NET ASSETS - BEGINNING OF PERIOD..................................   392,969   463,343
                                                                   ---------  --------
NET ASSETS - END OF PERIOD........................................ $      --  $392,969
                                                                   =========  ========

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                     WESTERN ASSET MANAGEMENT
  CAPITAL GUARDIAN    STRATEGIC BOND          WESTERN ASSET MANAGEMENT   T. ROWE PRICE
    U.S. EQUITY        OPPORTUNITIES             U.S. GOVERNMENT        SMALL-CAP GROWTH
    SUB-ACCOUNT         SUB-ACCOUNT                SUB-ACCOUNT            SUB-ACCOUNT
-------------------  -----------------------  -----------------------  -----------------
   2006      2005      2006         2005         2006       2005 (B)     2006     2005
---------  --------    -------     -------     ----------   --------   -------  --------
$  (4,197) $ (5,881) $ 2,449      $ 1,101     $   (8,258)   $ (1,257)  $(1,203) $ (1,243)
   43,334    12,671    1,053        1,680         (4,879)       (488)    3,051     2,045
   10,530    10,533     (997)      (1,966)        71,466         758        47     7,084
---------  --------    -------     -------     ----------   --------   -------  --------
   49,667    17,323    2,505          815         58,329        (987)    1,895     7,886
---------  --------    -------     -------     ----------   --------   -------  --------
  461,291    11,459    5,000        3,750      1,657,278     122,458     5,425        --
 (147,042)   15,364   (1,236)       3,308      1,118,527      88,916    (7,386)       54
  (17,238)  (46,155)  (2,959)      (5,992)       (17,380)       (106)   (4,719)  (14,827)
   (1,155)   (1,058)    (286)        (284)        (1,048)       (132)     (333)     (339)
---------  --------    -------     -------     ----------   --------   -------  --------
  295,856   (20,390)     519          782      2,757,377     211,136    (7,013)  (15,112)
---------  --------    -------     -------     ----------   --------   -------  --------
  345,523    (3,067)   3,024        1,597      2,815,706     210,149    (5,118)   (7,226)
  432,615   435,682   73,297       71,700        210,149          --    86,308    93,534
---------  --------    -------     -------     ----------   --------   -------  --------
$ 778,138  $432,615  $76,321      $73,297     $3,025,855    $210,149   $81,190  $ 86,308
=========  ========    =======     =======     ==========   ========   =======  ========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                        T. ROWE PRICE      FRANKLIN TEMPLETON      BLACKROCK
                                                                      LARGE-CAP GROWTH      SMALL-CAP GROWTH    STRATEGIC VALUE
                                                                         SUB-ACCOUNT           SUB-ACCOUNT        SUB-ACCOUNT
                                `                                  ----------------------  ------------------  -----------------
                                                                      2006        2005       2006      2005      2006      2005
                                                                   ----------  ----------  --------  --------  --------  -------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $  (14,879) $   (9,443) $ (4,420) $ (1,229) $   (332) $ 1,284
  Net realized (losses) gains from security transactions..........    161,798       9,092    25,359     1,702     5,062      287
  Change in unrealized appreciation (depreciation) of investments.    (13,702)     53,919     3,019     7,699    (1,021)    (292)
                                                                   ----------  ----------  --------  --------  --------  -------
  Net increase (decrease) in net assets resulting from operations.    133,217      53,568    23,958     8,172     3,709    1,279
                                                                   ----------  ----------  --------  --------  --------  -------
From capital transactions:
  Payments received from contract owners..........................    212,902     268,046    84,686   104,232     2,267    5,136
  Transfers between Sub-accounts (including fixed account), net...   (401,329)    219,885    (5,244)   73,242   (16,301)   4,479
  Transfers for contract benefits and terminations................    (25,344)    (47,292)   (3,432)     (917)      (22)       3
  Contract maintenance charges....................................     (3,355)     (2,564)     (976)     (197)      (69)    (124)
                                                                   ----------  ----------  --------  --------  --------  -------
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................   (217,126)    438,075    75,034   176,360   (14,125)   9,494
                                                                   ----------  ----------  --------  --------  --------  -------
NET CHANGE IN NET ASSETS..........................................    (83,909)    491,643    98,992   184,532   (10,416)  10,773
NET ASSETS - BEGINNING OF PERIOD..................................  1,068,382     576,739   187,981     3,449    32,325   21,552
                                                                   ----------  ----------  --------  --------  --------  -------
NET ASSETS - END OF PERIOD........................................ $  984,473  $1,068,382  $286,973  $187,981  $ 21,909  $32,325
                                                                   ==========  ==========  ========  ========  ========  =======

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

      OPPENHEIMER            FL                 FL              METLIFE
     GLOBAL EQUITY       LARGE CAP        VALUE LEADERS    AGGRESSIVE ALLOCATION
      SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT
   ----------------  ------------------ ------------------ ---------------------
     2006     2005     2006    2005 (D)   2006    2005 (D)   2006      2005 (D)
   -------  -------  --------  -------- --------  --------  --------   --------
   $  (139) $    (9) $   (907)   $--    $ (1,473)   $--    $ (3,391)     $--
       301      (33)      (15)    --        (368)    --           3       --
     5,120      186     8,136     --      13,776     --      44,928       --
   -------  -------  --------    ---    --------    ---     --------     ---
     5,282      144     7,214     --      11,935     --      41,540       --
   -------  -------  --------    ---    --------    ---     --------     ---
    50,612       --    70,024     --     104,990     --      95,819       --
     5,467    6,534    72,717     --      77,224     --     350,136       --
      (101)  (2,786)     (293)    --        (212)    --         418       --
        --       --        --     --          --     --          --
   -------  -------  --------    ---    --------    ---     --------     ---
    55,978    3,748   142,448     --     182,002     --     446,373       --
   -------  -------  --------    ---    --------    ---     --------     ---
    61,260    3,892   149,662     --     193,937     --     487,913       --
     3,892       --        --     --          --     --          --       --
   -------  -------  --------    ---    --------    ---     --------     ---
   $65,152  $ 3,892  $149,662    $--    $193,937    $--    $487,913      $--
   =======  =======  ========    ===    ========    ===     ========     ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                        METLIFE            METLIFE
                                                                      CONSERVATIVE     CONSERVATIVE TO      METLIFE MODERATE
                                                                       ALLOCATION     MODERATE ALLOCATION      ALLOCATION
                                                                      SUB-ACCOUNT        SUB-ACCOUNT          SUB-ACCOUNT
                                                                   ------------------ ------------------  --------------------
                                                                     2006    2005 (D)   2006     2005 (D)    2006     2005 (D)
                                                                   --------  -------- --------   -------- ----------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $   (922)   $--    $   (538)    $--    $  (15,516)   $--
  Net realized (losses) gains from security transactions..........      198     --          27      --         8,150     --
  Change in unrealized appreciation (depreciation) of investments.    2,371     --       4,865      --       139,191     --
                                                                   --------    ---    --------     ---    ----------    ---
  Net increase (decrease) in net assets resulting from operations.    1,647     --       4,354      --       131,825     --
                                                                   --------    ---    --------     ---    ----------    ---
From capital transactions:
  Payments received from contract owners..........................  518,236     --      90,000      --     1,866,422     --
  Transfers between Sub-accounts (including fixed account), net...   74,280     --      54,056      --       968,443     --
  Transfers for contract benefits and terminations................    5,553     --         (22)     --       (23,341)    --
  Contract maintenance charges....................................       --     --          --      --            --     --
                                                                   --------    ---    --------     ---    ----------    ---
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................  598,069     --     144,034      --     2,811,524     --
                                                                   --------    ---    --------     ---    ----------    ---
NET CHANGE IN NET ASSETS..........................................  599,716     --     148,388      --     2,943,349     --
NET ASSETS - BEGINNING OF PERIOD..................................       --     --          --      --            --     --
                                                                   --------    ---    --------     ---    ----------    ---
NET ASSETS - END OF PERIOD........................................ $599,716    $--    $148,388     $--    $2,943,349    $--
                                                                   ========    ===    ========     ===    ==========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

        METLIFE                                                      PIMCO
  MODERATE TO AGGRESSIVE       PIMCO               PIMCO          STOCKSPLUS
       ALLOCATION            HIGH YIELD        LOW DURATION     GROWTH & INCOME
      SUB-ACCOUNT           SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
  ---------------------- -----------------  ------------------  ---------------
     2006      2005 (D)    2006      2005     2006      2005      2006    2005
  ----------   --------  --------  -------  --------  --------  -------  ------
  $  (14,307)    $--     $  7,204  $ 1,980  $  3,113  $  1,657  $   107  $   49
        (709)     --          920        3      (251)      (11)   1,834      27
     131,101      --        2,901     (397)       18    (2,058)  (1,258)     22
  ----------     ---     --------  -------  --------  --------  -------  ------
     116,085      --       11,025    1,586     2,880      (412)     683      98
  ----------     ---     --------  -------  --------  --------  -------  ------
   1,434,090      --       56,835   35,127    22,284     4,404       --      --
   1,055,055      --       (1,290)  20,366    (9,906)    1,754       --     205
        (373)     --         (865)      10       (11)        1   (5,950)      2
          --      --         (445)    (135)     (354)     (329)      --      --
  ----------     ---     --------  -------  --------  --------  -------  ------
   2,488,772      --       54,235   55,368    12,013     5,830   (5,950)    207
  ----------     ---     --------  -------  --------  --------  -------  ------
   2,604,857      --       65,260   56,954    14,893     5,418   (5,267)    305
          --      --       72,245   15,291   102,017    96,599    5,267   4,962
  ----------     ---     --------  -------  --------  --------  -------  ------
  $2,604,857     $--     $137,505  $72,245  $116,910  $102,017  $    --  $5,267
  ==========     ===     ========  =======  ========  ========  =======  ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                                      PIONEER VCT        AMERICAN FUNDS       AMERICAN FUNDS
                                                                     MID-CAP VALUE       GLOBAL GROWTH       GROWTH & INCOME
                                                                      SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT
                                                                   ------------------ -------------------- --------------------
                                                                     2006    2005 (D)    2006     2005 (D)    2006     2005 (D)
                                                                   --------  -------- ----------  -------- ----------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $   (730)   $--    $  (17,587)   $--    $   46,817    $--
  Net realized (losses) gains from security transactions..........    1,020     --            35     --        34,998     --
  Change in unrealized appreciation (depreciation) of investments.    9,797     --       470,960     --       360,157     --
                                                                   --------    ---    ----------    ---    ----------    ---
  Net increase (decrease) in net assets resulting from operations.   10,087     --       453,408     --       441,972     --
                                                                   --------    ---    ----------    ---    ----------    ---
From capital transactions:
  Payments received from contract owners..........................  195,963     --     3,632,449     --     5,251,492     --
  Transfers between Sub-accounts (including fixed account), net...    2,367     --     1,221,649     --     1,609,494     --
  Transfers for contract benefits and terminations................     (290)    --       (21,842)    --       (46,581)    --
  Contract maintenance charges....................................       --     --            --     --            --     --
                                                                   --------    ---    ----------    ---    ----------    ---
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................  198,040     --     4,832,256     --     6,814,405     --
                                                                   --------    ---    ----------    ---    ----------    ---
NET CHANGE IN NET ASSETS..........................................  208,127     --     5,285,664     --     7,256,377     --
NET ASSETS - BEGINNING OF PERIOD..................................       --     --            --     --            --     --
                                                                   --------    ---    ----------    ---    ----------    ---
NET ASSETS - END OF PERIOD........................................ $208,127    $--    $5,285,664    $--    $7,256,377    $--
                                                                   ========    ===    ==========    ===    ==========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                                               VAN KAMPEN
   AMERICAN FUNDS         VAN KAMPEN       UIF U.S. REAL ESTATE     VAN KAMPEN
       GROWTH        UIF EQUITY AND INCOME     SECURITIES          LIT COMSTOCK
    SUB-ACCOUNT          SUB-ACCOUNT          SUB-ACCOUNT          SUB-ACCOUNT
-------------------- --------------------  -------------------- ------------------
   2006     2005 (D)    2006      2005 (D)   2006     2005 (D)    2006    2005 (D)
----------  -------- ----------   -------- --------   --------  --------  --------
$    5,154    $--    $   (3,170)    $--    $ (1,769)    $--     $ (1,955)   $--
    17,820     --         2,705      --       9,008      --          419     --
   472,791     --        61,519      --      36,664      --       27,670     --
----------    ---    ----------     ---    --------     ---     --------    ---
   495,765     --        61,054      --      43,903      --       26,134     --
----------    ---    ----------     ---    --------     ---     --------    ---
 6,766,739     --     1,404,229      --     605,414      --      412,074     --
 2,495,705     --        78,103      --      71,166      --       22,732     --
   (62,493)    --        (8,519)     --        (795)     --       (3,612)    --
        --     --            --      --          --      --           --     --
----------    ---    ----------     ---    --------     ---     --------    ---
 9,199,951     --     1,473,813      --     675,785      --      431,194     --
----------    ---    ----------     ---    --------     ---     --------    ---
 9,695,716     --     1,534,867      --     719,688      --      457,328     --
        --     --            --      --          --      --           --     --
----------    ---    ----------     ---    --------     ---     --------    ---
$9,695,716    $--    $1,534,867     $--    $719,688     $--     $457,328    $--
==========    ===    ==========     ===    ========     ===     ========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                                                    LMPV
                                                                       VAN KAMPEN           VAN KAMPEN          GLOBAL HIGH
                                                                   LIT STRATEGIC GROWTH LIT GROWTH & INCOME      YIELD BOND
                                                                      SUB-ACCOUNT          SUB-ACCOUNT          SUB-ACCOUNT
                                                                   -------------------- ------------------  --------------------
                                                                     2006     2005 (D)    2006     2005 (D)    2006     2005 (D)
                                                                   --------   --------  --------   -------- ----------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $   (876)    $--     $ (2,142)    $--    $   61,836    $--
  Net realized (losses) gains from security transactions..........      391      --        4,558      --        11,009     --
  Change in unrealized appreciation (depreciation) of investments.    8,231      --       29,812      --       (16,552)    --
                                                                   --------     ---     --------     ---    ----------    ---
  Net increase (decrease) in net assets resulting from operations.    7,746      --       32,228      --        56,293     --
                                                                   --------     ---     --------     ---    ----------    ---
From capital transactions:
  Payments received from contract owners..........................  182,678      --      456,989      --       883,128     --
  Transfers between Sub-accounts (including fixed account), net...      184      --       16,930      --       327,167     --
  Transfers for contract benefits and terminations................   (5,488)     --      (11,701)     --        (1,559)    --
  Contract maintenance charges....................................       --      --           --      --            --     --
                                                                   --------     ---     --------     ---    ----------    ---
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................  177,374      --      462,218      --     1,208,736     --
                                                                   --------     ---     --------     ---    ----------    ---
NET CHANGE IN NET ASSETS..........................................  185,120      --      494,446      --     1,265,029     --
NET ASSETS - BEGINNING OF PERIOD..................................       --      --           --      --            --     --
                                                                   --------     ---     --------     ---    ----------    ---
NET ASSETS - END OF PERIOD........................................ $185,120     $--     $494,446     $--    $1,265,029    $--
                                                                   ========     ===     ========     ===    ==========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.


        LMPV                                      LMPV                LMPV
  SMALL-CAP GROWTH          LMPV           CAPITAL AND INCOME     EQUITY INDEX
    SUB-ACCOUNT      INVESTORS SUB-ACCOUNT    SUB-ACCOUNT         SUB-ACCOUNT
-------------------- --------------------- ------------------ --------------------
   2006     2005 (D)   2006      2005 (D)    2006    2005 (D)    2006     2005 (D)
----------  --------  --------   --------  --------  -------- ----------  --------
$   (8,060)   $--    $  1,117      $--     $  8,310    $--    $   17,484    $--
    50,756     --       3,201       --       11,115     --        52,356     --
    28,504     --       6,660       --       20,890     --       138,270     --
----------    ---     --------     ---     --------    ---    ----------    ---
    71,200     --      10,978       --       40,315     --       208,110     --
----------    ---     --------     ---     --------    ---    ----------    ---
   491,964     --     105,752       --      611,619     --     2,688,106     --
   525,525     --      26,130       --       70,820     --        41,881     --
    (5,325)    --        (241)      --      (17,507)    --        (7,342)    --
        --     --          --       --           --     --            --     --
----------    ---     --------     ---     --------    ---    ----------    ---
 1,012,164     --     131,641       --      664,932     --     2,722,645     --
----------    ---     --------     ---     --------    ---    ----------    ---
 1,083,364     --     142,619       --      705,247     --     2,930,755     --
        --     --          --       --           --     --            --     --
----------    ---     --------     ---     --------    ---    ----------    ---
$1,083,364    $--    $142,619      $--     $705,247    $--    $2,930,755    $--
==========    ===     ========     ===     ========    ===    ==========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                                           LMPV                 LMPV                LMPV
                                                                    FUNDAMENTAL VALUE   CAPITAL APPRECIATION  GROWTH & INCOME
                                                                       SUB-ACCOUNT          SUB-ACCOUNT         SUB-ACCOUNT
                                                                   -------------------- -------------------- ------------------
                                                                      2006     2005 (D)    2006     2005 (D)   2006    2005 (D)
                                                                   ----------  -------- ----------  -------- --------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss).................................... $   21,720    $--    $    8,589    $--    $    614    $--
  Net realized (losses) gains from security transactions..........     79,218     --        46,801     --         164     --
  Change in unrealized appreciation (depreciation) of investments.     46,642     --        37,087     --      12,785     --
                                                                   ----------    ---    ----------    ---    --------    ---
  Net increase (decrease) in net assets resulting from operations.    147,580     --        92,477     --      13,563     --
                                                                   ----------    ---    ----------    ---    --------    ---
From capital transactions:
  Payments received from contract owners..........................  1,539,428     --     1,195,020     --     179,419     --
  Transfers between Sub-accounts (including fixed account), net...    509,988     --       272,306     --       3,705     --
  Transfers for contract benefits and terminations................    (13,885)    --        (9,897)    --          (3)    --
  Contract maintenance charges....................................         --     --            --     --          --     --
                                                                   ----------    ---    ----------    ---    --------    ---
  Net increase (decrease) in net assets resulting from capital
   transactions...................................................  2,035,531     --     1,457,429     --     183,121     --
                                                                   ----------    ---    ----------    ---    --------    ---
NET CHANGE IN NET ASSETS..........................................  2,183,111     --     1,549,906     --     196,684     --
NET ASSETS - BEGINNING OF PERIOD..................................         --     --            --     --          --     --
                                                                   ----------    ---    ----------    ---    --------    ---
NET ASSETS - END OF PERIOD........................................ $2,183,111    $--    $1,549,906    $--    $196,684    $--
                                                                   ==========    ===    ==========    ===    ========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

        LMPV                    LMPV                LMPV               LMPV
 ADJUSTABLE RATE INCOME  AGGRESSIVE GROWTH    LARGE-CAP GROWTH   LARGE-CAP VALUE
    SUB-ACCOUNT             SUB-ACCOUNT         SUB-ACCOUNT        SUB-ACCOUNT
 ---------------------- -------------------- ------------------ ------------------
   2006      2005 (D)      2006     2005 (D)   2006    2005 (D)   2006    2005 (D)
  --------   --------   ----------  -------- --------  -------- --------  --------
 $  4,567      $--      $  (32,148)   $--    $   (537)   $--    $    837    $--
        7       --           6,379     --          16     --       2,416     --
   (3,506)      --         257,767     --       6,864     --       9,065     --
  --------     ---      ----------    ---    --------    ---    --------    ---
    1,068       --         231,998     --       6,343     --      12,318     --
  --------     ---      ----------    ---    --------    ---    --------    ---
   93,910       --       3,742,780     --      69,738     --     119,630     --
   22,447       --       1,504,348     --      78,847     --         (27)    --
      (68)      --         (43,651)    --          (9)    --      (2,182)    --
       --       --              --     --          --     --          --     --
  --------     ---      ----------    ---    --------    ---    --------    ---
  116,289       --       5,203,477     --     148,576     --     117,421     --
  --------     ---      ----------    ---    --------    ---    --------    ---
  117,357       --       5,435,475     --     154,919     --     129,739     --
       --       --              --     --          --     --          --     --
  --------     ---      ----------    ---    --------    ---    --------    ---
 $117,357      $--      $5,435,475    $--    $154,919    $--    $129,739    $--
  ========     ===      ==========    ===    ========    ===    ========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                                                                  LMPV SOCIAL
                                                                                  LMPV             AWARENESS
                                                                              MONEY MARKET           STOCK
                                                                               SUB-ACCOUNT        SUB-ACCOUNT
                                                                          --------------------- ----------------
                                                                              2006     2005 (D)  2006   2005 (D)
                                                                          -----------  -------- ------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)........................................... $    49,762    $--    $   (5)   $--
  Net realized (losses) gains from security transactions.................          --     --        --     --
  Change in unrealized appreciation (depreciation) of investments........          --     --       622     --
                                                                          -----------    ---    ------    ---
  Net increase (decrease) in net assets resulting from operations........      49,762     --       617     --
                                                                          -----------    ---    ------    ---
From capital transactions:
  Payments received from contract owners.................................   6,193,137     --     6,000     --
  Transfers between Sub-accounts (including fixed account), net..........  (1,638,637)    --       600     --
  Transfers for contract benefits and terminations.......................    (183,733)    --        --     --
  Contract maintenance charges...........................................          --     --        --     --
                                                                          -----------    ---    ------    ---
  Net increase (decrease) net assets resulting from capital transactions.   4,370,767     --     6,600     --
                                                                          -----------    ---    ------    ---
NET CHANGE IN NET ASSETS.................................................   4,420,529     --     7,217     --
NET ASSETS - BEGINNING OF PERIOD.........................................          --     --        --     --
                                                                          -----------    ---    ------    ---
NET ASSETS - END OF PERIOD............................................... $ 4,420,529    $--    $7,217    $--
                                                                          ===========    ===    ======    ===

                                                                             LMPV MULTIPLE
                                                                          DISCIPLINE BALANCED
                                                                           ALL-CAP GROWTH &
                                                                                 VALUE
                                                                              SUB-ACCOUNT
                                                                          -------------------
                                                                             2006    2005 (D)
                                                                          ---------- --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)........................................... $   18,855   $--
  Net realized (losses) gains from security transactions.................     57,638    --
  Change in unrealized appreciation (depreciation) of investments........     22,963    --
                                                                          ----------   ---
  Net increase (decrease) in net assets resulting from operations........     99,456    --
                                                                          ----------   ---
From capital transactions:
  Payments received from contract owners.................................    500,202    --
  Transfers between Sub-accounts (including fixed account), net..........  1,524,276    --
  Transfers for contract benefits and terminations.......................     13,277    --
  Contract maintenance charges...........................................         --    --
                                                                          ----------   ---
  Net increase (decrease) net assets resulting from capital transactions.  2,037,755    --
                                                                          ----------   ---
NET CHANGE IN NET ASSETS.................................................  2,137,211    --
NET ASSETS - BEGINNING OF PERIOD.........................................         --    --
                                                                          ----------   ---
NET ASSETS - END OF PERIOD............................................... $2,137,211   $--
                                                                          ==========   ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

                               LMPV
         LMPV            MULTIPLE DISCIPLINE         LMPV
  MULTIPLE DISCIPLINE    LARGE-CAP GROWTH &  MULTIPLE DISCIPLINE GLOBAL        LMPV
  ALL-CAP GROWTH & VALUE       VALUE         ALL-CAP GROWTH & VALUE     DIVIDEND STRATEGY
     SUB-ACCOUNT            SUB-ACCOUNT          SUB-ACCOUNT               SUB-ACCOUNT
  ---------------------- ------------------- -------------------------- ------------------
    2006      2005 (D)     2006    2005 (D)     2006        2005 (D)      2006    2005 (D)
   --------   --------   -------   --------   ----------    --------    --------  --------
  $     17      $--      $   117     $--     $    1,999       $--       $  2,254    $--
    21,743       --        1,410      --         26,198        --          2,180     --
    18,482       --         (111)     --         54,649        --          3,908     --
   --------     ---      -------     ---      ----------      ---       --------    ---
    40,242       --        1,416      --         82,846        --          8,342     --
   --------     ---      -------     ---      ----------      ---       --------    ---
   285,495       --        6,460      --        910,794        --        118,918     --
   180,660       --       22,422      --         67,283        --         13,724     --
    (3,616)      --           70      --         (3,798)       --           (199)    --
        --       --           --      --             --        --             --     --
   --------     ---      -------     ---      ----------      ---       --------    ---
   462,539       --       28,952      --        974,279        --        132,443     --
   --------     ---      -------     ---      ----------      ---       --------    ---
   502,781       --       30,368      --      1,057,125        --        140,785     --
        --       --           --      --             --        --             --     --
   --------     ---      -------     ---      ----------      ---       --------    ---
  $502,781      $--      $30,368     $--     $1,057,125       $--       $140,785    $--
   ========     ===      =======     ===      ==========      ===       ========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                                                   LMPV
                                                                                 LMPV              LMPV       LIFESTYLE HIGH
                                                                          LIFESTYLE BALANCED LIFESTYLE GROWTH     GROWTH
                                                                             SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT
                                                                          ------------------ ---------------- ---------------
                                                                            2006    2005 (D)  2006   2005 (D)  2006  2005 (D)
                                                                          --------  -------- ------  -------- ------ --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)........................................... $  4,754    $--    $   68    $--    $   10   $--
  Net realized (losses) gains from security transactions.................     (169)    --        --     --        --    --
  Change in unrealized appreciation (depreciation) of investments........    1,170     --       233     --        24    --
                                                                          --------    ---    ------    ---    ------   ---
  Net increase (decrease) in net assets resulting from operations........    5,755     --       301     --        34    --
                                                                          --------    ---    ------    ---    ------   ---
From capital transactions:
  Payments received from contract owners.................................  174,286     --     4,815     --     1,384    --
  Transfers between Sub-accounts (including fixed account), net..........   25,100     --        10     --        --    --
  Transfers for contract benefits and terminations.......................      455     --       (18)    --         1    --
  Contract maintenance charges...........................................       --     --        --     --        --    --
                                                                          --------    ---    ------    ---    ------   ---
  Net increase (decrease) net assets resulting from capital transactions.  199,841     --     4,807     --     1,385    --
                                                                          --------    ---    ------    ---    ------   ---
NET CHANGE IN NET ASSETS.................................................  205,596     --     5,108     --     1,419    --
NET ASSETS - BEGINNING OF PERIOD.........................................       --     --        --     --        --    --
                                                                          --------    ---    ------    ---    ------   ---
NET ASSETS - END OF PERIOD............................................... $205,596    $--    $5,108    $--    $1,419   $--
                                                                          ========    ===    ======    ===    ======   ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

          TST AIM                  TST             JANUS                  TST
       CAPITAL APPRECIATION   EQUITY INCOME   CAPITAL APPRECIATION     LARGE CAP
        SUB-ACCOUNT            SUB-ACCOUNT      SUB-ACCOUNT           SUB-ACCOUNT
       -------------------- ----------------- -------------------- ------------------
       2006     2005 (D)      2006   2005 (D)  2006     2005 (D)     2006    2005 (D)
       ----     --------    -------  --------  -----    --------   --------  --------
       $(4)       $--       $   213    $--    $  (9)      $--            83    $--
         4         --           (55)    --       13        --          (213)    --
        --         --            --     --       --        --            --     --
       ---        ---       -------    ---     -----      ---      --------    ---
        --         --           158     --        4        --          (130)    --
       ---        ---       -------    ---     -----      ---      --------    ---
        --         --         8,250     --      450        --        31,213     --
        (5)        --        (8,401)    --     (454)       --       (30,946)    --
         5         --            (7)    --       --        --          (137)    --
        --         --            --     --       --        --            --     --
       ---        ---       -------    ---     -----      ---      --------    ---
        --         --          (158)    --       (4)       --           130     --
       ---        ---       -------    ---     -----      ---      --------    ---
        --         --            --     --       --        --            --     --
        --         --            --     --       --        --            --     --
       ---        ---       -------    ---     -----      ---      --------    ---
       $--        $--       $    --    $--    $  --       $--      $     --    $--
       ===        ===       =======    ===     =====      ===      ========    ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONCLUDED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                  TST                TST
                                                                          MODERATE AGGRESSIVE      MODERATE
                                                                              SUB-ACCOUNT        SUB-ACCOUNT
                                                                          ------------------- ------------------
                                                                             2006    2005 (D)   2006    2005 (D)
                                                                          ---------  -------- --------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)........................................... $   9,058    $--    $  2,309    $--
  Net realized (losses) gains from security transactions.................    (6,560)    --        (516)    --
  Change in unrealized appreciation (depreciation) of investments........        --     --          --     --
                                                                          ---------    ---    --------    ---
  Net increase (decrease) in net assets resulting from operations........     2,498     --       1,793     --
                                                                          ---------    ---    --------    ---
From capital transactions:
  Payments received from contract owners.................................   484,430     --      95,870     --
  Transfers between Sub-accounts (including fixed account), net..........  (487,206)    --     (97,663)    --
  Transfers for contract benefits and terminations.......................       278     --          --     --
  Contract maintenance charges...........................................        --     --          --     --
                                                                          ---------    ---    --------    ---
  Net increase (decrease) net assets resulting from capital transactions.    (2,498)    --      (1,793)    --
                                                                          ---------    ---    --------    ---
NET CHANGE IN NET ASSETS.................................................        --     --          --     --
NET ASSETS - BEGINNING OF PERIOD.........................................        --     --          --     --
                                                                          ---------    ---    --------    ---
NET ASSETS - END OF PERIOD............................................... $      --    $--    $     --    $--
                                                                          =========    ===    ========    ===

                                                                                  TST
                                                                           MFS TOTAL RETURN
                                                                              SUB-ACCOUNT
                                                                          -------------------
                                                                             2006    2005 (D)
                                                                          ---------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)........................................... $   1,931    $--
  Net realized (losses) gains from security transactions.................      (834)    --
  Change in unrealized appreciation (depreciation) of investments........        --     --
                                                                          ---------    ---
  Net increase (decrease) in net assets resulting from operations........     1,097     --
                                                                          ---------    ---
From capital transactions:
  Payments received from contract owners.................................   165,135     --
  Transfers between Sub-accounts (including fixed account), net..........  (166,159)    --
  Transfers for contract benefits and terminations.......................       (73)    --
  Contract maintenance charges...........................................        --     --
                                                                          ---------    ---
  Net increase (decrease) net assets resulting from capital transactions.    (1,097)    --
                                                                          ---------    ---
NET CHANGE IN NET ASSETS.................................................        --     --
NET ASSETS - BEGINNING OF PERIOD.........................................        --     --
                                                                          ---------    ---
NET ASSETS - END OF PERIOD............................................... $      --    $--
                                                                          =========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

          TST               TST                TST                   TST
       MFS VALUE        PIONEER FUND    PIONEER MID CAP VALUE PIONEER STRATEGIC INCOME
      SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT           SUB-ACCOUNT
   ----------------- ------------------ --------------------- ------------------------
     2006   2005 (D)   2006    2005 (D)   2006      2005 (D)    2006       2005 (D)
   -------  -------- --------  --------  --------   --------   --------    --------
   $   (16)   $--    $    220    $--    $    (21)     $--     $    (75)      $--
       283     --         (16)    --        (186)      --          533        --
        --     --          --     --          --       --           --        --
   -------    ---    --------    ---     --------     ---      --------      ---
       267     --         204     --        (207)      --          458        --
   -------    ---    --------    ---     --------     ---      --------      ---
     2,000     --      20,000     --      61,033       --       65,824        --
    (2,268)    --     (20,208)    --     (60,825)      --      (66,325)       --
         1     --           4     --          (1)      --           43        --
        --     --          --     --          --       --           --        --
   -------    ---    --------    ---     --------     ---      --------      ---
      (267)    --        (204)    --         207       --         (458)       --
   -------    ---    --------    ---     --------     ---      --------      ---
        --     --          --     --          --       --           --        --
        --     --          --     --          --       --           --        --
   -------    ---    --------    ---     --------     ---      --------      ---
   $    --    $--    $     --    $--    $     --      $--     $     --       $--
   =======    ===    ========    ===     ========     ===      ========      ===

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

              STATEMENTS OF CHANGES IN NET ASSETS -- (CONCLUDED)
                FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                                                 TST                TST
                                                                          STYLE FOCUS SMALL     STYLE FOCUS        TRAVELERS
                                                                              CAP GROWTH      SMALL CAP VALUE    MANAGED INCOME
                                                                             SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT
                                                                          ------------------ ----------------- ------------------
                                                                            2006    2005 (D)   2006   2005 (D)   2006    2005 (D)
                                                                          --------  -------- -------  -------- --------  --------
INCREASE (DECREASE) IN NET ASSETS:
From operations:
  Net investment income (loss)........................................... $    (34)   $--    $   (17)   $--    $    207    $--
  Net realized (losses) gains from security transactions.................      926     --        390     --        (241)    --
  Change in unrealized appreciation (depreciation) of investments........       --     --         --     --          --     --
                                                                          --------    ---    -------    ---    --------    ---
  Net increase (decrease) in net assets resulting from operations........      892     --        373     --         (34)    --
                                                                          --------    ---    -------    ---    --------    ---
From capital transactions:
  Payments received from contract owners.................................   43,588     --      9,000     --      13,545     --
  Transfers between Sub-accounts (including fixed account), net..........  (44,473)    --     (9,383)    --     (13,503)    --
  Transfers for contract benefits and terminations.......................       (7)    --         10     --          (8)    --
  Contract maintenance charges...........................................       --     --         --     --          --     --
                                                                          --------    ---    -------    ---    --------    ---
  Net increase (decrease) net assets resulting from capital transactions.     (892)    --       (373)    --          34     --
                                                                          --------    ---    -------    ---    --------    ---
NET CHANGE IN NET ASSETS.................................................       --     --         --     --          --     --
NET ASSETS - BEGINNING OF PERIOD.........................................       --     --         --     --          --     --
                                                                          --------    ---    -------    ---    --------    ---
NET ASSETS - END OF PERIOD............................................... $     --    $--    $    --    $--    $     --    $--
                                                                          ========    ===    =======    ===    ========    ===

(a) For the period from September 30, 2005 to December 31, 2005
(b) For the period from May 2, 2005 to December 31, 2005
(c) For the period from May 1, 2006 to December 31, 2006
(d) For the period from November 7, 2005 to December 31, 2005
(e) For the period from January 1, 2006 to April 30, 2006
(f) For the period from November 16, 2006 to December 31, 2006

  The accompanying notes are an integral part of these financial statements.

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 2006

1.  BUSINESS

First MetLife Investors Variable Annuity Account One (the "Separate Account"), a separate account of First MetLife Investors Insurance Company ("FMLI"), was established by the Board of Directors of FMLI on December 31, 1992 to support FMLI's operations with respect to certain variable annuity contracts ("Contracts"). FMLI is a wholly owned subsidiary of MetLife, Inc ("MLI"). The separate account was registered as a unit investment trust on January 21, 1994 under the Investment Company Act of 1940, as amended, and exists in accordance with the regulations of the New York Department of Insurance.

The Separate Account is divided into Sub-Accounts, each of which is treated as an individual Separate Account for financial reporting purposes. Each Sub-Account invests its assets exclusively in shares of corresponding portfolios, series or funds (with the same name) within the Met Investors Fund, Russell Fund, AIM Fund, Alliance Fund, Putnam Fund, Templeton Fund, Fidelity Fund, Metropolitan Fund, PIMCO Fund, Pioneer Fund, American Fund, Morgan Stanley Fund, Van Kampen Fund, LMPV I Fund, LMPV II Fund, LMPV III Fund, LMPV IV Fund, LMPV I Fund and LMPV L Fund (collectively, the "Funds"). For convenience, the portfolios, series, and funds are referred to as "portfolios."

The assets of the Separate Account are registered in the name of FMLI. Under applicable insurance law, the assets and liabilities of the Separate Account are clearly identified and distinguished from FMLI's other assets and liabilities. The portion of the Separate Account's assets attributable to the Contracts is not chargeable with liabilities arising out of any other business FMLI may conduct.

The following Sub-Accounts were available for investment as of December 31, 2006:

             Lord Abbett Growth and     Fidelity Equity-Income
               Income Sub-Account*      Sub-Account
             Lord Abbett Bond           Fidelity Mid-Cap
               Debenture Sub-Account*   Sub-Account
             Lord Abbett Mid-Cap Value  Fidelity Contrafund
               Sub-Account*             Sub-Account
             Met/Putnam Capital
               Opportunities            MetLife Stock Index
               Sub-Account              Sub-Account
             Oppenheimer Capital        FI International Stock
               Appreciation Sub-Account Sub-Account
             Legg Mason Aggressive      BlackRock Bond Income
               Growth Sub-Account*      Sub-Account*
             Van Kampen Mid-Cap Growth  BlackRock Money Market
               Sub-Account              Sub-Account*
             PIMCO Total Return         Davis Venture Value
               Sub-Account              Sub-Account
             RCM Global Technology      Harris Oakmark Focused
               Sub-Account              Value Sub-Account
             T Rowe Price Mid Cap       Jennison Growth
               Growth Sub-Account*      Sub-Account
             MFS Research
               International            MFS Total Return
               Sub-Account*             Sub-Account
             Lazard Mid-Cap Sub-Account Capital Guardian U.S.
                                        Equity Sub-Account
             Met/AIM Small-Cap Growth
               Sub-Account*
             Harris Oakmark             Western Asset Management
               International            Strategic Bond
               Sub-Account              Opportunities Sub-Account*
             Third Avenue Small-Cap
               Value Sub-Account*       Western Asset Management
             PIMCO Inflation Protected  U.S. Government
               Bond Sub-Account         Sub-Account*
             Lord Abbett America's      T Rowe Price Small-Cap
               Value Sub-Account        Sub-Account
             Neuberger Berman Real      T Rowe Price Large-Cap
               Estate Sub-Account*      Sub-Account
             Turner Mid Cap Growth      Franklin Templeton
               Sub-Account              Small-Cap Growth
                                        Sub-Account
             Goldman Sachs Mid-Cap      BlackRock Strategic Value
               Value Sub-Account        Sub-Account
             MetLife Defensive          Oppenheimer Global Equity
               Strategy Sub-Account     Sub-Account
             MetLife Moderate Strategy
               Sub-Account              FI Large Cap Sub-Account
             MetLife Balanced Strategy  FI Value Leaders
               Sub-Account              Sub-Account
             MetLife Growth Strategy    MetLife Aggressive
               Sub-Account              Allocation Sub-Account
                                        MetLife Conservative
                                        Allocation Sub-Account
                                        MetLife Conservative to
                                        Moderate Allocation
                                        Sub-Account

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

1.  BUSINESS -- (CONTINUED)

             MetLife Aggressive         PIMCO High Yield
               Strategy Sub-Account     Sub-Account
             Cyclical Growth ETF        PIMCO Low Duration
               Sub-Account              Sub-Account
             Cyclical Growth & Income   PIMCO StocksPLUS Growth &
               ETF Sub-Account          Income Sub-Account**
             Van Kampen Comstock        Pioneer VCT Mid-Cap Value
               Sub-Account              Sub-Account
             Legg Mason Value Equity    American Funds Global
               Sub-Account              Growth Sub-Account
             MFS Emerging Markets       American Funds Growth and
               Equity Sub-Account       Income Sub-Account
             Loomis Sayles Global       American Funds Growth
               Markets Sub-Account      Sub-Account
             Met/AIM Capital            Van Kampen UIF Equity and
               Appreciation Sub-Account Income Sub-Account
             BlackRock High Yield       Van Kampen UIF U.S. Real
               Sub-Account              Estate
                                        SecuritiesSub-Account
             Janus Capital Appreciaton  Van Kampen LIT Comstock
               Sub-Account              Sub-Account
             MFS Value Sub-Account      Van Kampen LIT Strategic
                                        Growth Sub-Account
             Pioneer Fund Sub-Account   Van Kampen LIT Growth and
                                        Income Sub-Account
             Pioneer Mid-Cap Value      LMPV Global High Yield
               Sub-Account              Bond Sub-Account
             Pioneer Strategic Income   LMPV Small-Cap Growth
               Sub-Account              Sub-Account
             Dreman Small Cap Value
               Sub-Account              LMPV Investors Sub-Account
             BlackRock Large Cap Core   LMPV Capital and Income
               Sub-Account              Sub-Account
             Strategic Growth and       LMPV Equity Index
               Income Sub-Account       Sub-Account
             Strategic Conservative     LMPV Fundamental Value
               Growth Sub-Account       Sub-Account
             Strategic Growth           LMPV Capital Appreciation
               Sub-Account              Sub-Account
             Russell Multi-Style        LMPV Growth and Income
               Equity Sub-Account       Sub-Account
             Russell Aggressive Equity  LMPV Adjustable Rate
               Sub-Account              Income Sub-Account
             Russell Non-U.S.           LMPV Aggressive Growth
               Sub-Account              Sub-Account
             Russell Core Bond          LMPV Large-Cap Growth
               Sub-Account              Sub-Account
             Russell Real Estate        LMPV Large-Cap Value
               Securities Sub-Account   Sub-Account
             AIM V.I. Capital           LMPV Money Market
               Appreciation Sub-Account Sub-Account
             AIM V.I. International     LMPV Social Awareness
               Growth Sub-Account       Stock Sub-Account
             AllianceBernstein
               Large-Cap Growth
               Sub-Account              LMPV Multiple Discipline
             DWS Small Cap Growth       Balanced All-Cap Growth
               Sub-Account**            and Value Sub-Account
             DWS Government & Agency
               Securities Sub-Account** LMPV Multiple Discipline
             Putnam Growth & Income     All-Cap Growth and Value
               Sub-Account*             Sub-Account
             Putnam Equity Income       LMPV Multiple Discipline
               Sub-Account              Large-Cap Growth and
             Putnam Vista Sub-Account   Value Sub-Account
             Putnam Small-Cap Value
               Sub-Account              LMPV Multiple Discipline
             Templeton Foreign          Global All-Cap Growth and
               Securities Sub-Account   Value Sub-Account
             Templeton Developing       LMPV Premier Selections
               Markets Securities       All-Cap Growth
               Sub-Account              Sub-Account**
             Templeton Growth           LMPV Dividend Strategy
               Securities Sub-Account   Sub-Account
             Franklin Mutual Shares     LMPV Lifestyle Balanced
               Securities Sub-Account   Sub-Account
             Franklin Income            LMPV Lifestyle Growth
               Securities Sub-Account   Sub-Account
             MetLife Moderate           LMPV Lifestyle High
             Allocation Sub-Account     Growth Sub-Account*
             MetLife Moderate to
             Aggressive Allocation
             Sub-Account

* These Sub-Accounts within the Separate Account invest in two or more share classes within the underlying portfolios of the funds that may assess 12b-1 fees.
** These Sub-Accounts had no net assets as of December 31, 2006.

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

1.  BUSINESS -- (CONTINUED)

The operations of the Sub-Accounts changed as follows during the years ended 2006 and 2005:

For the year ended December 31, 2006:

NAME CHANGES:

             OLD NAME                    NEW NAME
             --------                    --------
             Salomon Brothers U.S.       Western Asset Management
               Government Sub-Account      U.S. Government
                                           Sub-Account
             Salomon Brothers            Western Asset Management
               Strategic Bond            Strategic Bond
               Opportunities Sub-Account Opportunities Sub-Account
             Scudder Government &        DWS Government & Agency
               Agency Securities         Securities Sub-Account
               Sub-Account
             Scudder Small Cap Growth    DWS Small Cap Growth
               Sub-Account               Sub-Account
             Scudder International       DWS International
               Sub-Account               Sub-Account
             Scudder Small Cap Growth    DWS Small Cap Growth
               Sub-Account               Sub-Account
             Greenwich Street            LMPV Appreciation
               Appreciation Sub-Account  Sub-Account
             Greenwich Street Capital    LMPV Capital and Income
               and Income Sub-Account    Sub-Account
             Greenwich Street Equity     LMPV Equity Index
               Index Sub-Account         Sub-Account
             LMPV High Yield Bond        LMPV Global High Yield
               Sub-Account               Bond Sub-Account
             Mercury Large Cap Core      BlackRock Large Cap Core
               Sub-Account               Sub-Account
             Van Kampen LIT Emerging     Van Kampen LIT Strategic
               Growth Sub-Account        Growth Sub-Account
             Federated High Yield        BlackRock High Yield
               Sub-Account               Sub-Account
             Greenwich Street Series     LMPV Fundamental Value
               Fund -- Fundamental       Sub-Account
               Value Sub-Account
             Salomon Brothers Variable   LMPV High Yield Bond
               High Yield Bond           Sub-Account
               Sub-Account
             Salomon Brothers Variable   LMPV Investors Sub-Account
               Investors Sub-Account
             Salomon Brothers Variable   LMPV Small Cap Growth
               Small Cap Growth          Sub-Account
               Sub-Account
             Smith Barney Allocation     LMPV Lifestyle Balanced
               Series Inc. -- Select     Sub-Account
               Balanced Sub-Account
             Smith Barney Allocation     LMPV Lifestyle Growth
               Series Inc. -- Select     Sub-Account
               Growth Sub-Account
             Smith Barney Allocation     LMPV Lifestyle High
               Series Inc. -- Select     Growth Sub-Account
               High Growth Sub-Account
             Smith Barney Dividend       LMPV Dividend Strategy
               Strategy Sub-Account      Sub-Account
             Smith Barney Growth and     LMPV Growth and Income
               Income Sub-Account        Sub-Account
             Smith Barney Premier        LMPV Premier Selections
               Selections All Cap        All Cap Growth Sub-Account
               Growth Sub-Account
             Multiple Discipline         LMPV Multiple
               Portfolio -- All Cap      Discipline -- All Cap
               Growth & Value            Growth & Value
             Multiple Discipline         LMPV Multiple
               Portfolio -- Balanced       Discipline -- Balanced
               All Cap Growth & Value      All Cap Growth and Value
             Multiple Discipline         LMPV Multiple
               Portfolio -- Global All     Discipline -- Global
               Cap Growth & Value          All Cap Growth and Value
             Multiple Discipline         LMPV Multiple
               Portfolio -- Large Cap      Discipline -- Large Cap
               Growth & Value              Growth and Value
             SB Adjustable Rate Income   LMPV Adjustable Rate
               Sub-Account               Income Sub-Account
             Smith Barney Aggressive     LMPV Aggressive Growth
               Growth Sub-Account        Sub-Account
             Smith Barney Large Cap      LMPV Large Cap Value
               Value Sub-Account         Sub-Account
             Smith Barney Large          LMPV Large Cap Growth
               Capitalization Growth     Sub-Account
               Sub-Account
             Smith Barney Money Market   LMPV Money Market
               Sub-Account               Sub-Account
             Social Awareness Stock      LMPV Social Awareness
               Sub-Account               Stock Sub-Account
             Lord Abbet Growth           Van Kampen Mid-Cap Growth
               Opportunities             Sub-Account
               Sub-Account
             Janus Aggressive Growth     Legg Mason Aggressive
               Sub-Account               Growth Sub-Account

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006


1.  BUSINESS -- (CONTINUED)

MERGERS:

             OLD PORTFOLIO              NEW PORTFOLIO
             -------------              -------------
             MFS Investors Trust        Legg Mason Value Equity
             TST Convertible            Lord Abbett Bond
               Securities Portfolio     Debenture Portfolio
             TST Federated High Yield   Federated High Yield
               Portfolio                Portfolio
             Capital Appreciation Fund  Janus Capital
                                        Appreciation Portfolio
             TST AIM Capital            MET/AIM Small Cap Growth
               Appreciation Portfolio   Portfolio
             TST MFS Value Portfolio    MFS Value Portfolio
             TST Pioneer Fund Portfolio Pioneer Fund Portfolio
             TST Pioneer Mid Cap Value  Pioneer Mid Cap Value
               Portfolio                Portfolio
             TST Pioneer Strategic      Pioneer Strategic Income
               Income Portfolio         Portfolio
             TST Style Focus Series:
               Small Cap Value          Dreman Small Cap Value
               Portfolio                Portfolio
             TST Mercury Large Cap      Mercury Large Cap Core
               Core Portfolio           Portfolio
             TST Equity Income
               Portfolio                FI Value Leaders Portfolio
             TST MFS Total Return
               Portfolio                MFS Total Return Portfolio
             TST U.S. Government        Western Asset Management
               Securities Portfolio     U. S. Government Portfolio
             TST Travelers Managed      BlackRock Bond Income
               Income Portfolio         Portfolio
             TST Managed Allocation
               Series: Aggressive       MetLife Aggressive
               Portfolio                Allocation Portfolio
             TST Managed Allocation
               Series:                  MetLife Conservative to
               Moderate-Conservative    Moderate Allocation
               Portfolio                Portfolio
             TST Managed Allocation
               Series: Conservative     MetLife Conservative
               Portfolio                Allocation Portfolio
             TST Managed Allocation
               Series:                  MetLife Moderate to
               Moderate-Aggressive      Aggressive Allocation
               Portfolio                Portfolio
             TST Managed Allocation
               Series: Moderate         MetLife Moderate
               Portfolio                Allocation Portfolio
             TST Style Focus Series:
               Small Cap Growth         Met/AIM Small Cap Growth
               Portfolio                Portfolio
             TST Large Cap Portfolio    FI Large Cap Portfolio

ADDITIONS:
             Loomis Sayles Global       MFS Emerging Markets
               Markets Sub-Account      Equity Sub-Account
             Fl Large Cap Sub-Account   Strategic Growth Sub
                                        Account
             Met/AIM Capital            Strategic Conservative
               Appreciation Sub-Account Growth Sub-Account
             Strategic Growth and
               Income Sub-Account

SUBSTITUTIONS:
             Fidelity VIP Growth        T. Rowe Price Large Cap
               Portfolio                Growth Portfolio
             Lazard Retirement Small    Third Avenue Small Cap
               Cap Portfolio            Value Portfolio
             Oppenheimer Capital
               Appreciation Fund/VA     Oppenheimer Capital
               Portfolio                Appreciation Portfolio

For the year ended December 31, 2005:

NAME CHANGES:

             OLD NAME                   NEW NAME
             --------                   --------
             Met\AIM Mid-Cap Core
               Equity Sub-Account       Lazard Mid-Cap Sub-Account
             PIMCO Innovation           RCM Global Technology
               Sub-Account              Sub-Account
             State Street Research      BlackRock Money Market
               Money Market Sub-Account Sub-Account
             State Street Research      BlackRock Bond Income
               Bond Income Sub-Account  Sub-Account
             State Street Research      BlackRock Strategic
               Aurora Sub-Account       Sub-Account

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006


1.  BUSINESS -- (CONTINUED)

ADDITIONS:

                           Third Avenue Small Cap
                             Value Sub-Account
                           Neuberger Berman Real
                             Estate Sub-Account
                           Van Kampen Comstock
                             Sub-Account
                           BlackRock Money Market
                             Sub-Account
                           Oppenheimer Global Equity
                             Sub-Account
                           Salomon Brothers U.S.
                             Government Sub-Account
                           Cyclical Growth ETF
                             Sub-Account
                           Cyclical Growth & Income
                             ETF Sub-Account
                           AllianceBernstein Large
                             Cap Growth Sub-Account
                           Oppenheimer Capital
                             Appreciation Sub-Account
                           Putnam Small Cap Value
                             Sub-Account
                           Franklin Mutual Shares
                             Securities Sub-Account
                           Templeton VIP Income
                             Securities Sub-Account
                           Fidelity Mid Cap
                             Sub-Account
                           Fidelity Contrafund
                             Sub-Account
                           Lazard Retirement Small
                             Cap Sub-Account
                           Pioneer VCT Mid Cap Value
                             Sub-Account
                           American Funds Global
                             Growth Sub-Account
                           American Funds Growth and
                             Income Sub-Account
                           American Funds Growth
                             Sub-Account
                           Van Kampen UIF Equity and
                             Income Sub-Account
                           Van Kampen UIF U.S. Real
                             Estate Securities
                             Sub-Account
                           Salomon Brothers Variable
                             High Yield Bond
                             Sub-Account
                           Salomon Brothers Variable
                             Small Cap Sub-Account
                           Salomon Brothers VSF
                             Investors Sub-Account
                           Van Kampen LIT Comstock
                             Sub-Account
                           Van Kampen LIT Emerging
                             Growth Sub-Account
                           Van Kampen LIT Growth and
                             Income Sub-Account
                           Smith Barney Allocation
                             Select Balanced
                             Sub-Account
                           Smith Barney Allocation
                             Select Growth
                             Sub-Account
                           Smith Barney Allocation
                             Select High Growth
                             Sub-Account
                           Smith Barney Capital and
                             Income Sub-Account
                           Smith Barney Equity Index
                             Sub-Account
                           Smith Barney Greenwich
                             Street Fundamental
                             Value Sub-Account
                           Smith Barney Greenwich
                             Street Appreciation
                             Sub-Account
                           Smith Barney Greenwich
                             Street Equity Index
                             Sub-Account
                           Smith Barney IS Dividend
                             Strategy Account
                           Smith Barney IS Growth
                             and Income Account
                           Smith Barney Multiple
                             Disciplined Balanced
                             All Cap Growth and
                             Value Sub-Account
                           Smith Barney Multiple
                             Disciplined All Cap
                             Growth and Value
                             Sub-Account
                           Smith Barney Multiple
                             Disciplined Large Cap
                             Growth and Value Sub-
                             Account
                           Smith Barney Multiple
                             Disciplined Global All
                             Cap Growth and Value
                             Sub-Account
                           Smith Barney Premier
                             Selections All Cap
                             Growth Sub-Account
                           Salomon Brothers
                             Adjustable Rate Income
                             Sub-Account
                           Smith Barney Aggressive
                             Growth Sub-Account
                           Smith Barney Large Cap
                             Growth Sub-Account
                           Smith Barney Large Cap
                             Value Sub-Account

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006


1.  BUSINESS -- (CONCLUDED)

                           Smith Barney Money Market
                             Sub-Account
                           Smith Barney Social
                             Awareness Stock
                             Sub-Account
                           Travelers AIM Capital
                             Appreciation Sub-Account
                           Travelers Convertible
                             Securities Sub-Account
                           Travelers Equity Income
                             Sub-Account
                           Travelers Federated High
                             Yield Sub-Account
                           Travelers Janus
                             Appreciation Sub-Account
                           Travelers Large Cap
                             Sub-Account
                           Travelers Managed
                             Allocation Aggressive
                             Sub-Account
                           Travelers Managed
                             Allocation Conservative
                             Sub-Account
                           Travelers Managed
                             Allocation Moderate
                             Aggressive Sub-Account
                           Travelers Managed
                             Allocation Moderate
                             Conservative Sub-Account
                           Travelers Managed
                             Allocation Moderate
                             Sub-Account
                           Travelers Mercury Large
                             Cap Core Sub-Account
                           Travelers MFS Total
                             Return Sub-Account
                           Travelers MFS Value
                             Sub-Account
                           Travelers Pioneer Fund
                             Sub-Account
                           Travelers Pioneer Mid Cap
                             Value Sub-Account
                           Travelers Pioneer
                             Strategic Income
                             Sub-Account
                           Travelers Style Focus
                             Series Small Cap Growth
                             Sub-Account
                           Travelers Style Focus
                             Series Small Cap Value
                             Sub-Account
                           Travelers Managed Income
                             Sub-Account
                           Travelers U.S. Government
                             Securities Sub-Account
                           Legg Mason Value Equity
                             Sub-Account

2.  SIGNIFICANT ACCOUNTING POLICIES

The financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America for variable annuity separate accounts registered as unit investment trusts.

    A. VALUATION OF INVESTMENTS

       Investments are made in the portfolios of the Funds and are valued at the reported net asset values of these portfolios. The investments of the portfolios are valued at fair value. Money market portfolio investments are valued utilizing the amortized cost method of valuation. Changes in fair values are recorded in the Statement of Operations.

    B. SECURITY TRANSACTIONS

       Purchases and sales are recorded on the trade date basis. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold. Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date.

    C. FEDERAL INCOME TAXES

       The operations of the Separate Account are included in the Federal income tax return of FMLI, which is taxed as a life insurance company under the provisions of the Internal Revenue Code ("IRC"). Under the current provisions of the IRC, FMLI does not expect to incur Federal income taxes on the earnings of the Separate Account to the extent the earnings are credited under the Contracts. Accordingly, no charge is being made currently to the Separate Account for Federal income taxes. FMLI will review periodically the status of this policy in the event of changes in the tax law. A charge may be made in future years for any Federal income taxes that would be attributable to the Contracts.

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

2.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

    D. ANNUITY PAYOUTS

       Net Assets allocated to contracts in the payout period are computed according to the Annuity 2000 Mortality Table. The assumed investment return is 3.0 percent. The mortality risk is fully borne by FMLI and may result in additional amounts being transferred into the variable annuity account by FMLI to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to FMLI.

    E. ESTIMATES

       The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Actual results could differ from these estimates.

    F. PURCHASE PAYMENTS

       Purchase payments received by FMLI are credited as accumulation units as of the end of the valuation period in which received, as provided in the prospectus.

    G. RECLASSIFICATIONS

       In prior year Statement of Operations, the Separate Account reported dividend income and realized gain distributions collectively as dividend income. The realized gain distributions have been reclassified and now appear as a separate line item in the Statement of Operations for all periods presented. In the prior year financial statements, the realized gain distributions were included in the calculations of the investment income ratios. These distributions were appropriately excluded from the current year calculations and prior year periods have been adjusted to conform to the current year presentation. These reclassifications had no effect on the net assets of the Sub-Accounts or unit values of the Contracts.

       In prior year financial statements, the Separate Account presented certain Sub-Accounts holding classes of shares of the same portfolio separately and reported them as multiple Sub-Accounts. In the current year financial statements, these Sub-Accounts have been combined and reported as one Sub-Account. The Sub-Accounts in the Statement of Operations and Statements of Changes in Net Assets for all prior periods have been reclassified and reported on a combined basis to conform with the current years presentation. Combining these Sub-Accounts had no effect on the net assets of the Sub-Account or the unit value of the Contracts.

       Certain amounts in the prior year financial statements have been reclassified to conform with the amounts in the current year financial statements.

3.  EXPENSES AND RELATED PARTY TRANSACTIONS

For Contracts, FMLI deducts a daily charge from the net assets of the Separate Account Sub-Accounts that ranges from an annual rate of 0.75% to an annual rate of 2.90%. This charge varies according to the product specifications. The mortality risks assumed by FMLI arise from its contractual obligation to make annuity payments after the annuity date for the life of the annuitant and to waive the withdrawal charge in the event of the death of the contract owner. The administrative fees cover the cost of establishing and maintaining the Contracts and the Separate Account. These charges result in the reduction of unit values.

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

3.  EXPENSES AND RELATED PARTY TRANSACTIONS -- (CONTINUED)

For Contracts with a contingent deferred sales charge, there is no deduction from purchase payments for sales fees at the time a Contract is purchased. However, if all or a portion of the contract value is withdrawn, FMLI deducts a withdrawal charge from the contract value or payment to the contract owner. The withdrawal charge is imposed on withdrawals of contract values attributable to purchase payments within a certain number of years after receipt and is equal to a flat percentage of the purchase payment withdrawn or a declining scale, depending on the product. For certain Contracts, after the first contract anniversary, provided the contract value exceeds $5,000, the contract owner may make one withdrawal each contract year of up to 10% of the aggregate purchase payments (on deposit for more than one year) without incurring a withdrawal charge. For certain other contracts, after the first contract anniversary, the contract owner may withdraw up to 10% of the aggregate purchase payments each contract year, without incurring a withdrawal charge. During the first contract year, FMLI currently does not assess the surrender fee on amounts withdrawn under the systematic withdrawal program. These charges result in the redemption of units.

For Contracts with a sales charge, FMLI deducts a sales charge from the gross purchase payment before the payment is allocated to the Separate Account and or a fixed account. The amount of the sales charge depends on the contract owner's investment at the time of payment as follows:

                 OWNER'S                 SALES CHARGE AS A % OF
                 INVESTMENT              GROSS PURCHASE PAYMENT
                 ----------              ----------------------
                 less than $50,000                5.75%
                 $50,000 -- $99,999.99            4.50%
                 $100,000 -- $249,999.99          3.50%
                 $250,000 -- $499,999.99          2.50%
                 $500,000 -- $999,999.99          2.00%
                 $1,000,000 or more               1.00%

During the accumulation phase, FMLI imposes an annual contract maintenance fee of $30 on Contracts with account values less than $50,000 on the contract anniversary. This fee covers the cost of contract administration for the previous year and is deducted pro rata from the Separate Account Sub-Accounts (and for some Contracts, the fixed account as well) for which account value is allocated. The charge is taken from account value on a full withdrawal or on the annuity date if such annuity date is other than the contract anniversary date. During the income phase, the charge is collected from each annuity payment, regardless of contract size. Subject to certain restrictions, the contract owner may transfer all or a portion of the accumulated value of the contract among the available Sub-Accounts and the fixed rate account. After 12 transfers are made in a contract year, FMLI may deduct a transfer fee of the lesser of $25 per additional transfer (or, for certain contracts, if less, 2% of the amount transferred) from the contract value. Transfers made in a dollar cost averaging program are not subject to the transfer fee. These charges result in the redemption of units.

Currently, FMLI advances any premium taxes due at the time purchase payments are made and deducts premium taxes at the time annuity payments begin. FMLI reserves the right to deduct premium taxes when incurred.

For a full explanation of product charges and associated product features and benefits, please refer to your product prospectus.

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006


4.  PURCHASES AND SALES OF INVESTMENTS

The cost of purchases and proceeds from the sales of investments for the period ended December 31, 2006 for each Sub-Account were as follows:

                                                    PURCHASES      SALES
                                                   ------------ -----------
    Lord Abbett Growth and Income Sub-Account..... $ 11,229,812 $ 2,028,060
    Lord Abbett Bond Debenture Sub-Account........    4,000,540   1,801,703
    Lord Abbett Mid-Cap Value Sub-Account.........    3,177,078     260,266
    Met/Putnam Capital Opportunities Sub-Account..      316,746      11,796
    Oppenheimer Capital Appreciation Sub-Account..    3,636,986   1,289,391
    Legg Mason Aggressive Growth Sub-Account......    3,248,034   1,100,189
    Van Kampen Mid-Cap Growth Sub-Account.........      196,796      24,073
    PIMCO Total Return Sub-Account................   10,746,963   1,009,635
    RCM Global Technology Sub-Account.............    1,035,471     275,571
    T Rowe Price Mid Cap Growth Sub-Account.......    5,411,179   1,209,474
    MFS Research International Sub-Account........    8,674,436   1,672,503
    Lazard Mid Cap Sub-Account....................    1,758,016     834,798
    Met/AIM Small Cap Growth Sub-Account..........    3,958,524   1,353,716
    Harris Oakmark International Sub-Account......   11,744,635  2 ,851,607
    Third Avenue Small Cap Value Sub-Account......    7,981,876   1,409,058
    PIMCO Inflation Protected Bond Sub-Account....    5,302,839   2,975,233
    Lord Abbett America's Value Sub-Account.......       33,025       5,685
    Neuberger Berman Real Estate Sub-Account......    4,453,118     664,835
    Turner Mid-Cap Growth Sub-Account.............    1,883,711     610,709
    Goldman Sachs Mid Cap Value Sub-Account.......    6,117,461   1,863,759
    MetLife Defensive Strategy Sub-Account........   27,258,519   2,867,738
    MetLife Moderate Strategy Sub-Account.........   48,334,485   4,564,456
    MetLife Balanced Strategy Sub-Account.........   96,900,006   8,162,522
    MetLife Growth Strategy Sub-Account...........  109,288,553   1,332,055
    MetLife Aggressive Strategy Sub-Account.......   26,638,488   1,820,654
    Cyclical Growth ETF Sub-Account...............    1,164,766      14,323
    Cyclical Growth & Income ETF Sub-Account......    1,044,909       3,567
    Legg Mason Value Equity Sub-Account...........    6,012,383     428,205
    MFS Emerging Markets Equity Sub-Account (b)...    1,548,307      55,353
    Loom is Sayles Global Markets Sub-Account (b).    1,460,850      55,914
    Met/AIM Capital Appreciation Sub-Account......      237,458      14,228
    BlackRock High Yield Sub-Account..............       63,456         358
    Janus Capital Appreciation Sub-Account........      131,382         722
    MFS Value Sub-Account.........................      392,395       5,442
    Pioneer Fund Sub-Account......................      246,557       1,048
    Pioneer Mid-Cap Value Sub-Account.............      898,864       5,347
    Pioneer Strategic Income Sub-Account..........    3,785,462     128,376
    Dreman Small Cap Value Sub-Account............      787,813      32,248
    BlackRock Large Cap Core Sub-Account..........      133,046         577
    Strategic Growth & Income Sub-Account (c).....      578,266         197
    Strategic Conservative Growth Sub-Account (c).    1,268,047         558
    Strategic Growth Sub-Account (c)..............      750,127         381
    Russell Multi-Style Equity Sub-Account........        2,290       2,873
    Russell Aggressive Equity Sub-Account.........        5,736         881
    Russell Non-U.S. Sub-Account..................        2,504       2,679
    Russell Core Bond Sub-Account.................       15,629       4,406
    Russell Real Estate Sub-Account...............        8,072       2,072
    AIM V.I. Capital Appreciation Sub-Account.....        5,385       4,874
    AIM V.I. International Growth Sub-Account.....       95,415      82,665
    AllianceBernstein Large Cap Growth Sub-Account        3,812          --
    Putnam Growth & Income Sub-Account............       29,160       2,643
    Putnam Equity Income Sub-Account..............       24,905         487
    Putnam Vista Sub-Account......................       23,676     114,513

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

4.  PURCHASES AND SALES OF INVESTMENTS -- (CONTINUED)

                                                                   PURCHASES     SALES
                                                                  ----------- -----------
Putnam Small Cap Value Sub-Account............................... $   104,367 $     8,965
Templeton Foreign Securities Sub-Account.........................   5,751,333      63,019
Templeton Developing Markets Securities Sub-Account..............   3,792,248     137,410
Templeton Growth Securities Sub-Account..........................     250,004      34,129
Franklin Mutual Shares Securities Sub-Account....................     755,312     202,234
Franklin Income Securities Sub-Account...........................   4,639,806      73,726
Fidelity Equity-Income Sub-Account...............................      11,197       1,273
Fidelity Mid Cap Sub-Account.....................................     352,653      11,174
Fidelity Contrafund Sub-Account..................................   6,905,509      41,802
Fidelity Growth Sub-Account......................................     107,916     843,521
MetLife Stock Index Sub-Account..................................   6,404,834   3,685,182
FI International Stock Sub-Account...............................     213,192     138,737
BlackRock Bond Income Sub-Account................................     732,760      55,430
BlackRock Money Market Sub-Account...............................  25,443,126  15,580,749
Davis Venture Value Sub-Account..................................  13,527,992   4,015,538
Harris Oakmark Focused Value Sub-Account.........................   4,524,249   2,177,990
Jennison Growth Sub-Account......................................   4,735,711   1,169,377
MFS Total Return Sub-Account.....................................   3,689,749     326,270
MFS Investors Trust Sub-Account (a)..............................      36,344     417,009
Capital Guardian US Equity Sub-Account...........................     530,386     229,479
Western Asset Management Strategic Bond Opportunities Sub-Account      16,401      12,817
Western Asset Management US Government Sub-Account...............   3,010,682     261,408
T.Rowe Price Small Cap Growth Sub-Account........................       7,083      15,274
T.Rowe Price Large Cap Growth Sub-Account........................   1,011,532     507,927
Franklin Templeton Small Cap Growth Sub-Account..................     216,855     134,547
BlackRock Strategic Value Sub-Account............................       9,014      17,218
Oppenheimer Global Equity Sub-Account............................      59,966       3,920
FI Large Cap Sub-Account.........................................     142,357         703
FI Value Leaders Sub-Account.....................................     192,831      12,222
MetLife Aggressive Allocation Sub-Account........................     445,620       2,587
MetLife Conservative Allocation Sub-Account......................     601,207       4,033
MetLife Conservative Moderate Allocation Sub-Account.............     143,914         371
MetLife Moderate Allocation Sub-Account..........................   3,077,404     281,373
MetLife Moderate Aggressive Allocation Sub-Account...............   2,506,309      31,844
PIMCO High Yield Sub-Account.....................................     122,922      61,467
PIMCO Low Duration Sub-Account...................................      28,196      13,048
PIMCO StocksPlus Growth & Income Sub-Account.....................         179       6,021
American Funds Global Growth Sub-Account.........................   4,845,118      30,266
American Funds Growth & Income Sub-Account.......................   7,137,002     231,544
American Funds Growth Sub-Account................................   9,230,250       7,115
Van Kampen UIF Equity & Income Sub-Account.......................   1,726,394     251,818
Van Kampen UIF US Real Estate Securities Sub-Account.............     750,409      74,256
Van Kampen LIT Comstock Sub-Account..............................   4,906,472     293,848
Van Kampen LIT Strategic Growth Sub-Account......................     182,427       5,894
Van Kampen LIT Growth & Income Sub-Account.......................     525,525      65,384
LMPV Global High Yield Bond Sub-Account..........................   1,413,327     135,673
LMPV Small Cap Growth Sub-Account................................   1,062,100       6,713
LMPV Investors Sub-Account.......................................     136,672         716
LMPV Capital and Income Sub-Account..............................     798,410     120,831
LMPV Equity Index Sub-Account....................................   3,333,152     557,565
LMPV Fundamental Value Sub-Account...............................   2,373,347     236,613
LMPV Appreciation Sub-Account....................................   1,787,547     280,118
LMPV Growth and Income Sub-Account...............................     186,661       2,803
LMPV Adjustable Rate Income Sub-Account..........................     121,263         341
LMPV Aggressive Growth Sub-Account...............................   5,325,221     148,002
LMPV Large Cap Growth Sub-Account................................     148,951         786

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

4.  PURCHASES AND SALES OF INVESTMENTS -- (CONCLUDED)

                                                                        PURCHASES      SALES
                                                                       ------------ -----------
LMPV Large Cap Value Sub-Account...................................... $    123,811 $     3,231
LMPV Money Market Sub-Account.........................................    5,654,205   1,233,589
LMPV Social Awareness Stock Sub-Account...............................        6,637          --
LMPV Multiple Discipline Balanced All Cap Growth and Value Sub-Account    2,130,859      16,193
LMPV Multiple Discipline All Cap Growth and Value Sub-Account.........      508,803      24,513
LMPV Multiple Discipline Large Cap Growth and Value Sub-Account.......       62,733      32,935
LMPV Multiple Discipline Global All Cap Growth and Value Sub-Account..    1,010,909       8,379
LMPV Dividend Strategy Sub-Account....................................      167,092      32,282
LMPV Lifestyle Balanced Sub-Account...................................      264,531      59,871
LMPV Lifestyle Growth Sub-Account.....................................        4,899          --
LMPV Lifestyle High Growth Sub-Account................................        1,399          --
TST AIM Capital Appreciation Sub-Account (a)..........................        4,314       4,295
TST Equity Income Sub-Account (a).....................................       22,064      20,219
Janus Capital Appreciation Sub-Account (a)............................        8,489       8,196
TST Large Cap Sub-Account (a).........................................       32,414      30,963
TST Moderate-Aggressive Sub-Account (a)...............................      548,924     502,229
TST Moderate Sub-Account (a)..........................................      105,136      97,849
TST MFS Total Return Sub-Account (a)..................................      189,708     186,634
TST MFS Value Sub-Account (a).........................................       14,168      14,371
TST Pioneer Fund Sub-Account (a)......................................       29,139      29,123
TST Pioneer Mid Cap Value Sub-Account (a).............................       70,244      70,058
TST Pioneer Strategic Income Sub-Account (a)..........................       92,072      92,606
TST Style Focus Small Cap Growth Sub-Account (a)......................       53,816      53,760
TST Style Focus Small Cap Value Sub-Account (a).......................       15,702      16,047
TST Managed Income Sub-Account (a)....................................       14,616      14,375
                                                                       ------------ -----------
Total................................................................. $575,276,061 $78,546,216
                                                                       ============ ===========

(a) For the period January 1, 2006 to April 30, 2006
(b) For the Period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                    LORD ABBETT     LORD ABBETT    LORD ABBETT       MET/PUTNAM
                                 GROWTH AND INCOME BOND DEBENTURE MID-CAP VALUE CAPITAL OPPORTUNITIES
                                    SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT       SUB-ACCOUNT
                                 ----------------- -------------- ------------- ---------------------
Outstanding at December 31, 2005      613,017        1,161,736        61,418            7,503
Activity during 2006:
  Issued........................      213,776          230,209       127,150           16,730
  Redeemed......................      (88,163)        (162,968)      (15,840)            (487)
                                     --------        ---------       -------           ------
Outstanding at December 31, 2006      738,630        1,228,977       172,728           23,746
                                     ========        =========       =======           ======
Outstanding at December 31, 2004      686,692        1,412,729        50,979            8,868
Activity during 2005:
  Issued........................      154,353          243,015        16,784            1,170
  Redeemed......................     (228,028)        (494,008)       (6,345)          (2,535)
                                     --------        ---------       -------           ------
Outstanding at December 31, 2005      613,017        1,161,736        61,418            7,503
                                     ========        =========       =======           ======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

    OPPENHEIMER         LEGG MASON       VAN KAMPEN      PIMCO            RCM        T. ROWE PRICE           MFS
CAPITAL APPRECIATION AGGRESSIVE GROWTH MID-CAP GROWTH TOTAL RETURN GLOBAL TECHNOLOGY MID-CAP GROWTH RESEARCH INTERNATIONAL
    SUB-ACCOUNT         SUB-ACCOUNT     SUB-ACCOUNT   SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT        SUB-ACCOUNT
-------------------- ----------------- -------------- ------------ ----------------- -------------- ----------------------
     2,138,330           1,268,613         23,110      1,506,218        566,844        1,308,056          1,127,580
       541,769             416,286         18,031      1,036,134        251,028          760,907            660,867
      (252,757)           (197,668)        (1,963)      (249,006)       (78,593)        (270,966)          (262,289)
     ---------           ---------         ------      ---------       --------        ---------          ---------
     2,427,342           1,487,231         39,178      2,293,346        739,279        1,797,997          1,526,158
     =========           =========         ======      =========       ========        =========          =========
     2,451,425           1,641,597         23,999      1,420,766        648,449        1,047,882          1,150,008
       467,085             283,243          4,144        457,066        168,868          522,666            387,304
      (780,180)           (656,227)        (5,033)      (371,614)      (250,473)        (262,492)          (409,732)
     ---------           ---------         ------      ---------       --------        ---------          ---------
     2,138,330           1,268,613         23,110      1,506,218        566,844        1,308,056          1,127,580
     =========           =========         ======      =========       ========        =========          =========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                   LAZARD        MET/AIM             HARRIS          THIRD AVENUE
                                   MID-CAP   SMALL-CAP GROWTH OAKMARK INTERNATIONAL SMALL-CAP VALUE
                                 SUB-ACCOUNT   SUB-ACCOUNT         SUB-ACCOUNT        SUB-ACCOUNT
                                 ----------- ---------------- --------------------- ---------------
Outstanding at December 31, 2005   444,232        804,060           1,495,693          1,233,981
Activity during 2006:
  Issued........................    88,227        234,966             716,089            474,837
  Redeemed......................   (73,942)      (148,941)           (333,377)          (163,886)
                                  --------       --------           ---------          ---------
Outstanding at December 31, 2006   458,517        890,085           1,878,405          1,544,932
                                  ========       ========           =========          =========
Outstanding at December 31, 2004   450,243        959,387           1,413,422          1,199,890
Activity during 2005:
  Issued........................   147,890        174,090             579,212            476,046
  Redeemed......................  (153,901)      (329,417)           (496,941)          (441,955)
                                  --------       --------           ---------          ---------
Outstanding at December 31, 2005   444,232        804,060           1,495,693          1,233,981
                                  ========       ========           =========          =========

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

         PIMCO             LORD ABBETT   NEUBERGER BERMAN     TURNER     GOLDMAN SACHS      METLIFE            METLIFE
INFLATION PROTECTED BOND AMERICA'S VALUE   REAL ESTATE    MID-CAP GROWTH MID-CAP VALUE DEFENSIVE STRATEGY MODERATE STRATEGY
      SUB-ACCOUNT          SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT        SUB-ACCOUNT
------------------------ --------------- ---------------- -------------- ------------- ------------------ -----------------
       2,063,635              7,280           425,688         335,209        748,084       1,508,431          4,506,020
         527,032              1,915           300,239         174,175        502,040       2,692,618          4,938,235
        (419,605)              (308)         (100,755)        (70,993)      (189,374)       (335,623)          (883,182)
       ---------             ------          --------        --------      ---------       ---------          ---------
       2,171,062              8,887           625,172         438,391      1,060,750       3,865,426          8,561,073
       =========             ======          ========        ========      =========       =========          =========
       2,145,251              4,394           424,738         390,175        459,049         271,751          1,014,442
         637,175              8,135           220,566         106,013        471,216       1,400,691          3,869,032
        (718,791)            (5,249)         (219,616)       (160,979)      (182,181)       (164,011)          (377,454)
       ---------             ------          --------        --------      ---------       ---------          ---------
       2,063,635              7,280           425,688         335,209        748,084       1,508,431          4,506,020
       =========             ======          ========        ========      =========       =========          =========

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                      METLIFE          METLIFE           METLIFE        CYCLICAL
                                 BALANCED STRATEGY GROWTH STRATEGY AGGRESSIVE STRATEGY GROWTH ETF
                                    SUB-ACCOUNT      SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT
                                 ----------------- --------------- ------------------- -----------
Outstanding at December 31, 2005    11,206,666       12,697,225         1,961,998         11,292
Activity during 2006:
  Issued........................    10,316,085       10,366,735         2,366,420        109,281
  Redeemed......................    (2,349,185)      (1,056,105)         (296,194)          (167)
                                    ----------       ----------         ---------        -------
Outstanding at December 31, 2006    19,173,566       22,007,855         4,032,224        120,406
                                    ==========       ==========         =========        =======
Outstanding at December 31, 2004     1,510,309        3,226,645           229,952             --
Activity during 2005:
  Issued........................    10,455,329       11,714,142         1,814,499         11,292
  Redeemed......................      (758,972)      (2,243,562)          (82,453)            --
                                    ----------       ----------         ---------        -------
Outstanding at December 31, 2005    11,206,666       12,697,225         1,961,998         11,292
                                    ==========       ==========         =========        =======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

     CYCLICAL       VAN KAMPEN   LEGG MASON            MFS            LOOMIS SAYLES        MET/AIM         BLACKROCK
GROWTH & INCOME ETF  COMSTOCK   VALUE EQUITY EMERGING MARKETS EQUITY GLOBAL MARKETS  CAPITAL APPRECIATION HIGH YIELD
    SUB-ACCOUNT     SUB-ACCOUNT SUB-ACCOUNT      SUB-ACCOUNT (B)     SUB-ACCOUNT (B)     SUB-ACCOUNT      SUB-ACCOUNT
------------------- ----------- ------------ ----------------------- --------------- -------------------- -----------
          --           92,205       2,896                 --                  --                --              --
      96,083          432,246     590,960            168,806             152,970            15,868           4,049
          (2)         (50,779)    (55,556)            (8,855)             (7,999)             (945)             --
      ------          -------     -------            -------             -------            ------           -----
      96,081          473,672     538,300            159,951             144,971            14,923           4,049
      ======          =======     =======            =======             =======            ======           =====
          --               --          --                 --                  --                --              --
          --          128,703       2,896                 --                  --                --              --
          --          (36,498)         --                 --                  --                --              --
      ------          -------     -------            -------             -------            ------           -----
          --           92,205       2,896                 --                  --                --              --
      ======          =======     =======            =======             =======            ======           =====

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                        JANUS             MFS       PIONEER      PIONEER
                                 CAPITAL APPRECIATION    VALUE       FUND     MID-CAP VALUE
                                     SUB-ACCOUNT      SUB-ACCOUNT SUB-ACCOUNT  SUB-ACCOUNT
                                 -------------------- ----------- ----------- -------------
Outstanding at December 31, 2005           --               --          --           --
Activity during 2006:
  Issued........................        1,236           25,573      13,918       62,325
  Redeemed......................           --             (294)        (14)        (216)
                                        -----           ------      ------       ------
Outstanding at December 31, 2006        1,236           25,279      13,904       62,109
                                        =====           ======      ======       ======
Outstanding at December 31, 2004           --               --          --           --
Activity during 2005:
  Issued........................           --               --          --           --
  Redeemed......................           --               --          --           --
                                        -----           ------      ------       ------
Outstanding at December 31, 2005           --               --          --           --
                                        =====           ======      ======       ======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

    PIONEER          DREMAN        BLACKROCK       STRATEGIC         STRATEGIC         STRATEGIC         RUSSELL
STRATEGIC INCOME SMALL-CAP VALUE LARGE-CAP CORE GROWTH & INCOME CONSERVATIVE GROWTH     GROWTH      MULTI-STYLE EQUITY
  SUB-ACCOUNT      SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT (C)   SUB-ACCOUNT (C)   SUB-ACCOUNT (C)    SUB-ACCOUNT
---------------- --------------- -------------- --------------- ------------------- --------------- ------------------
         --              --              --             --                 --               --            22,238
    205,832          63,122          12,575         56,588            123,816           72,449                49
    (11,540)         (2,882)            (15)            --                 --               --               (19)
    -------          ------          ------         ------            -------           ------            ------
    194,292          60,240          12,560         56,588            123,816           72,449            22,268
    =======          ======          ======         ======            =======           ======            ======
         --              --              --             --                 --               --            22,366
         --              --              --             --                 --               --                 1
         --              --              --             --                 --               --              (129)
    -------          ------          ------         ------            -------           ------            ------
         --              --              --             --                 --               --            22,238
    =======          ======          ======         ======            =======           ======            ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                      RUSSELL        RUSSELL     RUSSELL          RUSSELL
                                 AGGRESSIVE EQUITY  NON-U.S.    CORE BOND  REAL ESTATE SECURITIES
                                    SUB-ACCOUNT    SUB-ACCOUNT SUB-ACCOUNT      SUB-ACCOUNT
                                 ----------------- ----------- ----------- ----------------------
Outstanding at December 31, 2005       3,032          4,134      21,169            2,699
Activity during 2006:
  Issued........................          20             33         212               --
  Redeemed......................         (22)          (172)        (34)             (32)
                                       -----          -----      ------            -----
Outstanding at December 31, 2006       3,030          3,995      21,347            2,667
                                       =====          =====      ======            =====
Outstanding at December 31, 2004       3,046          4,247      20,979            2,711
Activity during 2005:
  Issued........................           4              1         192               --
  Redeemed......................         (18)          (114)         (2)             (12)
                                       -----          -----      ------            -----
Outstanding at December 31, 2005       3,032          4,134      21,169            2,699
                                       =====          =====      ======            =====

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

      AIM V.I.             AIM V.I.       ALLIANCEBERNSTEIN     PUTNAM         PUTNAM       PUTNAM        PUTNAM
CAPITAL APPRECIATION INTERNATIONAL GROWTH LARGE-CAP GROWTH  GROWTH & INCOME EQUITY INCOME    VISTA    SMALL-CAP VALUE
    SUB-ACCOUNT          SUB-ACCOUNT         SUB-ACCOUNT      SUB-ACCOUNT    SUB-ACCOUNT  SUB-ACCOUNT   SUB-ACCOUNT
-------------------- -------------------- ----------------- --------------- ------------- ----------- ---------------
       10,598                5,955                --            13,684          3,446        76,454           --
          772                4,297               119             1,164          1,502         3,543        4,215
         (545)              (3,710)               --               (18)            (1)      (15,824)        (366)
       ------               ------               ---            ------         ------       -------        -----
       10,825                6,542               119            14,830          4,947        64,173        3,849
       ======               ======               ===            ======         ======       =======        =====
       11,953                5,177                --            10,749          4,758        72,122           --
          710                4,543                --             3,351          4,280         4,933           --
       (2,065)              (3,765)               --              (416)        (5,592)         (601)          --
       ------               ------               ---            ------         ------       -------        -----
       10,598                5,955                --            13,684          3,446        76,454           --
       ======               ======               ===            ======         ======       =======        =====

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                     TEMPLETON      TEMPLETON DEVELOPING     TEMPLETON             FRANKIN
                                 FOREIGN SECURITIES  MARKETS SECURITIES  GROWTH SECURITIES MUTUAL SHARES SECURITIES
                                    SUB-ACCOUNT         SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT
                                 ------------------ -------------------- ----------------- ------------------------
Outstanding at December 31, 2005       24,853              38,709                 --                    --
Activity during 2006:
  Issued........................      348,929             277,642             13,930                35,610
  Redeemed......................      (10,804)            (20,765)            (2,025)               (9,811)
                                      -------             -------             ------                ------
Outstanding at December 31, 2006      362,978             295,586             11,905                25,799
                                      =======             =======             ======                ======
Outstanding at December 31, 2004       21,677              23,767                 --                    --
Activity during 2005:
  Issued........................        5,764              16,611                 --                    --
  Redeemed......................       (2,588)             (1,669)                --                    --
                                      -------             -------             ------                ------
Outstanding at December 31, 2005       24,853              38,709                 --                    --
                                      =======             =======             ======                ======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

    FRANKLIN        FIDELITY     FIDELITY    FIDELITY     METLIFE           FI           BLACKROCK
INCOME SECURITIES EQUITY-INCOME   MID-CAP   CONTRAFUND  STOCK INDEX INTERNATIONAL STOCK BOND INCOME
   SUB-ACCOUNT     SUB-ACCOUNT  SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT
----------------- ------------- ----------- ----------- ----------- ------------------- -----------
          --          3,059           --           --    1,070,187        21,458           1,827
     115,519            224       10,456      175,142      562,765        12,676          16,847
      (3,101)           (21)        (386)      (4,155)    (377,057)       (7,888)         (1,158)
     -------          -----       ------      -------    ---------        ------          ------
     112,418          3,262       10,070      170,987    1,255,895        26,246          17,516
     =======          =====       ======      =======    =========        ======          ======
          --          2,930           --           --      885,194        26,584             380
          --            144           --           --      858,301            98           1,505
          --            (15)          --           --     (673,308)       (5,224)            (58)
     -------          -----       ------      -------    ---------        ------          ------
          --          3,059           --           --    1,070,187        21,458           1,827
     =======          =====       ======      =======    =========        ======          ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                  BLACKROCK       DAVIS     HARRIS OAKMARK  JENNISON
                                 MONEY MARKET VENTURE VALUE FOCUSED VALUE    GROWTH
                                 SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT   SUB-ACCOUNT
                                 ------------ ------------- -------------- -----------
Outstanding at December 31, 2005   1,164,068    2,751,510       980,663     1,062,311
Activity during 2006:
  Issued........................   3,448,323    1,301,514       249,492       515,916
  Redeemed......................  (2,516,297)    (554,407)     (189,888)     (181,685)
                                  ----------    ---------     ---------     ---------
Outstanding at December 31, 2006   2,096,094    3,498,617     1,040,267     1,396,542
                                  ==========    =========     =========     =========
Outstanding at December 31, 2004      17,035    2,872,840       956,965     1,231,304
Activity during 2005:
  Issued........................   1,986,464      816,665       318,917       298,561
  Redeemed......................    (839,431)    (937,995)     (295,219)     (467,554)
                                  ----------    ---------     ---------     ---------
Outstanding at December 31, 2005   1,164,068    2,751,510       980,663     1,062,311
                                  ==========    =========     =========     =========

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

    MFS            MFS       CAPITAL GUARDIAN   WESTERN ASSET MANAGEMENT   WESTERN ASSET MANAGEMENT  T. ROWE PRICE
TOTAL RETURN INVESTORS TRUST   U.S. EQUITY    STRATEGIC BOND OPPORTUNITIES     U.S. GOVERNMENT      SMALL-CAP GROWTH
SUB-ACCOUNT  SUB-ACCOUNT (A)   SUB-ACCOUNT            SUB-ACCOUNT                SUB-ACCOUNT          SUB-ACCOUNT
------------ --------------- ---------------- ---------------------------- ------------------------ ----------------
    3,672         34,370          36,422                 3,670                      13,519                5,989
   92,845            433          42,352                   632                     198,067                  484
  (10,196)       (34,803)        (18,086)                 (606)                    (18,888)                (957)
  -------        -------         -------                 -----                     -------               ------
   86,321             --          60,688                 3,696                     192,698                5,516
  =======        =======         =======                 =====                     =======               ======
    2,306         42,691          38,206                 3,629                          --                7,086
    1,841            180           4,447                   357                      20,594                   36
     (475)        (8,501)         (6,231)                 (316)                     (7,075)              (1,133)
  -------        -------         -------                 -----                     -------               ------
    3,672         34,370          36,422                 3,670                      13,519                5,989
  =======        =======         =======                 =====                     =======               ======

 T. ROWE PRICE
LARGE-CAP GROWTH
  SUB-ACCOUNT
----------------
     28,908
     79,685
    (38,798)
    -------
     69,795
    =======
     18,267
     15,327
     (4,686)
    -------
     28,908
    =======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                     FRANKLIN
                                    TEMPLETON        BLACKROCK     OPPENHEIMER        FI
                                 SMALL-CAP GROWTH STRATEGIC VALUE GLOBAL EQUITY    LARGE CAP
                                   SUB-ACCOUNT      SUB-ACCOUNT    SUB-ACCOUNT  SUB-ACCOUNT (B)
                                 ---------------- --------------- ------------- ---------------
Outstanding at December 31, 2005      18,768           1,742            218             --
Activity during 2006:
  Issued........................      20,745             151          3,384          8,735
  Redeemed......................     (13,027)           (865)          (220)            (1)
                                     -------           -----          -----          -----
Outstanding at December 31, 2006      26,486           1,028          3,382          8,734
                                     =======           =====          =====          =====
Outstanding at December 31, 2004         355           1,190             --             --
Activity during 2005:
  Issued........................      18,642             560            386             --
  Redeemed......................        (229)             (8)          (168)            --
                                     -------           -----          -----          -----
Outstanding at December 31, 2005      18,768           1,742            218             --
                                     =======           =====          =====          =====

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

              METLIFE     METLIFE          METLIFE                           METLIFE MODERATE
 FI VALUE   AGGRESSIVE  CONSERVATIVE   CONSERVATIVE TO         METLIFE        TO AGGRESSIVE      PIMCO
  LEADERS   ALLOCATION   ALLOCATION  MODERATE ALLOCATION MODERATE ALLOCATION    ALLOCATION    HIGH YIELD
SUB-ACCOUNT SUB-ACCOUNT SUB-ACCOUNT      SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT    SUB-ACCOUNT
----------- ----------- ------------ ------------------- ------------------- ---------------- -----------
      --          --           --              --                   --                --         5,517
   9,736      39,044       56,036          13,244              276,866           220,098         8,991
    (568)         --         (303)             --              (25,127)           (2,028)       (4,769)
   -----      ------       ------          ------              -------           -------        ------
   9,168      39,044       55,733          13,244              251,739           218,070         9,739
   =====      ======       ======          ======              =======           =======        ======
      --          --           --              --                   --                --         1,204
      --          --           --              --                   --                --         4,330
      --          --           --              --                   --                --           (17)
   -----      ------       ------          ------              -------           -------        ------
      --          --           --              --                   --                --         5,517
   =====      ======       ======          ======              =======           =======        ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:


                                    PIMCO     PIMCO STOCKSPLUS      PIONEER      AMERICAN FUNDS
                                 LOW DURATION GROWTH & INCOME  VCT MID CAP VALUE GLOBAL GROWTH
                                 SUB-ACCOUNT    SUB-ACCOUNT       SUB-ACCOUNT     SUB-ACCOUNT
                                 ------------ ---------------- ----------------- --------------
Outstanding at December 31, 2005    8,448            576                --               --
Activity during 2006:
  Issued........................    1,954             --             6,676          213,113
  Redeemed......................     (954)          (576)              (91)          (3,357)
                                    -----           ----             -----          -------
Outstanding at December 31, 2006    9,448             --             6,585          209,756
                                    =====           ====             =====          =======
Outstanding at December 31, 2004    7,965            554                --               --
Activity during 2005:
  Issued........................      510             22                --               --
  Redeemed......................      (27)            --                --               --
                                    -----           ----             -----          -------
Outstanding at December 31, 2005    8,448            576                --               --
                                    =====           ====             =====          =======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

                                                      VAN KAMPEN
AMERICAN FUNDS  AMERICAN FUNDS     VAN KAMPEN        UIF U.S REAL     VAN KAMPEN       VAN KAMPEN          VAN KAMPEN
GROWTH & INCOME     GROWTH     UIF EQUITY & INCOME ESTATE SECURITIES LIT COMSTOCK LIT STRATEGIC GROWTH LIT GROWTH & INCOME
  SUB-ACCOUNT    SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT    SUB-ACCOUNT      SUB-ACCOUNT          SUB-ACCOUNT
--------------- -------------- ------------------- ----------------- ------------ -------------------- -------------------
        --              --                --                --              --               --                  --
    71,319          67,044           122,894            27,366          30,927           39,513              40,760
    (4,127)         (1,805)          (19,864)           (3,375)         (1,149)          (1,201)             (5,729)
    ------          ------           -------            ------          ------           ------              ------
    67,192          65,239           103,030            23,991          29,778           38,312              35,031
    ======          ======           =======            ======          ======           ======              ======
        --              --                --                --              --               --                  --
        --              --                --                --              --               --                  --
        --              --                --                --              --               --                  --
    ------          ------           -------            ------          ------           ------              ------
        --              --                --                --              --               --                  --
    ======          ======           =======            ======          ======           ======              ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                          LMPV                LMPV            LMPV            LMPV
                                 GLOBAL HIGH YIELD BOND SMALL-CAP GROWTH INVESTORS FUND CAPITAL & INCOME
                                      SUB-ACCOUNT         SUB-ACCOUNT     SUB-ACCOUNT     SUB-ACCOUNT
                                 ---------------------- ---------------- -------------- ----------------
Outstanding at December 31, 2005             --                  --             --               --
Activity during 2006:
  Issued........................         88,893              83,631          8,668           71,975
  Redeemed......................        (11,355)             (1,279)            (3)         (11,381)
                                        -------              ------          -----          -------
Outstanding at December 31, 2006         77,538              82,352          8,665           60,594
                                        =======              ======          =====          =======
Outstanding at December 31, 2004             --                  --             --               --
Activity during 2005:
  Issued........................             --                  --             --               --
  Redeemed......................             --                  --             --               --
                                        -------              ------          -----          -------
Outstanding at December 31, 2005             --                  --             --               --
                                        =======              ======          =====          =======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

    LMPV           LMPV                LMPV              LMPV                LMPV                LMPV              LMPV
EQUITY INDEX FUNDAMENTAL VALUE CAPITAL APPRECIATION GROWTH & INCOME ADJUSTABLE RATE INCOME AGGRESSIVE GROWTH LARGE-CAP GROWTH
SUB-ACCOUNT     SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT          SUB-ACCOUNT      SUB-ACCOUNT
------------ ----------------- -------------------- --------------- ---------------------- ----------------- ----------------
       --             --                  --                --                  --                   --               --
  131,202         73,165              62,886            19,325              11,513              435,224           11,325
  (20,917)        (9,633)            (12,655)             (225)                 (7)             (32,771)             (42)
  -------         ------             -------            ------              ------              -------           ------
  110,285         63,532              50,231            19,100              11,506              402,453           11,283
  =======         ======             =======            ======              ======              =======           ======
       --             --                  --                --                  --                   --               --
       --             --                  --                --                  --                   --               --
       --             --                  --                --                  --                   --               --
  -------         ------             -------            ------              ------              -------           ------
       --             --                  --                --                  --                   --               --
  =======         ======             =======            ======              ======              =======           ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                                                               LMPV MULTIPLE
                                                                                 DISCIPLINE
                                      LMPV           LMPV       LMPV SOCIAL   BALANCED ALL-CAP
                                 LARGE-CAP VALUE MONEY MARKET AWARENESS STOCK  GROWTH & VALUE
                                   SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT     SUB-ACCOUNT
                                 --------------- ------------ --------------- ----------------
Outstanding at December 31, 2005         --              --          --                --
Activity during 2006:
  Issued........................      5,407         757,513         260           149,280
  Redeemed......................       (124)       (417,197)         --            (1,423)
                                      -----        --------         ---           -------
Outstanding at December 31, 2006      5,283         340,316         260           147,857
                                      =====        ========         ===           =======
Outstanding at December 31, 2004         --              --          --                --
Activity during 2005:
  Issued........................         --              --          --                --
  Redeemed......................         --              --          --                --
                                      -----        --------         ---           -------
Outstanding at December 31, 2005         --              --          --                --
                                      =====        ========         ===           =======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

                   LMPV MULTIPLE  LMPV MULTIPLE
  LMPV MULTIPLE      DISCIPLINE     DISCIPLINE
DISCIPLINE ALL-CAP   LARGE-CAP    GLOBAL ALL-CAP LMPV DIVIDEND LMPV LIFESTYLE LMPV LIFESTYLE LMPV LIFESTYLE
  GROWTH & VALUE   GROWTH & VALUE GROWTH & VALUE   STRATEGY       BALANCED        GROWTH      HIGH GROWTH
   SUB-ACCOUNT      SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT   SUB-ACCOUNT    SUB-ACCOUNT    SUB-ACCOUNT
------------------ -------------- -------------- ------------- -------------- -------------- --------------
          --               --             --            --             --           --             --
      33,300            4,041         59,553        18,379         17,169          351             93
      (3,073)          (2,145)          (416)       (3,529)        (4,147)          --             --
      ------           ------         ------        ------         ------          ---             --
      30,227            1,896         59,137        14,850         13,022          351             93
      ======           ======         ======        ======         ======          ===             ==
          --               --             --            --             --           --             --
          --               --             --            --             --           --             --
          --               --             --            --             --           --             --
      ------           ------         ------        ------         ------          ---             --
          --               --             --            --             --           --             --
      ======           ======         ======        ======         ======          ===             ==

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONTINUED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                           TST                  TST              JANUS               TST
                                 AIM CAPITAL APPRECIATION  EQUITY INCOME  CAPITAL APPRECIATION    LARGE CAP
                                     SUB-ACCOUNT (A)      SUB-ACCOUNT (A)   SUB-ACCOUNT (A)    SUB-ACCOUNT (A)
                                 ------------------------ --------------- -------------------- ---------------
Outstanding at December 31, 2005             --                  --                --                  --
Activity during 2006:
  Issued........................            298                 977                74               1,814
  Redeemed......................           (298)               (977)              (74)             (1,814)
                                           ----                ----               ---              ------
Outstanding at December 31, 2006             --                  --                --                  --
                                           ====                ====               ===              ======
Outstanding at December 31, 2004             --                  --                --                  --
Activity during 2005:
  Issued........................             --                  --                --                  --
  Redeemed......................             --                  --                --                  --
                                           ----                ----               ---              ------
Outstanding at December 31, 2005             --                  --                --                  --
                                           ====                ====               ===              ======

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

        TST               TST             TST              TST             TST                TST            TST PIONEER
MODERATE AGGRESSIVE    MODERATE     MFS TOTAL RETURN    MFS VALUE     PIONEER FUND   PIONEER MID CAP VALUE STRATEGIC INCOME
  SUB-ACCOUNT (A)   SUB-ACCOUNT (A) SUB-ACCOUNT (A)  SUB-ACCOUNT (A) SUB-ACCOUNT (A)    SUB-ACCOUNT (A)    SUB-ACCOUNT (A)
------------------- --------------- ---------------- --------------- --------------- --------------------- ----------------
           --               --               --              --              --                 --                  --
       44,435            8,785            7,564           1,003           1,669              6,128               5,200
      (44,435)          (8,785)          (7,564)         (1,003)         (1,669)            (6,128)             (5,200)
      -------           ------           ------          ------          ------             ------              ------
           --               --               --              --              --                 --                  --
      =======           ======           ======          ======          ======             ======              ======
           --               --               --              --              --                 --                  --
           --               --               --              --              --                 --                  --
           --               --               --              --              --                 --                  --
      -------           ------           ------          ------          ------             ------              ------
           --               --               --              --              --                 --                  --
      =======           ======           ======          ======          ======             ======              ======

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

5.  CHANGES IN OUTSTANDING UNITS -- (CONCLUDED)

The changes in units outstanding for the years ended December 31, 2006 and 2005 were as follows:

                                 TST STYLE FOCUS  TST STYLE FOCUS    TRAVELERS
                                 SMALL CAP GROWTH SMALL CAP VALUE MANAGED INCOME
                                 SUB-ACCOUNT (A)  SUB-ACCOUNT (A) SUB-ACCOUNT (A)
                                 ---------------- --------------- ---------------
Outstanding at December 31, 2005          --              --             --
Activity during 2006:
  Issued........................       1,247           4,093            945
  Redeemed......................      (1,247)         (4,093)          (945)
                                      ------          ------           ----
Outstanding at December 31, 2006          --              --             --
                                      ======          ======           ====
Outstanding at December 31, 2004          --              --             --
Activity during 2005:
  Issued........................          --              --             --
  Redeemed......................          --              --             --
                                      ------          ------           ----
Outstanding at December 31, 2005          --              --             --
                                      ======          ======           ====

(a) For the period from January 1, 2006 to April 30, 2006
(b) For the period form May 1, 2006 to December 31, 2006
(c) For the period from November 16, 2006 to December 31, 2006

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                   LORD ABBETT       LORD ABBETT       LORD ABBETT          MET/PUTNAM
                                                GROWTH AND INCOME   BOND DEBENTURE    MID-CAP VALUE    CAPITAL OPPORTUNITIES
                                                   SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT          SUB-ACCOUNT
                                                ------------------ ---------------- ------------------ ---------------------
2006
Units..........................................            738,630        1,228,977            172,728              23,746
Unit Fair Value, Lowest to Highest (1).........   $47.17 to $61.44 $17.79 to $19.63   $25.47 to $29.45    $16.42 to $20.65
Net Assets.....................................        $41,381,558      $22,493,450         $4,731,948            $451,561
Investment Income Ratio to Net Assets (2)......              1.44%            6.46%              0.38%               0.06%
Expenses as a Percent of Average Net Assets (3)       2.30%, 0.75%     1.95%, 0.75%       2.30%, 0.75%        2.25%, 0.75%
Total Return, Lowest to Highest (4)............   15.11% to 16.91%   7.05% to 8.33%    9.63% to 11.34%    12.08% to 13.77%
2005
Units..........................................            613,017        1,161,736             61,418               7,503
Unit Fair Value, Lowest to Highest (1).........   $40.97 to $52.55 $16.75 to $18.12   $23.23 to $26.45    $14.65 to $17.91
Net Assets.....................................        $29,674,712      $19,808,005         $1,551,929            $133,972
Investment Income Ratio to Net Assets (2)......              0.83%            4.08%              0.53%               0.28%
Expenses as a Percent of Average Net Assets (3)       2.30%, 0.75%    1.95% , 0.75%      2.30% , 0.75%       2.25% , 1.40%
Total Return, Lowest to Highest (4)............     1.05% to 2.62%  -0.46% to 0.74%     5.60% to 7.24%      7.35% to 8.97%
2004
Units..........................................            686,692        1,412,729             50,979               8,868
Unit Fair Value, Lowest to Highest (1).........    $46.9 to $51.21 $16.83 to $17.98   $23.34 to $24.66     $14.57 to $16.5
Net Assets.....................................        $32,672,292      $24,113,965         $1,209,894            $145,824
Investment Income Ratio to Net Assets (2)......              0.47%            3.90%              3.20%               0.00%
Expenses as a Percent of Average Net Assets (3)      1.75% ,% 0.75    1.95% , 0.75%      1.50% , 0.75%        1.50%, 1.40%
Total Return, Lowest to Highest (4)............   10.47% to 11.51%   6.07% to 7.00%   16.43% to 23.09%    16.46% to 16.89%
2003
Units..........................................            324,168          880,323             40,042               8,244
Unit Fair Value, Lowest to Highest (1).........   $42.25 to $43.71 $15.87 to $15.34   $19.32 to $19.60    $14.02 to $14.22
Net Assets.....................................        $13,905,959      $14,115,330           $775,315            $115,389
Investment Income Ratio to Net Assets (2)......              2.30%           15.10%              5.88%               0.00%
Expenses as a Percent of Average Net Assets (3)      1.95% , 0.85%    1.95% , 0.85%      1.40% , 0.85%       1.40% , 0.85%
Total Return, Lowest to Highest (4)............   24.23% to 29.63%  9.17% to 18.15%   24.13% to 24.81%    26.50% to 27.19%
2002
Units..........................................             20,773           15,944             24,156               7,312
Unit Fair Value, Lowest to Highest (1).........   $33.17 to $33.72 $13.60 to $13.83   $15.57 to $15.71    $11.08 to $11.18
Net Assets.....................................           $695,725         $219,012           $376,917             $80,995
Investment Income Ratio to Net Assets (2)......              0.95%            8.66%              0.58%               0.09%
Expenses as a Percent of Average Net Assets (3)      0.85% , 1.85%    0.85% , 1.85%      0.85% , 1.40%       0.85% , 1.40%
Total Return, Lowest to Highest (4)............ -19.62% to -18.81% -2.40% to -1.42% -10.84% to -10.35%  -22.29% to -22.15%

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

    OPPENHEIMER         LEGG MASON          VAN KAMPEN           PIMCO              RCM           T. ROWE PRICE
CAPITAL APPRECIATION AGGRESSIVE GROWTH    MID-CAP GROWTH   TOTAL RETURN BOND GLOBAL TECHNOLOGY    MID-CAP GROWTH
    SUB-ACCOUNT         SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT
-------------------- ------------------ ------------------ ----------------- ------------------ ------------------
          2,427,342           1,487,231             39,178        2,293,346             739,279          1,797,997
    $8.88 to $11.27     $7.55 to $10.77   $10.20 to $11.17 $11.92 to $13.06      $4.78 to $4.95     $8.16 to $8.75
        $22,004,158         $11,494,590           $421,282      $28,489,220          $3,605,818        $14,972,403
              0.08%               0.00%              0.00%            2.31%               0.00%              0.00%
       1.95%, 0.75%        1.95%, 1.30%       2.30%, 0.75%     2.30%, 0.75%        1.95%, 1.30%       1.95%, 0.75%
     5.54% to 6.81%    -3.63% to -3.00%     5.91% to 7.56%   2.15% to 3.74%      3.32% to 3.99%     4.12% to 5.37%
          2,138,330           1,268,613             23,110        1,506,218             566,844          1,308,056
    $8.41 to $10.60     7.84% to 11.10%    $9.63 to $10.38 11.67% to 12.59%      $4.63 to $4.76     $7.84 to $8.30
        $18,310,436         $10,148,495           $234,870      $18,206,649          $2,669,094        $10,429,730
              0.00%               0.00%              0.00%            0.00%               0.00%              0.00%
       1.95%, 1.40%        1.95%, 1.40%       2.30%, 0.75%     2.30%, 0.75%        1.30%, 1.95%       1.95%, 0.75%
     2.70% to 3.93%    11.39% to 12.27%     2.21% to 3.80%  -0.07% to 1.49%      8.88% to 9.59%   13.28% to 13.77%
          2,451,425           1,640,597             23,999        1,420,766             648,449          1,047,882
    $8.19 to $10.24      $7.03 to $9.89    $9.72 to $10.00 $11.85 to $12.40      $4.25 to $4.35     $6.97 to $7.22
        $20,371,884         $11,745,335           $235,934      $17,074,248          $2,796,181         $7,409,353
              8.26%               0.00%              0.00%            8.66%               0.13%              0.00%
       1.95%, 1.40%        1.95%, 1.40%       1.50%, 0.75%     1.95%, 0.75%        0.13%, 1.30%       1.95%, 0.85%
     4.34% to 5.56%      6.34% to 7.04%   10.97% to 11.52%   1.78% to 4.10%    -6.17% to -5.55%   12.09% to 16.82%
          1,122,087             633,579             18,516          825,180              89,637             20,499
     $7.85 to $7.97      $6.61 to $6.72     $8.80 to $8.93 $11.69 to $11.51      $4.53 to $4.60     $6.03 to $6.18
         $8,893,967          $4,231,075           $166,556       $9,599,035            $410,903         $5,002,558
             41.41%               0.00%              0.00%           31.51%               1.55%              0.00%
       1.95%, 1.30%        1.95%, 1.30%       1.40%, 0.85%     1.95%, 1.30%        1.30%, 1.95%       1.95%, 0.85%
   21.23% to 21.75%    21.47% to 22.00%   33.82% to 34.56%   0.20% to 0.64%    38.66% to 39.26%   28.24% to 35.48%
              3,238                 707              1,842           51,163                 109              1,388
     $6.24 to $6.28      $5.16 to $5.20     $6.57 to $6.63 $11.27 to $11.36      $2.94 to $2.96     $4.51 to $4.56
            $20,337              $3,676            $12,114         $580,973                $320             $6,310
              0.01%               0.00%              0.00%            0.00%               0.00%              0.00%
       1.40%, 1.85%        1.40%, 1.85%       0.85%, 1.40%     1.40%, 1.85%        1.40%, 1.85%       0.85%, 1.85%
 -26.12% to -25.78%  -29.16% to -28.84% -25.47% to -25.05%   7.29% to 7.77%  -51.64% to -51.42% -45.07% to -44.51%

         MFS
RESEARCH INTERNATIONAL
     SUB-ACCOUNT
----------------------
          1,526,158
   $15.21 to $22.61
        $24,283,531
              1.55%
       2.30%, 0.75%
   23.69% to 25.62%
          1,127,580
   $12.30 to $18.06
        $14,440,322
              0.38%
       2.30%, 1.40%
   13.78% to 15.55%
          1,150,008
   $10.97 to $15.68
        $12,831,690
              0.35%
       1.95%, 1.40%
   15.31% to 18.06%
            250,325
    $9.35 to $13.28
         $2,402,405
              3.16%
       1.95%, 1.40%
   28.93% to 32.80%
             12,429
     $7.23 to $7.32
            $90,253
              0.44%
       0.85%, 1.85%
  13.42% to -12.55%

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                     LAZARD             MET/AIM              HARRIS           THIRD AVENUE
                                                     MID-CAP        SMALL-CAP GROWTH  OAKMARK INTERNATIONAL  SMALL-CAP VALUE
                                                   SUB-ACCOUNT        SUB-ACCOUNT          SUB-ACCOUNT         SUB-ACCOUNT
                                                ------------------ ------------------ --------------------- ------------------
2006
Units..........................................            458,517            890,085           1,878,405            1,544,932
Unit Fair Value, Lowest to Highest (1).........   $15.89 to $16.41   $14.08 to $14.76    $19.43 to $20.07     $17.73 to $23.09
Net Assets.....................................         $7,414,914        $12,889,298         $37,135,252          $27,823,285
Investment Income Ratio to Net Assets (2)......              0.30%              0.00%               2.36%                0.43%
Expenses as a Percent of Average Net Assets (3)       1.95%, 1.30%       2.30%, 1.30%        1.95%, 1.30%         2.30%, 1.30%
Total Return, Lowest to Highest (4)............   12.47% to 13.20%   11.33% to 12.71%    26.37% to 27.19%     13.82% to 11.67%
2005
Units..........................................            444,232            804,060           1,495,693            1,233,981
Unit Fair Value, Lowest to Highest (1).........   $12.14 to $14.50   $12.70 to $13.04    $15.38 to $15.78     $16.49 to $15.49
Net Assets.....................................         $6,369,460        $10,366,771         $23,326,113          $19,975,250
Investment Income Ratio to Net Assets (2)......              0.06%              0.00%               0.00%                0.00%
Expenses as a Percent of Average Net Assets (3)       1.95%, 1.30%       1.95%, 1.30%        1.95%, 1.30%         1.95%, 1.30%
Total Return, Lowest to Highest (4)............     5.98% to 6.67%     6.18% to 6.87%    12.04% to 12.77%     13.26% to 18.70%
2004
Units..........................................            450,243            959,387           1,413,422            1,199,890
Unit Fair Value, Lowest to Highest (1).........   $13.33 to $13.59   $11.96 to $12.20    $13.72 to $13.99     $14.11 to $14.35
Net Assets.....................................         $6,071,445        $11,611,517         $19,624,405          $17,088,119
Investment Income Ratio to Net Assets (2)......              0.00%              0.00%               0.00%                3.17%
Expenses as a Percent of Average Net Assets (3)       1.95%, 1.30%       1.95%, 1.30%        1.95%, 1.30%         1.95%, 1.30%
Total Return, Lowest to Highest (4)............   12.19% to 12.92%     4.37% to 5.09%    18.19% to 18.96%     24.06% to 24.87%
2003
Units..........................................            255,646            260,329             471,982              491,798
Unit Fair Value, Lowest to Highest (1).........   $11.88 to $12.03   $11.46 to $11.61    $11.61 to $11.76     $11.38 to $11.49
Net Assets.....................................         $3,062,287         $3,008,422          $5,525,344           $5,627,516
Investment Income Ratio to Net Assets (2)......              0.00%              0.00%               0.00%               20.65%
Expenses as a Percent of Average Net Assets (3)       1.95%, 1.30%       1.95%, 1.30%        1.95%, 1.30%         1.95%, 1.30%
Total Return, Lowest to Highest (4)............   23.16% to 23.70%   32.76% to 33.33%    32.50% to 34.41%     35.03% to 35.61%
2002
Units..........................................              1,585                692                 227                2,119
Unit Fair Value, Lowest to Highest (1).........     $9.61 to $9.70     $8.43 to $8.47      $8.78 to $8.83       $8.21 to $8.23
Net Assets.....................................            $15,269             $5,877              $2,011              $17,420
Investment Income Ratio to Net Assets (2)......              0.06%              0.00%               0.34%                0.82%
Expenses as a Percent of Average Net Assets (3)       1.40%, 1.85%       1.40%, 1.85%        1.40%, 1.85%         1.40%, 1.85%
Total Return, Lowest to Highest (4)............ -12.45% to -12.06% -28.83% to -28.51%  -19.59% to -19.23%   -17.92% to -17.68%

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

          PIMCO             LORD ABBETT    NEUBERGER BERMAN      TURNER       GOLDMAN SACHS        METLIFE
INFLATION PROTECTION BOND AMERICA'S VALUE    REAL ESTATE     MID-CAP GROWTH   MID-CAP VALUE   DEFENSIVE STRATEGY
       SUB-ACCOUNT          SUB-ACCOUNT      SUB-ACCOUNT      SUB-ACCOUNT      SUB-ACCOUNT       SUB-ACCOUNT
------------------------- ---------------- ---------------- ---------------- ---------------- ------------------
             2,171,062               8,887          625,172          438,391        1,060,750         3,865,426
      $10.74 to $11.14    $16.09 to $16.54 $18.99 to $34.33 $12.58 to $12.96 $14.94 to $15.38  $11.03 to $12.30
           $23,865,653            $146,275      $12,114,336       $5,554,696      $15,950,014       $42,850,757
                 3.67%               1.78%            0.92%            0.00%            0.00%             0.01%
          2.30%, 1.30%        1.50%, 0.75%     2.30%, 1.30%     1.95%, 0.85%     1.95%, 0.85%      1.95%, 0.75%
      -1.89% to -0.91%    13.05% to 13.90% 34.46% to 35.81%   4.03% to 5.18% 13.46% to 14.71%    6.53% to 7.82%
             2,063,635               7,280          425,688          335,209          748,084         1,508,431
      $10.95 to $11.25    $14.23 to $14.52 $14.12 to $25.24 $12.09 to $12.32 $13.16 to $13.41  $10.35 to $10.43
           $22,975,626            $105,310       $6,110,404       $4,071,802       $9,888,705       $15,665,992
                 0.00%               0.00%            0.00%            0.00%            0.82%             1.30%
         2.30% , 1.30%        1.50%, 0.75%     2.30%, 1.40%     1.95%, 0.85%     1.95%, 0.85%      1.95%, 1.30%
       -0.91% to 0.08%      2.41% to 3.17% 10.72% to 15.05%  9.21% to 10.42% 10.37% to 11.59%    2.47% to 3.13%
             2,145,251               4,394          424,738          390,175          459,049           271,751
      $11.12 to $11.24    $13.90 to $14.07 $12.78 to $12.84 $11.07 to $11.12 $11.93 to $11.98  $10.10 to $10.11
           $23,952,015             $61,414       $5,441,059       $4,328,370       $5,485,135        $2,746,772
                 7.41%               3.45%            7.43%            0.00%            2.19%             8.71%
         1.95% , 1.30%        1.50%, 0.75%     1.95%, 1.30%     1.95%, 1.30%     1.95%, 1.30%      1.95%, 1.30%
   6.90% to 7.6011.51%    12.93% to 13.50% 27.88% to 28.44% 10.76% to 11.24% 19.30% to 19.81%    1.64% to 1.71%
               747,082               2,863               --               --               --                --
      $10.40 to $10.44    $11.99 to $12.04              $--              $--              $--               $--
            $7,781,066             $34,335              $--              $--              $--               $--
                 0.00%               0.00%               --               --               --                --
          1.95%, 1.30%        1.40%, 0.85%               --               --               --                --
        3.98% to 4.43%    19.93% to 20.37%               --               --               --                --
                    --                  --               --               --               --                --
                   $--                 $--              $--              $--              $--               $--
                   $--                 $--              $--              $--              $--               $--
                    --                  --               --               --               --                --
                    --                  --               --               --               --                --
                    --                  --               --               --               --                --

     METLIFE
MODERATE STRATEGY
   SUB-ACCOUNT
-----------------
       8,561,073
$11.47 to $11.77
     $98,797,273
           0.01%
    1.95%, 0.75%
  8.11% to 9.41%
       4,506,020
$10.61 to $10.69
     $47,950,957
           1.55%
    1.95%, 1.30%
  3.77% to 4.45%
       1,014,442
$10.22 to $10.23
     $10,374,709
           6.62%
    1.95%, 1.30%
  2.13% to 2.20%
              --
             $--
             $--
              --
              --
              --
              --
             $--
             $--
              --
              --
              --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                     METLIFE          METLIFE            METLIFE       CYCLICAL GROWTH
                                                BALANCED STRATEGY GROWTH STRATEGY  AGGRESSIVE STRATEGY       ETF
                                                   SUB-ACCOUNT      SUB-ACCOUNT        SUB-ACCOUNT       SUB-ACCOUNT
                                                ----------------- ---------------- ------------------- ----------------
2006
Units..........................................       19,173,566        22,007,855         4,032,224            120,406
Unit Fair Value, Lowest to Highest (1)......... $11.98 to $12.30  $12.64 to $12.97  $12.89 to $13.23   $11.40 to $11.43
Net Assets.....................................     $231,113,806      $279,686,928       $52,296,693         $1,373,423
Investment Income Ratio to Net Assets (2)......            0.01%             0.01%             0.01%              1.40%
Expenses as a Percent of Average Net Assets (3)     1.95%, 0.75%      1.95%, 0.75%      1.95%, 0.75%       1.50%, 1.30%
Total Return, Lowest to Highest (4)............  9.82% to 11.14%  11.41% to 12.75%  11.46% to 12.80%   12.16% to 12.38%
2005
Units..........................................       11,206,666        12,697,225         1,961,998             11,292
Unit Fair Value, Lowest to Highest (1)......... $10.91 to $10.99  $11.34 to $11.34  $11.56 to $11.65             $10.17
Net Assets.....................................     $122,628,863      $144,440,071       $22,767,192           $114,821
Investment Income Ratio to Net Assets (2)......            1.69%             1.31%             1.14%              0.00%
Expenses as a Percent of Average Net Assets (3)     1.95%, 1.30%      1.95%, 1.30%      1.95%, 1.30%              1.30%
Total Return, Lowest to Highest (4)............    5.06 to 5.74%    7.02% to 7.72%    8.25% to 8.96%     1.66% to 1.71%
2004
Units..........................................        1,510,309         3,226,645           229,952                 --
Unit Fair Value, Lowest to Highest (1)......... $10.39 to $10.40  $10.60 to $10.61  $10.68 to $10.69                $--
Net Assets.....................................      $15,693,253       $34,204,856        $2,457,563                $--
Investment Income Ratio to Net Assets (2)......            4.75%             3.00%             1.06%                 --
Expenses as a Percent of Average Net Assets (3)    1.95% , 1.30%     1.95% , 1.30%     1.95% , 1.30%                 --
Total Return, Lowest to Highest (4)............   2.84% to 2.91%    3.49% to 3.56%    3.72% to 3.79%                 --
2003
Units..........................................               --                --                --                 --
Unit Fair Value, Lowest to Highest (1).........              $--               $--               $--                $--
Net Assets.....................................              $--               $--               $--                $--
Investment Income Ratio to Net Assets (2)......               --                --                --                 --
Expenses as a Percent of Average Net Assets (3)               --                --                --                 --
Total Return, Lowest to Highest (4)............               --                --                --                 --
2002
Units..........................................               --                --                --                 --
Unit Fair Value, Lowest to Highest (1).........              $--               $--               $--                $--
Net Assets.....................................              $--               $--               $--                $--
Investment Income Ratio to Net Assets (2)......               --                --                --                 --
Expenses as a Percent of Average Net Assets (3)               --                --                --                 --
Total Return, Lowest to Highest (4)............               --                --                --                 --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

     CYCLICAL         VAN KAMPEN        LEGG MASON     MFS EMERGING     LOOMIS SAYLES         MET/AIM           BLACKROCK
GROWTH & INCOME ETF    COMSTOCK        VALUE EQUITY   MARKETS EQUITY   GLOBAL MARKETS   CAPITAL APPRECIATION   HIGH YIELD
    SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT    SUB-ACCOUNT (B)  SUB-ACCOUNT (B)    SUB-ACCOUNT (B)      SUB-ACCOUNT
------------------- ---------------- ---------------- ---------------- ---------------- -------------------- ----------------
           96,081            473,672          538,300          159,951          144,971             14,923              4,049
 $11.15 to $11.17   $11.81 to $12.12 $11.05 to $11.25 $10.42 to $10.49 $10.28 to $10.35   $13.35 to $14.94   $15.62 to $16.62
       $1,071,072         $5,655,470       $5,992,306       $1,673,250       $1,496,069           $210,566            $66,125
            3.67%              0.00%            0.00%            1.84%            2.14%              0.38%              0.00%
    1.50% , 1.30%      2.30% , 0.75%    2.30% , 0.75%    2.25% , 1.30%    2.25% , 1.30%      2.30% , 1.30%      2.30% , 1.70%
 10.07% to 10.29%   13.42% to 15.19%   4.17% to 5.79%   4.19% to 4.86%   2.81% to 3.46%     4.46% to 5.51%     7.32% to 7.97%
               --             92,205            2,896               --               --                 --                 --
           $10.13   $10.41 to $10.52 $10.61 to $10.63              $--              $--                $--                $--
              $--           $964,282          $30,758              $--              $--                $--                $--
            0.00%              2.15%            0.00%               --               --                 --                 --
            1.30%      2.30% , 0.75%    2.30% , 1.30%               --               --                 --                 --
   1.28% to 1.33%     4.15% to 5.22%   6.10% to 6.28%               --               --                 --                 --
               --                 --               --               --               --                 --                 --
              $--                $--              $--              $--              $--                $--                $--
              $--                $--              $--              $--              $--                $--                $--
               --                 --               --               --               --                 --                 --
               --                 --               --               --               --                 --                 --
               --                 --               --               --               --                 --                 --
               --                 --               --               --               --                 --                 --
              $--                $--              $--              $--              $--                $--                $--
              $--                $--              $--              $--              $--                $--                $--
               --                 --               --               --               --                 --                 --
               --                 --               --               --               --                 --                 --
               --                 --               --               --               --                 --                 --
               --
               --                 --               --               --               --                 --                 --
              $--                $--              $--              $--              $--                $--                $--
              $--                $--              $--              $--              $--                $--                $--
               --                 --               --               --               --                 --                 --
               --                 --               --               --               --                 --                 --
               --                 --               --               --               --                 --                 --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                       JANUS               MFS            PIONEER          PIONEER
                                                CAPITAL APPRECIATION      VALUE            FUND         MID-CAP VALUE
                                                    SUB-ACCOUNT        SUB-ACCOUNT    SUB-ACCOUNT (B)  SUB-ACCOUNT (B)
                                                -------------------- ---------------- ---------------- ----------------
2006
Units..........................................              1,236             25,279           13,904           62,109
Unit Fair Value, Lowest to Highest (1).........  $97.82 to $120.96   $15.02 to $16.20 $17.53 to $21.42 $11.89 to $12.21
Net Assets.....................................           $141,582           $399,200         $264,384         $745,952
Investment Income Ratio to Net Assets (2)......              0.00%              2.72%            0.17%            0.38%
Expenses as a Percent of Average Net Assets (3)       2.30%, 1.40%       2.30%, 1.40%     2.30%, 0.75%     2.30%, 0.75%
Total Return, Lowest to Highest (4)............     0.74% to 1.65%   18.58% to 19.65% 13.30% to 15.06% 10.01% to 11.72%
2005
Units..........................................                 --                 --               --               --
Unit Fair Value, Lowest to Highest (1).........  $97.10 to $119.00   $12.66 to $13.54 $15.48 to $17.23 $10.81 to $10.88
Net Assets.....................................                $--                $--              $--              $--
Investment Income Ratio to Net Assets (2)......              0.00%              0.00%            0.00%            0.00%
Expenses as a Percent of Average Net Assets (3)       2.30%, 1.40%       2.30%, 1.40%     2.30%, 1.40%     2.30%, 1.40%
Total Return, Lowest to Highest (4)............     6.14% to 6.29%     2.54% to 2.71%   3.86% to 4.02%   5.94% to 6.10%
2004
Units..........................................                 --                 --               --               --
Unit Fair Value, Lowest to Highest (1).........                $--                $--              $--              $--
Net Assets.....................................                $--                $--              $--              $--
Investment Income Ratio to Net Assets (2)......                 --                 --               --               --
Expenses as a Percent of Average Net Assets (3)                 --                 --               --               --
Total Return, Lowest to Highest (4)............                 --                 --               --               --
2003
Units..........................................                 --                 --               --               --
Unit Fair Value, Lowest to Highest (1).........                $--                $--              $--              $--
Net Assets.....................................                $--                $--              $--              $--
Investment Income Ratio to Net Assets (2)......                 --                 --               --               --
Expenses as a Percent of Average Net Assets (3)                 --                 --               --               --
Total Return, Lowest to Highest (4)............                 --                 --               --               --
2002
Units..........................................                 --                 --               --               --
Unit Fair Value, Lowest to Highest (1).........                $--                $--              $--              $--
Net Assets.....................................                $--                $--              $--              $--
Investment Income Ratio to Net Assets (2)......                 --                 --               --               --
Expenses as a Percent of Average Net Assets (3)                 --                 --               --               --
Total Return, Lowest to Highest (4)............                 --                 --               --               --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

    PIONEER          DREMAN          BLACKROCK        STRATEGIC          STRATEGIC         STRATEGIC          RUSSELL
STRATEGIC INCOME SMALL CAP VALUE   LARGE CAP CORE  GROWTH & INCOME  CONSERVATIVE GROWTH     GROWTH       MULTI-STYLE EQUITY
SUB-ACCOUNT (B)    SUB-ACCOUNT      SUB-ACCOUNT    SUB-ACCOUNT (C)    SUB-ACCOUNT (C)   SUB-ACCOUNT (C)     SUB-ACCOUNT
---------------- ---------------- ---------------- ---------------- ------------------- ---------------- ------------------
         194,292           60,240           12,560           56,588           123,816             72,449        22,268
$17.28 to $20.43 $13.57 to $13.78 $10.53 to $11.40 $10.19 to $10.26  $10.23 to $10.33   $10.31 to $10.40         $9.34
      $3,596,064         $825,404         $139,840         $577,202        $1,267,372           $747,157      $207,931
           9.32%            0.91%            0.00%            0.09%             0.11%              0.13%         0.95%
    2.25%, 0.75%     2.30%, 1.40%     2.30%, 1.40%     1.90%, 1.30%      1.90%, 1.30%       1.90%, 1.30%         1.40%
  3.95% to 5.51% 21.42% to 22.51% 11.66% to 12.66%   1.93% to 2.02%    2.30% to 2.38%     3.07% to 3.16%        11.18%
              --               --               --               --                --                 --        22,238
$16.62 to $18.33            $9.53              $--              $--               $--                $--         $8.40
             $--              $--              $--              $--               $--                $--      $186,762
           0.00%            0.00%               --               --                --                 --         1.07%
   2.25% , 1.40%            1.40%               --               --                --                 --         1.40%
  2.48% to 2.62%            5.59%               --               --                --                 --         5.78%
              --         4,840.00               --               --                --                 --        22,366
             $--           $18.39              $--              $--               $--                $--         $7.94
             $--          $88,999              $--              $--               $--                $--      $177,572
              --            0.87%               --               --                --                 --         0.74%
              --            1.40%               --               --                --                 --         1.40%
              --           24.27%               --               --                --                 --         8.28%
              --            4,721               --               --                --                 --        22,537
             $--           $14.80              $--              $--               $--                $--         $7.33
             $--          $69,851              $--              $--               $--                $--      $165,243
              --            1.21%               --               --                --                 --         0.82%
              --            1.40%               --               --                --                 --         1.40%
              --           40.06%               --               --                --                 --        27.70%
              --            4,730               --               --                --                 --        29,748
             $--           $10.56              $--              $--               $--                $--          5.77
             $--          $49,979              $--              $--               $--                $--      $171,653
              --            0.41%               --               --                --                 --         0.68%
              --            1.40%               --               --                --                 --         1.40%
              --          -12.58%               --               --                --                 --        -24.26

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                     RUSSELL        RUSSELL     RUSSELL          RUSSELL
                                                AGGRESSIVE EQUITY  NON-U.S.    CORE BOND  REAL ESTATE SECURITIES
                                                   SUB-ACCOUNT    SUB-ACCOUNT SUB-ACCOUNT      SUB-ACCOUNT
                                                ----------------- ----------- ----------- ----------------------
2006
Units..........................................        3,030          3,995      21,347            2,667
Unit Fair Value, Lowest to Highest (1).........       $14.10         $12.63      $13.63           $34.10
Net Assets.....................................      $42,724        $50,437    $291,051          $90,957
Investment Income Ratio to Net Assets (2)......        0.19%          2.46%       4.51%            1.96%
Expenses as a Percent of Average Net Assets (3)        1.40%          1.40%       1.40%            1.40%
Total Return, Lowest to Highest (4)............       13.20%         21.93%       2.28%           33.96%
2005
Units..........................................        3,032          4,134      21,169            2,699
Unit Fair Value, Lowest to Highest (1).........       $12.46         $10.36      $13.33           $2,546
Net Assets.....................................      $37,769        $42,803    $282,187          $68,704
Investment Income Ratio to Net Assets (2)......        0.18%          1.58%       3.57%            2.11%
Expenses as a Percent of Average Net Assets (3)        1.40%          1.40%       1.40%            1.40%
Total Return, Lowest to Highest (4)............        4.89%         12.11%       0.60%           11.39%
2004
Units..........................................        3,046             42      20,979            2,711
Unit Fair Value, Lowest to Highest (1).........       $11.88          $9.24      $13.25           $22.85
Net Assets.....................................      $36,173        $39,230    $277,989          $61,957
Investment Income Ratio to Net Assets (2)......        3.79%          1.95%       4.28%            8.49%
Expenses as a Percent of Average Net Assets (3)        1.40%          1.40%       1.40%            1.40%
Total Return, Lowest to Highest (4)............       13.13%         16.65%       3.21%           33.01%
2003
Units..........................................        3,061          4,500      21,058            2,766
Unit Fair Value, Lowest to Highest (1).........       $10.50          $7.92      $12.84           $17.18
Net Assets.....................................      $32,131        $35,627    $270,377          $47,530
Investment Income Ratio to Net Assets (2)......        4.79%          1.66%       4.44%           11.19%
Expenses as a Percent of Average Net Assets (3)        1.40%          1.40%       1.40%            1.40%
Total Return, Lowest to Highest (4)............       43.58%         36.86%       4.68%           35.30%
2002
Units..........................................        3,085         15,555      20,541            2,768
Unit Fair Value, Lowest to Highest (1).........         7.31           5.79       12.27            12.70
Net Assets.....................................      $22,553        $90,005    $251,948          $35,145
Investment Income Ratio to Net Assets (2)......        0.00%          2.03%       3.28%            6.09%
Expenses as a Percent of Average Net Assets (3)        1.40%          1.40%       1.40%            1.40%
Total Return, Lowest to Highest (4)............      -20.18%        -16.33%       7.33%            2.36%

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

      AIM V.I.             AIM V.I.       ALLIANCEBERNSTEIN      PUTNAM            PUTNAM            PUTNAM
CAPITAL APPRECIATION INTERNATIONAL GROWTH LARGE-CAP GROWTH   GROWTH & INCOME    EQUITY INCOME         VISTA
    SUB-ACCOUNT          SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT
-------------------- -------------------- ----------------- ------------------ ---------------- ------------------
             10,825                6,542               119              14,830            4,947             64,173
    $7.04 to $23.85     $11.27 to $26.70  $31.84 to $33.74    $13.24 to $65.01 $16.11 to $16.56              $6.71
            $77,017             $156,979            $3,941            $214,090          $81,532           $430,897
              0.06%                1.15%             0.00%               1.71%            1.04%              0.00%
      1.50% , 1.30%        1.50% , 1.30%     1.90% , 1.50%       1.50% , 0.75%    1.50% , 0.75%              1.40%
     4.48% to 4.69%     25.98% to 26.23%  -2.54% to -2.15%    14.19% to 15.05% 17.08% to 17.96%              4.26%
             10,598                5,955                --              13,684            3,446             76,454
    $6.79 to $22.78      $9.03 to $21.15  $32.67 to $34.49    $11.56 to $56.51 $13.76 to $14.04    $6.44 to $15.65
            $71,926             $103,706               $--            $166,207          $48,196           $492,386
              0.06%                0.96%             0.00%               1.85%            1.07%              0.00%
       1.40%, 1.30%         1.40%, 1.30%      1.90%, 1.50%        1.40%, 0.75%     1.50%, 0.75%       1.40%, 1.30%
     6.97% to 7.33%     15.96% to 16.29%    5.62% to 5.69%      3.67% to 4.44%   3.94% to 4.72%   10.48% to 10.92%
             11,953                5,177                --              10,749            4,758             72,122
    $6.28 to $20.76      $7.76 to $18.21               $--    $11.11 to $54.11 $12.24 to $13.40    $5.81 to $11.60
            $75,584              $40,188               $--            $126,996          $63,406           $418,750
              0.00%                0.65%                --               1.70%            0.12%              0.00%
       1.40%, 1.50%         1.40%, 1.30%                --        1.40%, 0.75%     1.50%, 0.75%              1.40%
     4.85% to 7.00%     17.97% to 22.28%                --      8.48% to 9.81% 10.20% to 10.75%   16.95% to 17.25%
             11,500                5,404                --               9,973            4,316             66,067
     $5.99 to $6.01       $6.31 to $6.35               $--    $10.11 to $11.30 $12.06 to $12.08     $4.95 to $9.92
            $69,167              $34,313               $--            $103,393          $52,019           $327,172
              0.00%                0.86%                --               2.57%            0.00%              0.00%
              1.40%                1.40%                --       1.40% , 0.85%    1.40% , 0.85%              1.40%
   27.39% to 27.72%     26.81% to 27.27%                --    23.55% to 25.92% 20.38% to 20.82%   31.32% to 31.57%
             13,414                4,664                --               7,137               --             57,422
     $4.70 to $4.71       $4.98 to $4.99               $--      $8.03 to $8.97               --     $3.76 to $7.55
            $63,160              $23,268               $--             $57,419              $--           $216,168
              0.00%                0.55%                --               3.47%               --              0.00%
              1.40%                1.40%                --               1.40%               --              1.40%
 -25.55% to -25.41%   -17.10% to -16.85%                --  -20.12% to -19.92%               -- -31.57% to -31.35%

    PUTNAM
SMALL-CAP VALUE
  SUB-ACCOUNT
----------------
           3,849
$25.46 to $26.25
        $100,623
           0.00%
   1.90% , 1.50%
15.09% to 15.55%
              --
$22.12 to $22.72
             $--
           0.00%
    1.90%, 1.50%
  3.95% to 4.02%
              --
             $--
             $--
              --
              --
              --
              --
             $--
             $--
              --
              --
              --
              --
             $--
             $--
              --
              --
              --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                    TEMPLETON      TEMPLETON DEVELOPING     TEMPLETON
                                                FOREIGN SECURITIES  MARKETS SECURITIES  GROWTH SECURITIES
                                                   SUB-ACCOUNT         SUB-ACCOUNT         SUB-ACCOUNT
                                                ------------------ -------------------- -----------------
2006
Units..........................................            362,978            295,586             11,905
Unit Fair Value, Lowest to Highest (1).........   $13.82 to $37.24   $12.21 to $21.44   $18.41 to $20.01
Net Assets.....................................         $6,779,342         $4,837,966           $233,283
Investment Income Ratio to Net Assets (2)......              1.10%              1.10%              0.42%
Expenses as a Percent of Average Net Assets (3)       2.30%, 0.75%       2.30%, 1.30%       1.90%, 0.75%
Total Return, Lowest to Highest (4)............   18.69% to 20.54%   25.19% to 26.44%   19.52% to 20.90%
2005
Units..........................................             24,853             38,709                 --
Unit Fair Value, Lowest to Highest (1).........   $11.52 to $30.90    $9.76 to $16.93   $15.41 to $16.65
Net Assets.....................................           $406,480           $483,750                $--
Investment Income Ratio to Net Assets (2)......              1.14%              1.23%              0.00%
Expenses as a Percent of Average Net Assets (3)      1.40% , 0.75%      2.30% , 1.40%      1.90% , 1.40%
Total Return, Lowest to Highest (4)............     7.67% to 9.35%   24.54% to 25.99%     6.82% to 7.35%
2004
Units..........................................             21,677             23,767                 --
Unit Fair Value, Lowest to Highest (1).........   $10.57 to $25.69    $8.41 to $13.44             $15.51
Net Assets.....................................           $277,223           $257,141                $--
Investment Income Ratio to Net Assets (2)......              1.04%              1.57%              0.00%
Expenses as a Percent of Average Net Assets (3)      1.40% , 1.50%      1.50% , 1.40%              1.40%
Total Return, Lowest to Highest (4)............   15.10% to 17.52%   22.78% to 23.09%             14.41%
2003
Units..........................................             12,422              9,089                 --
Unit Fair Value, Lowest to Highest (1).........     $9.02 to $9.47   $10.36 to $10.91             $13.56
Net Assets.....................................           $113,890            $96,579                $--
Investment Income Ratio to Net Assets (2)......              2.85%              4.92%              0.00%
Expenses as a Percent of Average Net Assets (3)      1.40% , 0.85%              1.40%              1.40%
Total Return, Lowest to Highest (4)............   30.38% to 31.09%   50.87% to 51.60%             30.30%
2002
Units..........................................              7,135              4,455                  8
Unit Fair Value, Lowest to Highest (1).........     $6.90 to $7.23     $6.87 to $7.20             $10.40
Net Assets.....................................            $49,550            $31,875                $78
Investment Income Ratio to Net Assets (2)......              1.74%              1.72%              2.25%
Expenses as a Percent of Average Net Assets (3)              1.40%              1.40%              1.40%
Total Return, Lowest to Highest (4)............ -19.70% to -19.25%   -1.54% to -1.35%            -19.62%

                                                        FRANKLIN
                                                MUTUAL SHARES SECURITIES
                                                      SUB-ACCOUNT
                                                ------------------------
2006
Units..........................................                25,799
Unit Fair Value, Lowest to Highest (1).........      $22.56 to $23.73
Net Assets.....................................              $598,870
Investment Income Ratio to Net Assets (2)......                 0.72%
Expenses as a Percent of Average Net Assets (3)          1.90%, 1.40%
Total Return, Lowest to Highest (4)............      16.16% to 16.74%
2005
Units..........................................                    --
Unit Fair Value, Lowest to Highest (1).........                   $--
Net Assets.....................................                   $--
Investment Income Ratio to Net Assets (2)......                    --
Expenses as a Percent of Average Net Assets (3)                    --
Total Return, Lowest to Highest (4)............                    --
2004
Units..........................................                    --
Unit Fair Value, Lowest to Highest (1).........                   $--
Net Assets.....................................                   $--
Investment Income Ratio to Net Assets (2)......                    --
Expenses as a Percent of Average Net Assets (3)                    --
Total Return, Lowest to Highest (4)............                    --
2003
Units..........................................                 2,652
Unit Fair Value, Lowest to Highest (1).........      $13.13 to $13.25
Net Assets.....................................               $34,817
Investment Income Ratio to Net Assets (2)......                 0.00%
Expenses as a Percent of Average Net Assets (3)         1.40% , 0.85%
Total Return, Lowest to Highest (4)............      23.41% to 24.09%
2002
Units..........................................                 1,438
Unit Fair Value, Lowest to Highest (1).........      $10.60 to $10.70
Net Assets.....................................               $15,304
Investment Income Ratio to Net Assets (2)......                 1.01%
Expenses as a Percent of Average Net Assets (3)         0.85% , 1.40%
Total Return, Lowest to Highest (4)............    -13.04% to -12.56%

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

    FRANKLIN         FIDELITY         FIDELITY         FIDELITY           METLIFE               FI             BLACKROCK
INCOME SECURITIES  EQUITY-INCOME       MID-CAP        CONTRAFUND        STOCK INDEX     INTERNATIONAL STOCK   BOND INCOME
   SUB-ACCOUNT      SUB-ACCOUNT      SUB-ACCOUNT      SUB-ACCOUNT       SUB-ACCOUNT         SUB-ACCOUNT       SUB-ACCOUNT
----------------- ---------------- ---------------- ---------------- ------------------ ------------------- ----------------
         112,418             3,262           10,070          170,987          1,255,895            26,246             17,516
$38.83 to $45.21  $15.76 to $65.81 $34.80 to $35.93 $36.99 to $40.96   $12.91 to $13.34  $16.59 to $19.91   $38.47 to $54.01
      $4,831,851           $57,938         $359,419       $6,746,571        $16,505,259          $498,405           $777,311
           1.91%             3.01%            0.00%            1.28%              1.59%             1.25%              1.91%
   2.25% , 1.40%     1.50% , 1.30%    1.90% , 1.50%    2.25% , 1.40%      1.95% , 1.30%     1.90% , 0.75%      2.30% , 0.75%
15.62% to 16.60%  18.15% to 18.38% 10.29% to 10.73%  9.11% to 10.04%   12.97% to 13.70%  14.05% to 15.36%     1.90% to 3.36%
              --             3,059               --               --          1,070,187            21,458              1,827
$33.28 to $38.78  $53.50 to $55.59 $31.55 to $32.45 $37.22 to $33.90   $11.43 to $11.73  $14.55 to $17.22   $41.32 to $52.26
             $--           $46,565              $--              $--        $12,415,191          $365,393            $83,096
           0.00%             1.32%            0.00%            0.00%              1.26%             0.46%              3.04%
    2.25%, 1.40%      1.50%, 1.30%     1.90%, 1.50%     2.25%, 1.40%       1.95%, 1.30%      1.90%, 0.75%       1.80%, 0.75%
  0.82% to 0.96%    4.00% to 4.21%   6.98% to 7.04%   4.82% to 4.97%     2.37% to 3.03%  15.38% to 16.71%      0.34% to 1.39
              --             2,930               --               --            885,194            26,584                380
             $--  $12.80 to $51.44              $--              $--   $11.17 to $11.39  $13.32 to $14.82             $47.26
             $--           $37,502              $--              $--        $10,001,094          $390,385            $17,962
              --             2.18%               --               --              0.53%             1.18%              0.00%
              --     1.40% , 1.50%               --               --      1.95% , 1.30%     1.50% , 0.85%              1.40%
              --    9.05% to 9.68%               --               --     8.14% to 8.85%  14.16% to 16.98%              4.39%
              --                --               --               --            278,373            27,936                 --
             $--            $11.67              $--              $--   $10.33 to $10.46  $12.62 to $12.67                $--
             $--               $--              $--              $--         $2,900,578          $352,634                $--
              --             0.00%               --               --              4.10%             0.00%                 --
              --             1.40%               --               --      1.95% , 1.30%     1.40% , 0.85%                 --
              --            28.22%               --               --   20.71% to 26.10%  26.23% to 26.69%                 --
              --                 8               --               --              1,068                --                 --
             $--              9.10              $--              $--     $8.24 to $8.29               $--                $--
             $--               $77              $--              $--             $8,845               $--                $--
              --             1.16%               --               --              0.71%                --                 --
              --             1.40%               --               --      1.40% , 1.85%                --                 --
              --           -18.31%               --               -- -23.94% to -23.60%                --                 --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                   BLACKROCK           DAVIS          HARRIS OAKMARK       JENNISON
                                                  MONEY MARKET     VENTURE VALUE      FOCUSED VALUE         GROWTH
                                                  SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT
                                                ---------------- ------------------ ------------------ ------------------
2006
Units..........................................        2,096,094          3,498,617          1,040,267          1,396,542
Unit Fair Value, Lowest to Highest (1)......... $10.06 to $10.78   $14.15 to $41.15   $17.53 to $18.16    $5.09 to $13.84
Net Assets.....................................      $21,477,638        $50,502,310        $18,595,465        $16,385,509
Investment Income Ratio to Net Assets (2)......            4.48%              0.67%              0.09%              0.00%
Expenses as a Percent of Average Net Assets (3)     1.95%, 0.75%       1.95%, 0.75%       1.95%, 1.30%       1.95%, 0.75%
Total Return, Lowest to Highest (4)............   2.54% to 3.77%   12.20% to 13.55%   10.01% to 10.73%     0.55% to 1.76%
2005
Units..........................................        1,164,088          2,751,510            980,663          1,062,311
Unit Fair Value, Lowest to Highest (1)......... $19.81 to $10.39   $12.61 to $36.24   $15.94 to $16.40    $11.50 to $5.07
Net Assets.....................................      $11,615,345        $35,309,808        $15,888,971        $12,356,023
Investment Income Ratio to Net Assets (2)......            2.86%              0.51%              0.00%              0.00%
Expenses as a Percent of Average Net Assets (3)     1.95%, 0.75%       1.95%, 0.75%       1.95%, 1.30%       1.95%, 1.30%
Total Return, Lowest to Highest (4)............   0.69% to 1.49%     8.02% to 9.32%     7.60% to 8.29%   11.35% to 11.52%
2004
Units..........................................           17,035          2,872,840            956,965          1,231,304
Unit Fair Value, Lowest to Highest (1).........            $9.91   $11.68 to $33.15   $14.81 to $15.14   $10.33 to $10.50
Net Assets.....................................         $168,867        $34,014,012        $14,368,392        $12,830,144
Investment Income Ratio to Net Assets (2)......            1.04%              0.32%              1.06%              0.01%
Expenses as a Percent of Average Net Assets (3)            1.40%       1.95%, 0.75%       1.95%, 1.30%       1.95%, 1.30%
Total Return, Lowest to Highest (4)............           -0.42%     8.13% to 9.97%     7.53% to 8.23%     6.83% to 7.53%
2003
Units..........................................           17,035            810,758            515,944            457,207
Unit Fair Value, Lowest to Highest (1).........            $9.96   $10.62 to $10.87   $13.78 to $13.99     $9.67 to $9.76
Net Assets.....................................         $169,583         $8,699,165         $7,178,434         $4,444,619
Investment Income Ratio to Net Assets (2)......            0.00%              0.00%              5.22%              0.05%
Expenses as a Percent of Average Net Assets (3)            1.40%       1.95%, 0.85%       1.95%, 1.30%       1.95%, 1.30%
Total Return, Lowest to Highest (4)............           -0.45%   25.46% to 29.63%   27.32% to 27.88%   20.45% to 20.98%
2002
Units..........................................               --              1,927              5,330              1,023
Unit Fair Value, Lowest to Highest (1).........              $--     $8.29 to $8.39   $10.63 to $10.71        $7.61 $7.63
Net Assets.....................................              $--            $21,724            $56,911             $7,806
Investment Income Ratio to Net Assets (2)......               --              1.53%              0.05%              0.00%
Expenses as a Percent of Average Net Assets (3)               --       0.85%, 1.85%       1.40%, 1.85%       1.40%, 1.85%
Total Return, Lowest to Highest (4)............               -- -18.08% to -18.26% -10.73% to -10.33% -23.95% to -23.72%

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

      MFS               MFS          CAPITAL GUARDIAN    WESTERN ASSET MANAGEMENT   WESTERN ASSET MANAGEMENT  T. ROWE PRICE
  TOTAL RETURN    INVESTORS TRUST      U.S. EQUITY     STRATEGIC BOND OPPORTUNITIES      US GOVERNMENT       SMALL-CAP GROWTH
  SUB-ACCOUNT     SUB-ACCOUNT (A)      SUB-ACCOUNT             SUB-ACCOUNT                SUB-ACCOUNT          SUB-ACCOUNT
---------------- ------------------ ------------------ ---------------------------- ------------------------ ----------------
          86,321                 --             60,688                  3,696                    192,698                5,516
$12.87 to $50.86                $--   $12.77 to $13.23       $20.43 to $22.38           $14.50 to $16.38     $14.58 to $15.70
      $3,659,208                $--           $778,138                $76,321                 $3,025,855              $81,190
           3.11%              0.38%              0.91%                  4.69%                      1.09%                0.00%
    2.30%, 0.75%       1.50%, 0.75%       1.50%, 0.75%           1.50%, 0.75%               2.30%, 1.30%         1.50%, 0.75%
  9.43% to 11.1%     4.56% to 4.82%     8.20% to 9.02%         3.27% to 4.04%             1.56% to 2.58%       2.09% to 2.86%
           3,672             34,370             36,422                  3,670                     13,519                5,989
 $39.8 to $45.78     $8.93 to $9.39   $11.80 to $12.13       $19.78 to $21.51           $14.28 to $15.96     $14.29 to $15.26
         $98,175           $392,969           $432,614                $73,297                   $210,149              $86,308
           0.98%              0.21%              0.01%                  2.94%                      0.00%                0.00%
    1.50%, 0.75%       1.50%, 0.75%       1.50%, 0.75%           1.50%, 0.75%               2.30%, 1.30%         1.50%, 0.75%
  1.32% to 2.08%     5.31% to 6.11%     3.94% to 4.72%         1.04% to 1.80%            -.70% to -.40 %       9.07% to 9.89%
           2,306             42,691             38,206                  3,629                         --                7,086
$39.28 to $44.85    $8.48 to $11.05   $11.36 to $11.59       $19.58 to $19.98                        $--     $13.10 to $13.20
         $33,535           $463,343           $435,682                $71,700                        $--              $93,534
           2.94%              0.33%              0.92%                  0.00%                         --                0.00%
    1.50%, 0.75%       1.50%, 0.85%       1.50%, 0.75%           1.50%, 1.30%                         --         1.50%, 1.40%
  8.66% to 9.20%   10.23% to 10.78%    7.24% to 14.55%         5.94% to 6.08%                         --       6.54% to 6.61%
           1,733             40,205              7,740                     --                         --                   --
$10.50 to $10.60    $9.93 to $10.02   $10.59 to $10.69                    $--                        $--                  $--
         $18,199           $399,247            $82,001                    $--                        $--                  $--
           7.14%              0.91%              3.79%                     --                         --                   --
    1.40%, 0.85%       1.40%, 0.85%       1.40%, 0.85%                     --                         --                   --
15.11% to 15.74%   19.84% to 20.50%   35.54% to 36.28%                     --                         --                   --
             300                602              4,846                     --                         --                   --
  $9.12 to $9.16     $8.29 to $8.32     $7.82 to $7.85                    $--                        $--                  $--
          $2,734             $4,986            $37,880                    $--                        $--                  $--
           0.00%              0.00%              0.00%                     --                         --                   --
    0.85%, 1.40%       0.85%, 1.40%       0.85%, 1.40%                     --                         --                   --
-6.83% to -6.31% -21.44% to -21.00% -21.84% to -21.55%                     --                         --                   --

 T. ROWE PRICE
LARGE-CAP GROWTH
  SUB-ACCOUNT
----------------
          69,795
$14.01 to $14.89
        $984,473
           0.10%
    1.50%, 0.75%
11.21% to 12.04%
          54,209
$12.60 to $55.40
      $1,068,383
           0.35%
    1.50%, 0.75%
  3.94% to 5.54%
          34,445
$12.03 to $53.20
        $576,739
           0.07%
    1.50%, 1.30%
  3.83% to 8.29%
        6,495.00
          $11.33
         $73,583
            0.01
            0.01
            0.31
          757.00
           $8.67
          $6,558
            0.00
            0.01
         -31.27%

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:


                                                FRANKLIN TEMPLETON    BLACKROCK       OPPENHEIMER          FI
                                                 SMALL-CAP GROWTH  STRATEGIC VALUE   GLOBAL EQUITY      LARGE CAP
                                                   SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT    SUB-ACCOUNT (B)
                                                ------------------ ---------------- ---------------- ----------------
2006
Units..........................................            26,486             1,028            3,382            8,734
Unit Fair Value, Lowest to Highest (1).........  $10.62 to $10.93  $20.78 to $22.25 $18.38 to $20.58 $16.16 to $17.74
Net Assets.....................................          $286,973           $21,909          $65,152         $149,662
Investment Income Ratio to Net Assets (2)......             0.00%             0.10%            0.67%            0.13%
Expenses as a Percent of Average Net Assets (3)      1.80%, 1.30%      1.80%, 0.75%     1.90%, 0.75%     2.30%, 1.40%
Total Return, Lowest to Highest (4)............    7.77% to 8.31%  14.37% to 15.57% 14.17% to 15.48%   3.73% to 4.67%
2005
Units..........................................             1,742             1,742              218               --
Unit Fair Value, Lowest to Highest (1)......... $18.17 to $19.258  $18.17 to $19.25 $16.10 to $17.82              $--
Net Assets.....................................          $187,981           $32,325           $3,892              $--
Investment Income Ratio to Net Assets (2)......             0.00%             0.00%            0.00%               --
Expenses as a Percent of Average Net Assets (3)      1.80%, 1.30%      1.80%, 0.75%     1.90%, 0.75%               --
Total Return, Lowest to Highest (4)............    2.06% to 3.14%    2.06% to 3.14% 16.73% to 16.73%               --
2004
Units..........................................             1,190             1,190               --               --
Unit Fair Value, Lowest to Highest (1).........  $18.04 to $18.21  $18.04 to $18.21              $--              $--
Net Assets.....................................            $3,449           $21,552              $--              $--
Investment Income Ratio to Net Assets (2)......             0.00%             0.00%               --               --
Expenses as a Percent of Average Net Assets (3)      1.50%, 1.40%      1.50%, 1.30%               --               --
Total Return, Lowest to Highest (4)............  12.43% to 12.58%  12.43% to 12.58%               --               --
2003
Units..........................................                --                --               --               --
Unit Fair Value, Lowest to Highest (1).........               $--               $--              $--              $--
Net Assets.....................................               $--               $--              $--              $--
Investment Income Ratio to Net Assets (2)......                --                --               --               --
Expenses as a Percent of Average Net Assets (3)                --                --               --               --
Total Return, Lowest to Highest (4)............                --                --               --               --
2002
Units..........................................                --                --               --               --
Unit Fair Value, Lowest to Highest (1).........               $--               $--              $--              $--
Net Assets.....................................               $--               $--              $--              $--
Investment Income Ratio to Net Assets (2)......                --                --               --               --
Expenses as a Percent of Average Net Assets (3)                --                --               --               --
Total Return, Lowest to Highest (4)............                --                --               --               --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

                                           METLIFE            METLIFE                                  METLIFE
      FI                METLIFE          CONSERVATIVE     CONSERVATIVE TO         METLIFE            MODERATE TO
 VALUE LEADERS   AGGRESSIVE ALLOCATION    ALLOCATION    MODERATE ALLOCATION MODERATE ALLOCATION AGGRESSIVE ALLOCATION
  SUB-ACCOUNT         SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT
---------------- --------------------- ---------------- ------------------- ------------------- ---------------------
           9,168             39,044              55,733            13,244             251,739              218,070
$19.83 to $21.76   $12.39 to $12.57    $10.65 to $10.81  $11.10 to $11.26    $11.58 to $11.75     $11.84 to $12.01
        $193,937           $487,913            $599,716          $148,388          $2,943,349           $2,604,857
           0.00%              0.00%               0.00%             0.00%               0.00%                0.00%
    2.30%, 1.40%       2.25%, 1.40%        2.25%, 1.40%      2.25%, 1.40%        2.25%, 1.40%         2.25%, 1.40%
  7.04% to 8.00%   11.82% to 12.78%      3.88% to 4.76%    6.08% to 6.98%      8.31% to 9.23%      9.59% to 10.53%
              --                 --                  --                --                  --                   --
             $--                $--                 $--               $--                 $--                  $--
             $--                $--                 $--               $--                 $--                  $--
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
             $--                $--                 $--               $--                 $--                  $--
             $--                $--                 $--               $--                 $--                  $--
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
             $--                $--                 $--               $--                 $--                  $--
             $--                $--                 $--               $--                 $--                  $--
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
             $--                $--                 $--               $--                 $--                  $--
             $--                $--                 $--               $--                 $--                  $--
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --
              --                 --                  --                --                  --                   --

     PIMCO
HIGH YIELD BOND
  SUB-ACCOUNT
----------------
           9,739
$14.03 to $14.33
        $137,505
           6.91%
    1.50%, 1.30%
  7.49% to 7.70%
           5,517
$13.11 to $13.31
         $72,246
           6.23%
    1.50%, 1.30%
  2.58% to 2.78%
           1,204
$12.78 to $12.95
         $15,291
           7.44%
    1.50%, 1.30%
  8.34% to 8.48%
             879
          $11.76
         $10,333
          13.07%
           1.40%
          21.23%
             829
            9.70
             $81
          11.25%
           1.40%
          -2.56%

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                     PIMCO       PIMCO STOCKSPLUS      PIONEER       AMERICAN FUNDS
                                                  LOW DURATION   GROWTH & INCOME  VCT MID CAP VALUE  GLOBAL GROWTH
                                                  SUB-ACCOUNT      SUB-ACCOUNT       SUB-ACCOUNT      SUB-ACCOUNT
                                                ---------------- ---------------- ----------------- ----------------
2006
Units..........................................            9,448               --            6,585           209,756
Unit Fair Value, Lowest to Highest (1)......... $12.33 to $12.53 $10.36 to $15.24 $30.41 to $31.88  $23.74 to $27.58
Net Assets.....................................         $116,910              $--         $208,127        $5,285,664
Investment Income Ratio to Net Assets (2)......            4.20%            3.26%            0.00%             0.56%
Expenses as a Percent of Average Net Assets (3)     1.50%, 1.30%     1.50%, 1.30%     1.90%, 1.50%      2.30%, 0.75%
Total Return, Lowest to Highest (4)............   2.43% to 2.64% 13.19% to 13.42% 10.16% to 10.60%  17.70% to 19.53%
2005
Units..........................................            8,448              576               --                --
Unit Fair Value, Lowest to Highest (1)......... $12.04 to $12.21 $13.22 to $13.44              $--  $20.14 to $20.17
Net Assets.....................................         $102,017           $5,267              $--               $--
Investment Income Ratio to Net Assets (2)......            2.81%            2.40%               --             0.00%
Expenses as a Percent of Average Net Assets (3)     1.50%, 1.30%     1.50%, 1.30%               --      2.30%, 1.40%
Total Return, Lowest to Highest (4)............ -0.49% to -0.29%   1.95% to 2.16%               --    7.09% to 7.25%
2004
Units..........................................            7,965              554               --                --
Unit Fair Value, Lowest to Highest (1)......... $12.10 to $12.24 $12.97 to $13.15              $--               $--
Net Assets.....................................          $96,599           $4,962              $--               $--
Investment Income Ratio to Net Assets (2)......            1.86%            1.73%               --                --
Expenses as a Percent of Average Net Assets (3)     1.50%, 1.30%     1.50%, 1.30%               --                --
Total Return, Lowest to Highest (4)............   0.51% to 0.64%   9.03% to 9.18%               --                --
2003
Units..........................................            2,134              550               --                --
Unit Fair Value, Lowest to Highest (1).........           $12.09            $8.20              $--               $--
Net Assets.....................................          $25,804           $4,499              $--               $--
Investment Income Ratio to Net Assets (2)......            7.14%            2.04%               --                --
Expenses as a Percent of Average Net Assets (3)            1.40%            1.40%               --                --
Total Return, Lowest to Highest (4)............            0.93%           28.57%               --                --
2002
Units..........................................              434              559               --                --
Unit Fair Value, Lowest to Highest (1).........            11.98             6.38              $--               $--
Net Assets.....................................          $13,236           $3,571              $--               $--
Investment Income Ratio to Net Assets (2)......            8.06%            2.63%               --                --
Expenses as a Percent of Average Net Assets (3)            1.40%            1.40%               --                --
Total Return, Lowest to Highest (4)............               6%          -21.33%               --                --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

 AMERICAN FUNDS     AMERICAN FUNDS       VAN KAMPEN                VAN KAMPEN               VAN KAMPEN         VAN KAMPEN
 GROWTH & INCOME        GROWTH       UIF EQUITY & INCOME UIF U.S. REAL ESTATE SECURITIES   LIT COMSTOCK   LIT STRATEGIC GROWTH
   SUB-ACCOUNT       SUB-ACCOUNT         SUB-ACCOUNT               SUB-ACCOUNT             SUB-ACCOUNT        SUB-ACCOUNT
----------------- ------------------ ------------------- ------------------------------- ---------------- --------------------
           67,192             65,239           103,030                    23,991                   29,778            38,312
$94.31 to $115.89 $129.74 to $159.43  $14.74 to $14.96          $29.52 to $30.20         $15.09 to $15.48    $4.63 to $4.87
       $7,256,377         $9,695,716        $1,534,867                 $ 719,688                 $457,328          $185,120
            2.61%              1.35%             0.41%                     0.14%                    0.00%             0.00%
     2.30%, 1.40%       2.30%, 1.40%      1.90%, 1.50%              1.90%, 1.50%             1.90%, 1.50%      2.30%, 1.50%
 12.59% to 13.61%     7.72% to 8.69%  10.46% to 10.91%          35.46% to 36.00%         13.87% to 14.32%    0.30% to 1.10%
               --                 --                --                        --                       --                --
$83.76 to $102.01 $120.44 to $146.68  $13.34 to $13.49          $21.80 to $22.20         $13.26 to $13.54               $--
              $--                $--               $--                       $--                      $--               $--
            0.00%              0.00%             0.00%                     0.00%                    0.00%                --
     2.30%, 1.40%       2.30%, 1.40%      1.90%, 1.50%              1.90%, 1.50%             1.90%, 1.50%                --
   4.51% to 4.66%     6.63% to 6.78%    2.16% to 2.22%            7.52% to 7.59%           4.60% to 4.67%                --
               --                 --                --                        --                       --                --
              $--                $--               $--                       $--                      $--               $--
              $--                $--               $--                       $--                      $--               $--
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --
              $--                $--               $--                       $--                      $--               $--
              $--                $--               $--                       $--                      $--               $--
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --
              $--                $--               $--                       $--                      $--               $--
              $--                $--               $--                       $--                      $--               $--
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --
               --                 --                --                        --                       --                --

    VAN KAMPEN
LIT GROWTH & INCOME
    SUB-ACCOUNT
-------------------
           35,031
 $13.84 to $14.19
         $494,446
            0.00%
     1.90%, 1.50%
 13.80% to 14.25%
               --
 $12.16 to $12.42
              $--
            0.00%
     1.90%, 1.50%
   2.34% to 2.41%
               --
              $--
              $--
               --
               --
               --
               --
              $--
              $--
               --
               --
               --
               --
              $--
              $--
               --
               --
               --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                         LMPV                LMPV            LMPV              LMPV
                                                GLOBAL HIGH YIELD BOND SMALL-CAP GROWTH    INVESTORS     CAPITAL & INCOME
                                                     SUB-ACCOUNT         SUB-ACCOUNT      SUB-ACCOUNT      SUB-ACCOUNT
                                                ---------------------- ---------------- ---------------- ----------------
2006
Units..........................................              77,538              82,352            8,665           60,594
Unit Fair Value, Lowest to Highest (1).........    $15.48 to $16.73    $12.81 to $13.36 $15.74 to $17.05 $11.58 to $11.66
Net Assets.....................................          $1,265,029          $1,083,364         $142,619         $705,247
Investment Income Ratio to Net Assets (2)......              11.37%               0.00%            2.94%            3.18%
Expenses as a Percent of Average Net Assets (3)        2.30%, 1.40%        2.30%, 1.40%     2.30%, 1.40%     1.90%, 1.50%
Total Return, Lowest to Highest (4)............      8.13% to 9.11%    10.21% to 11.20% 15.58% to 16.62%   9.10% to 9.54%
2005
Units..........................................                  --                  --               --               --
Unit Fair Value, Lowest to Highest (1).........                 $--                 $--              $--              $--
Net Assets.....................................                 $--                 $--              $--              $--
Investment Income Ratio to Net Assets (2)......                  --                  --               --               --
Expenses as a Percent of Average Net Assets (3)                  --                  --               --               --
Total Return, Lowest to Highest (4)............                  --                  --               --               --
2004
Units..........................................                  --                  --               --               --
Unit Fair Value, Lowest to Highest (1).........                 $--                 $--              $--              $--
Net Assets.....................................                 $--                 $--              $--              $--
Investment Income Ratio to Net Assets (2)......                  --                  --               --               --
Expenses as a Percent of Average Net Assets (3)                  --                  --               --               --
Total Return, Lowest to Highest (4)............                  --                  --               --               --
2003
Units..........................................                  --                  --               --               --
Unit Fair Value, Lowest to Highest (1).........                 $--                 $--              $--              $--
Net Assets.....................................                 $--                 $--              $--              $--
Investment Income Ratio to Net Assets (2)......                  --                  --               --               --
Expenses as a Percent of Average Net Assets (3)                  --                  --               --               --
Total Return, Lowest to Highest (4)............                  --                  --               --               --
2002
Units..........................................                  --                  --               --               --
Unit Fair Value, Lowest to Highest (1).........                 $--                 $--              $--              $--
Net Assets.....................................                 $--                 $--              $--              $--
Investment Income Ratio to Net Assets (2)......                  --                  --               --               --
Expenses as a Percent of Average Net Assets (3)                  --                  --               --               --
Total Return, Lowest to Highest (4)............                  --                  --               --               --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

      LMPV             LMPV                LMPV              LMPV                 LMPV                LMPV
  EQUITY INDEX   FUNDAMENTAL VALUE CAPITAL APPRECIATION GROWTH & INCOME  ADJUSTABLE RATE INCOME AGGRESSIVE GROWTH
  SUB-ACCOUNT       SUB-ACCOUNT        SUB-ACCOUNT        SUB-ACCOUNT         SUB-ACCOUNT          SUB-ACCOUNT
---------------- ----------------- -------------------- ---------------- ---------------------- -----------------
         110,285           63,532              50,231             19,100              11,506             402,453
 $9.61 to $28.80 $31.66 to $35.61    $27.95 to $32.05   $10.05 to $10.35    $10.04 to $10.33    $13.12 to $13.68
      $2,930,755       $2,183,111          $1,549,906           $196,684            $117,357          $5,435,475
           2.72%            3.56%               2.55%              1.47%               9.45%               0.00%
    2.90%, 1.40%     2.30%, 1.40%        2.30%, 1.40%       1.90%, 1.50%        2.25%, 1.40%        2.30%, 1.40%
12.11% to 13.52% 14.15% to 15.18%    12.19% to 13.21%   10.37% to 10.81%      1.79% to 2.66%      6.32% to 7.28%
              --               --                  --                 --                  --                  --
             $--              $--                 $--                $--                 $--                 $--
             $--              $--                 $--                $--                 $--                 $--
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
             $--              $--                 $--                $--                 $--                 $--
             $--              $--                 $--                $--                 $--                 $--
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
             $--              $--                 $--                $--                 $--                 $--
             $--              $--                 $--                $--                 $--                 $--
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
             $--              $--                 $--                $--                 $--                 $--
             $--              $--                 $--                $--                 $--                 $--
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --
              --               --                  --                 --                  --                  --

      LMPV
LARGE-CAP GROWTH
  SUB-ACCOUNT
----------------
          11,283
$13.11 to $14.18
        $154,919
           0.34%
    2.30%, 1.40%
  2.22% to 3.15%
              --
             $--
             $--
              --
              --
              --
              --
             $--
             $--
              --
              --
              --
              --
             $--
             $--
              --
              --
              --
              --
             $--
             $--
              --
              --
              --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:


                                                     LMPV              LMPV                LMPV
                                                LARGE-CAP VALUE    MONEY MARKET   SOCIAL AWARENESS STOCK
                                                  SUB-ACCOUNT      SUB-ACCOUNT         SUB-ACCOUNT
                                                ---------------- ---------------- ----------------------
2006
Units..........................................            5,283          340,316                 260
Unit Fair Value, Lowest to Highest (1)......... $23.80 to $25.02 $11.93 to $13.35    $26.26 to $27.85
Net Assets.....................................         $129,739       $4,420,529              $7,217
Investment Income Ratio to Net Assets (2)......            2.18%            3.31%               0.57%
Expenses as a Percent of Average Net Assets (3)     1.90%, 1.50%     2.30%, 1.40%        1.90%, 1.50%
Total Return, Lowest to Highest (4)............ 16.05% to 16.52%   2.26% to 3.18%      5.67% to 6.09%
2005
Units..........................................               --               --                  --
Unit Fair Value, Lowest to Highest (1).........              $--              $--                 $--
Net Assets.....................................              $--              $--                 $--
Investment Income Ratio to Net Assets (2)......               --               --                  --
Expenses as a Percent of Average Net Assets (3)               --               --                  --
Total Return, Lowest to Highest (4)............               --               --                  --
2004
Units..........................................               --               --                  --
Unit Fair Value, Lowest to Highest (1).........              $--              $--                 $--
Net Assets.....................................              $--              $--                 $--
Investment Income Ratio to Net Assets (2)......               --               --                  --
Expenses as a Percent of Average Net Assets (3)               --               --                  --
Total Return, Lowest to Highest (4)............               --               --                  --
2003
Units..........................................               --               --                  --
Unit Fair Value, Lowest to Highest (1).........              $--              $--                 $--
Net Assets.....................................              $--              $--                 $--
Investment Income Ratio to Net Assets (2)......               --               --                  --
Expenses as a Percent of Average Net Assets (3)               --               --                  --
Total Return, Lowest to Highest (4)............               --               --                  --
2002
Units..........................................               --               --                  --
Unit Fair Value, Lowest to Highest (1).........              $--              $--                 $--
Net Assets.....................................              $--              $--                 $--
Investment Income Ratio to Net Assets (2)......               --               --                  --
Expenses as a Percent of Average Net Assets (3)               --               --                  --
Total Return, Lowest to Highest (4)............               --               --                  --

                                                            LMPV
                                                MULTIPLE DISCIPLINE BALANCED
                                                   ALL-CAP GROWTH & VALUE
                                                        SUB-ACCOUNT
                                                ----------------------------
2006
Units..........................................                147,857
Unit Fair Value, Lowest to Highest (1).........       $14.18 to $14.70
Net Assets.....................................             $2,137,211
Investment Income Ratio to Net Assets (2)......                  2.95%
Expenses as a Percent of Average Net Assets (3)           2.25%, 1.40%
Total Return, Lowest to Highest (4)............        9.67% to 10.61%
2005
Units..........................................                     --
Unit Fair Value, Lowest to Highest (1).........                    $--
Net Assets.....................................                    $--
Investment Income Ratio to Net Assets (2)......                     --
Expenses as a Percent of Average Net Assets (3)                     --
Total Return, Lowest to Highest (4)............                     --
2004
Units..........................................                     --
Unit Fair Value, Lowest to Highest (1).........                    $--
Net Assets.....................................                    $--
Investment Income Ratio to Net Assets (2)......                     --
Expenses as a Percent of Average Net Assets (3)                     --
Total Return, Lowest to Highest (4)............                     --
2003
Units..........................................                     --
Unit Fair Value, Lowest to Highest (1).........                    $--
Net Assets.....................................                    $--
Investment Income Ratio to Net Assets (2)......                     --
Expenses as a Percent of Average Net Assets (3)                     --
Total Return, Lowest to Highest (4)............                     --
2002
Units..........................................                     --
Unit Fair Value, Lowest to Highest (1).........                    $--
Net Assets.....................................                    $--
Investment Income Ratio to Net Assets (2)......                     --
Expenses as a Percent of Average Net Assets (3)                     --
Total Return, Lowest to Highest (4)............                     --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

         LMPV                    LMPV                      LMPV
 MULTIPLE DISCIPLINE     MULTIPLE DISCIPLINE    MULTIPLE DISCIPLINE GLOBAL       LMPV               LMPV              LMPV
ALL-CAP GROWTH & VALUE LARGE-CAP GROWTH & VALUE   ALL-CAP GROWTH & VALUE   DIVIDEND STRATEGY LIFESTYLE BALANCED LIFESTYLE GROWTH
     SUB-ACCOUNT             SUB-ACCOUNT               SUB-ACCOUNT            SUB-ACCOUNT       SUB-ACCOUNT       SUB-ACCOUNT
---------------------- ------------------------ -------------------------- ----------------- ------------------ ----------------
             30,227                   1,896                    59,137                14,850             13,022               351
   $16.19 to $16.82        $15.58 to $16.19          $17.41 to $18.08        $9.04 to $9.59   $15.26 to $15.88  $13.97 to $14.53
           $502,781                 $30,368                $1,057,125              $140,785           $205,596            $5,108
              1.11%                   1.58%                     1.54%                 4.29%              5.52%             2.21%
       2.30%, 1.40%            2.30%, 1.40%              2.30%, 1.40%          2.30%, 1.50%       1.90%, 1.50%      1.90%, 1.50%
   11.04% to 12.04%         9.73% to 10.72%          12.59% to 13.60%      15.26% to 16.18%     6.19% to 6.61%    6.81% to 7.24%
                 --                      --                        --                    --                 --                --
                $--                     $--                       $--                   $--                $--               $--
                $--                     $--                       $--                   $--                $--               $--
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                $--                     $--                       $--                   $--                $--               $--
                $--                     $--                       $--                   $--                $--               $--
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                $--                     $--                       $--                   $--                $--               $--
                $--                     $--                       $--                   $--                $--               $--
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                $--                     $--                       $--                   $--                $--               $--
                $--                     $--                       $--                   $--                $--               $--
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --
                 --                      --                        --                    --                 --                --

        LMPV
LIFESTYLE HIGH GROWTH
     SUB-ACCOUNT
---------------------
                93
  $14.59 to $15.18
            $1,419
             0.99%
      1.90%, 1.50%
    7.41% to 7.84%
                --
               $--
               $--
                --
                --
                --
                --
               $--
               $--
                --
                --
                --
                --
               $--
               $--
                --
                --
                --
                --
               $--
               $--
                --
                --
                --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONTINUED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                      TST AIM              TST               TST               TST
                                                CAPITAL APPRECIATION  EQUITY INCOME  MODERATE AGGRESSIVE    MODERATE
                                                  SUB-ACCOUNT (A)    SUB-ACCOUNT (A)   SUB-ACCOUNT (A)   SUB-ACCOUNT (A)
                                                -------------------- --------------- ------------------- ---------------
2006
Units..........................................                --                --                --                 --
Unit Fair Value, Lowest to Highest (1).........               $--               $--               $--                $--
Net Assets.....................................               $--               $--               $--                $--
Investment Income Ratio to Net Assets (2)......             0.00%             2.49%            17.59%              2.88%
Expenses as a Percent of Average Net Assets (3)      2.30%, 1.30%      2.30%, 1.40%      2.25%, 1.40%       2.30%, 1.40%
Total Return, Lowest to Highest (4)............    6.24% to 6.59%    4.83% to 5.14%    1.73% to 2.01%    -1.17% to -.88%
2005
Units..........................................                --                --                --                 --
Unit Fair Value, Lowest to Highest (1).........                --                --                --                 --
Net Assets.....................................               $--               $--               $--                $--
Investment Income Ratio to Net Assets (2)......                --                --                --                 --
Expenses as a Percent of Average Net Assets (3)                --                --                --                 --
Total Return, Lowest to Highest (4)............                --                --                --                 --
2004
Units..........................................                --                --                --                 --
Unit Fair Value, Lowest to Highest (1).........               $--               $--               $--                $--
Net Assets.....................................               $--               $--               $--                $--
Investment Income Ratio to Net Assets (2)......                --                --                --                 --
Expenses as a Percent of Average Net Assets (3)                --                --                --                 --
Total Return, Lowest to Highest (4)............                --                --                --                 --
2003
Units..........................................                --                --                --                 --
Unit Fair Value, Lowest to Highest (1).........               $--               $--               $--                $--
Net Assets.....................................               $--               $--               $--                $--
Investment Income Ratio to Net Assets (2)......                --                --                --                 --
Expenses as a Percent of Average Net Assets (3)                --                --                --                 --
Total Return, Lowest to Highest (4)............                --                --                --                 --
2002
Units..........................................                --                --                --                 --
Unit Fair Value, Lowest to Highest (1).........               $--               $--               $--                $--
Net Assets.....................................               $--               $--               $--                $--
Investment Income Ratio to Net Assets (2)......                --                --                --                 --
Expenses as a Percent of Average Net Assets (3)                --                --                --                 --
Total Return, Lowest to Highest (4)............                --                --                --                 --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

       JANUS                             TST MFS           TST             TST                TST            TST PIONEER
CAPITAL APPRECIATION  TST LARGE-CAP   TOTAL RETURN      MFS VALUE     PIONEER FUND   PIONEER MID CAP VALUE STRATEGIC INCOME
  SUB-ACCOUNT (A)    SUB-ACCOUNT (A) SUB-ACCOUNT (A) SUB-ACCOUNT (A) SUB-ACCOUNT (A)    SUB-ACCOUNT (A)    SUB-ACCOUNT (A)
-------------------- --------------- --------------- --------------- --------------- --------------------- ----------------
               --                --              --              --              --                 --                  --
              $--               $--             $--             $--             $--                $--                 $--
              $--               $--             $--             $--             $--                $--                 $--
            0.00%             0.13%           3.95%           0.00%           0.17%              0.00%               0.00%
     2.30%, 1.40%      2.30%, 1.40%    2.30%, 1.40%    2.30%, 1.40%    2.30%, 0.75%       2.30%, 0.75%        2.25%, 0.75%
  -1.13% to -.99%    2.97% to 3.12%  3.00% to 3.30%  7.97% to 8.13%  5.86% to 6.40%     5.00% to 5.54%      0.79% to 1.28%
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
              $--               $--             $--             $--             $--                $--                 $--
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
              $--               $--             $--             $--             $--                $--                 $--
              $--               $--             $--             $--             $--                $--                 $--
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
              $--               $--             $--             $--             $--                $--                 $--
              $--               $--             $--             $--             $--                $--                 $--
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
              $--               $--             $--             $--             $--                $--                 $--
              $--               $--             $--             $--             $--                $--                 $--
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --
               --                --              --              --              --                 --                  --

            FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE OF
                   FIRST METLIFE INVESTORS INSURANCE COMPANY

                 NOTES TO FINANCIAL STATEMENTS -- (CONCLUDED)
                               DECEMBER 31, 2006

6.  UNIT VALUES -- (CONCLUDED)

The following table is a summary of unit values and units outstanding for the Contracts and the expenses as a percentage of average net assets, excluding expenses for the underlying portfolios, for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 or lesser time period if applicable:

                                                    TST STYLE FOCUS     TST STYLE FOCUS     TRAVELERS
                                                SERIES SMALL-CAP GROWTH SMALL CAP VALUE  MANAGED INCOME
                                                    SUB-ACCOUNT (A)     SUB-ACCOUNT (A)  SUB-ACCOUNT (A)
                                                ----------------------- ---------------- ---------------
2006
Units..........................................                  --                   --              --
Unit Fair Value, Lowest to Highest (1).........                 $--                  $--             $--
Net Assets.....................................                 $--                  $--             $--
Investment Income Ratio to Net Assets (2)......               0.04%                0.01%           3.01%
Expenses as a Percent of Average Net Assets (3)        2.30%, 1.40%         2.30%, 1.40%    2.30%, 1.40%
Total Return, Lowest to Highest (4)............    13.04% to 13.16%     14.44% to 14.78% -1.17% to -.88%
2005
Units..........................................                  --                   --              --
Unit Fair Value, Lowest to Highest (1).........                 $--                  $--             $--
Net Assets.....................................                 $--                  $--             $--
Investment Income Ratio to Net Assets (2)......                  --                   --              --
Expenses as a Percent of Average Net Assets (3)                  --                   --              --
Total Return, Lowest to Highest (4)............                  --                   --              --
2004
Units..........................................                  --                   --              --
Unit Fair Value, Lowest to Highest (1).........                 $--                  $--             $--
Net Assets.....................................                 $--                  $--             $--
Investment Income Ratio to Net Assets (2)......                  --                   --              --
Expenses as a Percent of Average Net Assets (3)                  --                   --              --
Total Return, Lowest to Highest (4)............                  --                   --              --
2003
Units..........................................                  --                   --              --
Unit Fair Value, Lowest to Highest (1).........                 $--                  $--             $--
Net Assets.....................................                 $--                  $--             $--
Investment Income Ratio to Net Assets (2)......                  --                   --              --
Expenses as a Percent of Average Net Assets (3)                  --                   --              --
Total Return, Lowest to Highest (4)............                  --                   --              --
2002
Units..........................................                  --                   --              --
Unit Fair Value, Lowest to Highest (1).........                 $--                  $--             $--
Net Assets.....................................                 $--                  $--             $--
Investment Income Ratio to Net Assets (2)......                  --                   --              --
Expenses as a Percent of Average Net Assets (3)                  --                   --              --
Total Return, Lowest to Highest (4)............                  --                   --              --

(1) FMLI sells a number of variable annuity products, which have a unique combination of features and fees that are charged against the contract owner's cash value. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.
(2) These amounts represent the dividends, excluding distributions of capital gains, received by the Sub-Accounts from the underlying portfolio, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the Sub-Accounts is affected by the timing of the declaration of dividends by the underlying fund in which the Sub-Accounts invest.
(3) These ratios represent the annualized contract expenses of the Sub-Accounts, consisting of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(4) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through the redemption of units. Investment options with a date notation indicate the effective date of that investment option in the Separate Account. The total return is calculated for each period indicated or from the effective date through the end of the reporting period. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

(a) For the period January 1, 2006 to April 30, 2006
(b) For the period May 1, 2006 to December 31, 2006
(c) For the period November 16, 2006 to December 31, 2006

                                    PART C

                               OTHER INFORMATION


ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

a.            Financial Statements
              ------------------------------------------------------------------

The following financial statements of the Separate Account are included in Part B hereof: (filed herewith)

1.            Report of Independent Registered Public Accounting Firm.

2.            Statement of Assets and Liabilities of December 31, 2006.

3.            Statement of Operations for the year ended December 31, 2006.

4. Statement of Changes in Net Assets for the years ended December 31, 2006 and 2005.

5.            Notes to Financial Statements.


The following financial statements of the Company are included in Part B hereof:
(filed herewith)

1.            Report of Independent Registered Public Accounting Firm.

2.            Balance Sheets as of December 31, 2006 and 2005.

3. Statements of Income for the years ended December 31, 2006, 2005 and 2004.

4. Statements of Stockholder's Equity for the years ended December 31, 2006, 2005 and 2004.

5.            Statements of Cash Flows for the years ended December 31, 2006,
              2005 and 2004.

6.            Notes to Financial Statements.


b.            Exhibits
              ------------------------------------------------------------------

1. Resolution of Board of Directors of the Company authorizing the establishment of the Variable Account.(1)

2.            Not Applicable.

3.   (i)      Principal Underwriter's and Selling Agreement. (effective
              January 1, 2001).(5)

     (ii) Amendment to Principal Underwriter's and Selling Agreement. (Effective January 1, 2002).(5)

     (iii)    Form of Retail Sales Agreement (MLIDC 7-1-05 (LTC)) (7)


     (iv)     Agreement and Plan of Merger (12-01-04) (MLIDC into GAD)(8)


4.   (i)      Individual Flexible Purchase Payment Deferred Variable Annuity
              Contract (2)


     (ii)     Death Benefit Rider - Principal Protection.(8)


     (iii) Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider.(2)

     (iv)     Waiver of Withdrawal Charge for Terminal Illness Rider.(2)

     (v)      Unisex Annuity Rates Rider.(2)

     (vi)     Individual Retirement Annuity Endorsement 6023.1 (9/02).(5)

     (vii)    Tax Sheltered Annuity Endorsement 6026.1 (9/02).(5)

     (viii)   Roth Individual Retirement Annuity Endorsement 6024.1 (9/02).(5)

     (ix)     401 (a)/403 (a) Plan Endorsement 6025.1 (9/02).(5)

     (x)      Simple Individual Retirement Annuity Endorsement 6276 (9/02).(5)


     (xi)     Form of Contract Schedule 6028-L (2/07) (filed herewith)

     (xii)    Form of Contract Schedule 6028-VA (2/07) (filed herewith)


     (xiii) Designated Beneficiary Non-Qualified Annuity Endorsement FMLI-NQ-1 (11/05)-I (6)


5.            Form of Variable Annuity Application 6406 APPVASNY207 (12-06)
              (filed herewith)


6.   (i)      Copy of Articles of Incorporation of the Company.(1)

     (ii)     Copy of Amended and Restated Bylaws of the Company.(3)

7.   (i)      Reinsurance Agreement between First MetLife Investors Insurance
              Company and Metropolitan Life Insurance Company.(4)

8.   (i)      Participation Agreement among Met Investors Series Trust,
              Met Investors Advisory Corp., MetLife Investors Distribution
              Company and First MetLife Investors Insurance Company (February
              12, 2001)(3)

     (ii) Participation Agreement Among Metropolitan Series Fund, Inc., Metropolitan Life Insurance Company and First MetLife Investors Insurance Company (February 1, 2001)(5)


     (iii) Participation Agreement among Metropolitan Series Fund, Inc., MetLife Advisers, LLC, MetLife Securities, Inc. and First MetLife Investors Insurance Company (effective April 30, 2007) (8)

9.            Opinion and Consent of Counsel (filed herewith)

10. Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP) (filed herewith)


11.           Not Applicable.

12.           Not Applicable.


13.           Powers of Attorney for Norse N. blazzard, Jay S. Kaduson,
              Michael K. Farrell, Elizabeth M. Forget, George Foulke, Richard A. Hemmings, Charles V. Curcio, Richard C. Pearson, Thomas A. Price, Paul A. Sylvester, Jeffrey A. Tupper, John V.C. Saylor, Robert L. Davidow and Lisa S. Kuklinski.(filed herewith)


(1) incorporated herein by reference to Registrant's Post-Effective Amendment No. 4 to Form N-4 (File Nos. 033-74174 and 811-08306) as electronically filed on December 30, 1999.

(2) incorporated herein by reference to Registrant's Form N-4 (File Nos. 333-96773 and 811-08306) as electronically filed on July 19, 2002.

(3) incorporated herein by reference to Registrant's Pre-Effective Amendment No. 1 to Form N-4 (File Nos. 333-96773 and 811-08306) as electronically filed on October 15, 2002.

(4) incorporated herein by reference to Registrant's Post-Effective Amendment No. 1 to Form N-4 (File Nos. 333-96773 and 811-08306) as electronically filed on April 30, 2003.

(5) incorporated herein by reference to Registrant's Post-Effective Amendment No. 4 to Form N-4 (File Nos. 333-96773 and 811-08306) as electronically filed on November 2, 2004.

(6) incorporated herein by reference to Registrant's Pre-Effective Amendment No.1 to Form N-4 (File Nos. 333-125613 and 811-08306) as electronically filed on September 15, 2005.

(7) incorporated herein by reference to MetLife Investors USA Separate Account A's Post-Effective Amendment No.19 to Form N-4 (File Nos. 333-54464 and 811-03365) as electronically filed on April 24, 2006.


(8) incorporated herein by reference to Registrant's Post-Effective Amendment No.13 to Form N-4 (File Nos. 333-96777 and 811-08306) as electronically filed on April 17, 2007.


ITEM 25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

The following are the Officers and Directors who are engaged directly or indirectly in activities relating to the Registrant or the variable annuity contracts offered by the Registrant and the executive officers of the Company:


NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH DEPOSITOR
-------------------------------------   ----------------------------------------
Michael K. Farrell                      Chairman of the Board, President,
5 Park Plaza                            Chief Executive Officer and Director
Suite 1900
Irvine, CA 92614

Norse N. Blazzard                       Director
1600 South Federal Highway
Suite 500, Federal Tower
Pompano Beach, FL 33062

Charles V. Curcio                       Vice President, Finance (principal
501 Route 22                            accounting officer)
Bridgewater, NJ 08807

Jay S. Kaduson                          Vice President and Director
10 Park Avenue
Morristown, NJ 07962

Robert L. Davidow                       Director
367 Stanwich Road
Greenwich, CT 06830

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH DEPOSITOR
-------------------------------------   ----------------------------------------
Elizabeth M. Forget                     Executive Vice President and Director
260 Madison Avenue
New York, NY 10016

George Foulke                           Director
501 Route 22
Bridgewater, NJ 08807

Richard A. Hemmings                     Director
Fidelity Life Associates
1211 West 22nd Street
Oak Brook, IL 60523

Lisa S. Kuklinski                       Vice President and Director
260 Madison Avenue
New York, NY 10016

Thomas A. Price                         Director
66 Davison Lane East
West Islip, NY 11795

Paul A. Sylvester                       Director
501 Boylston Street
Boston, MA 02116

John V.C. Saylor                        Director
56 West Cedar Street
Boston, MA 02114

Kevin J. Paulson                        Senior Vice President
4700 Westown Parkway
West Des Moines, IA 50266

Richard C. Pearson                      Executive Vice President,
5 Park Plaza                            General Counsel, Secretary and Director
Suite 1900
Irvine, CA 92614

Jeffrey A. Tupper                       Assistant Vice President and Director
5 Park Plaza
Suite 1900
Irvine, CA 92614

Jeffrey N. Altman                       Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Roberto Baron                           Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Jonathan L. Rosenthal                   Vice President, Chief Hedging Officer
10 Park Avenue
Morristown, NJ 07962

Betty Davis                             Vice President
1125 17th Street
Suite 800
Denver, CO 80202

Brian C. Kiel                           Vice President, Appointed Actuary
501 Route 22
Bridgewater, NJ 08807

Debora L. Buffington                    Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH DEPOSITOR
-------------------------------------   ----------------------------------------
Christopher A. Kremer                   Vice President
501 Boylston Street
Boston, MA 02116

Marian J. Zeldin                        Vice President
501 Route 22
Bridgewater, NJ 08907

Karen A. Johnson                        Vice President
501 Boylston Street
Boston, MA 02116

Deron J. Richens                        Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paul L. LeClair                         Vice President
501 Boylston Street
Boston, MA 02116

Robert L. Staffier                      Vice President
501 Boylston Street
Boston, MA 02116

Mark S. Reilly                          Vice President
185 Asylum Street
Hartford, CT 06103

Eugene Lunman                           Vice President
185 Asylum Street
Hartford, CT 06103

Garth A. Bernard                        Vice President
501 Boylston Street
Boston, MA 02116

Gregory E. Illson                       Vice President
501 Boylston Street
Boston, MA 02116

Bennett D. Kleinberg                    Vice President
185 Asylum Street
Hartford, CT 06103

Jeffrey P. Halprin                      Vice President
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Anthony J. Williamson                   Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

    The Registrant is a separate account of First MetLife Investors Insurance Company under New York state insurance law. First MetLife Investors Insurance Company is a wholly-owned direct subsidiary of MetLife, Inc., a publicly traded company. The following outline indicates those entities that are controlled by MetLife, Inc. or are under the common control of MetLife, Inc. No person is controlled by the Registrant.

           ORGANIZATIONAL STRUCTURE OF METLIFE, INC. AND SUBSIDIARIES
                              AS OF DECEMBER 31, 2006

The following is a list of subsidiaries of MetLife, Inc. updated as of December 31, 2006. Those entities which are listed at the left margin (labeled with capital letters) are direct subsidiaries of MetLife, Inc. Unless otherwise indicated, each entity which is indented under another entity is a subsidiary of that other entity and, therefore, an indirect subsidiary of MetLife, Inc. Certain inactive subsidiaries have been omitted from the MetLife, Inc. organizational listing. The voting securities (excluding directors' qualifying shares, (if any)) of the subsidiaries listed are 100% owned by their respective parent corporations, unless otherwise indicated. The jurisdiction of domicile of each subsidiary listed is set forth in the parenthetical following such subsidiary.

A.    MetLife Group, Inc. (NY)

B.    MetLife Bank National Association (USA)

C.    Exeter Reassurance Company, Ltd. (Bermuda)

D.    MetLife Taiwan Insurance Company Limited (Taiwan)

E.    Metropolitan Tower Life Insurance Company (DE)

      1.    TH Tower NGP, LLC (DE)

      2. Partners Tower, L.P. (DE) - a 99% limited partnership interest of Partners Tower, L.P. is held by Metropolitan Tower Life Insurance Company and 1% general partnership interest is held by TH Tower NGP, LLC (DE)

      3.    TH Tower Leasing, LLC (DE)

      4.    MetLife Reinsurance Company of Charleston (SC)

F. MetLife Pensiones S.A. (Mexico)- 97.4738% is owned by Metlife, Inc. and 2.5262% is owned by Metropolitan Asset Management Corporation.

G. MetLife Chile Inversiones Limitada (Chile)- 99.9999999% is owned by MetLife, Inc. and 0.0000001% is owned by Natiloportem Holdings, Inc.

      1. MetLife Chile Seguros de Vida S.A. (Chile)- 99.99% is owned by MetLife Chile Inversiones Limitada, and 0.01% is owned by MetLife International Holdings, Inc.

            a) MetLife Chile Administradora de Mutuos Hipotecarios S.A. (Chile)- 99.99% is owned by MetLife Chile Seguros de Vida S.A., and 0.01% is owned by MetLife Chile Inversiones Limitada.

H. MetLife Mexico S.A. (Mexico)- 98.70541% is owned by Metlife, Inc., 1.27483% is owned by Metropolitan Asset Management Corporation and 0.01976% is owned by Metlife International Holdings, Inc.

      1. MetLife Afore, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Mexico S.A. (Mexico) and 0.01% is owned by MetLife Pensiones S.A.

            a) Met1 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            b) Met2 SIEFORE, S.A. de C.V. (Mexico)- 99.99% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

            c) Met3 SIEFORE, S.A. de C.V. (Mexico)- 99.9% is owned by MetLife Afore, S.A. de C.V. and 0.01% is owned by MetLife Mexico S.A. (Mexico)

I. MetLife Mexico Servicios, S.A. de C.V. (Mexico)- 98% is owned by MetLife, Inc. and 2% is owned by MetLife International Holdings, Inc.

J.    Metropolitan Life Seguros de Vida S.A. (Uruguay)

K.    MetLife Securities, Inc. (DE)

L.    Enterprise General Insurance Agency, Inc. (DE)

      1.    MetLife General Insurance Agency of Texas, Inc. (DE)

      2.    MetLife General Insurance Agency of Massachusetts, Inc. (MA)

M.    Metropolitan Property and Casualty Insurance Company (RI)

      1.    Metropolitan General Insurance Company (RI)

      2.    Metropolitan Casualty Insurance Company (RI)

      3.    Metropolitan Direct Property and Casualty Insurance Company (RI)

      4.    Met P&C Managing General Agency, Inc. (TX)

      5.    MetLife Auto & Home Insurance Agency, Inc. (RI)

      6.    Metropolitan Group Property and Casualty Insurance Company (RI)

            a)    Metropolitan Reinsurance Company (U.K.) Limited (United
                  Kingdom)

      7.    Metropolitan Lloyds, Inc. (TX)

            a) Metropolitan Lloyds Insurance Company of Texas (TX)- Metropolitan Lloyds Insurance Company of Texas, an affiliated association, provides automobile, homeowner and related insurance for the Texas market. It is an association of individuals designated as underwriters. Metropolitan Lloyds, Inc., a subsidiary of Metropolitan Property and Casualty Insurance Company, serves as the attorney-in-fact and manages the association.

      8.    Economy Fire & Casualty Company (IL)

            a)    Economy Preferred Insurance Company (IL)

            b)    Economy Premier Assurance Company (IL)

N.    Cova Corporation (MO)

      1.    Texas Life Insurance Company (TX)

      2.    Cova Life Management Company (DE)

O.    MetLife Investors Insurance Company (MO)

P.    First MetLife Investors Insurance Company (NY)

Q.    Walnut Street Securities, Inc. (MO)

R.    Newbury Insurance Company, Limited (BERMUDA)

S.    MetLife Investors Group, Inc. (DE)

      1.    MetLife Investors Distribution Company (MO)

      2.    Met Investors Advisory, LLC (DE)

      3.    MetLife Investors Financial Agency, Inc. (TX)

T.    MetLife International Holdings, Inc. (DE)

      1.    MetLife Mexico Cares, S.A. de C.V. (Mexico)

            a)    Fundacion MetLife Mexico, A.C. (Mexico)

      2.    Natiloportem Holdings, Inc. (DE)

            a)    Servicios Administrativos Gen, S.A. de C.V. (Mexico)

                  (1) MLA Comercial, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

                  (2) MLA Servicios, S.A. de C.V. (Mexico) 99% is owned by Servicios Administrativos Gen, S.A. de C.V. and 1% is owned by MetLife Mexico Cares, S.A. de C.V.

      3. MetLife India Insurance Company Private Limited (India)- 26% is owned by MetLife International Holdings, Inc. and 74% is owned by third parties.

      4.    Metropolitan Life Insurance Company of Hong Kong Limited (Hong
            Kong)- 99.9989% is owned by MetLife International Holdings, Inc. and 0.0011% is owned by Natiloporterm Holdings, Inc.

      5. Metropolitan Life Seguros de Retiro S.A. (Argentina)- 95.23% is owned by MetLife International Holdings, Inc. and 4.77% is owned by Natiloportem Holdings, Inc.

      6. Metropolitan Life Seguros de Vida S.A. (Argentina)- 95.2499% is owned by MetLife International Holdings, Inc. and 4.7473% is owned by Natiloportem Holdings, Inc.

      7. MetLife Insurance Company of Korea Limited (South Korea)- 21.22% of MetLife Insurance Company of Korea Limited is owned by MetLife, Mexico, S.A. and 78.78% is owned by Metlife International Holdings, Inc.

      8. Metropolitan Life Seguros e Previdencia Privada S.A. (Brazil)- 91.227896580% is owned by MetLife International Holdings, Inc. and 8.772103054% is owned by MetLife Vida e Previdencia S.A., and 0.000000366% is owned by Natiloportem Holdings, Inc.

      9.    MetLife Global, Inc. (DE)

      10. MetLife Administradora de Fundos Multipatrocinados Ltda (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

      11.   MetLife Insurance Limited (United Kingdom)

      12.   MetLife General Insurance Limited (Australia)

      13.   MetLife Limited (United Kingdom)

      14. MetLife Insurance S.A./NV (Belgium) - 99.9% is owned by MetLife International Holdings, Inc. and 0.1% is owned by third parties.

      15.   MetLife Services Limited (United Kingdom)

      16. Siembra Seguros de Vida S.A. (Argentina) - 97.9327% is owned by MetLife International Holdings, Inc. and 2.0672% is owned by Natiloportem Holdings, Inc.

      17.   MetLife International Insurance Ltd. (Bermuda)

      18.   MetLife Insurance Limited (Australia)

            a)    MetLife Insurance and Investment Trust (Australia)

            b)    MetLife Investments Pty Limited (Australia)

            c)    MetLife Trustee Pty Limited (Australia)

            d)    MetLife Services (Singapore) PTE Limited (Australia)

      19. Siembra Seguros de Retiro S.A. (Argentina) - 96.8819% is owned by MetLife International Holdings, Inc. and 3.1180% is owned by; Natiloportem Holdings, Inc.

      20. Best Market S.A. (Argentina) - 5% of the shares are held by Natiloportem Holdings, Inc., and 94.9999% is owned by MetLife International Holdings Inc.

      21. Compania Previsional MetLife S.A. (Brazil) - 95.4635% is owned by MetLife International Holdings, Inc. and 4.5364% is owned by Natiloportem Holdings, Inc.

           (a)    Met AFJP S.A. (Argentina) - 75.4088% of the shares of Met
                  AFJP S.A. are held by Compania Previsional MetLife SA, 19.5912% is owned by Metropolitan Life Seguros de Vida SA, 3.9689% is held by Natiloportem Holdings, Inc., and 1.0310% is held by Metropolitan Life Seguros de Retiro SA.

      22.   MetLife Worldwide Holdings, Inc. (DE)

            a)    MetLife Towarzystwo Ubezpieczen na Zycie S.A. (Poland)

            b)    MetLife Reinsurance (Bermuda) Ltd. (Bermuda)

            c)    MetLife Direct Co., Ltd. (Japan)

            d)    MetLife Vida e Previdencia S.A. (Brazil)

U.    Metropolitan Life Insurance Company (NY)

      1.    334 Madison Euro Investments, Inc. (DE)

            a) Park Twenty Three Investments Company (United Kingdom)- 1% voting control of Park Twenty Three Investments Company is held by St. James Fleet Investments Two Limited.

                  (1) Convent Station Euro Investments Four Company (United Kingdom)- 1% voting control of Convent Station Euro Investments Four Company is held by 334 Madison Euro Investments, Inc. as nominee for Park Twenty Three Investments Company.

      2. St. James Fleet Investments Two Limited (Cayman Islands)- 34% of the shares of St. James Fleet Investments Two Limited is held by Metropolitan Life Insurance Company.

      3. One Madison Investments (Cayco) Limited (Cayman Islands)- 10.1% voting control of One Madison Investments (Cayco) Limited is held by Convent Station Euro Investments Four Company.

      4. CRB Co, Inc. (MA)- AEW Real Estate Advisors, Inc. holds 49,000 preferred non-voting shares and AEW Advisors, Inc. holds 1,000 preferred non-voting shares of CRB, Co., Inc.

      5.    GA Holding Corp. (MA)

      6.   Thorngate, LLC (DE)

      7.   Alternative Fuel I, LLC (DE)

      8.   Transmountain Land & Livestock Company (MT)

      9.   MetPark Funding, Inc. (DE)

      10.   HPZ Assets LLC (DE)

      11.   Missouri Reinsurance (Barbados), Inc. (Barbados)

      12.   Metropolitan Tower Realty Company, Inc. (DE)

            a)    Midtown Heights, LLC (DE)

      13.   MetLife (India) Private Ltd. (India)

      14.   Metropolitan Marine Way Investments Limited (Canada)

      15.   MetLife Private Equity Holdings, LLC (DE)

      16.   23rd Street Investments, Inc. (DE)

            a) Mezzanine Investment Limited Partnership-BDR (DE). Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-BDR and 23rd Street Investments, Inc. is a 1% general partner.

            b) Mezzanine Investment Limited Partnership-LG (DE). 23rd Street Investments, Inc. is a 1% general partner of Mezzanine Investment Limited Partnership-LG. Metropolitan Life Insurance Company holds a 99% limited partnership interest in Mezzanine Investment Limited Partnership-LG.

      17.   Metropolitan Realty Management, Inc. (DE)

      18.   Dewey Square South, LLC (NY)

      19.   Hyatt Legal Plans, Inc. (DE)

            a)    Hyatt Legal Plans of Florida, Inc. (FL)

      20.   MetLife Holdings, Inc. (DE)

            a)    MetLife Credit Corp. (DE)

            b)    MetLife Funding, Inc. (DE)

        21.   Bond Trust Account A (MA)

        22.   Metropolitan Asset Management Corporation (DE)

            a) MetLife Capital Credit L.P. (DE)- 90% of MetLife Capital Credit L.P. is held directly by Metropolitan Life Insurance Company.

            b) MetLife Capital Limited Partnership (DE)- 73.78% Limited Partnership interest is held directly by Metropolitan Life Insurance Company.

            c) MetLife Investments Asia Limited (Hong Kong)- One share of MetLife Investments Asia Limited is held by W&C Services, Inc., a nominee of Metropolitan Asset Management Corporation.

            d) MetLife Investments Limited (United Kingdom)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and LA Investments, S.A. and 1% of MetLife Latin America Asesorias e Inversiones Limitada.

            e) LA Investments, S.A. (Argentina)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and LA Investments, S.A. and 1% of MetLife Latin America Asesorias e Inversiones Limitada.

            f) MetLife Latin America Asesorias e Inversiones Limitada (Chile)- 23rd Street Investments, Inc. holds one share of MetLife Investments Limited and LA Investments, S.A. and
                  1% of MetLife Latin America Asesorias e Inversiones Limitada.

      23.   New England Life Insurance Company (MA)

            a)    MetLife Advisers, LLC (MA)

            b)    New England Securities Corporation (MA)

            c)    Omega Reinsurance Corporation (AZ)

      24.   GenAmerica Financial, LLC (MO)

            a)    GenAmerica Capital I (DE)

            b)    General American Life Insurance Company (MO)

                  (1)   GenAmerica Management Corporation (MO)

                 (2)   Reinsurance Group of America, Incorporated (MO) - (52.8%)

                        (a)   Reinsurance Company of Missouri, Incorporated (MO)

                              (i)   Timberlake Financial, L.L.C. (DE)

                                    (A)   Timberlake Reinsurance Company II (SC)

                              (ii)  RGA Reinsurance Company (MO)

                                    (A)   Fairfield Management Group, Inc. (MO)

                                          (aa)  Reinsurance Partners, Inc. (MO)

                        (b)   RGA Worldwide Reinsurance Company, Ltd. (Barbados)

                        (c)   RGA Americas Reinsurance Company, Ltd. (Barbados)

                        (d) RGA Reinsurance Company (Barbados) Ltd. (Barbados) (80%)

                              (i)   RGA Financial Group, L.L.C. (DE)- RGA
                                    Reinsurance Company also owns a 20% non-equity membership in RGA Financial Group, L.L.C.

                        (e)   RGA Life Reinsurance Company of Canada (Canada)

                        (f)   RGA International Corporation (Nova Scotia)

                        (g)   RGA Holdings Limited (U.K.) (United Kingdom)

                              (i)   RGA UK Services Limited (United Kingdom)

                              (ii)  RGA Capital Limited U.K. (United
                                    Kingdom)

                              (iii) RGA Reinsurance (UK) Limited (United
                                    Kingdom)

                              (iv)  RGA Services India Private Limited (India)

                        (h)   RGA South African Holdings (Pty) Ltd. (South
                              Africa)

                              (i) RGA Reinsurance Company of South Africa Limited (South Africa)

                        (i)   RGA Australian Holdings PTY Limited (Australia)

                              (i)   RGA Reinsurance Company of Australia
                                    Limited (Australia)

                              (ii)  RGA Asia Pacific PTY, Limited (Australia)

                        (j) General American Argentina Seguros de Vida, S.A. (Argentina) - 95% of General American Argentina Seguros de Vida, S.A. is owned by Reinsurance Group of America, Incorporated and 5% is owned by RGA Reinsurance Company (Barbados) Ltd.

                        (k)   RGA Technology Partners, Inc. (MO)

                        (l)   RGA International Reinsurance Company (Ireland)

                        (m)   RGA Capital Trust I (DE)

                        (n)   RGA Global Reinsurance Company, Ltd. (Bermuda)

      25.   Corporate Real Estate Holdings, LLC (DE)

      26. Ten Park SPC (CAYMAN ISLANDS ) - 1% voting control of Ten Park SPC is held by Metropolitan Asset Management Corporation

      27.   MetLife Tower Resources Group, Inc. (DE)

      28.   Headland - Pacific Palisades, LLC (CA)

      29.   Headland Properties Associates (CA)

      30.   Krisman, Inc. (MO)

      31.   Special Multi-Asset Receivables Trust (DE)

      32.   White Oak Royalty Company (OK)

      33.   500 Grant Street GP LLC (DE)

      34. 500 Grant Street Associates Limited Partnership (CT) - 99% of 500 Grant Street Associates Limited Partnership is held by Metropolitan Life Insurance Company and 1% by 500 Grant Street GP LLC

      35.   MetLife Canada/MetVie Canada (Canada)

      36.   MetLife Retirement Services LLC (NJ)

            a)   MetLife Investment Funds Services LLC (NJ)

            b)   MetLife Investment Funds Management LLC (NJ)

            c)   MetLife Associates LLC (DE)

      37.   Euro CL Investments LLC (DE)

      38.   MEXDF Properties, LLC (DE)

      39. MSV Irvine Property, LLC (DE) - 4% of MSV Irvine Property, LLC is owned by Metropolitan Tower Realty Company, Inc. and 96% is owned by Metropolitan Life Insurance Company

V.    MetLife Capital Trust II (DE)

W.    MetLife Capital Trust III (DE)

X. MetLife Insurance Company of Connecticut (Life Department) (Accident Department) (CT)

      1.    440 South LaSalle LLC (DE)

      2. Pilgrim Investments Oakmont Lane, LLC (DE) - 50% is owned by MetLife Insurance Company of Connecticut and 50% is owned by a third party

      3. Pilgrim Alternative Investments Opportunity Fund I, LLC (DE) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party

      4.    Pilgrim Alternative Investments Opportunity Fund III Associates, LLC
            (CT) - 67% is owned by MetLife Insurance Company of Connecticut, and 33% is owned by third party

      5.    Pilgrim Investments Highland Park, LLC (DE)

      6.    Pilgrim Investments Schaumberg Windy Point, LLC (DE)

      7.    Pilgrim Investments York Road, LLC (DE)

      8.    Euro TI Investments LLC (DE)

      9.    Greenwich Street Investments, LLC (DE)

            a)    Greenwich Street Capital Offshore Fund, Ltd. (Virgin
                  Islands)

            b)    Greenwich Street Investments, L.P. (DE)

      10.   Hollow Creek, L.L.C. (CT)

      11. One Financial Place Corporation (DE) - 100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      12. One Financial Place Holdings, LLC (DE)-100% is owned in the aggregate by MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      13.   Plaza LLC (CT)

            a)    Travelers Asset Management International Company LLC
                  (NY)

            b)    Tower Square Securities, Inc. (CT)

                  1) Tower Square Securities Insurance Agency of New Mexico, Inc. (NM)

                  2) Tower Square Securities Insurance Agency of Ohio, Inc. (OH) (99%)

            c)    Travelers Investment Adviser, Inc. (DE)

      14.   TIC European Real Estate LP, LLC (DE)

      15.   MetLife European Holdings, Inc. (UK)

            a) MetLife Europe Limited, Inc. (UK)

            b) MetLife Pensions Trustees Limited (UK)

      16.   Travelers European Investments LLC (CT)

      17.   Travelers International Investments Ltd. (Cayman Islands)

      18.   Trumbull Street Equity Investments LLC (DE)

            a) Tandem EGI/C Investments, L.P. (DE) - The General Partner is Trumbull Street Equity Investments LLC.

      19.   MetLife Life and Annuity Company of Connecticut (CT)

            a)    Euro TL Investments LLC (DE)

      20.   TLA Holdings LLC (DE)

            a)    The Prospect Company (DE)

                  1)    Panther Valley, Inc. (NJ)

      21. TRAL & Co. (CT) - TRAL & Co. is a general partnership. Its partners are MetLife Insurance Company of Connecticut and MetLife Life and Annuity Company of Connecticut.

      22.   Tribeca Distressed Securities L.L.C. (DE)

      23.   MetLife Investors USA Insurance Comapny (DE)

Y.    MetLife Reinsurance Company of South Carolina (SC)

Z.    MetLife Investment Advisors Company, LLC (DE)

AA.   Trumbull Street Investments LLC (DE)

BB.   MetLife Standby I, LLC (DE)

      1.   MetLife Exchange Trust I (DE)

The voting securities (excluding directors' qualifying shares, if any) of each subsidiary shown on the organizational chart are 100% owned by their respective parent corporation, unless otherwise indicated.

In addition to the entities shown on the organizational chart, MetLife, Inc. (or where indicated, a subsidiary) also owns interests in the following entities:

1) Metropolitan Life Insurance Company owns varying interests in certain mutual funds distributed by its affiliates. These ownership interests are generally expected to decrease as shares of the funds are purchased by unaffiliated investors.

2) Metropolitan Life Insurance Company indirectly owns 100% of the non-voting preferred stock of Nathan and Lewis Associates Ohio, Incorporated, an insurance agency. 100% of the voting common stock of this company is held by an individual who has agreed to vote such shares at the direction of N.L. HOLDING CORP. (DEL), a direct wholly owned subsidiary of MetLife, Inc.

3) Mezzanine Investment Limited Partnerships ("MILPs"), Delaware limited partnerships, are investment vehicles through which investments in certain entities are held. A wholly owned subsidiary of Metropolitan Life Insurance Company serves as the general partner of the limited partnerships and Metropolitan Life Insurance Company directly owns a 99% limited partnership interest in each MILP. The MILPs have various ownership and/or debt interests in certain companies.

4) New England Life Insurance Company ("NELICO"), owns 100% of the voting common stock of Omega Reinsurance Corporation, which is 100% of all the stock outstanding as of 12/31/06.

5) The Metropolitan Money Market Pool and MetLife Intermediate Income Pool are pass-through investment pools, of which Metropolitan Life Insurance Company and/or its subsidiaries and/or affiliates are general partners.

NOTE: THE METLIFE, INC. ORGANIZATIONAL CHART DOES NOT INCLUDE REAL ESTATE JOINT VENTURES AND PARTNERSHIPS OF WHICH METLIFE, INC. AND/OR ITS SUBSIDIARIES IS AN INVESTMENT PARTNER. IN ADDITION, CERTAIN INACTIVE SUBSIDIARIES HAVE ALSO BEEN OMITTED.

ITEM 27. NUMBER OF CONTRACT OWNERS

    Not Applicable.

ITEM 28. INDEMNIFICATION

    The Depositor's parent, MetLife, Inc. has secured a Financial Institution Bond in the amount of $50,000,000, subject to a $5,000,000 deductible. MetLife, Inc. also maintains a Directors & Officers Liability and Corporate Reimbursement Insurance

Policy with limits of $400 million under which the Depositor and MetLife Investors Distribution Company, the Registrant's underwriter (the
"underwriter"), as well as certain other subsidiaries of MetLife are covered. A provision in MetLife, Inc.'s by-laws provides for the indemnification (under certain circumstances) of individuals serving as directors or officers of certain organizations, including the Depositor and the Underwriter.

    The Bylaws of the Company (Article VII, Section VII.1) provide that:

    The Corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she, his or her testator, testatrix or interstate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation, except that no indemnification under this Section shall be made in respect of (1) a threatened action, or a pending action which is settled or is otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

    The Corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he or she, his or her testator, testatrix or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

    The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the Corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

    A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in the first two paragraphs of this Article VII, shall be entitled to indemnification as authorized in such paragraphs. Except as provided in the preceding sentence and unless ordered by a court, any indemnification under such paragraphs shall be made by the Corporation, only if authorized in the specific case:

    (1) By the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director, officer or employee has met the standard of conduct set forth in the first two paragraphs of this Article VII, as the case may be or

    (2) If such a quorum is not obtainable with due diligence or, even if obtainable, a quorum of disinterested directors so directs,

        (a) By the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in the first two paragraphs of this Article VII has been met by such director, officer or employee, or

        (b) By the shareholders upon a finding that the director, officer or employee has met the applicable standard of conduct set forth in such paragraphs.

    Expenses, including attorneys' fees, incurred in defending a civil or criminal action or a proceeding may be paid by the Corporation in advance of the final disposition of such action or proceeding, if authorized in accordance with the preceding paragraph, subject to repayment to the Corporation in case the person receiving such advancement is ultimately found, under the procedure set forth in this Article VII, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the Corporation exceed the indemnification to which he or she is entitled.

    Nothing herein shall affect the right of any person to be awarded indemnification or, during the pendency of litigation, an allowance of expenses, including attorneys' fees, by a court in accordance with the law.

    If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the Corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

    The Corporation shall have the power, in furtherance of the provisions of this Article VII, to apply for, purchase and maintain insurance of the type and in such amounts as is or may hereafter be permitted by Section 726 of the Business Corporation Law.

    No payment of indemnification, advancement or allowance under Sections 721 to 726, inclusive, of the Business Corporation Law shall be made unless a notice has been filed with the Superintendent of Insurance of the State of New York, not less than thirty days prior to such payment, specifying the persons to be paid, the amounts to be paid, the manner in which such payment is authorized and the nature and status, at the time of such notice, of the litigation or threatened litigation.

    Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors and officers or controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29. PRINCIPAL UNDERWRITERS

   (a) MetLife Investors Distribution Company is the principal underwriter for the following investment companies (other than Registrant):

    Met Investors Series Trust

       MetLife Investors USA Separate Account One
       MetLife Investors USA Variable Life Account A
       MetLife Investors Variable Annuity Account One
       MetLife Investors Variable Annuity Account Five
       MetLife Investors Variable Life Account One
       MetLife Investors Variable Life Account Five
       General American Separate Account Eleven
       General American Separate Account Twenty-Eight
       General American Separate Account Twenty-Nine
       General American Separate Account Two
       Security Equity Separate Account Twenty-Six
       Security Equity Separate Account Twenty-Seven
       MetLife of CT Fund U for Variable Annuities
       MetLife of CT Fund VA for Variable Annuities
       MetLife of CT Fund BD for Variable Annuities
       MetLife of CT Fund BD II for Variable Annuities
       MetLife of CT Fund BD III for Variable Annuities
       MetLife of CT Fund BD IV for Variable Annuities
       MetLife of CT Fund ABD for Variable Annuities
       MetLife of CT Fund ABD II for Variable Annuities
       MetLife of CT Separate Account PF for Variable Annuities MetLife of CT Separate Account PF II for Variable Annuities MetLife of CT Separate Account QP for Variable Annuities MetLife of CT Separate Account QPN for Variable Annuities MetLife of CT Separate Account TM for Variable Annuities MetLife of CT Separate Account TM II for Variable Annuities MetLife of CT Separate Account Five for Variable Annuities MetLife of CT Separate Account Six for Variable Annuities MetLife of CT Separate Account Seven for Variable Annuities

       MetLife of CT Separate Account Eight for Variable Annuities MetLife of CT Separate Account Nine for Variable Annuities
       MetLife of CT Separate Account Ten for Variable Annuities
       MetLife of CT Fund UL for Variable Life Insurance
       MetLife of CT Fund UL II for Variable Life Insurance
       MetLife of CT Fund UL III for Variable Life Insurance
       MetLife of CT Variable Life Insurance Separate Account One
       MetLife of CT Variable Life Insurance Separate Account Two
       MetLife of CT Variable Life Insurance Separate Account Three MetLife of CT Variable Life Insurance Separate Account Four MetLife of CT Separate Account Eleven for Variable Annuities MetLife of CT Separate Account Twelve for Variable Annuities MetLife of CT Separate Account Thirteen for Variable Annuities MetLife of CT Separate Account Fourteen for Variable Annuities MetLife Insurance Company of Connecticut Variable Annuity Separate Account 2002
       MetLife Life and Annuity Company of Connecticut Variable Annuity Separate Account 2002
       Metropolitan Life Variable Annuity Separate Account II Metropolitan Life Variable Annuity Separate Account I

   (b) MetLife Investors Distribution Company is the principal underwriter for the Contracts. The following persons are the officers and directors of MetLife Investors Distribution Company. The principal business address for MetLife Investors Distribution Company is 5 Park Plaza, Suite 1900, Irvine, CA 92614.

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH UNDERWRITER
-------------------------------------   ----------------------------------------
Michael K. Farrell                      Director
5 Park Plaza
Suite 1900
Irvine, CA 92614

Craig W. Markham                        Director and Vice President
13045 Tesson Ferry Road
St. Louis, MO 63128

William J. Toppeta                      Director
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Paul A. Sylvester                       President, National Sales
10 Park Avenue                          Manager-Annuities & LTC
Morristown, NJ 07962

Elizabeth M. Forget                     Executive Vice President, Investment
260 Madison Avenue                      Fund Management & Marketing
New York, NY 10016

Paul A. LaPiana                         Executive Vice President, National
5 Park Plaza                            Sales Manager-Life
Suite 1900
Irvine, CA 92614

Richard C. Pearson                      Executive Vice President,
5 Park Plaza                            General Counsel and Secretary
Suite 1900
Irvine, CA 92614

Peter Gruppuso                          Vice President and Chief Financial
485-E US Highway 1 South                Officer
Iselin, NJ 08830

Leslie Sutherland                       Senior Vice President, Channel
1 MetLife Plaza                         Head-Broker/Dealers
Long Island City, NY 11101

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH UNDERWRITER
-------------------------------------   ----------------------------------------
Edward C. Wilson                        Senior Vice President, Channel
5 Park Plaza                            Head-Wirehouse
Suite 1900
Irvine, CA 92614

Douglas P. Rodgers                      Senior Vice President, Channel Head-LTC
10 Park Avenue, 1st Floor
Morristown, NJ 07962

Curtis Wohlers                          Senior Vice President, Channel
1 MetLife Plaza                         Head-Planners
27-01 Queens Plaza North
Long Island City, NY 11101

Myrna F. Solomon                        Senior Vice President, Channel
501 Boylston Street                     Head-Banks
Boston, MA 02116

Jeffrey A. Barker                       Senior Vice President, Channel
1 MetLife Plaza                         Head-Independent Accounts
27-01 Queens Plaza North
Long Island City, NY 11101

Andrew Aiello                           Senior Vice President, Channel
1 MetLife Plaza                         Head-National Accounts
27-01 Queens Plaza North
Long Island City, NY 11101

Jay S. Kaduson                          Senior Vice President
10 Park Avenue
Morristown, NJ 07962

Anthony J. Williamson                   Treasurer
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101

Debora L. Buffington                    Vice President, Director of Compliance
5 Park Plaza
Suite 1900
Irvine, CA 92614

David DeCarlo                           Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paul M. Kos                             Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

James R. Fitzpatrick                    Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Deron J. Richens                        Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Cathy Sturdivant                        Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

Paulina Vakouros                        Vice President
5 Park Plaza
Suite 1900
Irvine, CA 92614

NAME AND PRINCIPAL BUSINESS ADDRESS     POSITIONS AND OFFICES WITH UNDERWRITER
-------------------------------------   ----------------------------------------
Charles M. Deuth                        Vice President, National Accounts
5 Park Plaza
Suite 1900
Irvine, CA 92614


   (c) Compensation from the Registrant. The following commissions and other compensation were received by the Distributor, directly or indirectly, from the Registrant during the Registrant's last fiscal year:

                   (1)                           (2)              (3)            (4)           (5)
                                           Net Underwriting
                                            Discounts And     Compensation    Brokerage       Other
Name of Principal Underwriter                Commissions     On Redemption   Commissions   Compensation
----------------------------------------- ----------------- --------------- ------------- -------------
 MetLife Investors Distribution Company      $11,902,127         $0             $0            $0

ITEM 30. LOCATION OF ACCOUNTS AND RECORDS

    The following companies will maintain possession of the documents required by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder:

    (a) Registrant

    (b) MetLife Annuity Operations, 27000 Westown Parkway, Bldg. 4, Suite 200, West Des Moines, IA 50266

    (c) State Street Bank & Trust Company, 225 Franklin Street, Boston, MA
02110

    (d) MetLife Investors Distribution Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614

    (e) MetLife Investors Insurance Company, 5 Park Plaza, Suite 1900, Irvine, CA 92614

    (f) MetLife, 4010 Boy Scout Blvd., Tampa, FL 33607

    (g) MetLife, 501 Boylston Street, Boston, MA 02116

    (h) MetLife, 200 Park Avenue, New York, NY 10166

ITEM 31. MANAGEMENT SERVICES

    Not Applicable.

ITEM 32. UNDERTAKINGS

    a. Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen
(16) months old for so long as payment under the variable annuity contracts may be accepted.

    b. Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

    c. Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statement required to be made available under this Form promptly upon written or oral request.

                                 REPRESENTATIONS

    First MetLife Investors Insurance Company (Company) hereby represents that the fees and charges deducted under the Contracts described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

    The Company hereby represents that it is relying upon a No-Action Letter issued to the American Council of Life Insurance dated November 28, 1988 (Commission ref. IP-6-88) and that the following provisions have been complied with:

    1. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

    2. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

    3. Instruct sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

    4. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.

                                   SIGNATURES

    As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf in the City of New York and State of New York on this 17th day of April 2007.

    FIRST METLIFE INVESTORS VARIABLE ANNUITY
    ACCOUNT ONE
    (Registrant)

    By: FIRST METLIFE INVESTORS INSURANCE COMPANY

    By:  /s/ Richard C. Pearson
        ------------------------------------------
        Richard C. Pearson
        Executive Vice President, General Counsel
         and Secretary

    FIRST METLIFE INVESTORS INSURANCE COMPANY
    (Depositor)

    By: /s/ Richard C. Pearson
        ------------------------------------------
        Richard C. Pearson
        Executive Vice President, General Counsel
         and Secretary

    As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 17, 2007.

/s/ Michael K. Farrell*
--------------------------------   Chairman of the Board, Chief Executive
Michael K. Farrell                 Officer, President and Director

/s/ Jay S. Kaduson*                Director
--------------------------------
Jay S. Kaduson

/s/ Charles V. Curcio*             Vice President-Finance (principal financial
--------------------------------   officer and principal accounting officer)
Charles V. Curcio

/s/ Norse N. Blazzard*             Director
--------------------------------
Norse N. Blazzard

/s/ Robert L. Davidow*             Director
--------------------------------
Robert L. Davidow

/s/ Elizabeth M. Forget*           Director
--------------------------------
Elizabeth M. Forget

/s/ George Foulke*                 Executive Vice President and Director
--------------------------------
George Foulke

/s/ John V.C. Saylor*              Director
--------------------------------
John V.C. Saylor

/s/ Robert A. Hemmings*            Director
--------------------------------
Robert A. Hemmings

/s/ Lisa S. Kuklinski*             Vice President and Director
--------------------------------
Lisa S. Kuklinski

/s/ Paul A. Sylvester*             Director
--------------------------------
Paul A. Sylvester

/s/ Richard C. Pearson*            Executive Vice President, General Counsel,
--------------------------------   Secretary and Director
Richard C. Pearson

/s/ Thomas A. Price*               Director
--------------------------------
Thomas A. Price

/s/ Jeffrey A. Tupper*             Assistant Vice President and Director
--------------------------------
Jeffrey A. Tupper

    *By: /s/ Michele H. Abate
         -----------------------------------
         Michele H. Abate, Attorney-In-Fact
         April 17, 2007

* First MetLife Investors Insurance Company. Executed by Michele H. Abate, Esquire on behalf of those indicated pursuant to powers of attorney filed herewith.

                               INDEX TO EXHIBITS

4.(xi)    Form of Contract Schedule 6028-L

4.(xii)   Form of Contract Schedule 6028-VA

5.        Form of Variable Annuity Application 6406 (12-06)

9.        Opinion and Consent of Counsel

10. Consent of Independent Registered Public Accounting Firm (Deloitte & Touche LLP)

13        Powers of Attorney (First MetLife Investors Insurance Company)